Exhibit 10.1

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” HAVE BEEN OMITTED FROM THIS EXHIBIT AS THESE PORTIONS ARE NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Execution Copy

AMENDED AND RESTATED CREDIT AGREEMENT

among

MARINEMAX, INC.

and

VARIOUS OTHER AFFILIATED ENTITIES HEREAFTER PARTIES HERETO,

as Borrowers

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

as the Administrative Agent, Swingline Lender and Issuing Bank

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC,

as the Floor Plan Agent

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

AND VARIOUS OTHER FINANCIAL INSTITUTIONS

NOW OR HEREAFTER PARTIES HERETO

as Lenders

Dated: June 29, 2026

MANUFACTURERS AND TRADERS TRUST COMPANY,

WELLS FARGO SECURITIES, LLC

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers

and

BMO BANK N.A.,

BANK OF AMERICA, N.A.

and

PNC BANK, NATIONAL ASSOCIATION

as Co-Documentation Agents

TABLE OF CONTENTS

ARTICLE 1 CERTAIN DEFINITIONS; RULES OF CONSTRUCTION		1
Section 1.01.	Certain Definitions	1
Section 1.02.	Terms Generally	60
Section 1.03.	[Reserved]	60
Section 1.04.	Accounting Principles	60
Section 1.05.	Proforma Calculations	61
Section 1.06.	Divisions	61
Section 1.07.	Rates	61
Section 1.08.	Conditionality Testing Date	62
Section 1.09.	Exchange Rates; Currency Equivalents	63
Section 1.10.	Change of Currency	63
Section 1.11.	Exchange Rates; Currency Equivalents	64
ARTICLE 2 CREDIT FACILITIES		65
Section 2.01.	Floor Plan Loans	65
2.01.1.	Floor Plan Loan Promissory Notes	66
2.01.2.	Procedure For Floor Plan Loan Borrowings	66
2.01.3.	Overadvances	67
2.01.4.	Settlement Of Floor Plan Loans Among Floor Plan Lenders	67
2.01.5.	Repayment Of Floor Plan Loans	69
2.01.6.	Financing Terms	69
2.01.7.	Calculation of Charges	69
2.01.8.	[Reserved]	70
2.01.9.	[Reserved]	70
2.01.10.	[Reserved]	70
2.01.11.	[Reserved]	70
2.01.12.	Permitted Purposes Of Floor Plan Loans	70
2.01.13.	Title Documents	70
2.01.14.	Power of Attorney	70
2.01.15.	Floor Plan Unused Commitment Fees	70
2.01.16.	Billing Statements	71
2.01.17.	Floor Plan Line of Credit Dollar Cap Reduction	71
2.01.18.	Payment Terms	71
2.01.19.	Payments Due Upon Casualty Event or Disposition	72
Section 2.02.	WF Advances	72
2.02.1.	Advances	72
2.02.2.	Automated Sweep Program	73
2.02.3.	Repayment Obligations of Borrowers	73
Section 2.03.	Revolving Credit Loans	73
2.03.1.	Revolving Credit Loan Promissory Notes	73
2.03.2.	Procedure For Revolving Credit Loan Borrowings	73
2.03.3.	Repayment Of Revolving Credit Loans	74
2.03.4.	Permitted Purposes Of Revolving Credit Loans	74
2.03.5.	Revolving Credit Unused Commitment Fees	74
2.03.6.	Permanent Reduction Of Revolving Credit Dollar Cap	75
2.03.7.	Overadvance	75

i

2.03.8.	Reallocation on the Closing Date	75
Section 2.04.	Swingline Loan Subfacility	76
2.04.1.	Advances	76
2.04.2.	Repayment of Swingline Loans Upon Swingline Conversion Event	76
2.04.3.	Participations	77
2.04.4.	Obligations Absolute	77
Section 2.05.	Letter of Credit Subfacility	78
2.05.1.	Request for Issuance; Amendment; Renewal; Extension; Certain Conditions	78
2.05.2.	Expiration Date	79
2.05.3.	Agreement of Lenders To Purchase Proportionate Share of Letters of Credit	79
2.05.4.	Reimbursement Obligations of the Borrower	79
2.05.5.	Borrowers’ Reimbursement Obligations Are Absolute	80
2.05.6.	Applicability of ISP98	81
2.05.7.	Interim Interest	81
2.05.8.	Cash Collateralization	81
2.05.9.	Letter of Credit Fees	81
2.05.10.	Letters of Credit Issued for Other Loan Parties or Subsidiaries	82
Section 2.06.	Term Loans	82
2.06.1.	Term Loan Notes	83
2.06.2.	Payment	83
2.06.3.	Mandatory Prepayments	83
2.06.4.	Voluntary Prepayments	84
Section 2.06A.	Mortgage Loans	84
2.06A.1.	Mortgage Loan Notes	86
2.06A.2.	Payment	86
2.06A.3.	Mandatory Prepayments of Mortgage Loans	86
2.06A.4.	Voluntary Prepayments of Mortgage Loans	88
2.06A.5.	Permitted Purposes of Mortgage Loans	89
2.06A.6.	Reduction or Termination of Commitments	89
Section 2.07.	Interest Terms Applicable To The Loans	89
2.07.1.	Adjusted Base Rate	89
2.07.2.	SOFR Borrowing Option	89
2.07.3.	Breakage Costs	92
2.07.4.	Illegality	92
2.07.5.	Termination Of Right to Elect SOFR Borrowings	93
2.07.6.	Calculation Of Interest	93
2.07.7.	Default Interest	93
2.07.8.	Maximum Rate Of Interest	93
2.07.9.	Effect of Benchmark Transition Event	94
2.07.10.	Term SOFR Conforming Changes.	95
2.07.11.	Changed Circumstances.	96
2.07.12.	Alternative Currencies.	97
Section 2.08.	Pro Rata Treatment And Payments	97
2.08.1.	Distribution Of Payments To Lenders	97
2.08.2.	Funding Of Loans	97
2.08.3.	Ratable Sharing	98
2.08.4.	Setoffs, Counterclaims, Other Payments	99
2.08.5.	Departing Lenders	99

Section 2.09.	Application Of Payments	100
Section 2.10.	Increased Costs	100
2.10.1.	Increased Costs Generally	100
2.10.2.	Capital Requirements	101
2.10.3.	Certificate for Reimbursement	101
2.10.4.	Delay in Requests	101
Section 2.11.	Taxes	101
2.11.1.	Defined Terms	101
2.11.2.	Payments Free of Taxes	101
2.11.3.	Payment of Other Taxes by the Loan Parties	101
2.11.4.	Indemnification	102
2.11.5	Indemnification by Lenders	102
2.11.6	Evidence of Payments	102
2.11.7	Status of Lenders	102
2.11.8	Treatment of Certain Refunds	104
2.11.9	Survival	104
Section 2.12	Mitigation, Obligations; Replacement of Lenders.	104
2.12.1	Designation of a Different Lending Office	104
2.12.2	Replacement of Lenders	105
Section 2.13	Certain Credit Support Events	105
Section 2.14	Defaulting Lenders	106
2.14.1	Defaulting Lender Adjustments	106
2.14.2	Defaulting Lender Cure	109
2.14.3	New Swingline Loans/Letters of Credit/WF Advances	109
Section 2.15	Fees	109
Section 2.16	Payments	110
Section 2.17	Advancements	110
Section 2.18	Co-Borrower Provisions	110
2.18.1	Borrower Representative	110
2.18.2	Subordination	111
2.18.3	Postponement of Subrogation	111
2.18.4	No Discharge	111
2.18.5	Waivers	111
2.18.6	Cross-Guaranty; Joint and Several Liability of Co-Borrowers	112
2.18.7	Obligations Among Loan Parties	113
Section 2.19	Swap Obligations; Keepwell	113
Section 2.20	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	113
Section 2.21	[Reserved]	114
Section 2.22	Incremental Facilities.	114
Section 2.23	Performance Rebate.	117
ARTICLE 3 REPRESENTATIONS AND WARRANTIES		118
Section 3.01	Organization and Qualification	118
Section 3.02	Capitalization and Ownership	118
Section 3.03	Subsidiaries	118
Section 3.04	Power and Authority	118
Section 3.05	Validity and Binding Effect	118

Section 3.06	No Conflict	119
Section 3.07	Litigation	119
Section 3.08	Financial Statements; Financial Projections	119
3.08.1	Financial Statements	119
3.08.2	Books and Records	119
3.08.3	Absence of Material Liability	119
3.08.4	Financial Projections	119
Section 3.09	Margin Stock	120
Section 3.10	Full Disclosure	120
Section 3.11	Tax Returns and Payments	120
Section 3.12	Consents and Approvals	120
Section 3.13	No Event of Default; Compliance with Instruments	120
Section 3.14	Compliance with Laws	121
Section 3.15	ERISA Compliance	121
3.15.1	Plans and Contributions	121
3.15.2	Pending Claims	121
3.15.3	ERISA Events	121
Section 3.16	Title to Properties	122
Section 3.17	Insurance	122
Section 3.18	Employment Matters	122
Section 3.19.	Solvency	122
Section 3.20	Material Contracts	122
Section 3.21	Patents, Trademarks, Copyrights, Licenses, Etc.	122
Section 3.22	Liens	123
Section 3.23.	Environmental Compliance	123
Section 3.24.	Anti-Corruption; Anti-Terrorism	124
Section 3.25.	Affected Financial Institution.	124
Section 3.26.	Beneficial Ownership.	124
Section 3.27.	Covered Entities.	124
Section 3.28.	Real Property Specific Representations.	124
Section 3.29.	Location of Floor Plan Units and Books and Records; Chief Executive Office.	125
Section 3.30.	Outbound Investment Rules.	125
ARTICLE 4 CONDITIONS PRECEDENT		126
Section 4.01.	Conditions to Closing	126
4.01.1.	Closing Submissions	126
4.01.2.	Fees	128
4.01.3.	Credit Party Expenses	128
4.01.4	No Material Adverse Change	128
Section 4.02.	Conditions To Advances Of Proceeds Of Loans And Issuance Of Letters Of Credit After Closing Date	128
4.02.1.	Representations And Warranties	128
4.02.2.	Absence Of Defaults And Events Of Default	128
4.02.3.	Loan Request	128
4.02.4.	Alternative Currency	128
Section 4.03.	Conditions to Mortgage Loan Facility.	129

ARTICLE 5 AFFIRMATIVE COVENANTS		130
Section 5.01.	Payment and Performance	130
Section 5.02.	Insurance	130
Section 5.03.	Collection Of Accounts; Sale Of Inventory.	130
Section 5.04.	Notice Of Litigation And Proceedings	130
Section 5.05.	UCC and Floor Plan Units	130
Section 5.06.	Notice Of Change Of Business Location Or Of Jurisdiction of Organization; Notice of Name Change	131
Section 5.07.	Payment Of Taxes	131
Section 5.08.	Notice Of Events Affecting Collateral; Compromise Of Receivables	131
Section 5.09.	Reporting Requirements	131
5.09.1	[Reserved]	131
5.09.2.	Quarterly Financial Statements.	131
5.09.3.	Annual Financial Statements.	131
5.09.4.	Management Letters.	132
5.09.5.	Compliance Certificate	132
5.09.6.	Reportable Compliance Event	132
5.09.7.	Management Changes	132
5.09.8.	Budged and Projections	132
5.09.9.	Notice of Defaults and Events of Default	133
5.09.10.	ERISA Event.	133
5.09.11.	SEC Filings.	133
5.09.12.	Beneficial Ownership	133
5.09.13.	General Information	133
5.09.14.	Borrowing Base Certificates	133
Section 5.10.	Preservation of Existence, Etc.	134
Section 5.11.	Maintenance of Assets and Properties	134
Section 5.12.	Compliance with Laws; UCC and Floor Plan Units	134
Section 5.13.	Inspection Rights	134
Section 5.14.	Environmental Matters and Indemnification	135
Section 5.15.	Additional Subsidiaries	135
5.15.1.	Subsidiaries.	135
5.15.2.	Optional Guarantors	136
5.15.3.	Joinder of Additional Borrowers.	136
Section 5.16.	Deposit and Operating Accounts	137
Section 5.17.	Landlord Waivers	137
Section 5.18.	Post-Closing Deliverables.	138
Section 5.19.	Further Assurances.	138
Section 5.20.	Delivery of Floor Plan Unit Titles and Vessel Title Documentation.	138
ARTICLE 6 NEGATIVE COVENANTS		139
Section 6.01.	Liens	139
Section 6.02.	Investments And Loans	139
Section 6.03.	Indebtedness	140
Section 6.04.	Fundamental Changes	142
Section 6.05.	Dispositions	143
Section 6.06.	Restricted Payments	144

v

Section 9.05.	Resignation of Administrative Agent or Floor Plan Agent	155
Section 9.06.	Non-Reliance on Administrative Agent, Floor Plan Agent and Other Lenders	156
Section 9.07.	Administrative Agent May Hold Collateral For Lenders and Others	156
Section 9.08.	The Administrative Agent and the Floor Plan Agent In Their Individual Capacity	156
Section 9.09.	Administrative Agent May File Proofs of Claim	157
Section 9.10.	Collateral and Guaranty Matters	157
Section 9.11.	No Reliance on Administrative Agent’s or Floor Plan Agent’s Customer Identification Program	158
Section 9.12.	No Other Duties, Etc.	158
Section 9.13.	Erroneous Payments.	158
Section 9.14.	Indemnification of Administrative Agent and Floor Plan Agent.	160
Section 9.15.	Cooperation between Administrative Agent and Floor Plan Agent.	160
ARTICLE 10 MISCELLANEOUS		161
Section 10.01.	Waivers and Amendments	161
Section 10.02.	Successors and Assigns	163
10.02.1.	Successors and Assigns Generally.	163
10.02.2.	Assignments By Lenders.	164
10.02.3.	Certain Additional Payments.	164
10.02.4.	Register.	165
10.02.5.	Procedures for Implementing Lender Assignments.	165
10.02.6.	Cashless Settlements.	165
Section 10.03.	Participations	165
Section 10.04.	Pledges	166
Section 10.05.	Resignation Of Issuing Bank And Swingline Lender	166
Section 10.06.	No Advisory or Fiduciary Responsibility	166
Section 10.07.	Right of Setoff	167
Section 10.08.	Expenses; Indemnity; Damage Waiver	167
10.08.1.	Costs and Expenses.	167
10.08.2.	Indemnification by the Borrowers.	168
10.08.3.	Reimbursement by Lenders.	169
10.08.4.	Waiver of Consequential Damages, Etc.	169
10.08.5.	Payments.	169
10.08.6.	Survival.	169
Section 10.09.	Course of Conduct	169
Section 10.10.	Notices; Effectiveness; Electronic Communication	170
10.10.1.	Notices Generally.	170
10.10.2.	Electronic Communications.	170
10.10.3.	Change of Address, etc.	171
10.10.4.	Platform.	171
Section 10.11.	Treatment of Certain Information; Confidentiality	171
Section 10.12.	Counterparts And Integration	172
Section 10.13.	Electronic Execution	172
Section 10.14.	Severability	172
Section 10.15.	Survival	173
Section 10.16.	Time	173

SCHEDULES

Schedule 1.01	Lenders and Commitments
Schedule 1.01(a)	Borrowers
Schedule 1.01(b)	Loan Parties
Schedule 1.01(c)	Mortgage Loan Amortization
Schedule 1.05	Liens
Schedule 2.01	Permitted Collateral Locations
Schedule 3.20	Material Contracts
Schedule 3.23	Environmental Compliance
Schedule 5.18	Post-Closing Deliverables
Schedule 6.02	Investments
Schedule 6.03	Indebtedness
Schedule 6.05	Dispositions

EXHIBITS

Exhibit A	Form of Assignment And Assumption
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Floor Plan Loan Note
Exhibit E	Form of Revolving Credit Note
Exhibit F	Form of Swingline Note
Exhibit G	Form of Term Loan Note
Exhibit H	Form of Loan Request
Exhibit I	Form of Notice of Continuation/Conversion
Exhibit J-1	Form of Certificate pursuant to §881(c)
Exhibit J-2	Form of U.S. Tax Compliance Certificate
Exhibit J-3	Form of U.S. Tax Compliance Certificate
Exhibit J-4	Form of U.S. Tax Compliance Certificate
Exhibit K	Form of Joinder Agreement and Counterpart
Exhibit M	Form of Mortgage Loan Note
Exhibit N	Form of Borrowing Base Certificate

i

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated June 29, 2026, by and among MARINEMAX, INC., a Florida corporation (“Holdings”; together with each Subsidiary of Holdings identified on the signature pages hereto as a “Borrower”, each a “Borrower” and, collectively, the “Borrowers”), each lender from time to time that is a party hereto (each a “Lender” and collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as Administrative Agent, Swingline Lender and Issuing Bank and WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, as Floor Plan Agent.

RECITALS:

WHEREAS, the Borrowers, each of the financial institutions party thereto as a “Lender”, the Administrative Agent, the Floor Plan Agent and certain other parties have entered into that certain Credit Agreement dated August 8, 2022 (as amended and as in effect immediately prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Borrower, the Administrative Agent, the Floor Plan Agent and the Lenders desire to amend and restate the Existing Credit Agreement, to, among other things, extend certain credit facilities outstanding under the Existing Credit Agreement and make available to the Borrower certain credit facilities including (i) a $950,000,000 senior secured floor plan line of credit, (ii) the Term Loans outstanding under the Existing Credit Agreement, (iii) a $150,000,000 senior secured revolving credit facility with a $20,000,000 sublimit for letters of credit and a $20,000,000 sublimit for swingline loans, and (iv) a $85,000,000 senior secured mortgage term loan facility ($31,045,000 (after giving effect to the principal payment in the amount of $4,124,750 to be paid on the Closing Date) of which is outstanding as of the date hereof (the “Outstanding Mortgage Loan Amount”), in each case, on the terms and conditions contained herein.

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend, restate and replace in its entirety the Existing Credit Agreement and re-evidence the obligations outstanding on the Closing Date as contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and other valuable consideration, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01. Certain Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Acceptable Jurisdiction” means any non-United States jurisdiction reasonably satisfactory to the Administrative Agent.

“Account” means any “account” within the meaning of that term under the Uniform Commercial Code.

“Account Debtor” means any “account debtor” within the meaning of that term under the Uniform Commercial Code, including any Person who is obligated to pay an Account.

“Acquisition” means the acquisition of (i) a Controlling Equity Interest or other Controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a Controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such Equity Interest or other ownership interest, (ii) all or substantially all of the assets of another Person or (iii) assets of another Person which constitute a business unit or a line or lines of business conducted by such Person, or assets constituting a dealership of another Person.

“Additional Lender” means, at any time, any Person that, in any case, is not an existing Lender but, in any event, is an “Eligible Assignee” and agrees to provide any portion of any Facility Increase in accordance with Section 2.22.

“Adjusted Base Rate” means that rate of interest equal to the Base Rate plus the Applicable Margin.

“Adjusted Base Rate Borrowing” means each amount of the unpaid principal balance of a Loan which accrues interest at the Adjusted Base Rate.

“Adjusted Eurocurrency Rate” means, as to any Loan denominated in Euros for any Interest Period, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted Eurocurrency Rate =	Eurocurrency Rate for such Currency for such
Interest Period
1.00-Eurocurrency Reserve Percentage

“Adjusted SOFR Rate” means (i) for any SOFR Borrowing other than in respect of Floor Plan Loans for any Interest Period, an interest rate per annum that is equal to the sum of Term SOFR for such Interest Period plus the Applicable Margin and (ii) for any SOFR Borrowing in respect of Floor Plan Loans, an interest rate per annum that is equal to the sum of Term SOFR per clause (b) of the definition thereof plus the Applicable Margin.

“Administrative Agent” means M&T Bank (or any of its designated branch offices or affiliates), in its capacity as Administrative Agent for the Lenders in accordance with this Agreement, and its successors and assigns in such capacity as authorized by the terms of this Agreement.

“Advance Date” has the meaning provided to such term in Section 2.02.1 of this Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning provided to such term in Section 10.10.4 of this Agreement.

“Agents” means, collectively, the Administrative Agent and the Floor Plan Agent.

“Aggregate Mortgaged Property Asset Value” means, at any time, the Mortgaged Property Asset Value of all Mortgaged Properties at such time.

“Agreement” means this Amended and Restated Credit Agreement, as it may be amended or modified from time to time, together with all schedules and exhibits hereto.

“Alternative Currency” means (a) Euros and (b) each other currency (other than Dollars) that is approved in accordance with Section 1.11, in each case to the extent such currencies are (i) readily available and free transferable and convertible into Dollars, (ii) are dealt with in the London or other applicable offshore interbank deposit market and (iii) for which no central bank or other governmental authorization in the country of issue of such currency is required to give authorization for the use of such currency by any Lender for making Loans unless such authorization has been obtained and remains in full force and effect.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank (with notice thereof to the Administrative Agent), as the case may be, in its sole discretion by reference to the most recent Spot Rate (as determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Corruption Laws” means all applicable Laws of any jurisdiction concerning or relating to bribery or corruption, including without limitation, the Foreign Corrupt Practices Act of 1977.

“Anti-Terrorism Laws” means any Laws of the United States relating to terrorism or money laundering (including the U.S. Foreign Corrupt Practices Act of 1977) and any regulation, order (including executive orders), or directive promulgated, issued or enforced pursuant to such Laws.

“Applicable Agent” means (a) with respect to Floor Plan Loans, WF Advances or the Floor Plan Facility, the Floor Plan Agent and (b) otherwise, the Administrative Agent.

“Applicable Agent’s Office” means (a) with respect to Floor Plan Loans, WF Advances or the Floor Plan Facility, the Floor Plan Agent’s Office and (b) otherwise, the Administrative Agent’s office.

“Applicable Credit Facility” means the Floor Plan Facility, Term Loan Facility, Mortgage Loan Facility and the Revolving Credit Facility, as the context may require.

“Applicable Margin” (a) With respect to the Loans, fees, and other Obligations listed in the pricing grid below, the following percentages corresponding to the Total Net Leverage Ratio in effect as of the most recent Calculation Date:

Tier Level	Total Net Leverage Ratio	Applicable Margin for Adjusted Base Rate Borrowings of Revolving Credit Loans, Term Loans, and Swingline Loans	Applicable Margin for SOFR Borrowings of Revolving Credit Loans and Term Loans and Eurocurrency Rate Loans that are Revolving Credit Loans	Applicable Margin for Letter Of Credit Fees

[****]	[****]	[****]	[****]	[****]
[****]	[****]	[****]	[****]	[****]
[****]	[****]	[****]	[****]	[****]

The initial Applicable Margin shall be based on Tier Level 2. Beginning with the Calculation Date immediately following the Fiscal Quarter of the Borrowers ending on June 30, 2026 and after each consecutive Fiscal Quarter thereafter, the Applicable Margin shall be determined and adjusted by the then current Total Net Leverage Ratio as determined in accordance with the quarterly Compliance Certificates to be provided by the Borrowers in accordance with this Agreement. If the Borrowers fail to timely provide a Compliance Certificate for any Fiscal Quarter of the Borrowers as required by and within the time limitations set forth in this Agreement, the Applicable Margin from the applicable date of such failure shall be based on Tier Level 1 until five (5) Business Days after a Compliance Certificate has been provided, whereupon the applicable Tier Level shall be determined by the Total Net Leverage Ratio set forth in such Compliance Certificate. Except as set forth above, each Applicable Margin shall be effective from a Calculation Date until the next Calculation Date. If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers and their Subsidiaries or for any other reason, the Borrowers or the Lenders determine that (a) the Total Net Leverage Ratio (or any component thereof) as calculated by the Borrowers as of any applicable date was inaccurate, and (b) a proper calculation would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Bank promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code, automatically and without further action by Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. The obligations of the Borrowers to make such payment shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

(b) With respect to the Mortgage Loans, means 2.20% with respect to SOFR Borrowings and 1.20% with respect to Adjusted Base Rate Borrowings;

(c) With respect to Floor Plan Loans means 3.25% with respect to SOFR Borrowings;

(d) With respect to Floor Plan Unused Commitment Fees, [****]; and

(e) With respect to Revolving Credit Unused Commitment Fees, [****].

“Applicable Time” means, with respect to any Loans and Letters of Credit and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank (with notice to the Administrative Agent), as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicable Percentage” means, with respect to any Lender at any time, the following ratio expressed as a percentage (a) a Lender’s aggregate Commitments with respect to an Applicable Credit Facility at such time, to (b) the aggregate Commitments represented by all Lenders’ Commitments with respect to such Applicable Credit Facility at such time, in each case subject to adjustment as provided in Section 2.14. If the Commitment of any Lender under an Applicable Credit Facility to make Loans under such Applicable Credit Facility has been terminated, or if the Commitments of such Applicable Credit Facility have expired, then the Applicable Percentage of each Lender under such Applicable Credit Facility shall be determined based on the Applicable Percentage of such Lender under such Applicable Credit Facility most recently in effect, giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Applicable Percentage of each Lender under each Applicable Credit Facility is set forth opposite the name of such Lender on Schedule 1.01 or in the Assignment and Assumption or Incremental Amendment pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Affiliated Manufacturer” means (i) [****], (ii) Intrepid Powerboats, Inc., (iii) Intrepid Southeast, Inc. and (iv) any other Person, provided that: (A) such Person is a Loan Party, (B) such Person is a Manufacturer, (C) the Equity Interests of such Person are at least majority owned, directly or indirectly, by the Borrower Representative and (D) such Person is approved in writing as an “Approved Affiliated Manufacturer” from time to time by Floor Plan Agent and the Administrative Agent.

“Approved Fund” means a Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approval” means Floor Plan Agent’s indication to a Manufacturer that the Floor Plan Lenders will provide financing to a Floor Plan Borrower with respect to a particular invoice or invoices for which Wells Fargo has not financed an invoice for the Inventory subject thereto.

“Approval Date” has the meaning provided to such term in Section 2.02.1 of this Agreement.

“Aquila” means the vessel brand commonly known as Aquila.

“Arrangers” means collectively, M&T Bank and Wells Fargo, each in its capacity as arranger.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Authorized Officer” means, with respect to any Person (other than a natural Person), any officer, partner, member, manager or other representative authorized to act on behalf of such Person and shall include, with respect to any Loan Party, those Persons duly designated as such in any incumbency certificates delivered to the Administrative Agent from time to time.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date.

“Availability Period” means:

(a) in the case of the Floor Plan Facility, the period from and including the Closing Date to the earliest of (i) the Floor Plan Line of Credit Termination Date, and (ii) the date of termination of the Floor Plan Loan Commitments pursuant to Section 8.01;

(b) in the case of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Revolving Credit Termination Date, (ii) the date of termination of all Revolving Credit Commitments pursuant to Section 2.03.6, and (iii) the date of termination of the Revolving Credit Commitments pursuant to Section 8.01; or

(c) in the case of the Mortgage Loan Facility, the period from and including the Closing Date to the earliest of (i) Mortgage Loan Maturity Date, (ii) the date of termination of all Mortgage Loan Commitments pursuant to 2.06A.6, and (iii) the date of termination of the Mortgage Loan Commitments pursuant to Section 8.01.

“Azimut” means Azimut-Benetti S.p.A.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Products” means any one or more of the following types of services or facilities extended to any of the Loan Parties by any Credit Party or Affiliate of a Credit Party: (a) Automated Clearing House (ACH) transactions and other similar money transfer services; (b) cash management, lockbox services, controlled disbursement accounts, treasury management arrangements, and other similar services; (c) the establishment and maintenance of depository accounts; (d) credit cards, debit cards, purchase cards, or stored value cards; (e) merchant services; (f) foreign currency exchange; and (g) other similar or related bank products and services.

“Bankruptcy Code” means the bankruptcy code of the United States of America codified in Title 11 of the United States Code, as from time to time amended or supplemented.

“Base Rate” means, for any day, the fluctuating rate per annum equal to the highest of (a) the Prime Rate for such day, (b) the Federal Funds Rate in effect on such day plus fifty (50) Basis Points, and (c) the applicable Adjusted SOFR Rate for an Interest Period of one-month, determined on a daily basis, plus one hundred (100) Basis Points; provided that to the extent such highest rate as calculated above shall, at any time, be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for all purposes herein. Any change in the Base Rate shall be effective on the opening of business on the day of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Basis Point” means one one-hundredth (.01) of one percent.

“Benchmark” means, initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark for Dollars, then “Benchmark” means, with respect to such

Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.07.9 and (b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, EURIBOR; provided that if a Benchmark Transition Event has occurred with respect to EURIBOR or the then-current Benchmark for such Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.07.9.

“Benchmark Replacement” means the first alternative set forth in the order below that is applicable (based on the applicability restrictions below) and can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)
the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(2)
the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes hereof.

“Benchmark Replacement Adjustment” means with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent in consultation with the Borrower Representative, giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Conforming Changes” means with respect to the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “RFR Business Day,”, “Eurocurrency Banking Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the

Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark for any Currency:

(a) in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(b) in the case of clause (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein, and (ii) the announced or stated date as of which all applicable tenors of such Benchmark will no longer be representative.

“Benchmark Transition Event” means, with respect to any then-current Benchmark for any Currency, the occurrence of a public statement or publication of information by or on behalf of the administrator of such then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased, or will cease on a specified date, to provide such Benchmark (or all tenors of such Benchmark applicable to the loan evidenced hereby), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any applicable tenors of such Benchmark or (b) all applicable tenors of such Benchmark are or as of a specified date will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and indicating that representativeness will not be restored.

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any Currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) and (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Credit Documents in accordance with Section 2.07.10 and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Credit Documents in accordance with Section 2.07.10.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” means each of the entities set forth in the preamble to this Agreement and identified as a Borrower and “Borrowers” means all of such entities.

“Borrower Pro Rata Share” means the amount of proceeds of the Loans advanced to or for the benefit of a Borrower, including without limitation the refinancing of existing Indebtedness for which the Borrower is an obligor.

“Borrower Representative” means Holdings, and any successor thereto as appointed by all of the Borrowers.

“Borrowing” means, as the context requires, a (a) Floor Plan Borrowing, (b) Revolving Borrowing, (c) WF Advance, or (d) Mortgage Loan Borrowing of a particular Class.

“Borrowing Base” means an amount equal to:

(1) the New Unit Invoiced Amount of all Eligible New Floor Plan Units (other than Eligible Affiliated New Manufactured Floor Plan Units (Uninvoiced)) multiplied by the applicable Floor Plan Loan Advance Limit; plus

(2) the Finished Goods Inventory Cost of all Eligible Affiliated New Manufactured Floor Plan Units (Uninvoiced) multiplied by the applicable Floor Plan Loan Advance Limit; plus

(3) the Pre-Owned Inventory Cost of all Eligible Used Floor Plan Units multiplied by the applicable Floor Plan Loan Advance Limit; plus

(4) the net amount of Eligible Accounts multiplied by [****]

(5) the invoiced amount of Eligible Parts multiplied by [****]; minus

(6) the then-amount of all Reserves.

“Borrowing Base Certificate” has the meaning provided to such term in Section 5.09.14.

“Borrowing Base Collateral” means all Accounts owned by each Floor Plan Borrower, all Specified Inventory owned by each Floor Plan Borrower and all Specified Inventory Parts owned by each Floor Plan Borrower, that in each case are, or at any time, were, Eligible Accounts, Eligible Units or Eligible Parts, respectively (such Accounts, Specified Inventory and Specified Inventory Parts to be presumed to be Eligible Accounts, Eligible Units or Eligible Parts, respectively, for purposes of this definition absent information to the contrary reported by the Loan Parties to the Administrative Agent and the Floor Plan Agent in the Borrowing Base Certificates or other financial reporting).

“Borrowing Base Obligations” means all of the obligations of the Loan Parties to the Floor Plan Lenders, whenever arising, under this Agreement or any other Credit Documents, including without limitation all unpaid principal, accrued interest, fees and Credit Party Expenses of the Floor Plan Lenders due and payable hereunder.

“Borrowing Base Test Date” means (i) the last day of each calendar month for which a Borrowing Base Certificate has been delivered in accordance with Section 5.09.14, and (ii) if the Borrower Representative voluntarily has delivered a Borrowing Base Certificate (including in connection with a Permitted Acquisition).

“Borrowing Date” means any Business Day on which the Borrowers have requested that the Lenders advance proceeds of the Floor Plan Loans or Revolving Credit Loans, that WF Advances proceeds of the WF Advances, Mortgage Loans, Term Loans or that the Swingline Lender advances proceeds of the Swingline Loans, as the case may be, to or for the account of the Borrowers.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law or other governmental action to remain closed for business.

“Calculation Date” means each of the dates upon which the Applicable Margins are to be determined and adjusted, which adjustments shall be made quarterly on the date occurring five (5) Business Days after the date on which the Administrative Agent receives the quarterly Compliance Certificate in accordance with the provisions of this Agreement, or otherwise as required by the terms of this Agreement.

“Capital Lease” means, with respect to any Person, any lease by that Person which requires such Person to concurrently recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligations” means, with respect to any Person and a Capital Lease, the amount of the obligations of such Person as the lessee under such Capital Lease that would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Captive Insurance Subsidiary” means any Subsidiary of Holdings that is maintained as a self-insurance subsidiary and is subject to regulation as an insurance company (and any Subsidiary thereof).

“Cash Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Revolving Credit Lenders, and under the Administrative Agent’s sole dominion and control.

“Cash Collateralize” means, to pledge and deposit with or deliver to (i) the Administrative Agent, for the benefit of the Issuing Bank and/or Lenders, as collateral for Obligations in respect of, L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, or as otherwise required under this Agreement with respect to other Obligations, cash or deposit account balances in the applicable Currency or, if M&T Bank, the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to M&T Bank, the Administrative Agent and the Issuing Bank or (ii) the Floor Plan Agent (x) for the benefit of the Floor Plan Agent and the Floor Plan Lenders, as Collateral for Floor Plan Loan Commitments, (y) for the benefit of the WF Advance Lender, in its capacity as lender of the WF Advances and/or the Floor Plan Lenders, as Collateral for Obligations in respect of WF Advances or obligations of Floor Plan Lenders to fund participations in respect thereof (as the context may require), or (z) as otherwise required under this Agreement with respect to other Floor Plan Loan Commitments, cash or deposit account balances as the WF Advance Lender or the Lender benefitting from such Collateral shall agree in its sole discretion (as applicable) with respect to the Cash Collateral held for its benefit, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the WF Advance Lender, Issuing Bank or the Swingline Lender (as applicable) for which such Cash Collateral is held for its benefit. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (b) time deposits, certificates of deposit and Eurodollar time deposits with maturities of not more than six months from the date of acquisition, bankers’ acceptances with maturities not exceeding six months from the date of acquisition and overnight bank deposits, in each case with the Administrative Agent or any Lender or with any domestic commercial bank having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of any of the types described in clause (a) or (b) and entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper maturing in one hundred eighty (180) days or less rated not lower than A-1 or A-2 by Standard & Poor’s Ratings Group or P-1 or P-2 by Moody’s Investors Service, Inc. on the date of acquisition, and (e) interests in pooled investment funds (including mutual funds and money market funds) the assets of which are invested in investments referred to in items (a) through (d) above.

“Cash Taxes” means, with respect to any referenced Person, for any applicable period, the taxes paid in cash by such Person during such period.

“Casualty Event” means any loss of or damage to, or any condemnation or other taking of, any of the Collateral for which any Loan Party receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“CEA” means the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Subsidiary that has no material assets other than (i) the Capital Stock and Indebtedness, if any, of one or more Subsidiaries that are CFCs or (ii) the Capital Stock and Indebtedness, if any, of one or more Subsidiaries that hold no material assets other than the assets described in the immediately preceding clause (i).

“CFTC” means the Commodity Futures Trading Commission.

“Change in Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Capital Stock of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning provided to such term in Section 2.01.7 of this Agreement.

“Class” means, (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Floor Plan Loan Commitments, Mortgage Loan Commitments or Revolving Credit Commitments, in each case not designated part of another existing Class, and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Floor Plan Loans, Term Loans, Mortgage Loans or Revolving Credit Loans, in each case not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have identical terms and conditions shall be construed to be in the same Class.

“Closing” means the execution and delivery of this Agreement by the parties hereto.

“Closing Date” means the above stated effective date of this Agreement.

“CME” means CME Group Benchmark Administration Ltd.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” means all of the assets, rights, and interests in property, including tangible and Intangible Assets and personal property, in which the Administrative Agent on behalf of the Credit Parties is from time to time granted a Lien under any Security Document as security for all or any portion of the Obligations; provided, however, that Collateral shall not include any Excluded Property.

“Collateral Information Certificate” means each of the Collateral Information Certificates prepared, executed and delivered to the Administrative Agent by an Authorized Officer of a Loan Party.

“Commercial Account” means the commercial checking account to be established and maintained with the Administrative Agent by the Borrowers and which may be utilized as the means of advancing funds under the Loans (other than the Floor Plan Loans and WF Advances).

“Commitment Percentages” means, with respect to any Lender, such Lender’s Floor Plan Loan Commitment Percentage, Revolving Credit Commitment Percentage, and Mortgage Loan Commitment Percentage, and with respect to all Lenders, all of the Floor Plan Loan Commitment Percentages, all of the Revolving Credit Commitment Percentages, and all of the Mortgage Loan Commitment Percentage.

“Commitments” means, with respect to any Lender, such Lender’s Floor Plan Loan Commitment, obligations hereunder to purchase participations in WF Advances, Revolving Credit Commitment, Mortgage Loan Commitment, and obligations hereunder to purchase participations in L/C Obligations and Swingline Loans, and with respect to all Lenders, all Floor Plan Loan Commitments, obligations of all Lenders hereunder to purchase participations in WF Advances, Revolving Credit Commitments, Mortgage Loan Commitments, and obligations of all Lenders hereunder to purchase participations in L/C Obligations and Swingline Loans.

“Communications” has the meaning provided to such term in Section 10.10.4 of this Agreement.

“Compliance Certificate” means a certificate provided by the Chief Financial Officer, Chief Executive Officer, President, or Director of Treasury of the Borrower Representative in accordance with the requirements of Section 5.09.5 of this Agreement in form and substance as Exhibit B attached hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any Measurement Period, for Holdings and its Subsidiaries on a consolidated basis, without duplication, an amount equal to:

(a) Consolidated Net Income for the most recently completed Measurement Period plus

(b) the following to the extent deducted in accordance with GAAP in calculating such Consolidated Net Income (without duplication):

(i) Consolidated Interest Expense for such period [****],

(ii) the provision for Federal, state, local and foreign income taxes payable by Holdings and its Subsidiaries for such period,

(iii) depreciation and amortization expense for such period,

(iv) fees, costs and expenses incurred in connection with the amendment and restatement of the Existing Credit Agreement on the Closing Date, in an aggregate amount not to exceed [****] for such period,

(v) non-cash charges for such period (including, without limitation, non-cash stock-based compensation expense, foreign currency translations, and impairment charges) which do not represent a cash item in such period or any future period, and

(vi) non-recurring cash fees, costs and expenses incurred in connection with Permitted Acquisitions and other Permitted Investments, in each case, whether or not consummated, for such period in an aggregate amount not to exceed [****] in any Measurement Period, minus

(c) the following to the extent included in calculating such Consolidated Net Income:

(i) Federal, state, local and foreign income tax credits of Holdings or any of its Subsidiaries for such period; and

(ii) all non-cash items increasing Consolidated Net Income for such period.

For the purposes of calculating Consolidated EBITDA for any Measurement Period, if at any time during such Measurement Period, Holdings or any of its Subsidiaries shall have made a Permitted Acquisition, Consolidated EBITDA for such Measurement Period shall be calculated after giving effect thereto on a pro forma basis. Notwithstanding the foregoing, for purposes of determining Consolidated EBITDA under this Agreement, Consolidated EBITDA attributable to Subsidiaries that are not Loan Parties, when taken together, shall not exceed 15% of Consolidated EBITDA (calculated before giving effect to all adjustments made to Consolidated EBITDA for such period).

“Consolidated Fixed Charges” means, for any period of determination, for Holdings and its Subsidiaries determined on a consolidated basis, the sum of (a) the sum of all scheduled principal payments upon Consolidated Funded Indebtedness made during such period (including the principal components of Capital Lease payments during such period and, for the avoidance of doubt, excluding any Earnout Obligations payments), plus (b) Consolidated Interest Expense [****], including Letter of Credit Fees and other fees paid in connection with Letters of Credit, including fronting, issuance, amendment and processing fees. For purposes of this definition, “scheduled principal payments” shall (a) be determined without giving effect to any reduction of such scheduled payments resulting from the application of any mandatory or voluntary prepayments (including any prepayments required pursuant to Section 2.06.3 and 2.06.4 of this Agreement) made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Lease Obligations and Synthetic Lease Obligations, and (c) shall not include any principal payment required to be made on the maturity date of any such Consolidated Funded Indebtedness. For the avoidance of doubt, for purposes of this definition, “scheduled principal payments” shall not include any balloon payment upon maturity of the Mortgage Loans.

“Consolidated Fixed Charge Coverage Ratio” means, as of the date of determination for any Measurement Period, the ratio for such Measurement Period of (a) Consolidated EBITDA of Holdings and its Subsidiaries for such period minus (i) Cash Taxes for Holdings and its Subsidiaries on a consolidated basis paid during such period, and (ii) all dividends, distributions, and other Restricted Payments paid in cash by Holdings or any Subsidiary on a consolidated basis during such period, to (b) Consolidated Fixed Charges for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, all Indebtedness of Holdings and its Subsidiaries on a consolidated basis, excluding (i) [****], (ii) Indebtedness of the type described in clauses (vi) of the Indebtedness definition (unless drawn and unreimbursed) and (iii) [****].

“Consolidated Interest Expense” means, for any period, for the Holdings and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Holdings and its Subsidiaries in connection with Consolidated Funded Indebtedness, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of Holdings and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, the net income of Holdings and its Subsidiaries excluding the following for such period (i) extraordinary gains and extraordinary losses (in each case, calculated in a manner consistent with GAAP as in effect prior to the issuance of FASB Accounting Standards Update No. 2015-01), (ii) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or one of its Subsidiaries, (iii) the income (or deficit) of any such Person (other than a Subsidiary of Holdings) in which Holdings or one of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of cash dividends or similar distributions, (iv) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation, any organizational document of such Subsidiary, or any requirement of Law applicable to such Subsidiary or any owner of Equity Interests of such Subsidiary.

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in a manner consistent with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of Holdings and its Subsidiaries at such date.

“Contamination” means the presence of any hazardous substance at any real property owned or leased by any Loan Party which may require investigation, clean-up or remediation under any Environmental Law.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means with respect to a Person the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost of Acquisition” means, with respect to any Acquisition, the purchase consideration for such Acquisition and all other payments, directly or indirectly, by any Loan Party to a Person other than a Loan Party in exchange for, or as part of, or in connection with, such Acquisition (including, without limitation, fees and expenses incurred in connection therewith), whether paid in cash, or by, or in exchange for, Equity Interests or of properties or otherwise (other than by the issuance of, or exchange for, any Equity Interests in Holdings or its direct or indirect parent that do not constitute Disqualified Stock and that are not prohibited from being issued hereunder) and whether payable at or prior to the consummation of such Acquisition or deferred (except as provided in clause (x) below) for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency and includes any and all payments representing the purchase price and any assumptions of Indebtedness, and seller notes; provided that, notwithstanding the foregoing, (x) earnouts (including other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business) (y) any cash of the seller and its Affiliates used to fund any portion of such consideration and (z) any cash or Cash Equivalents acquired in connection with such Acquisition, in the case of clauses (x), (y) and (z), shall not be considered a Cost of Acquisition.

“Credit Documents” means collectively, this Agreement, the Notes, the Guarantee and Collateral Agreement, the Guaranty Agreements, all Borrowing Base Certificates, the Security Documents, any Incremental Amendments, the L/C Documents, the Mortgages, and all agreements, instruments and documents evidencing or securing the Obligations, and all amendments and modifications thereto; provided, however, that the definition of “Credit Documents” is not intended to include Swap Agreements.

“Credit Parties” means, collectively, the Administrative Agent, Floor Plan Agent, the Lenders (including but not limited to the Swingline Lender and Wells Fargo as provider of the WF Advances), the Issuing Bank, the Swap Provider, and any other Persons the Obligations owing to which are or are purposed to be secured by the Collateral under the terms of the Security Documents

“Credit Party Expenses” means, without duplication (a) all documented costs and expenses incurred by the Administrative Agent, the Floor Plan Agent, the Arrangers, and their Affiliates, including the reasonable fees, charges, and disbursements of external counsel for the Administrative Agent and the Floor Plan Agent arising out of, pertaining to, or in any way connected with this Agreement, any of the other Credit Documents or the Obligations, the administration thereof, the due diligence performed in connection with the transactions contemplated hereby, the syndication of the credit facilities provided for herein, or otherwise in connection with such credit facilities, (b) all documented costs and reimbursements required to be paid by the Borrowers to the Administrative Agent and/or the Floor Plan Agent by the terms of the Credit Documents, (c) all documented costs and expenses incurred by the Administrative Agent and/or the Floor Plan Agent and the Arrangers relating to the Platform or to Intralinks, SyndTrak or to any other dedicated agency web page on the internet to distribute to the Lenders and to other investors or potential investors any required documentation and financial information regarding the Credit Documents and the Loans, (d) taxes and insurance premiums advanced or otherwise paid by the Administrative Agent or any other Credit Party in connection with the Collateral or on behalf of any of the Loan Parties, (e) filing and recording costs, title insurance premiums, environmental and consulting fees, audit fees, search fees, appraisal fees, and other documented expenses paid or incurred by the Administrative Agent, (f) all documented reasonable costs and expenses incurred by the Administrative Agent or the Floor Plan Agent in the collection of the accounts (with or without the institution of legal action), or to enforce any provision of this Agreement or any other Credit Document on behalf of the Credit Parties, or in gaining possession of, maintaining, handling, evaluating, preserving, storing, shipping, selling, preparing for sale and/or advertising to sell or foreclose upon the Collateral or any other property of any of the Loan Parties whether or not a sale is consummated, (g) all documented reasonable costs and expenses of litigation incurred by the Credit Parties, including reasonable external attorney’s fees, in enforcing or defending this Agreement or any portion hereof or any other Credit Document, or in collecting any of the Obligations after the occurrence and during the continuance of any Event of Default, (h) reasonable external attorneys’ fees and expenses incurred by the Administrative Agent and the Floor Plan Agent in obtaining advice or the services of its attorneys with respect to the structuring, drafting, negotiating, reviewing, amending, terminating, waiving, enforcing or defending of this Agreement and the other Credit Documents, or any agreement or matter related hereto, whether or not litigation is instituted, (i) reasonable and documented travel expenses of the Administrative Agent and the Floor Plan Agent or their agents (including their counsel and consultants) related to any of the foregoing, and (j) all reasonable documented costs and expenses, including reasonable external attorneys’ fees and expenses, incurred by the Administrative Agent or the Issuing Bank in connection with the Letters of Credit and L/C Obligations.

“Currencies” means Dollars and each Alternative Currency, and “Currency” means any of such Currencies.

“Daily Floor Plan Interest” means, with respect to a Floor Plan Lender, for each calendar day of each calendar month in which a Floor Plan Loan is outstanding, the product of: (A) the outstanding principal amount of Floor Plan Loan Exposure that is actually funded by such Floor Plan Lender pursuant to this Agreement, multiplied by (B) the Floor Plan Lender Rate.

“Daily Simple SOFR” means for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “i”) that is three (3) RFR Business Days prior to (i) if such SOFR Rate Day is a RFR Business Day, such SOFR Rate Day, or (ii) if such SOFR Rate Day is not a RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (ET) on the second (2nd) RFR Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website (and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred), then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower Representative.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, insolvency, assignment for the benefit of creditors, moratorium, rearrangement, receivership, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any occurrence, event or condition which with notice, the passage of time, or both would constitute an Event of Default.

“Default Rate” means (a) with respect to Eurocurrency Rate Loans and Loans accruing interest by reference to the Adjusted SOFR Rate, such Loans shall bear interest at a rate per annum of 2% in excess of the rate otherwise then applicable thereto, (b) with respect to all other Loans and outstanding Obligations, including Eurocurrency Rate Loans and Loans accruing interest by reference to the Adjusted SOFR Rate as the Interest Periods for such Loans then in effect expire, such Loans and other Obligations shall bear interest at the Adjusted Base Rate plus two hundred (200) Basis Points per annum; or (c) with respect to the Letters of Credit, the Letter of Credit Fees otherwise payable under this Agreement plus two hundred (200) Basis Points per annum.

“Defaulting Lender” means, subject to Section 2.14.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, Wells Fargo as the lender of the WF Advances, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in WF Advances, Letters of Credit, or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the Floor Plan Agent, the Issuing Bank, or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the

Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14.2) upon delivery of written notice of such determination to the Borrowers, the Issuing Bank, the Swingline Lender, and each Lender.

“Departing Lender” each Lender identified in its signature page hereto as a “Departing Lender” under this Agreement on the Closing Date.

“Disposition” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any real or personal property by any Loan Party or any Subsidiary of a Loan Party (other than the sale or lease of Inventory in the ordinary course of business), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Lenders” means banks, financial institutions, institutional lenders or any other person (x) that have been specified by the Borrowers to the Administrative Agent in writing at any time on or prior to the Closing Date or any affiliates of such banks, financial institutions, institutional lenders or other persons, in each case, that are readily identifiable as affiliates on the basis of such affiliate’s name or that have been specified to the Administrative Agent by the Borrowers in writing or (y) that constitute a competitor of the Borrowers or its subsidiaries to the extent identified by the Borrowers to the Administrative Agent in writing or any affiliate of such competitor that is readily identifiable as an affiliate of such competitor on the basis of such affiliate’s name or that have been specified to the Administrative Agent by the Borrowers in writing, provided that any assignment to an entity prior to such entity being designated as a Disqualified Lender shall not be void.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than for Equity Interests that do not qualify as Disqualified Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than for Equity Interests that do not qualify as Disqualified Stock), in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the then Latest Maturity Date (as of the date of issuance of such Disqualified Stock); provided that (i) an Equity Interest in any Person that would not constitute Disqualified Stock but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or “change of control” shall not constitute Disqualified Stock if such rights are subject to the prior repayment in full of all Obligations (other than (w) contingent indemnification obligations for which no claim has been made, (x) Swap Obligations owing to a Swap Provider that, at such time, are not required to be repaid pursuant to the terms thereof, and (y) obligations arising under Bank Products that are cash collateralized or, at such time, are not required to be repaid or cash collateralized pursuant to the terms thereof) and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any Person that directly or indirectly owns Equity Interests in Holdings) or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings (or such Person that directly or indirectly owns Equity Interests in Holdings) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means lawful money of the United States of America.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a currency other Dollars, the equivalent of such amount in Dollars determined by the Administrative Agent at such time on the basis of the Spot Rate for such currency determined in respect of the most recent Revaluation Date for the purchase of Dollars with such currency.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Earnout Obligations” means, in connection with any acquisition, the obligation of any Borrower or any Subsidiary to pay a portion of the purchase price after the closing date thereof that is structured as an earnout or similar contingent payment or arrangement. The amount of any Earnout Obligation at any time shall be the amount reasonably estimated by the Borrower Representative at such time to be or become payable pursuant to such obligation.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Credit Document becomes effective with respect to such Swap. For the avoidance of doubt, the Eligibility Date shall be the date such Swap becomes effective if this Agreement or any other Credit Document is then in effect with respect to such Loan Party; otherwise, it shall be the Closing Date of this Agreement with respect to a Borrower or with respect to any other Loan Party the date of execution and delivery of the applicable Credit Documents by such Loan Party unless such Credit Documents specify a subsequent effective date.

“Eligible Accounts” means all Accounts owned by each Floor Plan Borrower and properly reflected as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered by Borrower Representative to the Administrative Agent and Floor Plan Agent, except any Account to which any of the exclusionary criteria set forth below applies. Eligible Accounts shall not include the following Accounts of any Floor Plan Borrower:

(a) any Account that is not paid within [****] days following its original invoice date;

(b) Accounts that are the obligations of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in clause (a) of this definition;

(c) Accounts that arise from a sale to any director, officer, other employee, shareholder, partner, member, owner, agent, parent, subsidiary, affiliate of, or is related to any Loan Party, or to any entity that has any common shareholders, officer, owners, partners, members or director with any Loan Party;

(d) Accounts that arise with respect to goods that are placed on consignment or on guaranteed sale or other terms by reason of which the payment by the Account Debtor is conditional;

(e) Accounts that do not arise from the sale of Inventory by a Floor Plan Borrower in the ordinary course of business;

(f) Accounts created from the sale of goods and services on non-standard terms and/or that allow for payment to be made more than sixty (60) days from the date of sale;

(g) Accounts for which the obligor is not a commercial or institutional Person or is not a resident of the United States;

(h) Accounts with respect to which any warranty or representation is not true and correct;

(i) Accounts which represent goods or services purchased for a personal, family or household purpose;

(j) Accounts which represent goods used for demonstration purposes or loaned by any Borrower to another party;

(k) Accounts which are progress payment, barter, or contra accounts;

(l) Accounts that are not subject to a perfected first priority Lien in favor of the Administrative Agent on behalf of itself and the Credit Parties;

(m) Accounts with respect to which the Floor Plan Agent has not completed due diligence reasonably satisfactory to the Floor Plan Agent; or

(n) Accounts that are otherwise determined to be ineligible in its Permitted Discretion by the Floor Plan Agent.

“Eligible Affiliated New Manufactured Floor Plan Units (Invoiced)” means any new and unused finished goods manufactured by or branded under an Approved Affiliated Manufacturer that otherwise meet the definition of an Eligible Unit for which the Approved Affiliated Manufacturer has sold such goods to a Floor Plan Borrower and provided an invoice to such Floor Plan Borrower.

“Eligible Affiliated New Manufactured Floor Plan Units (Uninvoiced)” means any new and unused finished goods manufactured by or branded under an Approved Affiliated Manufacturer that otherwise meet the definition of an Eligible Unit and for which the Approved Affiliated Manufacturer has not yet sold such goods.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than those Persons expressly excluded below) approved (each such approval not to be unreasonably withheld or delayed) by (i) in all cases, the Administrative Agent, (ii) in the case of any assignment of a Floor Plan Loan Commitment, the Floor Plan Agent, Wells Fargo as the provider of WF Advances, (iii) in the case of any assignment of a Revolving Credit Commitment, the Issuing Bank, and the Swingline Lender, and (iv) unless a Specified Event of Default has occurred and is continuing, the Borrowers; provided that notwithstanding the foregoing, the definition of “Eligible Assignee” shall not include (A) any Defaulting Lender or a Subsidiary thereof, (B) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), (C) any Loan Party or any Affiliate or Subsidiary of a Loan Party or (D) unless a Specified Event of Default has occurred and is continuing, any Disqualified Lender. The Borrowers shall be deemed to have approved any proposed assignee unless the Borrowers object to such proposed assignee by written notice to the Administrative Agent within five (5) Business Days after having received notice of the proposal of such assignee.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Effective Yield” means, with respect to any Indebtedness and as of any date of determination, the applicable interest rate of such Indebtedness, taking into account interest rate floors, original issue discount and upfront fees with respect to such Indebtedness (with original issue discount and fees being equated to interest rate based on a four-year life to maturity or lesser remaining average life to maturity) and any amendment made to the interest rate with respect to such Indebtedness prior to such date of determination, but excluding arrangement, commitment, structuring and underwriting fees paid to the Arrangers or their Affiliates (in each case in their capacities as such) or to one or more arrangers (or their affiliates) in their capacities as such in connection any Incremental Facility and any amendment fees paid with respect to such Indebtedness to the Arrangers or their Affiliates (in each case in their capacities as such) or to one or more arrangers (or their affiliates) in their capacities as such in connection any Incremental Facility.

“Eligible Floor Plan Unit” means any Eligible New Floor Plan Unit or Eligible Used Floor Plan Unit.

“Eligible New Floor Plan Unit” means any Specified Inventory of any Floor Plan Borrower that is new and unused that meets the definition of an Eligible Unit.

“Eligible Parts” means Specified Inventory Parts owned by each Floor Plan Borrower and properly reflected as “Eligible Parts”, in the most recent Borrowing Base Certificate delivered by Borrower Representative to the Administrative Agent and Floor Plan Agent, except any Specified Inventory Parts to which any of the exclusionary criteria set forth below or in the component definitions herein applies. Eligible Parts shall not include the following Specified Inventory Parts of a Floor Plan Borrower:

(a) Specified Inventory Parts that are not new;

(b) Specified Inventory Parts that are not owned by a Floor Plan Borrower or is subject to Liens (other than Liens granted under the Credit Documents) or other rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Floor Plan Borrower’s performance with respect to that Specified Inventory Parts); and

(c) Specified Inventory Parts that have been held in inventory by a Floor Plan Borrower for more than [****].

“Eligible Units” means Specified Inventory owned by each Floor Plan Borrower and properly reflected as “Eligible Units”, in the most recent Borrowing Base Certificate delivered by Borrower Representative to the Administrative Agent and Floor Plan Agent, except any Specified Inventory to which any of the exclusionary criteria set forth below or in the component definitions herein applies. Eligible Units shall not include the following Specified Inventory of a Floor Plan Borrower:

(a) Specified Inventory that is placed on consignment;

(b) Specified Inventory that (i) is not located in a Permitted Collateral Location that is subject to a landlord waiver in respect of such location delivered to the Administrative Agent in form reasonably satisfactory to the Administrative Agent (provided, that, such Specified Inventory will be treated as eligible to the extent the Floor Plan Agent has established a Rent Reserve with respect to such location(s); provided further that the failure to obtain a landlord waiver on or before ninety (90) days following the Closing Date shall not make such Specified Inventory ineligible), or (ii) is stored with a bailee or warehouseman unless an acknowledged bailee letter has been received by the Administrative Agent with respect thereto in form reasonably satisfactory to the Administrative Agent;

(c) Specified Inventory that is not located in the United States;

(d) Specified Inventory that (i) is not owned by a Floor Plan Borrower, (ii) is not subject to a perfected first priority Lien in favor of the Administrative Agent on behalf of itself and the Credit Parties, or (iii) is subject to Liens (other than Liens granted under the Credit Documents) or other rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Floor Plan Borrower’s performance with respect to that Specified Inventory);

(e) Specified Inventory that has not been cleared with the U.S. Customs and Border Protection agency, other than USCBP Special Program Inventory;

(f) Pre-owned Specified Inventory if low wholesale values cannot be determined via NADA, Yachtworld.com, survey, or other source acceptable to the Floor Plan Agent, unless the Floor Plan Agent and Borrowers agree on a specific value;

(g) Eligible Affiliated New Manufactured Floor Plan Units (Invoiced) or Eligible Affiliated New Manufactured Floor Plan Units (Uninvoiced) that are greater than [****] in length; and

(h) Specified Inventory that is subject to repair pursuant to Section 2.01.18.

“Eligible Used Floor Plan Unit” means all Specified Inventory of any Borrower that is used (i.e., a Specified Inventory that has been previously sold at retail, has been registered, documented or titled in any state or jurisdiction, or has been purchased or acquired by such Borrower from a source other than the original Manufacturer, including trade-in Inventory) that meets the definition of an Eligible Unit.

“EMU Legislation” means the legislative measures of the European Council for the introduction of changeover to or operation of a single or unified European currency.

“Embargoed Property” means any property; (a) beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) that is located in a Sanctioned Jurisdiction; or (e) that otherwise would cause any actual or possible violation by the Lenders or Administrative Agent of any applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, the shares of Capital Stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all other ownership or profit interests in such Person, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common Control with the Loan Parties within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“Erroneous Payment” has the meaning given to such term in Section 9.13(a) of this Agreement.

“Erroneous Payment Deficiency Assignment” has the meaning given to such term in Section 9.13(d) of this Agreement.

“Erroneous Payment Impacted Class” has the meaning given to such term in Section 9.13(d) of this Agreement.

“Erroneous Payment Return Deficiency” has the meaning given to such term in Section 9.13(d) of this Agreement.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“Euro” and “€” mean the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Banking Day” means, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, a TARGET Day; provided, that for purposes of notice requirements in Section 2.03 such day is also a Business Day.

“Eurocurrency Rate” means, for any Eurocurrency Rate Loan for any Interest Period (a) denominated in Euros, the greater of (i) the rate of interest per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute, or a comparable or successor administrator approved by the Administrative Agent, for a period comparable to the applicable Interest Period), at approximately 11:00 a.m. (Brussels time) on the applicable Rate Determination Date and (ii) the Floor and (b) if applicable and approved by the Administrative Agent and the Revolving Credit Lenders pursuant to Section 1.11, denominated in any other Currency, the rate designated with respect to such Currency at the time such currency is approved by the Administrative Agent and the Revolving Credit Lenders pursuant to Section 1.11.

“Eurocurrency Rate Loan” means any Loan bearing interest at a rate based on the Adjusted Eurocurrency Rate.

“Eurocurrency Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. The Adjusted Eurocurrency Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning given to such term in Article 7 hereof of this Agreement.

“Excluded Accounts” means (a) payroll, health savings and other employee wage and benefit accounts, (b) accounts exclusively used for withholding tax, goods and services tax and sales tax, (c) escrow, defeasance and redemption accounts, (d) fiduciary or trust accounts, (e) zero balance accounts and (f) the funds or other property held in or maintained for such purposes in any such account described in clauses (a) through (e).

“Excluded Property” means (a) any property of the Loan Parties to the extent that the grant of a security interest therein (i) is prohibited by any Requirement of Law of a Governmental Authority or (ii) constitutes a breach or default under or results in the termination of or requires any consent (it being agreed that the Borrowers shall use commercially reasonable efforts to obtain such consent) not obtained under, any contract, license, agreement, instrument, organizational agreement, joint venture agreement, or other document evidencing or giving rise to such property, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument, organizational agreement, joint venture agreement, or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law (including the Bankruptcy Code) or principles of equity; provided, however, that such property shall cease to be Excluded Property and the Administrative Agent’s security interest shall attach to such property immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences, (b) any intent-to-use trademark or service mark application before the filing of a statement of use or amendment to allege use, or any other intellectual property, to the extent that applicable Law prohibits the creation of a Lien or would otherwise result in the loss of rights from the creation of such Lien or from the assignment of such rights upon an Event of Default; provided that, upon the filing of a “Statement of Use” or “Amendment to Allege Use”, such trademark application will cease to be Excluded Property, (c) equipment and other assets other than Inventory (together with all proceeds thereof) that are acquired with purchase money Indebtedness (and refinancings thereof) or that are subject to Capital Leases, in each case as permitted by the terms of this Agreement, for so long as the grant of a Lien thereon would violate the terms of any applicable agreement evidencing such purchase money Indebtedness (and refinancings thereof) or Capital Leases, (d) real property (including leasehold interests constituting real property), buildings and improvements thereon (other than the Mortgage Obligations Collateral), (e) Equity Interests in any CFC or CFC Holdco directly owned by a Loan Party in excess of 65% of the total issued and outstanding voting Equity Interests of such first-tier CFC or CFC Holdco; provided, for the avoidance of doubt, Excluded Property shall not include, and the Collateral shall include, 100% of the total issued and outstanding non-voting Equity Interests of such CFC or CFC Holdco, (f) assets to the extent a security interest in such assets would result material adverse tax consequences (including, without limitation as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code) as reasonably determined by the Borrower Representative in good faith and notified in writing to the Administrative Agent, (g) Excluded Accounts, (h) any asset with respect to which the cost of obtaining or perfecting a security interest therein outweighs the practical benefit of a security interest to the Lenders, as reasonably determined between the Borrower Representative and the Administrative Agent, and (i) except with respect to an Optional Guarantor which is a Foreign Subsidiary designated pursuant to an Optional Guarantor Designation after the Closing Date, any assets that require action under the laws of any jurisdiction other than the United States to create or perfect a security interest in such assets, including any intellectual property registered in any jurisdiction other than the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than the United States except with respect to an Optional Guarantor which is a Foreign Subsidiary designated pursuant to an Optional Guarantor Designation after the Closing Date).

“Excluded Subsidiary” means, (a) any Subsidiary to the extent a guarantee by such Subsidiary is prohibited or restricted by contract, including pursuant to the organizational documents of such Subsidiary (so long as such the prohibition or restriction in such contract or organizational document is not entered into in contemplation thereof) or Requirement of Law (including any requirement to obtain Governmental Authority consent, approval, license or authorization to provide a guarantee of the Obligations unless such consent, approval, license or authorization has been received); (b) any CFC or CFC Holdco; (c) any Subsidiary that is a direct or indirect Subsidiary of an entity described in the immediately preceding clause (b), (d) any Subsidiary with respect to which a Guarantee by it of the Obligations would result in material adverse tax consequences to Holdings or any of its Subsidiaries, as reasonably determined by the Borrower Representative in good faith and notified in writing to the Administrative Agent, (e) any Captive Insurance Subsidiary, (f) any Immaterial Subsidiary, and (g) any Subsidiary to the extent that, as reasonably determined by the Borrower Representative and the Administrative Agent, the cost, burden or consequence of providing a guarantee are unreasonable in relation to the value to the Lenders to be afforded thereby. Notwithstanding the foregoing, in no event shall any Optional Guarantor be deemed to be an Excluded Subsidiary unless and until released from constituting a Guarantor pursuant to the terms hereof.

“Excluded Swap Liabilities” means, with respect to any Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Credit Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Credit Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which a guarantee of payment or the granting of a security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a co-borrower agreement or a guarantee of a Swap Obligation would cause such obligation to be an Excluded Swap Liability but the grant of a security interest would not cause such obligation to be an Excluded Swap Liability, such Swap Obligation shall constitute an Excluded Swap Liability for purposes of the co-borrower agreement or the guaranty (as applicable) but not for purposes of the grant of the security interest, and (c) if a Swap Obligation would be an Excluded Swap Liability with respect to one or more of the Loan Parties, but not all of them, the definition of Excluded Swap Liabilities with respect to each such Loan Party shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Swap Liabilities with respect to such Loan Party, and (ii) the particular Loan Party with respect to which such Swap Obligations constitute Excluded Swap Liabilities.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning provided in the recitals hereto.

“Facility Increase” has the meaning provided to such term in Section 2.22.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower Representative.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum, (rounded, if necessary, to the next greater 1/100 of 1%) determined (which determination shall be conclusive and binding, absent manifest error) by the Administrative Agent to be equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent (which determination shall be conclusive and binding, absent manifest error).

“Fee Letter” means (a) the letter agreement dated as of May 1, 2026 between M&T Bank and Holdings and (b) the letter agreement dated as of May 15, 2026 between Wells Fargo and Holdings.

“Financial Stability Board” means the international body of that name, established in April 2009, that monitors and makes recommendations about the global financial system.

“Finished Goods Inventory Cost” means, with respect to any Eligible Affiliated New Manufactured Floor Plan Units (Uninvoiced), the finished goods inventory cost as specified to the Floor Plan Agent from time to time by the applicable Approved Affiliated Manufacturer.

“Fiscal Quarter” means each three (3) month fiscal period of the Borrowers beginning on the first (1st) day of each consecutive October, January, April, and July during the term of this Agreement.

“Fiscal Year” means each 12-month fiscal period of the Borrowers beginning each October 1 and ending on the immediately succeeding September 30.

“Fixed Basket” means any category of exceptions, thresholds, baskets or other provisions in this Agreement based on a fixed Dollar amount and/or percentage of Consolidated EBITDA.

“Flood Documents” has the meaning provided to such term in Section 5.15.4 of this Agreement.

“Floor” means zero percent (0.0%).

“Floor Plan Agent” means Wells Fargo in its capacity as an agent for the Lenders in connection with Floor Plan Facility in accordance with this Agreement and any of the other Credit Documents, and its successors and assigns in such capacity as authorized by the terms of this Agreement.

“Floor Plan Agent’s Office” means the Floor Plan Agent’s address and, as appropriate, account as set forth in Section 10.10.1, or such other address or account in the United States as the Floor Plan Agent may from time to time notify the Borrowers and the Lenders.

“Floor Plan Borrowers” means (a) the Borrowers listed on Schedule 1.01(a) as of the Closing Date and (b) any other Subsidiaries that from time to time become a Borrower under the Floor Plan Facility pursuant to a Joinder Agreement.

“Floor Plan Borrowing” means a borrowing consisting of simultaneous Floor Plan Loans of the same Type, or a borrowing advanced by WF Advance Lender as a WF Advance subject to pro-rata participations by the Floor Plan Lenders, all as set forth in Sections 2.01 and 2.02 of this Agreement.

“Floor Plan Business Day” means any day the Federal Reserve Bank of Chicago is open for the transaction of business, other than a Saturday, Sunday or federal or statutory holiday.

“Floor Plan Facility” means the floor plan facility described in Sections 2.01 and 2.02 providing for Floor Plan Loans to the Floor Plan Borrowers by the Floor Plan Lenders.

“Floor Plan Interest Settlement Date” has the meaning provided to such term in Section 2.01.4.2 of this Agreement.

“Floor Plan Lender” means a Lender holding a Floor Plan Loan Commitment, or if the Floor Plan Loan Commitments have terminated, holding Floor Plan Loans. For the avoidance of doubt, “Floor Plan Lenders” shall exclude each Departing Lender from and after the Closing Date.

“Floor Plan Lender Rate” means the interest rate for Floor Plan Loans as set forth in Section 2.07 less any applicable Performance Rebate as set forth in Section 2.23.

“Floor Plan Line of Credit” means the Floor Plan Line of Credit described in Sections 2.01 and 2.02 of this Agreement providing for Floor Plan Loans to the Borrowers by the Lenders.

“Floor Plan Line of Credit Dollar Cap” means Nine Hundred Fifty Million Dollars ($950,000,000.00), as such amount may be decreased in accordance with Section 2.01.17 of this Agreement or increased pursuant to Section 2.22 of this Agreement.

“Floor Plan Line of Credit Termination Date” means June 29, 2031.

“Floor Plan Loan Adjustment Date” means (a) each Tuesday that this Agreement is in effect or, if such Tuesday is not a Floor Plan Business Day, the next succeeding Floor Plan Business Day, or (b) any other Floor Plan Business Day selected by Floor Plan Agent in its reasonable discretion.

“Floor Plan Loan Advance Limit” means:

with respect to Eligible New Floor Plan Units that are (i) [****] or less in length and (ii) not Eligible Affiliated New Manufactured Floor Plan Units (Invoiced) or Eligible Affiliated New Manufactured Floor Plan Units (Uninvoiced), will be subject to the following advance rates beginning from the original invoice date (or, with respect to Eligible New Floor Plan Units manufactured or branded by [****], from the original funding date):

0-180 days – 100%

181-360 days – 90%

361-540 days – 80%

541-720 days – 70%

721-900 days – 60%

901-1079 days – 50%

1080+ days – 0%

with respect to Eligible Affiliated New Manufactured Floor Plan Units (Invoiced) or Eligible Affiliated New Manufactured Floor Plan Units (Uninvoiced) that are [****] or less in length, will be subject to the following advance rates beginning from the original invoice date:

0-180 days – 62%

181-360 days – 52%

361-540 days – 42%

541-720 days – 32%

721-900 days – 22%

901-1079 days – 12%

1080+ days – 0%

with respect to Eligible New Floor Plan Units that are (i) greater than [****] in length and (ii) not Eligible Affiliated New Manufactured Floor Plan Units (Invoiced) or Eligible Affiliated New Manufactured Floor Plan Units (Uninvoiced), will be subject to the following advance rates beginning from the original invoice date (or, with respect to Eligible New Floor Plan Units manufactured or branded by [****], from the original funding date):

0-180 days – 80%

181-360 days – 70%

361-540 days – 60%

541-720 days – 50%

721-900 days – 40%

901-1079 days – 30%

1080+ days – 0%

with respect to Eligible Used Floor Plan Units, will be subject to the following advance rates from the acquisition date:

0-180 days: 85%

181-360 days: 75%

361+ days: 0%

“Floor Plan Loan Commitment” means, as to any Lender, the amount initially set forth opposite its name on Schedule 1.01 attached hereto in the column labeled “Floor Plan Loan Commitment,” and thereafter on any relevant Assignment And Assumption, or as otherwise thereafter modified in accordance with the terms set forth in this Agreement (including pursuant to an Incremental Amendment), and “Floor Plan Loan Commitments” means the aggregate Floor Plan Loan Commitments of all of the Lenders.

“Floor Plan Loan Commitment Percentage” means, as to any Lender, the percentage initially set forth opposite its name on Schedule 1.01 attached hereto in the column labeled “Floor Plan Loan Commitment Percentage” and thereafter on any relevant Assignment And Assumption, or as otherwise modified in accordance with the terms set forth in this Agreement.

“Floor Plan Loan Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of such Lender’s outstanding Floor Plan Loans and such Lender’s participation in, and obligation to participate in, WF Advances at such time.

“Floor Plan Loan Notes” means, collectively, the promissory notes of the Borrowers evidencing the Floor Plan Loans in the form of Exhibit C attached hereto, together with all amendments and replacements thereof.

“Floor Plan Loans” means collectively the revolving credit loans extended from time to time by the Floor Plan Lenders to the Floor Plan Borrowers as joint and several obligors in accordance with the provisions of Section 2.01 of this Agreement, including the WF Advances pursuant to Section 2.02 of this Agreement.

“Floor Plan Unit Casualty Event” means any loss of or damage to, or any condemnation or other taking of, any Floor Plan Unit or Eligible Parts financed with the proceeds of Floor Plan Loan Commitments for which any Loan Party receives casualty insurance proceeds or proceeds of a condemnation award.

“Floor Plan Units” means Eligible Units of the Borrowers held for sale by the Borrowers in the ordinary course of their businesses. For the avoidance of doubt, Floor Plan Units do not include supplies or spare parts Inventory.

“Floor Plan Unused Commitment Fee” has the meaning given to such term in Section 2.01.15 of this Agreement.

“Foreign Lender” means (a) if the Borrowers are U.S. Persons, a Lender that is not a U.S. Person, and (b) if the Borrowers are not U.S. Persons, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Free Floor Period” means a period equal to the number of days during which a Manufacturer agrees to assume the cost of financing Borrowing Base Collateral purchased by a Floor Plan Borrower by granting Floor Plan Agent a Vendor Credit.

“French Collateral Agent” means Caisse d’Epargne et de Prévoyance Aquitaine Poitou-Charentes.

“French Loan Agreement” means that certain Contrat De Credits dated on or about June 14, 2023 by and among Old Port, as a borrower, the French Collateral Agent and the financial institutions party thereto, as in effect on the First Amendment Date (as the same may be amended, restated, amended and restated or otherwise modified from time to time).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by the Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof, and (c) with respect to M&T Bank, such Defaulting Lender’s Floor Plan Loan Commitment Percentage of outstanding WF Advances other than WF Advances as to which such Defaulting lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be recognized by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Galeon” means Galeon Sp.z.o.o. Sp.K.

“General Obligations” means all Obligations other than Mortgage Obligations.

“General Obligations Collateral” means all of the assets, rights, and interests in property, including tangible and intangible assets and personal property, in which the Administrative Agent on behalf of the Credit Parties is from time to time granted a Lien under any Security Document (other than the Mortgages) as security for all or any portion of the Obligations other than the Mortgage Obligations; provided, however, that General Obligations Collateral shall not include any Excluded Property or any Mortgage Obligations Collateral.

“Governing State” means the State of New York.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the Closing Date, made by Holdings and other Subsidiaries of Holdings from time to time party thereto in favor of the Administrative Agent for the benefit of the Credit Parties as modified by each joinder agreement, security agreement supplement or pledge agreement supplement thereto delivered from time to time.

“Guarantors” means each direct or indirect Subsidiary of Holdings that executes the Guarantee and Collateral Agreement or a joinder thereto in its capacity as a guarantor of the Obligations and otherwise pursuant to, and subject to the terms and conditions of, the Guarantee and Collateral Agreement.

“Guaranty Agreements” means, collectively, each of the guaranty agreements of the Guarantors guaranteeing the payment and performance of any or all of the Obligations.

“Guaranty Obligation” or “Guarantee” (or “guaranty” or “guarantee”) means any obligation, direct or indirect, by which a Person undertakes to guaranty, assume or remain liable for the payment of another Person’s obligations, including but not limited to (a) endorsements of negotiable instruments, (b) discounts with recourse, (c) agreements to pay upon a second Person’s failure to pay, (d) agreements to maintain the capital, working capital solvency or general financial condition of a second Person, and (e) agreements for the purchase or other acquisition of products, materials, supplies or services, if in any case payment therefor is to be made regardless of the nondelivery of such products, materials or supplies or the non-furnishing of such services.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Historical Financial Statements” means (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrowers and their Subsidiaries for (x) the twelve-month period ended September 30, 2024 and (y) the twelve-month period ended September 30, 2025 and (ii) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrowers and their Subsidiaries for each fiscal month ended after September 30, 2025 and at least 30 days prior to the Closing Date.

“Immaterial Subsidiary” means, at any date of determination, each Subsidiary of Holdings that has been designated by the Borrower Representative in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement; provided that, for purposes of this Agreement, at no time shall (i) the Consolidated EBITDA (calculated as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to this Agreement) (x) of such Subsidiary equal or exceed [****] of the aggregate Consolidated EBITDA of Holdings and its Subsidiaries at such date and (y) of all Immaterial Subsidiaries so designated equal or exceed [****] of the Consolidated EBITDA of Holdings and its Subsidiaries at such date or (ii) the total assets (x) of such Subsidiary equal or exceeds [****] of the aggregate Consolidated Total Assets of Holdings and its Subsidiaries at such date and (y) of all Immaterial Subsidiaries so designated equal or exceed [****] of the aggregate Consolidated Total Assets of Holdings and its Subsidiaries at such date, in each case determined in accordance with GAAP. In the event that the limits set forth in clauses (i) or (ii) above are at any time exceeded, then all such Subsidiaries so designated as Immaterial Subsidiaries shall no longer be permitted to be (and shall be deemed not to be) Immaterial Subsidiaries, and such Subsidiaries shall, within thirty (30) days comply with all of the terms of this Agreement and the other Credit Documents applicable to Subsidiaries that are not Immaterial Subsidiaries (including without limitation Section 5.15), unless and until the Borrower Representative shall designate one or more Subsidiaries as Immaterial Subsidiaries pursuant to the first sentence of this definition and, in each case, such designation complies with clauses (i) and (ii) above and provided further that no Floor Plan Borrower may be designated as an Immaterial Subsidiary. Notwithstanding the foregoing, no Immaterial Subsidiary may own or exclusively license any Material Intellectual Property. No Guarantor shall be deemed to be an Immaterial Subsidiary, unless and until, the Borrower Representative provides the Administrative Agent with not less than five (5) Business Days’ prior written notice (or such shorter period as the Administrative Agent may agree in its reasonable discretion) of such Guarantor’s designation as an Immaterial Subsidiary pursuant to the foregoing clauses.

“Increase Effective Date” has the meaning provided to such term in Section 2.22 of this Agreement.

“Incremental Amendment” has the meaning provided to such term in Section 2.22 of this Agreement.

“Incremental Facility” has the meaning provided for such term in Section 2.22 of this Agreement.

“Incremental Lender” has the meaning provided to such term in Section 2.22 of this Agreement.

“Incurrence-Based Basket” means any category of exceptions, thresholds, baskets or other provisions in this Agreement based on complying with any financial ratio (including the Total Net Leverage Ratio).

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services, including, without limitation, Earnout Obligations (other than trade payables or other accounts payable paid in the ordinary course of business or such trade payables or other accounts payable are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, bankers acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, in respect of Disqualified Stock and (x) all net hedging obligations. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any net obligation under any hedging transaction on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (viii) that is expressly made nonrecourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For the avoidance of doubt, Indebtedness shall exclude any indebtedness related to investments of Holdings and its Subsidiaries that are not consolidated in Holdings’ financial statements.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided to such term in Section 10.08.2 of this Agreement.

“Information” means all information received from any Loan Party relating to the Loan Parties or any of their respective businesses, other than any such information that is available to the Credit Parties on a nonconfidential basis prior to disclosure by the Loan Parties, provided that, in the case of information received from the Loan Parties after the date hereof, such information is clearly identified at the time of delivery as confidential.

“Insolvency Proceeding” means, with respect to any referenced Person, any case or proceeding commenced by or against such Person, under any provision of the Bankruptcy Code or under any other Debtor Relief Laws.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intercompany Indebtedness” means any and all claims, rights of payment, subrogation rights, rights of contribution, reimbursement or indemnity that any Loan Party may have from or against any other Loan Party.

“Interest Payment Date” means (a) with respect to any Adjusted Base Rate Borrowing and with respect to any SOFR Borrowing of Floor Plan Loans at the Adjusted SOFR Rate, the first Business Day of each consecutive month, and (b) with respect to any Eurocurrency Rate Loan or SOFR Borrowing at the Adjusted SOFR Rate, the last Business Day of each Interest Period therefor and, in the case of such a SOFR Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period.

“Interest Period” means: with respect to any Eurocurrency Rate Loan or SOFR Borrowing of any Class of Revolving Credit Loans, Mortgage Loans, and Term Loans, the period commencing on the date of such Eurocurrency Rate Loan or SOFR Borrowing, or continuation or conversion of such Class of Loans as Eurocurrency Rate Loan or SOFR Rate Loans, and ending on the numerically corresponding day in the calendar month that is one (1), three (3), or six (6) months thereafter, as the Borrower Representative may elect (provided that, in each case (i) if any Interest Period would end on a day other than a RFR Business Day, such Interest Period shall be extended to the next succeeding RFR Business Day, unless such next succeeding RFR Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding RFR Business Day, (ii) any Interest Period that commences on the last RFR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last RFR Business Day of the last calendar month of such Interest Period, provided, further, that, in the event an Interest Period is extended to the next RFR Business Day in a month, the succeeding Interest Period will end on the day it would have ended had the preceding Interest Period not been so extended (e.g., if the preceding period is extended to the 16th because the 15th is not a RFR Business Day, the succeeding period will end on the 15th as long as it is a RFR Business Day), and (iii) the Borrowers may not select any Interest Period which would end after the Maturity Date for the applicable Class of Loans). For purposes hereof, the date of a Eurocurrency Rate Loan or SOFR Borrowing initially shall be the date on which such Eurocurrency Rate Loan or SOFR Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Eurocurrency Rate Loan or SOFR Borrowing.

“Inventory” means any “inventory” within the meaning of that term under the Uniform Commercial Code.

“Investment” means, as to any referenced Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests in or securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, or (d) any other investment in securities, deposits, or the obligations of other Persons. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means M&T Bank, in its capacity as the issuer of Letters of Credit hereunder (through itself or through one of its designated Affiliates or branch offices), or its successors hereunder as the issuer of Letters of Credit.

“Joinder Agreement” means each Joinder Agreement and Counterpart, substantially in the form of Exhibit K (amended as required to apply to the capacities of the applicable Borrower and to the Collateral to be granted), executed and delivered by a Subsidiary or any other Person to the Administrative Agent in connection with this Agreement.

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“L/C Commitment” means (a) the commitment of the Issuing Bank to issue Letters of Credit in an aggregate amount at any time outstanding not to exceed the Letter of Credit Sublimit, and (b) with respect to each Lender, the commitment of such Lender to purchase participation interests in the L/C Obligations up to such Lender’s Revolving Credit Commitment Percentage multiplied by the Letter of Credit Sublimit. The L/C Commitment of each Lender is included in and is part of each Lender’s Revolving Credit Commitment and is not in addition to the Lenders’ respective Revolving Credit Commitments.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit, including but not limited to the amount of any draft paid by the Issuing Bank under any Letter of Credit, and any taxes, charges, or other costs or expenses incurred by the Issuing Bank in connection with any such payment.

“L/C Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned, or (b) any collateral security for such obligations.

“L/C Expiration Date” means the day that is ten (10) days prior to the Revolving Credit Termination Date (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Obligations” means, at any time, the sum of (a) the aggregate Stated Amount of all issued and outstanding Letters of Credit, plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Revolving Credit Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender then acting as Issuing Bank with respect to the related Letter of Credit) shall be deemed to hold a L/C Obligation in an amount equal to its participation interest under Section 2.05 in the related Letter of Credit, and the Lender then acting as Issuing Bank with respect to such related Letter of Credit shall be deemed to hold a L/C Obligation in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders (other than the Lender then acting as Issuing Bank with respect to such related Letter of Credit) of their participation interests under such Section. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms, but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan Increase or Mortgage Loan Increase.

“Law” means any law (including common Law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Governmental Authority.

“Lender Credit” has the meaning provided to such term in Section 2.01.6 of this Agreement.

“Lenders” means collectively the Floor Plan Lenders, the Revolving Credit Lenders, the Term Loan Lenders, the Mortgage Loan Lenders and the Persons that are parties to this Agreement as of the Closing Date as a “Lender” or any other Person that thereafter shall have become party hereto as a “Lender” pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a “Lender” pursuant to an Assignment and Assumption. Unless the context requires otherwise, the term “Lenders” includes the Swingline Lender and the Issuing Bank, and Wells Fargo in connection with its funding of the WF Advances. For the avoidance of doubt, “Lenders” shall exclude each Departing Lender from and after the Closing Date.

“Letter of Credit” means any letter of credit issued by the Issuing Bank for the account of one or more of the Borrowers or any Affiliate thereof in accordance with the terms of this Agreement. A Letter of Credit may be issued in Dollars or in any Alternative Currency.

“Letter of Credit Application” means the Issuing Bank’s then current form of application and agreement for the issuance or amendment of a Letter of Credit.

“Letter of Credit Fees” has the meaning provided to such term in Section 2.05.9 of this Agreement.

“Letter of Credit Sublimit” means an amount equal to Twenty Million Dollars ($20,000,000.00).

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Limited Condition Transaction” means an acquisition or Investment permitted by this Agreement that Holdings or one of its Subsidiaries is contractually or legally committed to consummate and the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Line Cap” means the lesser of (i) the Floor Plan Loan Commitment and (ii) the Borrowing Base.

“Loan Parties” means, collectively, the Borrowers and the Guarantors (including Persons that become Borrowers or Guarantors after the Closing Date). As of the Closing Date, the Loan Parties are listed on Schedule 1.01(b).

“Loan Request” means (a) notice in the form of Exhibit H attached hereto from the Borrower Representative in accordance with the Loans (other than Floor Plan Loans) as set forth in this Agreement and (b) with respect to Floor Plan Loans, notice in the form of Exhibit H attached hereto or a request for a Floor Plan Loan in accordance with Section 2.01.2.

“Loans” means, collectively, the Floor Plan Loans including the WF Advances, Revolving Credit Loans, the Swingline Loans, the Term Loans, and the Mortgage Loans.

“M&T Bank” means Manufacturers and Traders Trust Company, a New York banking corporation, and its successors and assigns.

“Mandatory Prepayments” has the meaning provided to such term in Section 2.06.3 of this Agreement.

“Manufacturer” means the manufacturer, vendor, or supplier of a Floor Plan Unit, including original equipment manufacturers (commonly referred to as “OEM”) and other vendors and suppliers of a Floor Plan Unit.

“Material Adverse Change” means (a) any set of circumstances or events which has or could reasonably be expected to have a material adverse effect upon the operations, businesses, properties, actual liabilities, or financial conditions of Holdings and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties (taken as a whole) to perform their respective obligations under any Credit Document; or (c) any circumstances or events having a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of any Credit Document to which it is a party (taken as a whole).

“Material Intellectual Property” means the IP Rights, whether now owned or licensed or hereafter acquired, licensed or developed, that are material to the ability of the Loan Parties to generate revenue or that are material to the conduct of business of the Loan Parties.

“Maturity Dates” means collectively (a) the Floor Plan Line of Credit Termination Date, (b) the Revolving Credit Termination Date, (c) the Swingline Termination Date, (d) the Term Loan Maturity Date, and (e) the Mortgage Loan Maturity Date.

“Measurement Period” means, as of any date of determination, the four (4) consecutive trailing Fiscal Quarters most recently ended.

“Minimum Borrowing Amount” means: (a) with respect to Floor Plan Loans, WF Advances, and settlement among Wells Fargo and the other Lenders on account of WF Advances on a Floor Plan Loan Adjustment Date, no Minimum Borrowing Amount shall be applicable; (b) with respect to the Revolving Credit Loans (i) no Minimum Borrowing Amount shall be applicable for Adjusted Base Rate Borrowings and (ii) Five Hundred Thousand Dollars ($500,000.00) (or such lesser amount as may be approved by the Administrative Agent) for Eurocurrency Rate Loans and SOFR Borrowings with minimum increments of Fifty Thousand Dollars ($50,000.00); (c) with respect to the Term Loans, (i) no Minimum Borrowing Amount shall be applicable for Adjusted Base Rate Borrowings and (ii) Five Hundred Thousand Dollars ($500,000.00) (or such lesser amount as may be approved by the Administrative Agent) for SOFR Borrowings with minimum increments of Fifty Thousand Dollars ($50,000.00); (d) with respect to the Swingline Loans, any whole Dollar increment and (e) with respect to Mortgage Loan advances, $50,000.00 (or, if less, the remaining amount available for drawing under the Mortgage Loan).

“Monthly Floor Plan Interest” means, with respect to each Floor Plan Lender, for each calendar month, the sum of the Daily Floor Plan Interest for such Floor Plan Lender for each calendar day of such calendar month in which a Floor Plan Loan is outstanding.

“Mortgage” means , collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent substantially in the form delivered on the Closing Date or such other form as may be agreed to by the Borrower Representative and the Administrative Agent, together with any other related forms or documents that are required or customary to effect the recording of such deeds of trust, trust deeds and mortgages.

“Mortgage Facility Departing Lender” means Bank of America, N.A.

“Mortgage Loan Borrower” means with respect to any Class of Mortgage Loans (including, as applicable, the Mortgage Loan Facility), each other Borrower that becomes party to this Agreement in accordance with Section 5.15 as a Mortgage Loan Borrower with respect to such Class and that owns Real Property supporting any Mortgage Loans of such Class.

“Mortgage Loan Borrowing” means a borrowing consisting of simultaneous Mortgage Loans of the same Class and Type.

“Mortgage Loan Commitment” means, as to any Lender, the amount initially set forth opposite its name on Schedule 1.01 attached hereto in the column labeled “Mortgage Loan Commitments” and thereafter on any relevant Assignment And Assumption, as such amount may be adjusted from time to time in accordance with this Agreement, and “Mortgage Loan Commitments” means the aggregate Mortgage Loan Commitments of all of the Lenders.

“Mortgage Loan Commitment Percentage” means, as to any Lender, the percentage initially set forth opposite its name on the grid provided in the definition of “Mortgage Loan Commitment” in the column labeled “Mortgage Loan Commitment Percentage” and thereafter on any relevant Assignment And Assumption, as the same may be adjusted from time to time pursuant to this Agreement.

“Mortgage Loan Facility” means the senior secured mortgage term loan facility described in Section 2.06A providing for Mortgage Loans to the Mortgage Loan Borrower by the Mortgage Loan Lenders.

“Mortgage Loan Facility Unused Commitment Fee” has the meaning provided to such term in Section 2.06A.7 of this Agreement.

“Mortgage Loan Funding Date” means each date after the Closing Date that a Mortgage Loan is funded to a Borrower pursuant to Section 2.06A, in each case, subject to the terms and conditions set forth in Section 4.03.

“Mortgage Loan Lenders” means a Lender having a Mortgage Loan Commitment or any Lender holding a Mortgage Loan. For the avoidance of doubt, “Mortgage Loan Lenders” shall exclude each Departing Lender and the Mortgage Facility Departing Lender from and after the Closing Date.

“Mortgage Loan Maturity Date” means June 29, 2031.

“Mortgage Loan Notes” means, collectively, the promissory notes of the Mortgage Loan Borrower evidencing the Mortgage Loans in the form of Exhibit M attached hereto, together with all amendments and replacements thereof.

“Mortgage Loans” means the mortgage loans extended by the Lenders to the Mortgage Loan Borrower in accordance with the provisions of Section 2.06A of this Agreement and the other Credit Documents.

“Mortgage Obligations” means, with respect to a Class of Mortgage Loans, collectively, all of the obligations of the Loan Parties to (i) the Mortgage Loan Lenders of such Class, whenever arising, under this Agreement or any other Credit Documents, including without limitation all unpaid principal, accrued interest, fees and Credit Party Expenses of the Mortgage Loan Lenders of such Class, due and payable hereunder and thereunder in respect of such Class of Mortgage Loans or any Mortgage Loan Increase in respect of such Class, and (ii) the Mortgage Loan Lenders of such Class or any of their Related Parties on account of indemnification and reimbursement duties and obligations due and payable under this Agreement or any other Credit Document in respect of such Class of Mortgage Loans or any Mortgage Loan Increase in respect of such Class.

“Mortgage Obligations Collateral” means the Mortgaged Property in which the Administrative Agent on behalf of the Credit Parties is from time to time granted a Lien under any Security Document as security for all or any portion of the Mortgage Obligations; provided, however, that Mortgage Obligations Collateral shall not include any Excluded Property.

“Mortgaged Property” means, for each Class of Mortgage Loans, any fee-owned Property that becomes subject to a Mortgage after the Closing Date in connection with such Mortgage Loan, the value of which is advanced against under this Agreement after the Closing Date for the purpose of funding such Mortgage Loan of such Class.

“Mortgaged Property Asset Value” means the “as is” value of a Mortgaged Property, as determined by the most recent Real Estate Appraisal obtained and delivered to the Borrower Representative and the Administrative Agent with respect to such Mortgaged Property.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any Loan Party or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions.

“Net Available Proceeds” means the aggregate cash and Cash Equivalents received by any Loan Party or its Subsidiaries directly or indirectly in connection with or from any transaction, event, condition or occurrence described in Section 2.06.3 hereof, including but not limited to Dispositions of assets (other than sales of Floor Plan Units subject to Section 2.01), insurance proceeds, condemnation recoveries, or issuances of Indebtedness, in each case net of (a) reasonable costs and expenses associated therewith, including reasonable legal fees and expenses (but excluding any such fees and expenses paid to an Affiliate), and (b) any repayments (including reasonable expenses in connection therewith) of Indebtedness to the extent that (x) such Indebtedness is secured by a Lien on an asset that is the subject of the transaction, and (y) the transferee of (or holder of a Lien on) such asset requires that such Indebtedness be repaid as a condition to the subject transaction.

“New Unit Invoiced Amount” means, with respect to any Eligible New Floor Plan Unit (other than Eligible Affiliated New Manufactured Floor Plan Units (Uninvoiced)), the amount of the Manufacturer or vendor invoice (including freight charges to the extent freight charges are included on such invoice) as specified to the Floor Plan Agent from time to time by the applicable Manufacturer or vendor of such Eligible New Floor Plan Unit.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means, collectively, the Floor Plan Loan Notes, the Revolving Credit Notes, the Swingline Note, the Term Loan Notes, and the Mortgage Loan Notes.

“Obligations” means, collectively, the obligations of the Borrowers or of any other Loan Party to pay to the Credit Parties or to perform for the benefit of the Credit Parties, M&T Bank or any of their Affiliates (a) sums due arising out of or in connection with the Loans or otherwise pursuant to the terms of the Notes, and the other Credit Documents, including without limitation all unpaid principal, accrued interest (including interest that accrues during any Insolvency Proceedings), fees and expenses, (b) indemnification and reimbursement duties and obligations owed in accordance with the terms of any of the Credit Documents, (c) Credit Party Expenses, (d) reimbursement, repayment or indemnity obligations owed by the Borrowers or any of the other Loan Parties to any Credit Party or to an Affiliate of a Credit Party arising out of or related to Bank Products, (e) all payment and indemnification obligations owed by the Borrowers to the Issuing Bank or to any other Credit Party which arise out of or relate to any Letters of Credit, including all of the L/C Obligations, (f) all obligations or sums due to any Swap Provider under or in connection with any Swap Obligations, (g) payments owed to the Arrangers, the Administrative Agent, the Floor Plan Agent or M&T Bank in accordance with the Fee Letter, (h) any indebtedness or liability which may exist or arise as a result of any payment made by or for the benefit of any of the Credit Parties being avoided or set aside for any reason including any payment being avoided as a preference under Sections 547 and 550 of the Bankruptcy Code, as amended, or under any other Debtor Relief Law, and (i) any interest on any portion of the Loans that accrues after the commencement of any Insolvency Proceeding.

“Ocean” means the vessel brand commonly known as Ocean Alexander.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Old Port” means Marina Du Vieux Port de Cannes SAS.

“Old Port Collateral” means, collectively, the Old Port Equity and the Old Port Indebtedness.

“Old Port Equity” means the Equity Interests held directly by IGY Sete in Old Port constituting 25.5% of the issued and outstanding Equity Interests of Old Port.

“Old Port Indebtedness” means any indebtedness owed directly to IGY Sete by Old Port (and IGY Sete’s rights to payment and proceeds thereunder) from time to time.

“Optional Guarantor” has the meaning provided to such term in Section 5.15.2 of this Agreement.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means (a) with respect to Floor Plan Loans (including WF Advances) on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Floor Plan Loans, as the case may be, occurring on such date, (b) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; (c) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extensions occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements made by the Borrowers; (d) with respect to the Term Loans of any Class on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayment or repayments of the Term Loans of such Class, as the case may be, occurring on such date and (e) with respect to Mortgage Loans of any Class, the aggregate outstanding principal amount thereof after giving effect to the borrowing thereof and any prepayments or repayments of Mortgage Loans of such Class, as the case may be, on such date.

“Outstanding Mortgage Loan Amount” has the meaning given to such term in the recitals hereto.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent (or to the extent payable to an Issuing Bank, such Issuing Bank with notice to the Administrative Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent (or to the extent payable to an Issuing Bank, such Issuing Bank with notice to the Administrative Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions.

“Participant” has the meaning provided to such term in Section 10.03 of this Agreement.

“Participant Register” has the meaning provided to such term in Section 10.03 of this Agreement.

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participation” means an undivided participation interest sold by a Lender, in accordance with the provisions of Section 10.03, in such Lender’s Commitments, Loans and rights and obligations under this Agreement and the other Credit Documents.

“Payment Notice” has the meaning provided to such term in Section 9.13(b) of this Agreement.

“Payment Recipient” has the meaning provided to such term in Section 9.13(a) of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Borrower or any ERISA Affiliate or to which a Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Performance Rebate” has the meaning provided to such term in Section 2.23 of this Agreement.

“Permitted Acquisition” means any Acquisition after the Closing Date by one (1) or more Borrowers or their Subsidiaries, provided that:

(a) subject to the provisions of Section 1.08 with respect to any Limited Condition Transaction, before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom and the representations and warranties of the Loan Parties contained in Article 3 of this Agreement or in any other Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and, in the case of any representation or warranty that is qualified by materiality or Material Adverse Change, shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and, in the case of any representation or warranty that is qualified by materiality or Material Adverse Change, shall be true and correct in all respects);

(b) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the material line or lines of business of the Person to be acquired would constitute a Permitted Business;

(c) for Acquisitions with a Cost of Acquisition (excluding the Fair Market Value of Floor Plan Units and Mortgaged Property acquired in connection with any such Acquisition) in excess of $30,000,000, the Borrower Representative shall have given not less than thirty (30) days’ prior written notice to the Administrative Agent (or such later notice as agreed to by the Administrative Agent in its sole discretion) identifying the applicable Acquisition and providing a general overview of such Acquisition based on information known to the Loan Parties at such time;

(d) for Acquisitions (i) with a Cost of Acquisition (excluding the Fair Market Value of Floor Plan Units and Mortgaged Property acquired in connection with any such Acquisition) in excess of $30,000,000, the Borrower Representative shall have furnished to the Administrative Agent historical financial statements of such target Person as of the end of the most recently completed Fiscal Year and , if available, interim Fiscal Quarter of such target Person or (ii) with a Cost of Acquisition (excluding the Fair Market Value of Floor Plan Units acquired in connection with any such Acquisition) in excess of $100,000,000, the Borrower Representative shall have furnished to the Administrative Agent audited financial statements, in each case, at least ten (10) Business Days (or such later date agreed to by the Administrative Agent in its sole discretion) prior to the consummation of such Acquisition;

(e) on the date of the consummation of the Acquisition, Holdings and its Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Section 6.12 and 6.13 as of the most recently ended Measurement Period, after giving effect to such Acquisition;

(f) if, after the consummation of such Acquisition, the Person acquired is a Subsidiary, the applicable Loan Party or Subsidiary shall have complied with the provisions of Section 5.15 and the applicable provisions of the Security Documents (in each case, within the applicable time period for compliance);

(g) three (3) Business Days prior to the consummation of the proposed Acquisition, the Borrower Representative shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower Representative, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (a) through (f) and containing the calculations (in reasonable detail) required by the preceding clause (e); and

(h) the Cost of Acquisition for such Acquisition, together with the Cost of Acquisition for all other Acquisitions in the same Fiscal Year (excluding in each case the Fair Market Value of Floor Plan Units acquired in connection with any such Acquisition), is not greater than $250,000,000.

“Permitted Business” means, with respect to Holdings and its Subsidiaries, taken as a whole, (a) acquiring, owning, operating, selling and leasing, whether at wholesale or at retail, and including from auctions and trade-ins, of new and used Floor Plan Units and other marine product Inventory (together with new and used Floor Plan Units, “Vessels”), and parts, accessories and after-market products thereof, (b) the provision of repair, installation, maintenance, refurbishment and replacement services with respect to Vessels and parts, accessories and other after-market products thereof, (c) the provision of financing, insurance and vessel protection services and plans to customers, whether directly or arranged via third parties, including, but not limited to, installment sale and lease contracts, extended warranties and service contracts, prepaid maintenance and emergency assistance, and the provision of technology services related to other Permitted Businesses, (d) the ownership, lease, and operation of marinas, (e) marine product brokerage, marine product manufacturing, and yacht management services, (f) the acquisition, ownership and operation of any Person (or the assets or a line or lines of business of such Person), and the sale of any assets and the provision of any services that are provided by or incidental to the business of such Person at the time such Person is acquired, so long as, at the time of such acquisition, as a part of such Person’s business, such Person is engaged in and/or provides one or more of the businesses, products and services set forth in the foregoing clauses (i) or (ii)(a) through (e), and (g) activities related, complementary or incidental to, or a reasonable extension, development or expansion of, any of the foregoing.

“Permitted Collateral Location” means Eligible Units to be located at, or in-transit domestically to and from, only locations described in Schedule 2.01 to this Agreement (as such Schedule 2.01 may be updated from time to time with the approval of Floor Plan Agent) and at such other locations in the United States disclosed to Floor Plan Agent in writing at least fifteen (15) days prior to such dealer’s use of such location (but excluding the locations of any consigned Inventory), unless Floor Plan Agent otherwise agrees to such location or consignment in writing; provided that such fifteen (15) day notice and Floor Plan Agent approval shall not be required for Inventory (including consigned Inventory not financed by Floor Plan Agent hereunder) with an aggregate invoice amount of less than one million dollars ($1,000,000.00) located at other locations (including locations outside of the United States, but excluding boat shows) for up to thirty (30) days per unit and, provided, further, that such notice shall be reduced to one (1) day and Floor Plan Agent approval shall not be required for Inventory (excluding consigned Inventory) with an aggregate invoice amount of less than one million dollars ($1,000,000.00) located at boat shows for up to thirty (30) days.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable credit or business judgement, from the perspective of a secured asset based lender or a floor plan lender, as applicable, in accordance with customary business practices of the Administrative Agent or the Floor Plan Agent, as applicable, for comparable asset-based or floor plan transactions for similarly situated borrowers, which in the context of establishing or modifying any eligibility criteria or Reserve provided for in this Agreement, the Administrative Agent or the Floor Plan Agent, as applicable, from time to time determines following consultation with the Borrower Representative as being appropriate, in each case of clauses (a), (b), (c) and (d) below, to the extent such items have not otherwise been included in the calculation of the Borrowing Base, (a) to reflect items that could reasonably be expected to adversely affect the Administrative Agent’s ability to realize upon the Collateral relevant to that Loan Party, including, without limitation, items that could reasonably be expected to adversely affect the value of any Collateral relevant to the Loan Party, the enforceability or priority of the Administrative Agent’s Liens on Collateral relevant to that Loan Party, the timing of any enforcement action, or the amount that any secured party would be likely to receive in the liquidation of Collateral relevant to that Loan Party, (b) to reflect claims and liabilities that have priority as a matter of law that the Administrative Agent determines will need to be satisfied in connection with the realization upon that Collateral, (c) to reflect criteria, events, conditions, contingencies or risks that differ materially from facts or events occurring or known to the Administrative Agent or the Floor Plan Agent, as applicable, on the Closing Date and which directly and adversely affect any component of the Borrowing Base, or (d) to address any collateral report or other financial information received by the Administrative Agent or the Floor Plan Agent, as applicable, from any Loan Party to the extent such report is incomplete, inaccurate or misleading in any material respect.

“Permitted Encumbrances” means collectively:

(a) Liens for taxes, assessments, governmental levies or similar charges incurred in the ordinary course of business and which are not yet overdue for thirty (30) days, or if overdue for more than thirty (30) days, (i) are being contested in good faith and by appropriate proceedings diligently conducted, but only so long as such proceedings could not subject any Credit Party to any civil or criminal penalties or liabilities and (ii) for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and (iii) which shall be paid in accordance with the terms of any final non-appealable judgments or orders relating thereto within thirty (30) days after the entry of such judgments or orders;

(b) Pledges or deposits made in the ordinary course of business (i) to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions, other social security programs or similar program, (ii) to secure liability to insurance carriers under insurance or self-insurance agreements or arrangement or (iii) securing obligations in respect of letters of credit that have been posted by a Loan Party to support the payment of items set forth in clauses (i) and (ii) of this subsection (b);

(c) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet overdue or in default by more than thirty (30) days, or if such Liens are overdue by more than thirty (30) days, (i) are being contested in good faith and by appropriate proceedings diligently conducted and (ii) for which such reserves or other appropriate provisions, if any, as required by GAAP shall have been made and (iii) which shall be paid in accordance with the terms of any final non-appealable judgments or orders relating thereto within thirty (30) days after the entry of such judgments or orders;

(d) Pledges or deposits made in the ordinary course of business (i) to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amounts due thereunder (ii) to secure public or statutory or regulatory obligations or import duties, or surety, stay, appeal, customs, indemnity, completion, performance or other similar bonds required in the ordinary course of business or (iii) securing obligations in respect of letters of credit that have been posted by a Loan Party to support the payment of items set forth in clauses (i) and (ii) of this subsection (d);

(e) (i) encumbrances consisting of zoning restrictions, easements, rights-of-way, building code laws, covenants, other matters of record, survey exceptions, encroachments, protrusions or other restrictions on the use of Real Property, none of which materially impairs the use of such real property by the Loan Parties, (ii) with respect to Real Property other than the Mortgaged Property, defects in title to such Real Property and (iii) with respect to Mortgaged Property, (1) any exceptions listed on title insurance policies accepted by the Administrative Agent with respect to such Mortgaged Property and (2) matters that are disclosed by surveys received by and reasonably acceptable to the Administrative Agent;

(f) (i) Liens on assets of a Person which is merged into or acquired by a Loan Party on or after the date of this Agreement and (ii) Liens on assets acquired or assumed after the date of this Agreement; provided, in each case, that (w) such merger or acquisition is made in compliance with this Agreement, (x) such Liens existed at the time of such merger or acquisition and were not created in anticipation thereof, (y) no such Lien covers any other property or assets of any Loan Party (other than proceeds of such acquired assets) and (z) the principal amount of any Indebtedness secured thereby is not increased from the amount outstanding immediately before such merger or acquisition, is permitted by Section 6.03(g) and is in an aggregate amount not exceeding at any time outstanding $10,000,000;

(g) Liens securing the Obligations;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 7.05 or Section 7.06; provided such Lien is subject and subordinate to the Lien of the Security Documents;

(i) Liens existing on the Closing Date and listed on Schedule 1.05 hereof and Liens securing any Permitted Refinancings in respect of Indebtedness secured by Liens referred to in this clause (i), and any renewals, modifications, replacements or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 6.03(b), and (iii) the direct or any contingent obligor with respect thereto is not changed;

(j) (i) Liens placed upon assets securing Capitalized Lease Obligations or purchase money or similar Indebtedness in connection with acquisitions, construction, installation, repair, development, replacement or improvement of fixed or capital assets; provided that any such Lien shall not encumber any assets of any Loan Party other than the assets acquired with such Indebtedness and after-acquired property that is affixed or incorporated into such assets and proceeds and products thereof, and (ii) Liens securing Permitted Refinancings in respect of Indebtedness secured by the Liens referred to in subclause (i), in the case of subclauses (i) and (ii), to the extent such Indebtedness is permitted under Section 6.03(f) hereof;

(k) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by Holdings or any of its Subsidiaries in the ordinary course of business and covering only the assets so leased, licensed or subleased;

(l) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(m) Liens of sellers of goods to Borrowers or any Subsidiary arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable Law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(n) Liens, if any, in favor of the Administrative Agent on Cash Collateral delivered pursuant to Section 2.05.8;

(o) Liens arising from precautionary financing statements filed in connection with operating leases or consignments of goods and not securing Indebtedness;

(p) Liens that are normal and customary contractual rights of setoff, relating to (i) the establishment of depository relationships with banks or other financial institutions not given in connection with the incurrence of any Indebtedness, and (ii) purchase orders and other agreements entered into with customers of the Borrowers or any Subsidiary in the ordinary course of business;

(q) [reserved];

(r) other Liens securing obligations on a junior basis to the Liens securing the Obligations in an aggregate outstanding principal amount (as of the date any such Lien is incurred) not to exceed $10,000,000; and

(s) Liens in favor of the French Collateral Agent on the Old Port Collateral securing Old Port’s obligations under the French Loan Agreement.

“Permitted Investment” means any Investment permitted by Section 6.02.

“Permitted Refinancing” means Indebtedness constituting a refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that such new Indebtedness (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount (including an amount equal to any existing commitments unutilized and letters of credit undrawn thereunder) of the Indebtedness being refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and penalty or premium thereon plus all premiums (if any), interest, fees, discounts, commissions, expenses, charges and additional or contingent interest, in each case, reasonably incurred, in connection with such refinancing, refunding, renewal, replacement or extension, (b) has a Weighted Average Life to Maturity (measured as of the date of such refinancing, renewal, replacement or extension) and maturity no shorter than that of the Indebtedness being refinanced, refunded, renewed, replaced or extended, (c) is not secured by a Lien on any Collateral other than Liens otherwise permitted under Section 6.01, (d) the primary obligors of which are the same (or fewer) as the primary obligors of the Indebtedness being refinanced, refunded, renewed, replaced or extended and the same (or fewer) guarantors as the guarantors under the Indebtedness being refinanced, refunded, renewed, replaced or extended and (e) is subordinated to the Obligations on the same terms as the Indebtedness being refinanced, refunded, renewed, replaced or extended is subordinated to the Obligations, if applicable. Any reference to a Permitted Refinancing in this Agreement or any other Credit Document shall be interpreted to mean (i) a Permitted Refinancing of the subject Indebtedness and (ii) any further refinancings constituting a Permitted Refinancing of the Indebtedness resulting from a prior Permitted Refinancing.

“Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Pre-Owned Inventory Cost” means the Borrower Representative’s internal valuation for pre-owned inventory (as set forth on the monthly inventory certificate and Borrowing Base Certificate).

“Pre-Owned Inventory Reserve” means the low wholesale value of Eligible Used Floor Plan Units determined via NADA, Yachtworld.com, survey or other source acceptable to Floor Plan Agent minus the Pre-Owned Inventory Cost for such Eligible Used Floor Plan Units, divided by the low wholesale value of Eligible Used Floor Plan Units determined via NADA, Yachtworld.com, survey or other source acceptable to Floor Plan Agent, as a percentage.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent, in its sole discretion, as its prime lending rate of interest. Such announced rate bears no inference, implication, representation or warranty that such announced rate is charged to any particular customer or customers of Administrative Agent. The Administrative Agent’s prime lending rate of interest is but one of several interest rate bases used by the Administrative Agent. Changes in the applicable interest rate shall be made as of, and immediately upon the occurrence of, changes in the Administrative Agent’s prime rate.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) (i) the aggregate amount of such Lender’s Floor Plan Loan Commitment, Mortgage Loan Commitment and Revolving Credit Commitment plus (ii) the aggregate amount of such Lender’s outstanding Term Loans and Mortgage Loans to (b) (i) the aggregate amount of the Floor Plan Loan Commitments, Mortgage Loan Commitments and Revolving Credit Commitment of all Lenders plus (ii) the aggregate amount of all outstanding Term Loans and Mortgage Loans; provided, however, that if at the time of determination the Floor Plan Loan Commitments and Revolving Credit Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Floor Plan Loans, Revolving Credit Loans, Term Loans and Mortgage Loans, owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Floor Plan Loans, Revolving Credit Loans, Term Loans and Mortgage Loans of all Lenders as of such date. If at the time of determination any Commitments have been terminated or reduced to zero and there are no outstanding Loans, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which such Commitments were in effect or Loans were outstanding. For purposes of this definition, a Floor Plan Lender shall be deemed to hold a WF Advance to the extent such Floor Plan Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Prohibited Transaction” means any prohibited transaction as defined in Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 408 of ERISA and for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Property” means, any parcel of real property, whether owned in fee or leased, of any of the Loan Parties.

“Rate Determination Date” means, with respect to any Interest Period, two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent; provided that to the extent that such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Real Estate Appraisal” means a FIRREA-conforming appraisal prepared by an independent third party appraiser reasonably acceptable to the Administrative Agent.

“Real Estate Support Documents” means such third party consents, landlord and mortgagee waivers and agreements, flood hazard certifications, evidence of flood insurance (if required), and subordination and nondisturbance agreements, in each case as the Administrative Agent may request.

“Real Property” means, with respect to any Person, any parcel of real property, whether owned in fee or leased, of such Person.

“Recipient” means (a) the Administrative Agent or the Floor Plan Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Register” has the meaning provided to such term in Section 10.02.4 of this Agreement.

“Regulation D” means certain regulations issued by the Federal Reserve Board generally known as Regulation D and entitled “Reserve Requirements of Depository Institutions,” codified at 12 CFR § 204, et seq., as amended and in effect from time to time.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of a Revolving Credit Borrower to reimburse an Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Real Property Assets” means, with respect to any Real Property, fixtures, related real property rights, related contracts and proceeds of such Real Property (including, without limitation, insurance proceeds in respect of the foregoing).

“Release” means a “release” as defined in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as now or hereafter amended.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (i) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Rent Reserve” means reserves instituted by the Floor Plan Agent in its Permitted Discretion in an amount not to exceed the aggregate of three month’s rent with respect to each leased Collateral location for which the applicable landlord has not executed and delivered to the Administrative Agent an agreement, in form and substance reasonably acceptable to the Administrative Agent, subordinating such landlord’s lien in the Collateral and providing the Agents reasonable access to such Collateral; provided, [****].

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Reportable Compliance Event” means that: (a) any Loan Party or any of its Subsidiaries becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, or enters into a settlement with any Governmental Authority in connection with any economic sanctions or other Anti-Terrorism Law or Anti-Corruption Law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; (b) any Loan Party or any of its Subsidiaries engages in a transaction that has caused or is reasonably likely to cause the Lenders, Administrative Agent to be in violation of any Anti-Terrorism Laws, including any Loan Party’s or any of its Subsidiaries’ use of any proceeds of the facilities to fund any operations in, finance any investments or activities in, or, make any payments to a Sanctioned Person or Sanctioned Jurisdiction; (c) any Collateral becomes Embargoed Property.

“Required Floor Plan Lenders” means (a) if there are one or two Floor Plan Lenders, all Floor Plan Lenders and (b) if there are three or more Floor Plan Lenders, at least two unaffiliated Floor Plan Lenders who hold in the aggregate more than 50% of either (i) the total Floor Plan Loan Commitments of all Floor Plan Lenders, or (ii) in the event the Floor Plan Loan Commitments have been terminated, the aggregate Floor Plan Loan Exposure of all Floor Plan Lenders; provided that for purposes of calculating the “Required Floor Plan Lenders,” the Floor Plan Loan Commitments and Floor Plan Loan Exposure of any Defaulting Lenders shall be deemed zero. For purposes of this definition a Floor Plan Lender shall be deemed to hold an WF Advance to the extent such Floor Plan Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect to such participation.

“Required Lenders” means (a) if there are one or two Lenders, all Lenders, and (b) if there are three or more Lenders, at least two unaffiliated Lenders who hold in the aggregate more than 50% of either (i) the total Commitments of all Lenders plus outstanding Term Loans and Mortgage Loans, or (ii) in the event the Commitments have been terminated, the aggregate outstanding Loans of all Lenders; provided that for purposes of calculating the “Required Lenders,” the Commitments and Loans of any Defaulting Lenders shall be deemed zero.

“Required Class Lenders” means, with respect to the Term Loan Facility or the Mortgage Loan Facility (a) if there are one or two Lenders in such Class, all Lenders of such Class, and (b) if there are three or more Lenders in such Class, at least two unaffiliated Lenders of such Class who hold in the aggregate more than 50% of the total Loans and Commitments in such Class; provided that for purposes of calculating the “Required Class Lenders,” the Commitments and Loans of any Defaulting Lenders shall be deemed zero.

“Required Revolving Credit Lenders” means (a) if there are one or two Revolving Credit Lenders, all Revolving Credit Lenders, and (b) if there are three or more Revolving Credit Lenders, at least two unaffiliated Revolving Credit Lenders who hold in the aggregate more than 50% of either (i) the total Revolving Credit Commitments of all Revolving Credit Lenders, or (ii) in the event the Revolving Credit Commitments have been terminated, the aggregate Revolving Credit Exposure of all Revolving Credit Lenders; provided that for purposes of calculating the “Required Revolving Credit Lenders,” the Revolving Credit Commitments and Revolving Credit Exposure of any Defaulting Lenders shall be deemed zero and a Revolving Credit Lender (other than the Swingline Lender with respect to such Swingline Loan) shall be deemed to hold a Swingline Loan and a Revolving Credit Lender (other than the Issuing Bank with respect to such L/C Obligation) shall be deemed to hold a L/C Obligation, in each case, to the extent such Revolving Credit Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requirement of Law” means, with respect to any Person, any Law and the interpretation, implementation, application, or administration thereof by, and other rulings, determinations, directives, guidelines, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its assets or property or to which such Person or any of its assets or property is subject.

“Reserves” means, in each case as may be established by the Administrative Agent or the Floor Plan Agent in accordance with customary business practices and in its Permitted Discretion, the sum (calculated without duplication and without including any items otherwise addressed or excluded through eligibility criteria or any other reserve) of (a) the aggregate amount of liabilities secured by Liens upon Collateral in the Borrowing Base that are senior to the Administrative Agent’s Liens, (b) the Pre-Owned Inventory Reserve (expressed as a percentage or otherwise), and (c) the Rent Reserve.

“Resolution Authority” means the EEA Resolution Authority or, with respect to any UK Financial Institution, the UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, executive vice president, senior vice president, chief financial officer, director of treasury, treasurer, assistant treasurer, secretary, assistant secretary or other officer of a Loan Party.

“Restricted Payment” means collectively (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any of the Borrowers or their Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests, or on account of any return of capital to a Borrower’s stockholders, partners or members (or the equivalent Person thereof), (b) any redemption, repurchase, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by such Person of any Equity Interest in such Person now or hereafter outstanding, (c) any payment of any accrued dividends, any payments in connection with any permitted repurchases, payments of all or any portion of a redemption price, any payments of redemption interest, or any payments of any default or increased interest, or premiums upon any payments that are not paid when due, or any risk-adjusted payment or premium, (d) any sinking fund or other prepayment or installment payment on account of any Equity Interests of a Borrower, (e) any payment made by such Person to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests in such Person now or hereafter outstanding, (f) any loan or advance to a shareholder or other equity holder of a Borrower on account of such Person being a shareholder or other equity holder or (g) any forgiveness or release without adequate consideration by a Borrower of any Indebtedness or other obligation owing to a Borrower by a shareholder or other equity holder of a Borrower.

“Revaluation Date” means (a) with respect to any Loan denominated in an Alternative Currency, each of the following: (i) the date of the borrowing of such Loan (including any borrowing or deemed borrowing that results from the payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency) but only as to the amounts so borrowed on such date, (ii) each date of a continuation of such Loan pursuant to the terms of this Agreement, but only as to the amounts so continued on such date, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of such Letter of Credit, but only as to the Letter of Credit so issued on such date, (ii) each date such Letter of Credit is amended to increase the face amount of such Letter of Credit but only as to the amount of such increase, and (iii) such additional dates as the Administrative Agent or the applicable Issuing Bank (with notice thereof to the Administrative Agent) shall determine or the Required Lenders shall require.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Class and Type.

“Revolving Credit Borrowers” means (a) the Borrowers listed on Schedule 1.01(a) as of the Closing Date and (b) any other Subsidiaries that from time to time become a Borrower under the Revolving Credit Facility pursuant to a Joinder Agreement.

“Revolving Credit Commitment” means, as to any Lender, the amount initially set forth opposite its name on Schedule 1.01 attached hereto in the column labeled “Revolving Credit Commitment,” and thereafter as set forth on any relevant Assignment And Assumption, as such amount may be adjusted from time to time in accordance with this Agreement, and “Revolving Credit Commitments” means the aggregate Revolving Credit Commitments of all of the Lenders.

“Revolving Credit Commitment Percentage” means, as to any Lender, the percentage initially set forth opposite its name on Schedule 1.01 attached hereto in the column labeled “Revolving Credit Commitment” and thereafter on any relevant Assignment And Assumption, if applicable, as the same may be adjusted from time to time pursuant to this Agreement.

“Revolving Credit Dollar Cap” means One Hundred Fifty Million Dollars ($150,000,000.00), as such sum may be decreased from time to time by the operation of Section 2.03.6 of this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of such Lender’s outstanding Revolving Credit Loans and such Lender’s participation in, and obligation to participate in, L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility described in Sections 2.03, 2.04 and 2.05 providing for Revolving Credit Loans, Swingline Loans and the issuance of Letters of Credit to the Revolving Credit Borrowers by the Revolving Credit Lenders.

“Revolving Credit Lenders” means a Lender having a Revolving Credit Commitment and any Lender holding a Revolving Credit Loan or participation in Swingline Loans or Letters of Credit. For the avoidance of doubt, “Revolving Credit Lenders” shall exclude each Departing Lender from and after the Closing Date.

“Revolving Credit Loans” means collectively, the Revolving Credit Loans made by the Lenders to the Borrowers as joint and several obligors in accordance with Section 2.03 of this Agreement.

“Revolving Credit Notes” means, collectively, the promissory notes of the Borrowers evidencing the Revolving Credit Loans, together with all amendments or replacements thereto. The Revolving Credit Notes shall be in the form of Exhibit E attached hereto.

“Revolving Credit Termination Date” means June 29, 2031.

“Revolving Credit Unused Commitment Fee” has the meaning given to such term in Section 2.03.5 of this Agreement.

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United

States government securities, and (b) Euros, any day that is a TARGET Day; provided, that for purposes of notice requirements in Sections 2.03 such day is also a Business Day.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby a Loan Party or any of its Subsidiaries sells or transfers any real property (other than Mortgage Obligations Collateral), whether now owned or hereinafter acquired, and thereafter, any Affiliate thereof, rents or leases such property.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Bank (with notice thereof to the Administrative Agent), as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means applicable economic sanctions administered or enforced by the United States government (including without limitation, OFAC).

“Sanctioned Country” means a country or region the target of a comprehensive Sanctions program, which includes as of the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, and the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine.

“Sanctioned Person” means (a) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC and, as of the date hereof, available at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or as otherwise published from time to time or otherwise recognized as a specially designated, prohibited, or sanctioned Person under any Sanctions, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent the same would violate Sanctions.

“SEC” has the meaning provided to such term in Section 5.09.11 of this Agreement.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (excluding Indebtedness on account of the Floor Plan Loans) that is secured by Liens on the Collateral on such day minus unrestricted cash to (b) Consolidated EBITDA for the four (4) consecutive trailing fiscal quarters of Holdings most recently ended for which financial statements have been delivered pursuant to this Agreement.

“Security Documents” means, collectively, the Guarantee and Collateral Agreement, all security agreements, pledges, mortgages, deeds of trust, control agreements, or other agreements, instruments, documents or filings pursuant to which any of the Loan Parties, from time to time, pledges or grants Liens for the benefit of the Credit Parties in or to any of the Collateral.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means each unpaid principal balance of a Loan which accrues interest at the Adjusted SOFR Rate.

“SOFR Rate Day” has the meaning specified in the definition of Daily Simple SOFR.

“SOFR Rate Loan” means a Loan that bears interest based on the SOFR Rate other than pursuant to clause (c) of the definition of Base Rate.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to pay its debts and other liabilities as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or about to be engaged, as the case may be. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means an Event of Default pursuant to Sections 7.01, 7.07 and 7.08.

“Specified Inventory” means marine product Inventory not consisting of parts or accessories.

“Specified Inventory Parts” means marine product Inventory consisting of parts and accessories.

“Spot Rate” means, for a Currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent in its reasonable discretion) as the spot rate for the purchase of such Currency with another currency at a time selected by the Administrative Agent on the date of determination.

“Start Date” has the meaning provided to such term in Section 2.01.7 of this Agreement.

“Stated Amount” means as to any Letter of Credit, the lesser of (a) the face amount thereof, or (b) the remaining available undrawn amount thereof (regardless of whether any conditions for drawing could then be met).

“Subordinated Indebtedness” means any Indebtedness of a Loan Party that is expressly subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Administrative Agent; provided that Indebtedness shall not be deemed subordinated in right of payment on account of being unsecured or being secured with greater or lower priority.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent. Unless otherwise qualified, all references to a Subsidiary or to Subsidiaries in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Supermajority Lenders” means two or more unaffiliated Lenders who hold in the aggregate at least sixty-six and two-thirds percent (66.67%) of either (i) the total Floor Plan Loan Commitments of all Floor Plan Lenders, or (ii) in the event the Floor Plan Loan Commitments have been terminated, the aggregate outstanding Loans of all Floor Plan Lenders; provided that (i) at any time when there is only one Floor Plan Lender holding either (i) the total Floor Plan Loan Commitments, or (ii) in the event the Floor Plan Loan Commitments have been terminated, the aggregate outstanding Floor Plan Loans, Supermajority Lenders means such Lender and (ii) for purposes of calculating the “Supermajority Lenders,” the Floor Plan Loan Commitments and Floor Plan Loans of any Defaulting Lenders shall be deemed zero.

“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Agreement” means (a) any “Swap Agreement” as defined in §101(53B) of the Bankruptcy Code, (b) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, interest rate options, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (c) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means (a) all obligations or sums due to any Swap Provider under or in connection with any Swap or Swap Agreement.

“Swap Provider” means any Credit Party or Affiliate of a Credit Party (regardless of whether such Swap Provider ceases to be a Credit Party or Affiliate of a Credit Party after such Swap Agreement is entered into) that has entered into, or subsequently enters into a Swap Agreement from time to time with a Loan Party for Swaps with respect to the Loans, the Letters of Credit, or any of the other Obligations, but excluding, for the avoidance of doubt, any Swap Agreement entered into by a Credit Party or its Affiliates after its Commitments have been fully cancelled in accordance with the terms of this Agreement or after it has assigned all of its rights under the credit facilities established by this Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements: (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” means (a) the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time not to exceed the Swingline Committed Amount, and (b) with respect to each Lender, the commitment of such Lender to purchase participation interests in the Swingline Loans up to such Lender’s Revolving Credit Commitment Percentage multiplied by the Swingline Committed Amount. The Swingline Commitment is included in and is part of the Revolving Credit Commitment held by each Lender and is not in addition thereto.

“Swingline Committed Amount” means Twenty Million Dollars ($20,000,000.00).

“Swingline Conversion Event” means (a) an event, change, circumstance or other occurrence resulting or which could reasonably be expected to result in a Material Adverse Change, or (b) a Default or Event of Default.

“Swingline Lender” means M&T Bank, and its successors and assigns.

“Swingline Loans” has the meaning provided to such term in Section 2.04 of this Agreement. All Swingline Loans shall be denominated in Dollars.

“Swingline Note” means the promissory note of the Borrowers in favor of the Swingline Lender evidencing the Swingline Loan in the form of Exhibit F as such promissory note may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“Swingline Termination Date” means that date which occurs five (5) Business Days prior to the Revolving Credit Termination Date.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euros.

“Term Loan Borrowers” means (a) the Borrowers listed on Schedule 1.01(a) as of the Closing Date and (b) any other Subsidiaries that from time to time become a Borrower under the Term Loan Facility pursuant to a Joinder Agreement.

“Term Loan Facility” means the senior secured term loan facility described in Section 2.06.

“Term Loan Maturity Date” means June 29, 2031.

“Term Loan Notes” means, collectively, the promissory notes of the Borrowers evidencing the Term Loans in the form of Exhibit G attached hereto, together with all amendments and replacements thereof.

“Term Loan Lender” means each Lender holding a Term Loan. For the avoidance of doubt, “Term Loan Lenders” shall exclude each Departing Lender from and after the Closing Date.

“Term Loans” means collectively the term loans extended by the Lenders to the Term Loan Borrowers as joint and several obligors under the Existing Credit Agreement that remain outstanding as of the Closing Date.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Rate Loan that is a Revolving Credit Loan, Term Loan or Mortgage Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Periodic Term SOFR Determination Day,

(b) and for any calculation with respect to a SOFR Rate Loan that is a Floor Plan Loan, for any calendar month, the Term SOFR Reference Rate for a one-month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is on or about the second to last Floor Plan Business Day of the preceding calendar month, as such rate is published by the Term SOFR Administrator; provided, that if as of 9:00 a.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate as published by the Term SOFR Administrator on the first preceding Floor Plan Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator, and

(c) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) RFR Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such ABR SOFR Determination Day,

provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Conforming Changes” means, with respect to the use or administration of Term SOFR, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Business Day,” “RFR Business Day,” or “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of Term SOFR and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of Term SOFR exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of the loan evidenced hereby).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent and the Floor Plan Agent in their reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum determined by (i) in the case of Floor Plan Borrowings, the Floor Plan Agent and (ii) in respect of all other SOFR Borrowings hereunder, the Administrative Agent, in each case, as the forward-looking term rate based on SOFR.

“Threshold Amount” means Thirty Million Dollars ($30,000,000).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, the Floor Plan Loan Exposure, the Revolving Credit Exposure, outstanding Term Loans and Mortgage Loans of such Lender at such time.

“Total Floor Plan Loan Outstandings” means the aggregate Outstanding Amount of all Floor Plan Loans including WF Advances.

“Total Net Leverage Ratio” means, as of any date of determination for any Measurement Period, the ratio of (a) Consolidated Funded Indebtedness [****] as of such date of determination, minus [****], to (b) Consolidated EBITDA for such period.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, all Swingline Loans and all L/C Obligations.

“Trade Date” means that date an assigning Lender enters into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement.

“Transaction Statement” has the meaning provided to such term in Section 2.01.6 of this Agreement.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a SOFR Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as adopted and in effect from time to time in the Governing State.

“Unrestricted Cash and Equivalents” means, at any date, the unrestricted cash and equivalents on the balance sheet of the Loan Parties that is subject to the security interest granted in favor of the Administrative Agent under the applicable Security Document, and excluding any cash held by any Loan Party in escrow, trust or other fiduciary capacity for or on behalf of any other Person.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“USCBP Special Program Inventory” means Specified Inventory of a Floor Plan Borrower (a) that has not been cleared with the U.S. Customs and Border Protection Agency, (b) that has either (i) been brought into the U.S. under the U.S. Customs and Border Protection’s “Temporary Importation under Bond” (“TIB”) regulations or (ii) entered U.S. waters and moved to a U.S. foreign trade zone (“FTZ”), and (c) with respect to which, at Floor Plan Agent’s discretion (acting reasonably), Floor Plan Agent has received a Customs Broker-Freight Forwarder Agreement from each of such Floor Plan Borrower’s customs broker and/or freight forwarder (if applicable), in form and substance reasonably satisfactory to Floor Plan Agent, which such agreement has been duly executed by such Floor Plan Borrower and such Floor Plan Borrower’s customs broker and/or freight forwarder within sixty (60) days of the Floor Plan Agent’s request.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.10.7(b)(ii)(C).

“Vendor Credits” means all of each Floor Plan Borrower’s rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due a Floor Plan Borrower from a Manufacturer.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Commercial Distribution Finance, LLC.

“WF Advance” has the meaning provided to such term in Section 2.02.

“WF Advance Lender” means Wells Fargo.

“Withholding Agent” means the Borrowers, the Administrative Agent and the Floor Plan Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and Intangible Assets and properties, including cash, securities, accounts and contract rights, (f) each reference to a time shall, unless otherwise indicated, be a reference to the prevailing Eastern U.S. time, and (g) Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 1.03. [Reserved].

Section 1.04. Accounting Principles. (a) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. In the event GAAP changes after the date hereof in a manner that causes noncompliance with the covenants hereof, the parties hereto shall agree in good faith to modify the covenants and the related defined terms to compensate for such change in GAAP. Notwithstanding the foregoing, all leases and obligations of Holdings and its Subsidiaries that are or would be characterized as operating leases or operating lease obligations in accordance with GAAP as in effect prior to the date of implementation of FASB ASU No. 2016-02, Leases (Topic 842) (whether or not such operating lease or operating lease obligations were in effect on such date) shall continue to be (or shall be, in the case of any such leases or obligations not in effect on such date) accounted for as operating leases and operating lease obligations (and not as capital leases, finance leases or Capitalized Lease Obligations) for all purposes under this Agreement and the other Credit Documents, regardless of any change in GAAP that would otherwise require such leases to be treated or recharacterized as capital leases or finance leases or such obligations to be treated or recharacterized (on a prospective or retroactive basis or otherwise) as finance lease obligations or Capitalized Lease Obligations and without giving effect to the implementation of FASB ASU No. 2016‑02, Leases (Topic 842).

Section 1.05. Proforma Calculations. (a) All pro forma calculations required to be made hereunder giving effect to any Permitted Acquisition, Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction made during the Fiscal Quarter or Fiscal Year to which the required calculation relates shall, in each case, be calculated (i) as if such transaction was consummated on the first day of the relevant period and (ii) giving pro forma effect thereto and to the historical earnings and cash flows associated with the assets acquired or disposed of and any Indebtedness incurred and repaid in connection therewith, and any synergies or cost savings, in each case, in a method consistent with Regulation S-X of the Securities Act of 1933.

(b) As at any date that any financial covenants are required to be calculated under this Agreement (each, a “date of determination”), if the Borrowers or any of their Subsidiaries has consummated a Permitted Acquisition or a Disposition on or after the first day of the period as to which the calculation is required to be made (and on or before the last day of such period), then the calculation of the applicable financial covenants on the date of determination shall be made as if such Permitted Acquisition or Disposition had occurred on the first day of the applicable period (including, the inclusion of the Consolidated EBITDA of the target, excluding the Consolidated EBITDA of the division or assets disposed of, the inclusion of the Indebtedness incurred for the Permitted Acquisition and the exclusion of the Indebtedness repaid with the disposition).

Section 1.06. Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07. Rates.

1.07.1. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Term SOFR, the Eurocurrency Rate, the Adjusted Eurocurrency Rate or any other Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Term SOFR, the Eurocurrency Rate, the Adjusted Eurocurrency Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark, in each case pursuant to the terms hereof, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.07.2. Each Borrower acknowledges and understands that (i) Term SOFR is established, administered and regulated by third parties, and its continuing existence and ongoing viability as a source and basis for establishing contractual interest rates is entirely outside the control of the Agents, (ii) Term SOFR is a derivative of SOFR, based on expectations derived from the derivatives markets and dependent upon derivatives market liquidity, (iii) certain industry groups have advised that Term SOFR is not recommended for all financing facilities, and (iv), the Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Term SOFR, or any component definition thereof or rates referenced in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement) or (b) the effect, implementation or composition of any Term SOFR Conforming Changes. Notwithstanding the above, Borrower has knowingly and voluntarily requested and/or accepted utilization of Term SOFR for all purposes provided for herein, accepting any inherent risks associated with such utilization, and hereby waives any claims or defenses against the Administrative Agent in connection therewith.

Section 1.08. Conditionality Testing Date. Notwithstanding anything to the contrary herein, with respect to any Limited Condition Transaction, to the extent that the terms of this Agreement require satisfaction of, or compliance with, any condition, test or requirement in order to effect, incur or consummate such Limited Condition Transaction (including (w) Section 2.22, the Total Net Leverage Ratio, the Secured Net Leverage Ratio, the amount or percentage of Consolidated Total Assets, the amount or percentage of Consolidated EBITDA (including any component definitions of the foregoing) (x) the making or accuracy of any representations and warranties, (y) the absence of a Default or an Event of Default and/or (z) any other condition, test or requirement), at the written election of the Borrower Representative (an “LCT Election”), the date of determination of whether any relevant conditions, tests and requirements are satisfied or complied with shall be made on, and shall be deemed to be, the date that the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”); provided that, notwithstanding the foregoing, (x) there shall not exist any Specified Event of Default on the date of consummation of such Limited Condition Transaction, (y) to the extent any representations or warranties under the Credit Documents are required to be made on the date the definitive agreements for such Limited Condition Transaction are entered into, certain customary “specified representations” and certain customary “specified acquisition agreement representations” are true in all material respects (or, in the case of such representations qualified by materiality, in all respects) at the time such Limited Condition Transaction is consummated and (z) in the event the consummation of any such transaction shall not have occurred on or prior to the date that is one hundred twenty (120) days after the date the applicable agreement with respect to such transaction is executed and effective, such transaction shall no longer constitute a Limited Condition Transaction for any purpose hereunder. If the Borrower has made an LCT Election for any Limited Condition Transaction and such Limited Condition Transaction (including any related actions and transactions) would be permitted on the LCT Test Date immediately after giving pro forma effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable period of measurement, (i) each such condition, test and requirement shall be deemed satisfied and complied with for all purposes of such Limited Condition Transaction and (ii) any change in status of any such condition, test and requirement between the LCT Test Date and the taking of the relevant actions or consummation of the relevant transactions such that any applicable financial ratios or tests, baskets, conditions, requirements or provisions would be exceeded, breached or otherwise no longer complied with or satisfied for any reason (including due to fluctuations in Consolidated EBITDA or consolidated total assets of the Person subject to such Limited Condition Transaction) shall be disregarded such that all financial ratios or tests, baskets, conditions, requirements or provisions shall continue to be deemed complied with and satisfied for all purposes of such Limited Condition Transaction, all applicable transactions and actions will be permitted and no Default or Event of Default shall be deemed to exist or to have occurred or resulted from such change in status or Limited Condition Transaction. If the Borrower has made an LCT Election, then in connection with any subsequent calculation of any financial ratios or tests (including any Incurrence-Based Baskets), thresholds and availability (including under any Fixed Basket) under this Agreement with respect to any unrelated transactions or actions on or following the applicable LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement (or, if applicable, notice, declaration or similar event) for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such subsequent unrelated transaction is permitted under this Agreement, any such financial ratios or tests, thresholds and availability shall be required to be satisfied on a pro forma basis both (1) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (2) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

Section 1.09. Exchange Rates; Currency Equivalents.

1.09.1. The Administrative Agent or the applicable Issuing Bank (with notice thereof to the Administrative Agent), as applicable, shall determine the Dollar Equivalent amounts of Borrowings denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Holdings hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

1.09.2. Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

Section 1.10. Change of Currency.

1.10.1. The obligation of any Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London or applicable offshore interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.

1.10.2. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

1.10.3. Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.11. Exchange Rates; Currency Equivalents.

1.11.1. Holdings may from time to time request that (i) Revolving Credit Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency” and/or (ii) Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is (A) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (B) dealt with in the London or other applicable offshore interbank deposit market and (C) for which no central bank or other governmental authorization in the country of issue of such currency is required to give authorization for the use of such currency by any Lender for making Loans or any Issuing Bank for issuing Letters of Credit, as applicable, unless such authorization has been obtained and remains in full force and effect. In the case of any such request with respect to the making of Revolving Credit Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the Revolving Credit Lenders and the Issuing Bank.

1.11.2. Any such request shall be made to the Administrative Agent not later than 11:00 a.m., (i) with respect to a request for an additional Alternative Currency, twenty (20) Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent in its sole discretion) or (ii) with respect to a request for an additional Alternative Currency for issuance of Letters of Credit, twenty (20) Business Days prior to the date of the desired Letter of Credit (or such other time or date as may be agreed by the applicable Issuing Bank, in its sole discretion with notice to the Administrative Agent). Each such request shall also identify the applicable benchmark rate that is to apply to Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, such requested additional Alternative Currency. In the case of any such request pertaining to Revolving Credit Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank. Each Revolving Credit Lender (in the case of any such request pertaining to Revolving Credit Loans) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Credit Loans in such requested currency and the usage of such benchmark rate. The applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency and the usage of such benchmark rate.

1.11.3. Any failure by a Revolving Credit Lender or the applicable Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the applicable Issuing Bank, as the case may be, to permit Revolving Credit Loans to be made or Letters of Credit to be issued in such requested currency and such benchmark rate to be used. If the Administrative Agent and all the Revolving Credit Lenders consent to making Revolving Credit Loans in such requested currency and using such benchmark rate, the

Administrative Agent shall so notify Holdings and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of Revolving Credit Loans; and if the Administrative Agent, all the Revolving Credit Lenders and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify Holdings and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Bank. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.11, the Administrative Agent shall promptly so notify Holdings.

1.11.4. In connection with any approved request for an Alternative Currency, the Administrative Agent will have the right to make any technical, administrative or operational changes that the Administrative Agent decides may be appropriate to reflect the inclusion of such Alternative Currency and the adoption and implementation of the benchmark rate applicable thereto and to permit the administration thereof by the Administrative Agent from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

ARTICLE 2

CREDIT FACILITIES

Section 2.01. Floor Plan Loans. (a) Subject to the terms and conditions of this Agreement and the other Credit Documents, each of the Floor Plan Lenders severally agrees to make Floor Plan Loans in Dollars (and, for the avoidance of doubt, not in an Alternative Currency) to the Floor Plan Borrowers as joint and several obligors from time to time on any Borrowing Date during the Availability Period for the Floor Plan Facility; provided, however, that (i) with regard to each Floor Plan Lender, the Floor Plan Loan Exposure of such Floor Plan Lender shall not at any time exceed the amount of such Floor Plan Lender’s Floor Plan Loan Commitment, (ii) the Total Floor Plan Loan Outstandings plus the aggregate amount of all outstanding Approvals, without duplication, shall not at any time exceed the Floor Plan Line of Credit Dollar Cap, (iii) the aggregate outstanding principal amount of advances of proceeds of the Floor Plan Loans (including WF Advances) used to finance (A) Eligible New Floor Plan Units larger than [****] shall not exceed [****]; (B) Eligible New Floor Plan Units purchased from a foreign OEM (excluding Eligible New Floor Plan Units manufactured or branded by [****] and [****]) shall not exceed [****]; (C) Eligible Used Floor Plan Units shall not exceed [****] and (D) Eligible Floor Plan Units individually having a value in excess of [****] shall not exceed [****]; (iv) the Total Floor Plan Loan Outstandings plus the aggregate amount of all outstanding Approvals, without duplication, shall not exceed the Line Cap; and (v) the aggregate principal amount of each advance of proceeds of the Floor Plan Loans (including WF Advances) requested in each Loan Request shall not exceed the sum of the Floor Plan Loan Advance Limit amounts for each Floor Plan Unit to be financed on such Loan Request. The Floor Plan Borrowers shall not request any advances of proceeds of the Floor Plan Loans which would cause the aggregate unpaid principal balances of the Floor Plan Loans (including WF Advances) to exceed the above-stated limitations. In the event that the aggregate unpaid principal balances of the Floor Plan Loans (including WF Advances) exceed the above-stated limitations in any respect, the Floor Plan Borrowers shall immediately make such payments to the Floor Plan Agent as will be sufficient to reduce the aggregate unpaid principal balances of the Floor Plan Loans to an aggregate amount which will not be in excess of such limitations. Subject to the application and satisfaction of the terms and conditions of this Agreement and of the other Credit Documents, during the Availability Period in respect of the Floor Plan Facility, the Floor Plan Borrowers may borrow, prepay, and reborrow the Floor Plan Loans in whole or in part.

(b) Each Floor Plan Loan extended by a Floor Plan Lender shall be in a principal amount equal to such Floor Plan Lender’s Floor Plan Loan Commitment Percentage of the aggregate principal amount of the Floor Plan Loans requested on such occasion.

(c) Simultaneously with the effectiveness of this Agreement, the Floor Plan Loan Commitment of each of the Floor Plan Lenders as existing immediately prior to the Closing Date, shall be reallocated among the Floor Plan Lenders so that the Floor Plan Loan Commitments are held by the Floor Plan Lenders as set forth on Schedule 1.01. To effect such reallocations, each Floor Plan Lender who either had no Floor Plan Loan Commitment prior to the effectiveness of this Agreement or whose Floor Plan Loan Commitment upon the effectiveness of this Agreement exceeds its Floor Plan Loan Commitment immediately prior to the effectiveness of this Agreement (each an “Assignee Floor Plan Lender”) shall be deemed to have purchased all right, title and interest in, and all obligations in respect of, the Floor Plan Loan Commitments from the Floor Plan Lenders whose Floor Plan Loan Commitments upon the effectiveness of this Agreement are less than their respective Floor Plan Loan Commitment immediately prior to the effectiveness of this Agreement (each an “Assignor Floor Plan Lender”), so that the Floor Plan Loan Commitments of the Floor Plan Lenders will be held by the Floor Plan Lenders as set forth on Schedule 1.01. Such purchases shall be deemed to have been made among the Assignor Floor Plan Lenders and Assignee Floor Plan Lenders with the same force and effect as if such assignments were evidenced by and subject to the terms and conditions of an Assignment and Assumption under this Agreement (including with respect to all applicable representations, warranties, and agreements including in the form Assignment and Assumption) without the payment of any related assignment fee, and, except for Floor Plan Loan Notes to be provided to the Assignor Floor Plan Lenders and Assignee Floor Plan Lenders requesting a Floor Plan Loan Note in the principal amount of their respective Floor Plan Loan Commitments, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived). The Assignor Floor Plan Lenders, the Assignee Floor Plan Lenders and the other Lenders (if any) shall make such cash settlements among themselves, through the Floor Plan Agent, as the Floor Plan Agent may direct (after giving effect to the making of any Floor Plan Loans to be made on the Closing Date and any netting transaction effected by the Floor Plan Agent) with respect to such reallocations and assignments so that the aggregate outstanding principal amount of Floor Plan Loans shall be held by the Floor Plan Lenders pro rata in accordance with the amount of the Floor Plan Loan Commitments set forth on Schedule 1.01.

2.01.1 Floor Plan Loan Promissory Notes. The joint and several obligations of the Floor Plan Borrowers to repay the Floor Plan Loans to each Floor Plan Lender shall be evidenced by a Floor Plan Loan Note in favor of each Floor Plan Lender requesting a Floor Plan Loan Note. On the Closing Date, the Floor Plan Borrowers shall deliver a Floor Plan Loan Note executed by an Authorized Officer of each Floor Plan Borrower to each of the Floor Plan Lenders requesting a Floor Plan Loan Note.

2.01.2 Procedure For Floor Plan Loan Borrowings. (a) The Floor Plan Borrowers may borrow Floor Plan Loans during the Availability Period in respect of the Floor Plan Facility, provided, that the Borrower Representative on behalf of a Floor Plan Borrower delivers a request for such Floor Plan Loan in accordance with Floor Plan Agent’s standard advance request procedures, including through such online system as the Floor Plan Agent may allow in its sole discretion. Any Loan Request delivered to the Floor Plan Agent by the Borrower Representative on behalf of the Floor Plan Borrowers shall be in the form approved by the Floor Plan Agent. Each Loan Request shall specify: (x) the aggregate amount to be borrowed, (y) the requested Borrowing Date, and (z) the required information and calculations evidencing compliance with the limitations set forth in Section 2.01 above, and shall be accompanied by such other information as is required by Floor Plan Agent in its Permitted Discretion. Unless Wells Fargo elects to fund a submitted Loan Request as an WF Advance in accordance with Section 2.02 of this Agreement, the Floor Plan Agent shall promptly notify each Floor Plan Lender of the Floor Plan Agent’s receipt of each notice and the contents thereof. Each Floor Plan Lender shall make the amount of its pro rata share (calculated in accordance with its respective Floor Plan Loan Commitment Percentage) of each requested borrowing available to the Floor Plan Agent for the accounts of the Floor Plan Borrowers at the offices of the Floor Plan Agent specified in this Agreement prior to 2:00 pm (Eastern Time) on the Borrowing Date requested by the Borrower Representative in U.S. Dollars and in funds immediately available to the Floor Plan Agent. (b) With respect to financing any Floor Plan Borrower’s purchase of an Eligible New Floor Plan Unit, each of the Floor Plan Borrowers hereby authorizes the Floor Plan Agent and Wells Fargo (with respect to WF Advances) to receive and process funding requests directly from Manufacturers. Upon such approval, the Floor Plan Borrower authorizes the Floor Plan Agent (and Wells Fargo with respect to WF Advances) to pay the New Unit Invoiced Amount on account of the relevant Eligible New Floor Plan Unit directly to the applicable Manufacturer or vendor.

2.01.3 Overadvances. If any Loan Request otherwise in compliance with the conditions set forth in this Agreement is presented as the basis for an advance of proceeds on account of the Floor Plan Loans which advance would cause (a) the aggregate principal amount of all Floor Plan Loans (including any WF Advances) then outstanding, plus (b) the aggregate principal amount of such Loan Request together with all other pending unfunded Loan Requests as of such day plus (c) all outstanding Approvals, without duplication, to exceed the Line Cap or any sublimits thereunder (such excess amount, the “Floor Plan Overexposure Amount”) as applicable to each respective Floor Plan Borrower as set forth in Section 2.01 hereof, then, in such event, the Floor Plan Borrowers shall either immediately reduce the amount of any pending Loan Requests or make a payment of principal on the unpaid principal balances of the Floor Plan Loans in an amount which would prevent the aggregate amounts described in (a), (b) and (c) above from exceeding the Line Cap or such sublimits; provided, however, that the Floor Plan Borrowers shall have an additional five (5) days to make any such repayment to the extent that the Floor Plan Overexposure Amount results from the establishment or modification of any Reserves or the modification of any eligibility standards pursuant to Section 2.21.

2.01.4 Settlement Of Floor Plan Loans Among Floor Plan Lenders

2.01.4.1 Settlement of Principal. It is agreed that each Floor Plan Lender’s funded portion of the aggregate outstanding principal balances of Floor Plan Loans is intended by the Floor Plan Lenders to be equal at all times to such Floor Plan Lender’s respective Floor Plan Loan Commitment Percentage of the aggregate outstanding principal balances of the Floor Plan Loans. Notwithstanding such agreement, the several and not joint obligation of each Floor Plan Lender to extend Floor Plan Loans in accordance with the terms of this Agreement ratably in accordance with such Floor Plan Lender’s Floor Plan Loan Commitment Percentage and each Floor Plan Lender’s right to receive its ratable share of principal payments upon the Floor Plan Loans in accordance with its Floor Plan Loan Commitment Percentage, the Floor Plan Lenders agree that in order to facilitate the administration of this Agreement and the Credit Documents, settlement among the Floor Plan Lenders may take place periodically on Floor Plan Loan Adjustment Dates. On each Floor Plan Loan Adjustment Date on or before 1:00 p.m. Central Time, Floor Plan Agent shall deliver notice to each Floor Plan Lender of the amount of Floor Plan Loan such Floor Plan Lender has funded and such Floor Plan Lender’s Floor Plan Loan Commitment Percentage of the aggregate outstanding principal balances of the Floor Plan Loans, and: (A) if the amount of Floor Plan Loans that the Floor Plan Lender has funded is less than such Floor Plan Lender’s Floor Plan Loan Commitment Percentage of the aggregate outstanding principal balances of the Floor Plan Loans calculated as of such Floor Plan Loan Adjustment Date, then such Floor Plan Lender shall remit such deficiency to Floor Plan Agent (on behalf of Wells Fargo) by 4:00 p.m. Central Time on the Floor Plan Business Day immediately following such Floor Plan Loan Adjustment Date, and (B) if the amount of Floor Plan Loans such Floor Plan Lender has funded is more than such Floor Plan Lender’s Floor Plan Loan Commitment Percentage of the aggregate outstanding principal balances of the Floor Plan Loans calculated as of such Floor Plan Loan

Adjustment Date, then Floor Plan Agent (on behalf of Wells Fargo) will remit such excess to such Floor Plan Lender by 5:00 p.m. Central Time on the Floor Plan Business Day immediately following such Floor Plan Loan Adjustment Date. Each payment due to Floor Plan Agent or Floor Plan Lenders will be paid in immediately available funds according to the electronic transfer instructions provided in writing from the Floor Plan Lenders to Floor Plan Agent, and, if not timely paid in accordance with this Agreement, will bear interest for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Floor Plan Agent at a rate per annum equal to the applicable interest rate with respect to the Floor Plan Loans. If Wells Fargo is acting as Floor Plan Agent, it shall be deemed to have paid its deficiency or received its excess as set forth above on each Floor Plan Loan Adjustment Date. Each Floor Plan Lender hereby waives any right it may now or in the future have to set-off its obligation to make any payment to Wells Fargo or Floor Plan Agent under this Agreement against any obligation of Wells Fargo or Floor Plan Agent to such Floor Plan Lender, whether under this Agreement or any other agreement between Wells Fargo and such Floor Plan Lender or Floor Plan Agent and such Floor Plan Lender.

2.01.4.2 Settlement of Interest, Fees and Performance Rebates. (a) Monthly Floor Plan Interest for each calendar month, if any, payable to a Floor Plan Lender shall be distributed by Floor Plan Agent to Floor Plan Lenders monthly in arrears on the later of: (A) the fifteenth (15th) day of the applicable month, or if the fifteenth (15th) is not a Floor Plan Business Day, the next succeeding Floor Plan Business Day, or (B) within five (5) Floor Plan Business Days after Floor Plan Agent’s receipt thereof from all Floor Plan Borrowers (each, a “Floor Plan Interest Settlement Date”). To the extent that a Floor Plan Lender is entitled to receive interest income in excess of such Monthly Floor Plan Interest, if such additional interest has not previously been distributed to Floor Plan Lender, then Floor Plan Lender shall be entitled to receive an additional payment from Floor Plan Agent equivalent to such Floor Plan Lender’s Floor Plan Loan Commitment Percentage of such interest income. Any amounts due to Floor Plan Lender for income in excess of the Monthly Floor Plan Interest shall be reflected and paid with Monthly Floor Plan Interest as set forth above. Lenders acknowledge and agree that the rate of return paid on any Floor Plan Loan is dependent on numerous factors, including discounts and subsidies offered by Manufacturers, if any. Application of any collections received by Floor Plan Agent as interest in cash or good collected funds representing payment of interest on the Floor Plan Loans may result in the payment of interest to Floor Plan Lenders in excess of the rate set forth in Section 2.07.2(b). (b) Floor Plan Unused Commitment Fees shall be distributed by Floor Plan Agent to Floor Plan Lenders on the next succeeding Floor Plan Interest Settlement Date following receipt thereof from all Floor Plan Borrowers pursuant to Section 2.01.15. (c) If a Performance Rebate is not earned by or otherwise paid to Floor Plan Borrowers during any calendar month, to the extent any Floor Plan Lenders have previously funded such Performance Rebate, such Floor Plan Lender may be entitled to receive an additional payments from Floor Plan Agent equivalent to such Floor Plan Lender’s share of such portion of the Performance Rebate not earned by or otherwise paid to Floor Plan Borrowers. Any amounts due to Floor Plan Lenders under this Section 2.01.4.2 shall be reflected in a notice provide by Floor Plan Agent to Floor Plan Lenders within forty-five (45) days following the end of the applicable calendar month.

2.01.4.3

2.01.5 Repayment Of Floor Plan Loans. The Floor Plan Borrowers unconditionally, jointly and severally, promise to pay to the Floor Plan Agent for the accounts of the Floor Plan Lenders the then aggregate unpaid principal balances of each Floor Plan Loan of the Floor Plan Lenders on or before the Floor Plan Line of Credit Termination Date (or on any earlier date on which the Floor Plan Loans become due and payable as required by the stated provisions of this Agreement). The Borrowers unconditionally, jointly and severally, promise to pay to the Floor Plan Agent for the ratable accounts of the Floor Plan Lenders all interest which has accrued upon the unpaid principal balances of the Floor Plan Loans from time to time outstanding from the date of Closing until the date of payment in full of the Floor Plan Loans at the rates per annum and on the dates set forth in Section 2.07 of this Agreement. All sums due to the Floor Plan Lenders in connection with the Floor Plan Loans shall be paid in full on or before the Floor Plan Line of Credit Termination Date.

2.01.6 Financing Terms. In connection with financing an item of Inventory for any Floor Plan Borrower, Floor Plan Agent, on behalf of the Floor Plan Lenders, will transmit or otherwise make available to such Floor Plan Borrower and Floor Plan Lenders a “Transaction Statement” which is a record that may be transmitted by Floor Plan Agent to such Floor Plan Borrower from time to time which identifies the Inventory financed and/or the advance made and the terms and conditions of repayment of such advance as provided in this Agreement. Floor Plan Borrower agree that a Floor Plan Borrower’s failure to notify Floor Plan Agent in writing of any objection to a Transaction Statement within thirty (30) days after a Transaction Statement is transmitted or otherwise sent to such Floor Plan Borrower shall constitute Floor Plan Borrowers’ (i) acceptance thereof, (ii) agreement that the Floor Plan Lenders are financing such Inventory at Floor Plan Borrowers’ request, and (iii) agreement that such Transaction Statement will be incorporated herein by reference to the extent not inconsistent with the terms hereof. To the extent any Transaction Statement is inconsistent with the terms hereof, this Agreement shall govern and control. If any Floor Plan Borrower objects to any Transaction Statement, such Floor Plan Borrower and Floor Plan Agent, on behalf of Floor Plan Lenders, will work in good faith to resolve such objection within sixty (60) days after the applicable Transaction Statement is transmitted or otherwise sent to such Floor Plan Borrower. However, notwithstanding such objection, Floor Plan Borrowers will pay Floor Plan Agent on behalf of Floor Plan Lenders for such Inventory financed in accordance with this Agreement. With respect to any advance made to a Manufacturer on behalf of a Floor Plan Borrower, Floor Plan Agent, on behalf of any one or more Floor Plan Lenders, may apply against any such amount owed to Manufacturer any amount such Floor Plan Lender or Lenders is owed from such Manufacturer with respect to Free Floor Periods (each, a “Lender Credit”) or any other amounts such Floor Plan Lender or Lenders is owed from such Manufacturer. Notwithstanding the foregoing, Floor Plan Borrowers agree to pay the full amount reflected on any Transaction Statement subject to the foregoing resolution procedure. Notwithstanding anything to the contrary contained herein, including without limitation the provisions of Section 10.01 hereof, without the consent of Floor Plan Lenders, Wells Fargo may change any aspect or portion of any Transaction Statement at any time, provided that such change is not inconsistent with the terms and conditions of this Agreement.

2.01.7 Calculation of Charges. Floor Plan Borrowers shall pay fees, charges and interest (collectively, “Charges”) with respect to each advance in accordance with this Agreement. Floor Plan Borrowers shall pay Floor Plan Agent its customary Charges for any check or other item which is returned unpaid to Floor Plan Agent. Unless otherwise provided in this Agreement, the following additional provisions shall be applicable to Charges: (i) all Charges shall be paid by Floor Plan Borrowers monthly pursuant to the terms of the billing statement in which such Charges appear; (ii) interest on each Floor Plan Loan and principal amount of the Obligations related thereto shall be computed each calendar month on the sum of the daily balances thereof during such month divided by thirty (30) multiplied by one-twelfth of the annual rate provided for in this Agreement; (iii) interest on a Floor Plan Loan shall begin to accrue on the “Start Date” which, unless otherwise set forth in the applicable Transaction Statement, shall be defined as the earlier of: (A) the invoice date referred to in the Transaction Statement; or (B) the date any one or more Floor Plan Lenders or Wells Fargo with respect to a WF Advance make such advance; provided, however, if a Manufacturer fails to fully pay, by honoring or paying any Lender Credit or otherwise, the interest or other cost of financing such Inventory during the period between the Start Date and the end of the Free Floor Period, then Floor Plan Borrowers shall pay such interest to Agent on behalf of Lenders on demand as if there were no Free Floor Period with respect to such Inventory; (iv) for the purpose of computing Charges, any payment will be credited pursuant to Floor Plan Agent’s payment recognition policy, as in effect from time to time; and (v) Floor Plan Loans or any part thereof not paid when due (and Charges not paid when due, at the option of Floor Plan Agent, shall become part of the principal amount of the Floor Plan Loans) shall bear interest at the Default Rate.

2.01.8 [Reserved]

2.01.9 [Reserved]

2.01.10 [Reserved]

2.01.11 [Reserved]

2.01.12 Permitted Purposes Of Floor Plan Loans. The proceeds of the Floor Plan Loans shall be used by the Borrowers solely (i) to finance the purchase and holding by the Floor Plan Borrowers of Floor Plan Units as set forth above in this Section 2.01 and subsections thereof, and (ii) for general working capital needs and for the general corporate purposes of the Borrowers and their Subsidiaries.

2.01.13 Title Documents. Upon the Floor Plan Agent’s request, at any time after the occurrence and during the continuance of an Event of Default, the Floor Plan Borrowers shall deliver to the Floor Plan Agent immediately upon such request (and Floor Plan Agent may retain) each certificate of title or statement of origin issued for Collateral financed by Floor Plan Loans.

2.01.14 Power of Attorney. For the purpose of expediting the financing of Floor Plan Units in accordance with the terms of this Agreement and for other purposes relating to such financing transactions, each Floor Plan Borrower irrevocably constitutes and appoints the Floor Plan Agent and any of its officers, and each of them, severally, as its true and lawful attorneys-in-fact or attorney-in-fact with full authority to act on behalf of it, and in the name of, place, and stead of it, upon the occurrence and during the continuance of an Event Of Default, to prepare, execute, and deliver any and all instruments, documents, and agreements required to be executed and delivered by such Floor Plan Borrowers necessary to evidence borrowings of proceeds of the Floor Plan Loans hereunder and/or to evidence, perfect, or realize upon the Liens granted by this Agreement and/or any of the Credit Documents. The foregoing power of attorney shall be deemed to be coupled with an interest, and shall be irrevocable so long as this Agreement remains in effect or any Obligations remain outstanding. Each of said attorneys-in-fact shall have the power to act hereunder with or without the other. The Floor Plan Agent may, but shall not be obligated to, notify the Floor Plan Borrowers of any such instruments or documents the Floor Plan Agent has executed on behalf of any of the Floor Plan Borrowers prior to such execution.

2.01.15 Floor Plan Unused Commitment Fees. For each Fiscal Quarter until the termination of the Floor Plan Loan Commitments, the Floor Plan Borrowers jointly and severally promise to pay to the Floor Plan Agent for the ratable accounts of the Floor Plan Lenders (in proportion to such Floor Plan Lender’s Floor Plan Loan Commitment) a per annum fee (the “Floor Plan Unused Commitment Fee”) equal to (a) an amount equal to the average daily unused portion of the Floor Plan Loan Commitments (calculated as (i) the amount of the Aggregate Floor Plan Loan Commitments less (ii) the sum of the average daily aggregate principal amount drawn under the Floor Plan Loans), multiplied by (b) the Applicable

Margin for Floor Plan Loans Unused Commitment Fees, calculated on the basis of the actual number of days elapsed in a year of 360 days. Loan balances outstanding as WF Advances shall be deemed usage with respect to the Floor Plan Loan Commitments of Wells Fargo. The Floor Plan Unused Commitment Fee shall be payable in accordance with monthly billing statement transmitted to Floor Plan Dealers in accordance with Section 2.01.16.

2.01.16 Billing Statements. Floor Plan Agent will transmit or otherwise send to Floor Plan Borrowers a monthly billing statement identifying all charges due on such Floor Plan Borrower’s account pursuant to this Agreement, including without limitation interest and Floor Plan Unused Commitment Fees (if then payable). The charges specified on each billing statement will be (1) due and payable no later than the fifteenth (15th) day of the month in which such billing statement is transmitted to or received by Floor Plan Borrower, and (2) an account stated, unless Floor Plan Agent receives a Floor Plan Borrower’s written objection thereto within fifteen (15) days after it is transmitted or otherwise sent to Floor Plan Borrower. If Floor Plan Agent does not receive, by the 25th day of any given month, payment of all charges accrued to a Floor Plan Borrower’s account with any one or more Floor Plan Lenders during the immediately preceding month, Floor Plan Borrowers will (to the extent allowed by law and if requested by Floor Plan Agent) pay Floor Plan Agent a late fee equal to the greater of five dollars ($5.00) or five percent (5%) of the amount of such charges (payment of such fee does not waive the default caused by the late payment). Floor Plan Agent may adjust the billing statement at any time and from time to time to conform to applicable law and this Agreement

2.01.17 Floor Plan Line of Credit Dollar Cap Reduction. The Floor Plan Borrowers shall have the right at any time, upon not less than ten (10) Business Days prior written notice to the Floor Plan Agent, to permanently reduce, in whole or in part, without premium or penalty, the Floor Plan Line of Credit Dollar Cap to an amount not less than [****], provided that (a) each reduction shall be in an amount of not less than Ten Million Dollars ($10,000,000.00), and (b) no reduction shall be permitted if, after giving effect thereto, and to any repayments of the Floor Plan Loans made on the effective date thereof, the sum of the aggregate principal balances of the Floor Plan Loans then unpaid and outstanding plus the aggregate unpaid balances of WF Advances plus the aggregate amount of outstanding Approvals, without duplication, would exceed the Floor Plan Line of Credit Dollar Cap then in effect.

2.01.18 Payment Terms. Floor Plan Agent may apply: (1) payments received from Floor Plan Borrowers to reduce finance charges first and then principal, regardless of a Floor Plan Borrower’s instructions; and (2) principal payments to the oldest (earliest) Manufacturer’s invoice for Borrowing Base Collateral financed by Floor Plan Lenders, but, in any event, all principal payments may, in Floor Plan Agent’s sole discretion, first be applied to such Borrowing Base Collateral which is sold, lost, stolen, damaged, rented, leased, or otherwise disposed of or unaccounted for. Any Vendor Credit granted to any Floor Plan Borrower for any Borrowing Base Collateral will not reduce the Obligations Floor Plan Borrowers owe Floor Plan Lenders until Floor Plan Agent has received payment therefor in cash. Each Floor Plan Borrower will: (A) pay Floor Plan Agent even if any Borrowing Base Collateral is defective or fails to conform to any warranties extended by any third party; and (B) indemnify and hold Floor Plan Agent and each Floor Plan Lender harmless against all claims and defenses asserted by any buyer of any Borrowing Base Collateral. No Floor Plan Borrower will assert against Floor Plan Agent or any Floor Plan Lender any claim or defense such Floor Plan Borrower may have against any Manufacturer whether for breach of contract, warranty, misrepresentation, failure to ship, lack of authority, or otherwise, including without limitation claims or defenses based upon charge backs, credit memos, rebates, price protection payments or returns. Any such claims or defenses or other claims or defenses a Floor Plan Borrower may have against a Manufacturer shall not affect Floor Plan Borrowers’ liabilities or obligations to Floor Plan Agent or Floor Plan Lenders.

2.01.19 Payments Due Upon Casualty Event or Disposition. Within three (3) Business Days after the receipt by a Floor Plan Borrower of any Net Available Proceeds in respect of (i) a Floor Plan Unit Casualty Event, (ii) Disposition of any Borrowing Base Collateral (other than Dispositions permitted pursuant to Section 6.05(a), (c), (h), (i), (j), (k), (l), (m), (n), (p) and (q)) and (iii) insurance proceeds and condemnation recoveries in respect of any Borrowing Base Collateral, such Floor Plan Borrower shall deliver to the Floor Plan Agent, or authorize the Floor Plan Agent to debit from a deposit account of such Floor Plan Borrower with the Floor Plan Agent, the amount of such Net Available Proceeds received by such Floor Plan Borrower; provided that, in the case of less than total destruction or damage to the applicable Borrowing Base Collateral, in lieu of making such payment, the applicable Floor Plan Borrowers may elect to use such Net Available Proceeds received to promptly repair the physical destruction or damage to such Borrowing Base Collateral to the extent that the physical destruction or damage and/or any repairs made to remedy such destruction or damage does not void any applicable warranty with respect to such applicable Borrowing Base Collateral, provided that, until such repairs are completed to the satisfaction of Floor Plan Agent in its Permitted Discretion, such Borrowing Base Collateral shall not be included in the Borrowing Base.

Section 2.02. WF Advances and Floor Plan Lender Funding.

2.02.1. Advances and Approvals. Between Floor Plan Loan Adjustment Dates, Wells Fargo may (but shall not be obligated to) fund to the Floor Plan Borrowers solely out of Wells Fargo’s own funds the entire principal amount of any Loan Request (any such funding being referred to as an “WF Advance”). Each Floor Plan Lender shall be deemed to have purchased an irrevocable and unconditional participation in each WF Advance, in an amount equal to such Floor Plan Lender’s respective Floor Plan Loan Commitment Percentage of the principal amount of such WF Advance, effective immediately upon the funding of each WF Advance. Each Floor Plan Lender shall have the unconditional and irrevocable obligation to pay, and does hereby agree to pay, to Wells Fargo, on each Floor Plan Loan Adjustment Date, an amount equal to such Floor Plan Lender’s Floor Plan Loan Commitment Percentage of each WF Advance, and settlement shall occur between Wells Fargo and all other Floor Plan Lenders on each Floor Plan Loan Adjustment Date such that after each such settlement, the Floor Plan Lenders shall each hold that percentage of the then aggregate outstanding principal balances of the Floor Plan Loans equal to such Floor Plan Lender’s respective Floor Plan Loan Commitment Percentage. Each Floor Plan Lender acknowledges and agrees that (a) Wells Fargo typically issues Approvals on date (each, an “Approval Date”) prior to the date Wells Fargo is required actually to fund the Floor Plan Loan (each, an “Advance Date”) that is based on such Approval and (b) once an Approval has been issued, and the Manufacturer receiving such Approval shall have shipped its product based thereon, Wells Fargo may deem itself obligated to fund the related Floor Plan Loan, and notwithstanding any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default (including, without limitation, the commencement of a proceeding under the Bankruptcy Code or other Debtor Relief Laws with respect to any of Floor Plan Borrowers) or the reduction or termination of the Floor Plan Loan Commitments, each Floor Plan Lender’s obligation to (i) fully fund in cash Floor Plan Loans related to any Floor Plan Loans which derive from all Approvals issued by Wells Fargo, (ii) acquire participations in WF Advances and (iii) make payments to Wells Fargo on account of such participations pursuant to this Section is absolute and unconditional. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. All payments of principal, interest and any other amount with respect to each outstanding WF Advance shall be payable to and received by the Floor Plan Agent for the account of Wells Fargo. Any payments received by the Floor Plan Agent between Floor Plan Loan Adjustment Dates that in accordance with the terms of this Agreement are to be applied to the reduction of the outstanding aggregate principal balances of the Floor Plan Loans, shall be paid over to and retained by Wells Fargo for such application to the outstanding WF Advances and credited against the Floor Plan Lenders’ respective purchases of participation interests in the respective WF Advances, subject to the provisions of Section 2.14.

2.02.2. Automated Sweep Program. Wells Fargo may elect to process WF Advances under any automated sweep program in effect at Wells Fargo from time to time to facilitate automatic WF Advances to cover submitted Loan Requests.

2.02.3. Repayment Obligations of Floor Plan Borrowers. For the avoidance of doubt, the Floor Plan Borrowers hereby jointly and severally and unconditionally promise to pay to the Floor Plan Agent for the account of Wells Fargo all amounts outstanding on account of the WF Advances, together with accrued interest thereon, on the terms and subject to the conditions applicable to the Floor Plan Loans and the Floor Plan Loan Notes. Nothing in this Section 2.02, including but not limited to the purchase of participations in an WF Advance pursuant to this Section 2.02, shall relieve the Floor Plan Borrowers of any obligation for payments under the Floor Plan Loans and Floor Plan Loan Notes, or under the WF Advances, or for any default by the Floor Plan Borrowers in the payment thereof.

Section 2.03. Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Credit Documents, each of the Revolving Credit Lenders severally agrees to make revolving credit loans in Dollars or in one or more Alternative Currencies (the “Revolving Credit Loans”) to the Revolving Credit Borrowers as joint and several obligors from time to time during the Availability Period for the Revolving Credit Facility, in an aggregate amount outstanding not to exceed such Revolving Credit Lender’s Revolving Credit Commitment Percentage multiplied by the Revolving Credit Commitments; provided, however, that after giving effect to any Revolving Borrowing, (a) the Total Revolving Credit Outstandings shall not at any time exceed the Revolving Credit Dollar Cap and (b) the aggregate Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment. Each Revolving Credit Loan extended by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of the Revolving Credit Loans requested on such occasion. Subject to the application and satisfaction of the terms and conditions of this Agreement and of the other Credit Documents, the Borrowers may borrow, prepay, and reborrow the Revolving Credit Loans in whole or in part until the Revolving Credit Termination Date. Revolving Credit Loans may consist of Adjusted Base Rate Borrowings or a SOFR Borrowing at the Adjusted SOFR Rate, or a combination thereof, as the Borrowers may request in accordance with the terms hereof.

2.03.1 Revolving Credit Loan Promissory Notes. The joint and several obligations of the Revolving Credit Borrowers to repay the Revolving Credit Loans to each Revolving Credit Lender may be evidenced by a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note. The Revolving Credit Borrowers shall deliver a Revolving Credit Note on the date of Closing to each of the Revolving Credit Lenders requesting a Revolving Credit Note executed by an Authorized Officer of each Revolving Credit Borrower.

2.03.2 Procedure For Revolving Credit Loan Borrowings. The Revolving Credit Borrowers may borrow proceeds of the Revolving Credit Loans during the Availability Period in respect of the Revolving Credit Facility, provided, that the Borrower Representative on behalf of the Revolving Credit Borrowers delivers to the Administrative Agent an irrevocable, written, fully completed Loan Request executed by an Authorized Officer of the Borrower Representative (which Loan Request must be received by the Administrative Agent prior to 11:00 a.m. Eastern Time) (a) (A) three (3) RFR Business Days prior to the requested Borrowing Date, if all or any part of the requested advances of proceeds of the Revolving Credit Loans are to be initially SOFR Borrowings at the Adjusted SOFR Rate and (B) in the case of an Eurocurrency Rate Loan denominated in any Alternative Currency, at least four (4) Eurocurrency Banking Days before such Eurocurrency Rate Loan, or (b) one (1) Business Day prior to the requested Borrowing Date if all of the requested advances of proceeds of the Revolving Credit Loans are to be initially Adjusted Base Rate Borrowings. Each Loan Request shall specify: (i) the aggregate amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be a SOFR Borrowing, an Adjusted Base Rate Borrowing, an Eurocurrency Rate Loan or a combination thereof and (iv) the Currency of such

Borrowing. If the Borrower Representative fails to specify the Currency of a Loan in a Loan Request, then the applicable Loans shall be made in Dollars. The Loan Requests may be delivered to the Administrative Agent via facsimile or by other electronic transmission it being agreed that the Administrative Agent may rely on the authority of the Person making any such request without receipt of any other confirmation. The Administrative Agent shall promptly notify each Revolving Credit Lender of the Administrative Agent’s receipt of each notice and the contents thereof. Each Revolving Credit Lender shall make the amount of its pro rata share (calculated in accordance with its respective Revolving Credit Commitment Percentage) of each requested borrowing available to the Administrative Agent in Same Day Funds, in the Applicable Currency immediately available to the Administrative Agent, for the accounts of the Revolving Credit Borrowers at the offices of the Administrative Agent specified in this Agreement (x) in the case of any Loan denominated in Dollars, prior to 1:00 pm (Eastern Time) on the Borrowing Date requested by the Borrowers and (y) in the case of any loan denominated in an Alternative Currency, prior to the Applicable Time specified by the Administrative Agent on the Borrowing Date requested by the Borrowers. Such borrowing will be made available thereafter by the Administrative Agent crediting the Commercial Account (or any other account specified in writing to the Administrative Agent by the Borrower Representative) (x) in the case of any Loan denominated in Dollars, prior to 2:00 pm (Eastern Time) on the Borrowing Date with the aggregate of the amounts made available to the Administrative Agent by the Revolving Credit Lenders and in like funds as received by the Administrative Agent and (y) in the case of any Loan denominated in an Alternative Currency, on the Borrowing Date with the aggregate of the amounts made available to the Administrative Agent by the Revolving Credit Lenders in Same Day Funds as received by the Administrative Agent.

2.03.3 Repayment Of Revolving Credit Loans. The Revolving Credit Borrowers unconditionally, jointly and severally, promise to pay to the Administrative Agent for the accounts of the Revolving Credit Lenders the then unpaid principal amount of each Revolving Credit Loan of the Revolving Credit Lenders on or before the Revolving Credit Termination Date (or on any earlier date on which the Revolving Credit Loans become due and payable as required by the stated provisions of this Agreement) in the Currency in which such Loan is denominated. The Revolving Credit Borrowers unconditionally, jointly and severally, promise to pay to the Administrative Agent for the ratable accounts of the Revolving Credit Lenders all interest which has accrued upon the unpaid principal amounts of the Revolving Credit Loans from time to time outstanding from the date of Closing until the date of payment in full of the Revolving Credit Loans at the rates per annum and on the dates set forth in Section 2.07 of this Agreement. All sums due to the Revolving Credit Lenders in connection with the Revolving Credit Loans shall be paid in full on or before the Revolving Credit Termination Date. In addition to the foregoing, the Revolving Credit Commitments shall terminate and the Revolving Credit Loans shall be paid as set forth in Section 2.06A.3.

2.03.4 Permitted Purposes Of Revolving Credit Loans. The proceeds of the Revolving Credit Loans shall be used by the Borrowers solely for the general working capital needs and for the general corporate purposes of the Borrowers and their Subsidiaries, including for Permitted Acquisitions and issuances of Letters of Credit.

2.03.5 Revolving Credit Unused Commitment Fees. For each Fiscal Quarter until the termination of the Revolving Credit Commitments, the Revolving Credit Borrowers jointly and severally promise to pay to the Administrative Agent for the ratable accounts of the Revolving Credit Lenders a per annum fee (the “Revolving Credit Unused Commitment Fee”) (calculated on the basis of the actual number of days elapsed in a year of 360 days) equal to (a) the Applicable Margin for Revolving Credit Unused Commitment Fees times (b) the average daily unused portion of the Revolving Credit Commitments. In calculating the Revolving Credit Unused Commitment Fees, (x) the aggregate Stated Amount of L/C Obligations shall be deemed usage of Revolving Credit Commitments, but (y) Swingline Loans shall not be deemed usage of Revolving Credit Commitments. The Revolving Credit Unused

Commitment Fee shall be payable in arrears on the last Business Day of each Fiscal Quarter with the first of such payments to be scheduled for payment on June 30, 2026.

2.03.6 Permanent Reduction Of Revolving Credit Dollar Cap. The Revolving Credit Borrowers shall have the right at any time, upon not less than ten (10) Business Days prior written notice to the Administrative Agent, to permanently reduce, in whole or in part, without premium or penalty, the Revolving Credit Dollar Cap, provided that (a) each reduction shall be in an amount of not less than Two Hundred Fifty Thousand Dollars ($250,000.00) or, if greater, a multiple of Fifty Thousand Dollars ($50,000.00), and (b) no reduction shall be permitted if, after giving effect thereto, and to any repayments of the Revolving Credit Loans made on the effective date thereof, the sum of the aggregate principal balances of the Revolving Credit Loans then unpaid and outstanding plus the aggregate unpaid balances of Swingline Loans plus the aggregate amount of L/C Obligations outstanding would exceed the Revolving Credit Dollar Cap then in effect.

2.03.7 Overadvance. If, on any date, the aggregate Revolving Credit Exposure of all Lenders exceeds the Revolving Credit Commitment (such amount in excess of the Revolving Credit Commitment, the “Revolving Credit Overexposure Amount”), then no later than the date that is three (3) Business Days thereafter, the Revolving Credit Borrowers shall repay such outstanding Revolving Credit Loans, Swingline Loans and Reimbursement Obligations (and thereafter Cash Collateralize such outstanding L/C Obligations, to the extent remaining) in an amount equal to 100% of such Revolving Credit Overexposure Amount to the Administrative Agent, which such amount shall be applied to the Revolving Credit Loans ratably in accordance with Section 2.08.3; provided however that the Revolving Credit Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.03.7 unless after the prepayment in full of the Revolving Credit Loans a Revolving Credit Overexposure Amount still remains. All such repayments shall be applied (i) first, to prepay the outstanding Swingline Loans to the full extent thereof, (ii) second, to prepay the Revolving Credit Loans to the full extent thereof, (iii) third, to prepay outstanding Reimbursement Obligations, and (iv) fourth, to Cash Collateralize Letters of Credit.

2.03.8 Reallocation on the Closing Date. Simultaneously with the effectiveness of this Agreement, the Revolving Credit Commitments of each of the Revolving Credit Lenders as existing immediately prior to the Closing Date, shall be reallocated among the Revolving Credit Lenders so that the Revolving Credit Commitments are held by the Revolving Credit Lenders as set forth on Schedule 1.01. To effect such reallocations, each Revolving Credit Lender who either had no Revolving Credit Commitment prior to the effectiveness of this Agreement or whose Revolving Credit Commitment upon the effectiveness of this Agreement exceeds its Revolving Credit Commitment immediately prior to the effectiveness of this Agreement (each an “Assignee Revolving Lender”) shall be deemed to have purchased all right, title and interest in, and all obligations in respect of, the Revolving Credit Commitments from the Revolving Credit Lenders whose Revolving Credit Commitments upon the effectiveness of this Agreement are less than their respective Revolving Credit Commitment immediately prior to the effectiveness of this Agreement (each an “Assignor Revolving Lender”), so that the Revolving Credit Commitments of the Revolving Credit Lenders will be held by the Revolving Credit Lenders as set forth on Schedule 1.01. Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, an Assignment and Assumption without the payment of any related assignment fee, and, except for Revolving Credit Notes to be provided to the Assignor Revolving Lenders and Assignee Revolving Lenders in the principal amount of their respective Revolving Credit Commitments, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived). The Assignor Revolving Lenders, the Assignee Revolving Lenders and the other Lenders (if any) shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to the making of any Revolving Credit Loans to be made on the Closing Date and any netting transaction effected by the Administrative Agent) with respect to such reallocations and assignments so that the aggregate outstanding principal amount of Revolving

Credit Loans shall be held by the Revolving Credit Lenders pro rata in accordance with the amount of the Revolving Credit Commitments set forth on Schedule 1.01.

Section 2.04. Swingline Loan Subfacility. During the Availability Period for the Revolving Credit Facility, subject to the terms and conditions set forth herein, the Swingline Lender agrees to make certain revolving credit loans (each, a “Swingline Loan” and collectively, the “Swingline Loans”) to the Revolving Credit Borrowers in Dollars from time to time on any Business Day provided that, (a) the aggregate amount of Swingline Loans outstanding at any time shall not exceed the Swingline Committed Amount, (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment and (c) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Dollar Cap. Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement. Notwithstanding the foregoing, the Swingline Lender shall not be required to make a Swingline Loan if any Credit Party shall have notified the Swingline Lender and the Revolving Credit Borrowers in writing at least one (1) Business Day prior to the Borrowing Date with respect to such Swingline Loan, that the conditions set forth in Section 4.02 have not been satisfied and such conditions remain unsatisfied as of the requested time of the making such Swingline Loan. Each Swingline Loan shall be due and payable in full on the earlier of (a) the Swingline Termination Date, or (b) such earlier maturity date as may be agreed to by the Swingline Lender and the Revolving Credit Borrowers. Swingline Loans may only be Adjusted Base Rate Borrowings and may not be SOFR Borrowings.

2.04.1. Advances. The Revolving Credit Borrowers shall request each Swingline Loan by a notification from an Authorized Officer of the Borrower Representative to the Administrative Agent and to the Swingline Lender by telephone (confirmed electronically) or electronically not later than 11:00 a.m. Eastern Time on the proposed Borrowing Date. Each such notice shall be irrevocable and shall specify (a) the aggregate principal amount to be borrowed, (b) the requested Borrowing Date, and (c) the requested maturity date of the requested Swingline Loan. The Swingline Lender will make the requested amount available promptly on the Borrowing Date, to the Administrative Agent (for the accounts of the Revolving Credit Borrowers) who, thereupon, will promptly make such amount available to the Revolving Credit Borrowers on such Borrowing Date in like funds as provided therein. Each Swingline Loan shall be in an amount not less than the applicable Minimum Borrowing Amount.

2.04.2. Repayment of Swingline Loans Upon Swingline Conversion Event. Each Revolving Credit Borrower agrees to repay each Swingline Loan made to it within one Business Day of demand therefor by the Swingline Lender and, in any event, within five (5) Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan. Notwithstanding the foregoing, the Revolving Credit Borrowers shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Termination Date (or such earlier date as the Swingline Lender and the Revolving Credit Borrowers may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from the Revolving Credit Borrowers, the Swingline Lender may, on behalf of the Revolving Credit Borrowers (which hereby irrevocably directs the Swingline Lender to act on its behalf for such purpose), request a borrowing of Revolving Credit Loans that are Base Rate Loans from the Revolving Credit Lenders (with notice to the Borrower Representative) in an amount equal to the principal balance of such Swingline Loan. The minimum borrowing amount limitations contained in Section 2.04.1 shall not apply to any borrowing of such Revolving Credit Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Revolving Credit Loans not later than 11:00 a.m. at least one Business Day prior to the proposed date of such borrowing. Promptly after receipt of such Loan Request from the Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Revolving Credit Lender and the Borrower Representative of the proposed borrowing. Not later than 10:00 a.m. on the proposed date of such borrowing, each Revolving Credit Lender will make available to the Administrative Agent at the offices of the Administrative Agent specified in this Agreement for the account of the Swingline Lender, in immediately available funds, the proceeds of the Revolving

Credit Loan to be made by such Revolving Credit Lender. The Administrative Agent shall pay the proceeds of such Revolving Credit Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. Each Revolving Credit Lender irrevocably agrees to extend its pro rata share of the requested Revolving Credit Loans notwithstanding (a) that the amount of the borrowing may not satisfy the Minimum Borrowing Amount for Revolving Credit Loans, (b) that a Default or Event of Default may exist, (c) the failure of any request or deemed request for the Revolving Credit Loans to be timely made, (d) that the date of such borrowing is not a date on which Revolving Credit Loans are otherwise permitted to be made, or (e) any reduction or termination of the Revolving Credit Commitments.

2.04.3. Participations. Immediately upon the making of a Swingline Loan, each Revolving Credit Lender shall be deemed to have purchased, and hereby irrevocably and unconditionally agrees to purchase, from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Swingline Loan. In the event that outstanding Swingline Loans cannot be repaid with the proceeds of Revolving Credit Loans pursuant to Section 2.04.2 for any reason (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code or other Debtor Relief Laws with respect to the Borrowers), the Revolving Credit Lenders will, as of the date such proposed borrowing otherwise would have occurred but adjusted for any payments received in respect of such Swingline Loan(s) by or for the account of the Revolving Credit Borrowers on or after such date and prior to such purchase, immediately fund their respective participations in the outstanding Swingline Loans as necessary to cause such Revolving Credit Lenders to share in such Swingline Loan(s) proportionately in accordance with their respective Revolving Credit Commitment Percentages in respect of the Revolving Credit Commitments. Any amounts received by the Swingline Lender from the Revolving Credit Borrowers (or from any other Person on behalf of the Revolving Credit Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the applicable Revolving Credit Lenders that shall have made their payments pursuant to this Section and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this Section shall not relieve the Revolving Credit Borrowers of any default by the Revolving Credit Borrowers in the payment thereof; provided, however, that in the event any such payment received by the Administrative Agent is subsequently set aside or is required to be refunded, returned or repaid, such Revolving Credit Lender will repay to the Administrative Agent its proportionate share thereof.

2.04.4. Obligations Absolute. A Revolving Credit Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or any other Person may have or claim against the Administrative Agent, any Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 7.07 or 7.08), or the termination of any Revolving Credit Lender’s Revolving Credit Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Change, (iv) any breach of any Credit Document by the Administrative Agent, any Lender, any Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Revolving Credit Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Overnight Rate. If such Revolving Credit Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Revolving Credit Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Credit Documents (other than those provisions requiring the other Revolving Credit Lenders to purchase a participation therein). Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Revolving Credit Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.05. Letter of Credit Subfacility. During the Availability Period for the Revolving Credit Commitments, subject to the terms and conditions set forth in this Agreement, an Authorized Officer of the Borrower Representative may request on behalf of the Revolving Credit Borrowers or any Subsidiary the issuance of, and the Issuing Bank in reliance upon the agreements of the Revolving Credit Lenders set forth in Section 2.05.3 agrees to issue, Letters of Credit in Dollars or one or more Alternative Currencies in the Dollar Equivalent for the accounts of the Revolving Credit Borrowers or any of its Subsidiaries, in a form acceptable to the Issuing Bank, at any time and from time to time on any Business Day from the Closing Date through, but not including the L/C Expiration Date, provided, however, that the Issuing Bank shall not be obligated to issue any Letter of Credit if, after giving effect to such issuance, (a) the aggregate amount of L/C Obligations (after giving effect to any requested issuance) exceeds the Letter of Credit Sublimit, (b) the Revolving Credit Exposure of any Lender exceeds such Lender’s Revolving Credit Commitment or (c) the aggregate Revolving Credit Exposure of all Lenders exceeds the Revolving Credit Dollar Cap. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other L/C Document submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

2.05.1. Request for Issuance; Amendment; Renewal; Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), an Authorized Officer of the Borrower Representative on behalf of the applicable Revolving Credit Borrower or Revolving Credit Borrowers shall deliver to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended together with a Letter of Credit Application, and specifying the proposed date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05.2), the amount and Currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Such written notice may be transmitted electronically or by facsimile, if arrangements for doing so have been approved by the Issuing Bank. Upon receipt of the Letter of Credit Application executed by an Authorized Officer of the Borrower Representative, the Issuing Bank shall process such Letter of Credit Application and issue the Letter of Credit requested thereby, provided all fees and expenses in connection with such Letter of Credit have been paid and all other conditions precedent to the issuance of Letters of Credit have been satisfied and, provided further, the Issuing Bank shall not be required to issue any Letter of Credit earlier than three (3) Business Days after receipt by the Issuing Bank of the Letter of Credit Application and of all of the certificates, documents and other papers and information required by the Issuing Bank which relate thereto. The Issuing Bank shall promptly furnish a copy of each Letter of Credit to the Administrative Agent and to the Borrower Representative. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Revolving Credit Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the provisos set forth in Section 2.05(a) through (g) are satisfied. The Issuing Bank shall not be obligated to amend any Letter of Credit if the Issuing Bank would not be required at such time to issue such Letter of Credit in its amended form under the terms of this Agreement. Upon the issuance by the Issuing Bank of a Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Credit Commitment of each Revolving Credit Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Revolving Credit Lender’s Revolving Credit

Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) without duplication of any amounts included under clause (A), any related Reimbursement Obligations then outstanding.

2.05.2. Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (a) the date that is 365 days after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 365 days after such renewal or extension) and (b) the L/C Expiration Date, provided that any Letter of Credit may provide for the automatic renewal thereof for additional 365-day periods (which shall in no event extend beyond the L/C Expiration Date, provided that a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the date which is 30 days prior to the Revolving Credit Termination Date so long as the Borrowers deliver to the Administrative Agent for the benefit of the Issuing Bank no later than 10 days prior to the Revolving Credit Termination Date, Cash Collateral in an amount not less than 103% of such Letter of Credit, unless otherwise agreed by the Issuing Bank and the Required Revolving Credit Lenders).

2.05.3. Agreement of Lenders To Purchase Proportionate Share of Letters of Credit. Upon receipt by the Issuing Bank from the beneficiary of a Letter of Credit issued by the Issuing Bank of any demand for payment under such Letter of Credit and the Issuing Bank’s determination that such demand for payment complies with the requirements of such Letter of Credit, the Issuing Bank shall promptly notify the applicable Revolving Credit Borrower or the Borrower Representative and the Administrative Agent of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand; provided, however, that the Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the applicable Revolving Credit Borrower in any respect from the applicable Reimbursement Obligation. In order to induce the Issuing Bank to issue Letters of Credit for the accounts of the Borrowers in accordance with the terms of this Agreement, each Revolving Credit Lender unconditionally and irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such Lender’s own account and risk an undivided interest and participation equal to such Lender’s Revolving Credit Commitment Percentage in the Issuing Bank’s obligations and rights under each Letter of Credit issued hereunder and the amount of each L/C Disbursement of the Issuing Bank.

2.05.4. Reimbursement Obligations of the Borrowers. In the event of any drawing under any Letter of Credit, the Revolving Credit Borrowers agree to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in Same Day Funds, in the Currency of such Letter of Credit, the applicable Issuing Bank by paying to the Administrative Agent the amount of such drawing not later than 12:00 noon on (i) the Business Day that the Revolving Credit Borrowers receive notice of such drawing, if such notice is received by the Revolving Credit Borrowers prior to 10:00 a.m., or (ii) the Business Day immediately following the day that the Revolving Credit Borrowers receive such notice, if such notice is not received prior to such time, for the amount of (x) such draft so paid and (y) any amounts incurred by such Issuing Bank in connection with such payment. Unless the Revolving Credit Borrowers shall immediately notify the Administrative Agent and such Issuing Bank that the Revolving Credit Borrowers intend to reimburse such Issuing Bank for such drawing from other sources or funds, the Revolving Credit Borrowers shall be deemed to have timely given a Loan Notice to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan denominated in Dollars as a Base Rate Loan on the applicable repayment date in the amount ((x) if such drawing is denominated in an Alternative Currency, with such reimbursement obligation hereunder converted to a reimbursement obligation in an amount equal to the Dollar Equivalent of such amount in such Alternative Currency and (y) without regard to the minimum and multiples specified in Section 2.03) of (i) such draft so paid and (ii) any amounts incurred by such Issuing Bank in connection with such payment (including any and all costs, fees and other expenses incurred by the applicable Issuing Bank in effecting the payment of any Letter of Credit denominated in an Alternative Currency), and the Revolving

Credit Lenders shall make a Revolving Credit Loan denominated in Dollars as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Bank for the amount of the related drawing and such fees and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Bank for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.03 or Article 4. If the Revolving Credit Borrowers have elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Bank in the applicable Currency as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until paid in full. The Revolving Credit Borrowers shall, upon demand from any Issuing Bank, pay to such Issuing Bank, the amount of (i) any loss or cost or increased cost incurred by such Issuing Bank, (ii) any reduction in any amount payable to or in the effective return on the capital to such Issuing Bank and (iii) any currency exchange loss, in each case that such Issuing Bank sustains as a result of the Revolving Credit Borrowers’ repayment in Dollars of any Letter of Credit denominated in an Alternative Currency. A certificate of such Issuing Bank setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Bank shall be conclusively presumed to be correct save for manifest error. Each Revolving Credit Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Revolving Credit Lender to make its payment under this subsection, (ii) the financial condition of the Revolving Credit Borrowers or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 7.07 or 7.08, (iv) the termination of the Revolving Credit Commitments, (v) the delivery of Cash Collateral, (vi) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency or in the relevant currency markets generally. Each such payment to the Administrative Agent for the account of the Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

2.05.5. Borrowers’ Reimbursement Obligations Are Absolute. The Revolving Credit Borrowers’ joint and several reimbursement obligations hereunder shall be absolute and unconditional under all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Revolving Credit Borrowers may have or have had against the Administrative Agent, the Issuing Bank, any of the Lenders, any beneficiary of a Letter of Credit or any other Person. The Revolving Credit Borrowers agree and acknowledge that none of the Administrative Agent, the Issuing Bank, or the Lenders shall be responsible for, nor shall the Revolving Credit Borrowers’ duties and obligations hereunder under the Credit Documents be affected by, among other things (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any documents or of any endorsements thereon presented in connection with any draft upon a Letter of Credit, even though such documents shall in fact prove to be invalid, fraudulent or forged, (b) any dispute between or among any Revolving Credit Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, or (c) any claims whatsoever of the Revolving Credit Borrowers against any beneficiary of such Letter of Credit or any such transferee. None of the Administrative Agent, the Issuing Bank, or any of the Lenders shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with the issuance, administration, or payment of any drafts presented against any Letter of Credit. The Revolving Credit Borrowers agree and acknowledge that any action taken or omitted by the Administrative Agent, the Issuing Bank, or the Revolving Credit Lenders under or in connection with any Letter of Credit or the related drafts or documents shall be binding on the Revolving Credit Borrowers and shall not result in any liability of any of the Administrative Agent, the Issuing Bank, or the Revolving Credit Lenders to the Borrowers, absent gross negligence or willful misconduct. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

2.05.6. Applicability of ISP98. Unless otherwise expressly agreed by the Issuing Bank and the Revolving Credit Borrowers, when a Letter of Credit is issued the rules of the ISP shall apply to each standby Letter of Credit.

2.05.7. Interim Interest. If the Issuing Bank shall make any L/C Disbursement, then, unless the Revolving Credit Borrowers shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Revolving Credit Borrowers reimburse such L/C Disbursement at the Adjusted Base Rate then applicable to Revolving Credit Loans; provided that the Default Rate shall apply during any continuing Event of Default. Interest accrued pursuant to this Section shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05.3 to purchase a participation from the Issuing Bank shall be for the account of such purchasing Lender to the extent of such payment.

2.05.8. Cash Collateralization. Upon the request of the Administrative Agent (a) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in Reimbursement Obligation (unless such Reimbursement Obligation has been reimbursed by the proceeds of a Revolving Credit Loan in accordance with Section 2.05.4), or (b) if, as of the L/C Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, or (c) a continuing Event of Default exists and the Loans have been accelerated and have become due and payable in accordance with Section 8.01 of this Agreement, the Borrowers shall immediately Cash Collateralize in Same Day Funds, in the applicable Currencies, all then outstanding L/C Obligations (in an amount determined as of the date of such Reimbursement Obligation or the L/C Expiration Date or the date of acceleration of the Loans, as the case may be), but an amount not less than 103% of the outstanding L/C Obligations, unless otherwise agreed by the Issuing Bank and the Required Revolving Credit Lenders.

2.05.9. Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent, for the ratable accounts of the Lenders, letter of credit fees (the “Letter of Credit Fees”) on the aggregate daily Stated Amount of each outstanding Letters of Credit at the rate equal to the Applicable Margin applicable to Revolving Credit Loans then in effect, provided, that upon the implementation of the Default Rate and for so long as the same shall continue, the Letter of Credit Fees shall be increased to the Default Rate. Letter of Credit Fees shall be payable (a) quarterly in arrears on the last Business Day of each Fiscal Quarter occurring during the term of this Agreement, and (b) on the last day of the Availability Period for the Revolving Credit Commitments. The Borrowers shall pay to the Administrative Agent, for the sole account of the Issuing Bank, those fees specified in the Fee Letter, plus such fronting fees and customary issuance, presentation, amendment and processing fees and all standard costs or charges of the Issuing Bank relating to letters of credit, as are from time to time in effect. Such fees and costs and charges shall be due and payable on demand and shall be nonrefundable.

2.05.10. Letters of Credit Issued for Other Loan Parties or Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of another Loan Party or a Subsidiary of a Borrower or of another Loan Party, each Revolving Credit Borrower shall be jointly and severally obligated with all other Borrowers to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each Revolving Credit Borrower hereby acknowledges that the issuance of Letters of Credit for the accounts of other Loan Parties and Subsidiaries of such Borrower and any other Loan Party inures to the benefit of such Borrower, and that its business derives substantial benefits from the businesses of such other Loan Parties and Subsidiaries.

Section 2.06. Term Loans.

(a) The Term Loan Lenders made Term Loans to the Borrower under the Existing Credit Agreement (such Term Loans being referred to as “Term Loans” under the Existing Credit Agreement). The Borrowers hereby agree and acknowledge that as of the Closing Date, the outstanding principal balance of the Term Loans is $302,500,000.00 and shall continue hereunder and for all purposes hereunder constitute and be referred to as the Term Loans hereunder, without constituting a novation, but in all cases subject to the terms and conditions applicable to Term Loans hereunder. The Borrowers and the Lenders acknowledge and agree that the principal amount of such Term Loan held by each Term Loan Lender as of the Closing Date is set forth on Schedule 1.01 opposite the name of such Term Loan Lender. Once repaid, the principal amount of the Loans (or portion thereof) may not be reborrowed.

(b) Each of the parties to this Agreement (including each Departing Lender) agree that, simultaneously with the effectiveness of this Agreement, the principal amount of all outstanding “Term Loans” of each of the “Term Loan Lenders” under the Existing Credit Agreement immediately prior to the Effective Date, shall be reallocated among the Term Loan Lenders so that the Term Loans are held by the Lenders as set forth on Schedule 1.01 attached hereto. To effect such reallocations each Term Loan Lender who either was not a “Term Loan Lender” under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement or whose outstanding principal amount of its Term Loan upon the effectiveness of this Agreement exceeds the outstanding principal amount of its “Term Loan” under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement (each an “Assignee Lender”) shall be deemed to have purchased all right, title and interest in, and all obligations in respect of, the “Term Loans” from the “Term Loan Lenders” under the Existing Credit Agreement who will not have a Term Loan on and as of the Closing Date or whose Term Loan upon the effectiveness of this Agreement is less than their respective “Term Loans” under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement (each an “Assignor Lender”), so that the Term Loans of the Term Loan Lenders will be held by the Term Loan Lenders as set forth on Schedule 1.01. Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, an Assignment and Assumption without the payment of any related assignment fee, and, except for Term Loan Notes to be provided to the Assignor Lenders and Assignee Lenders in the principal amount of their respective Term Loans, and subject to acceptance and recording thereof by the Administrative Agent, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived). The Assignor Lenders, the Assignee Lenders and the other Term Loan Lenders shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct with respect to such reallocations and assignments so that the aggregate outstanding principal amount of Term Loans shall be held by the Term Loan Lenders pro rata in accordance with the amount of each such Term Loan Lender’s “Term Loan Amount” set forth on Schedule 1.01.

(c) Each Term Loan Lender’s “Term Loan Commitment” (as defined under the Existing Credit Agreement) if still outstanding shall terminate immediately and without further action on the Closing Date.

2.06.1. Term Loan Notes. The joint and several obligations of the Term Loan Borrowers to repay the Term Loans to each of the Term Loan Lenders may be evidenced by a Term Loan Note to be issued to each requesting Term Loan Lender.

2.06.2. Payment. The aggregate unpaid principal balances of the Term Loans shall be paid by the Term Loan Borrowers to the Administrative Agent for the ratable accounts of the Term Loan Lenders in consecutive quarterly installments [****]. The Term Loan Borrowers, jointly and severally, unconditionally promise to pay interest to the Administrative Agent for the accounts of the Term Loan Lenders on the unpaid principal balances of the Term Loans from time to time outstanding until the date of the payment in full of the Term Loans at the rates per annum, and on the dates set forth in Section 2.07 of this Agreement. All remaining unpaid balances Term Loans, including all unpaid principal, accrued and unpaid interest, fees and Credit Party Expenses which are due and owing in connection therewith, shall be paid in full on the Term Loan Maturity Date.

2.06.3. Mandatory Prepayments.

(a) The Borrowers, jointly and severally, promise to pay, or cause to be paid, to the Administrative Agent for the accounts of the Lenders the following payments (collectively, “Mandatory Prepayments”):

(i) 100% of Net Available Proceeds of a Disposition of (x) Real Property (other than Mortgage Obligations Collateral) for which Net Available Proceeds exceed Fifteen Million Dollars ($15,000,000) and (y) all other assets (other than (i) Mortgage Obligations Collateral, (ii) Borrowing Base Collateral and (iii) Dispositions permitted pursuant to Section 6.05(a), (c), (h), (i), (j), (k), (l), (m), (n), (p) and (q)) for which Net Available Proceeds exceed Fifteen Million Dollars ($15,000,000.00) per Fiscal Year arising on account of any Disposition or Series of Disposition by the Loan Parties, unless, with respect to a Disposition described in clause (y), in the absence of any continuing Default or Event of Default, the proceeds are utilized by the Loan Parties for acquisition of similar or replacement property and equipment within 365 days from the date of receipt, and pending such reinvestment shall be held on the balance sheet of the relevant Loan Party, shall not be invested in any business outside of the Permitted Business of the Loan Parties, and shall not be distributed, directly or indirectly, to any holders (other than the Borrowers) of Equity Interests in any Loan Party, or otherwise disbursed as a Restricted Payment;

(ii) 100% of insurance proceeds and condemnation recoveries (other than in respect of Floor Plan Units, and Eligible Parts and in respect of Mortgage Obligations Collateral) in excess of Five Million Dollars ($5,000,000.00) per Fiscal Year, unless, in the absence of any continuing Default or Event of Default, the proceeds are utilized by the Loan Parties for repair or acquisition of similar or replacement property and equipment within 365 days from the date of receipt, and pending such reinvestment shall be held on the balance sheet of the relevant Loan Party, shall not be invested in any business outside of the Permitted Business of the Loan Parties and shall not be distributed, directly or indirectly, to any holders (other than the Borrowers) of Equity Interests in any Loan Party, or otherwise disbursed as a Restricted Payment; and

(iii) 100% of Net Available Proceeds with respect to issuances of Indebtedness (excluding Indebtedness permitted to be issued pursuant to Section 6.03 hereof);

Mandatory Prepayments under this Section 2.06.3 shall be due and payable within five (5) Business Days of the receipt thereof by any Loan Party or any Subsidiary of any Loan Party. The provisions of this Section 2.06.3 shall not be deemed a waiver of or constitute the implied consent of the Credit Parties to any transactions which are either prohibited by the terms of the Credit Documents or which by the terms of any of the Credit Documents require the prior consent of any or all of the Credit Parties. Mandatory Prepayments shall be applied first, to outstanding amounts under Term Loans, on a pro rata basis, to reduce the applicable remaining amortization payments in direct order of maturity until such outstandings have been reduced to zero; second, to outstanding Revolving Credit Loans, Swingline Loans and Reimbursement Obligations, ratably among the Lenders, Swingline Lender and Issuing Bank until such outstandings have been reduced to zero without a concurrent reduction in Revolving Credit Commitments; third to outstanding amounts under Mortgage Loans, on a pro rata basis, to reduce the applicable remaining amortization payments in direct order of maturity until such outstandings have been reduced to zero; fourth to outstanding Floor Plan Loans and WF Advances ratably among the Floor Plan Lenders and WF Advance Lender without a concurrent reduction in Floor Plan Loan Commitment; and fifth, to cash collateralize outstanding Letters of Credit in an amount equal to 103% of the outstanding L/C Obligations.

Notwithstanding anything in this Section 2.06.3 to the contrary, if the repatriation to a Loan Party of any amounts required to be mandatorily prepay the Loans pursuant to Section 2.06.3(a)(i) or Section 2.06.3(a)(ii) above would result in material adverse tax consequences (such amount, a “Restricted Amount”), as reasonably determined by the Borrower Representative in good faith (in consultation with the Administrative Agent), the amount of such mandatory prepayment shall be reduced by the Restricted Amount, it being agreed that, solely for a period of one (1) year following the date on which the applicable amounts of such prepayment are received, Holdings shall take any commercially reasonable actions required by applicable Law to permit such repatriation, and the failure to make any such prepayment (or any portion thereof) shall not result if an Default or Event of Default hereunder.

(b) In addition to the foregoing, the Term Loans shall be paid as set forth in Section 2.06A.3.

2.06.4. Voluntary Prepayments. The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Term Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to any date of prepayment of SOFR Borrowings, and (ii) on the date of prepayment of Adjusted Base Rate Borrowings; and (b) any voluntary prepayment of the Term Loan shall be in a principal amount of not less than Five Hundred Thousand Dollars ($500,000). Each such notice shall specify the date and amount of such prepayment and, if SOFR Borrowings at the Adjusted SOFR Rate are to be prepaid, the Interest Period(s) of such SOFR Borrowings. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such pro rata share of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a SOFR Borrowing at the Adjusted SOFR Rate shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.07.3. Each such prepayment shall be applied to the Term Loan in accordance with the pro rata share of the outstanding principal balance of the Lenders.

Section 2.06A. Mortgage Loans.

(a) Subject to the terms and conditions set forth herein including the satisfaction of the conditions set forth in Section 4.01, 4.02 and 4.03, during the Availability Period, on each Mortgage Loan Funding Date, each Mortgage Loan Lender severally agrees to make a Mortgage Loan in Dollars (any such Mortgage Loans advanced after the Closing Date and on a Mortgage Loan Funding Date (other than Loans under an Incremental Facility, which shall be governed by the terms of the applicable Incremental Amendment), the “Mortgage Loans”) to the applicable Mortgage Loan Borrowers, in an aggregate amount not to exceed such Mortgage Loan Lender’s Mortgage Loan Commitment; provided that any Mortgage Loan Borrowing of Mortgage Loans requested by a Mortgage Loan Borrower after the Closing Date shall be in a principal amount of at least One Million Dollars ($1,000,000) (or such lesser amount (x) to the extent the remaining Mortgage Loan Commitments are less than such amount or (y) as may be agreed by the Administrative Agent in its sole discretion). Certain Mortgage Loan Lenders made Mortgage Loans to the Mortgage Loan Borrowers under the Existing Credit Agreement (such Mortgage Loans being referred to as “Mortgage Loans” under the Existing Credit Agreement). The Borrowers hereby agree and acknowledge that as of the Closing Date, the Outstanding Mortgage Loan Amount shall continue hereunder and for all purposes hereunder constitute and be referred to as Mortgage Loans hereunder, without constituting a novation, but in all cases subject to the terms and conditions applicable to Mortgage Loans hereunder. The Mortgage Loans that were funded under the Existing Credit Agreement and continue hereunder shall reduce the Mortgage Loan Commitment of each applicable Mortgage Loan Lender by the amount of such Mortgage Loan carried hereunder.

(b) Expiration of Commitments. On the date of each Mortgage Loan Borrowing hereunder, each Mortgage Loan Lender’s Commitment in respect of such Class of Mortgage Loans shall be reduced by the amount of such Mortgage Loan Borrowing funded by such Mortgage Loan Lender in respect of such Class. With respect to each Class, all unused Commitments of such Class shall terminate immediately on the last day of the Availability Period in respect of such Class. For the avoidance of doubt, any Mortgage Loan Commitment previously outstanding with respect to the Outstanding Mortgage Loan Amount shall be deemed terminated on the Closing Date.

(c) No Reborrowing; Types of Loans. Amounts borrowed under this Section and repaid or prepaid may not be reborrowed. Mortgage Loans may be either Adjusted Base Rate Borrowings, or SOFR Borrowings at the Adjusted SOFR Rate, or a combination thereof.

(d) Borrowing Requests. Each Mortgage Loan Borrowing shall be made upon the written notice given by the Borrower Representative on behalf of the applicable Borrower to the Administrative Agent by delivery to the Administrative Agent of a written Loan Request, completed and signed by an Authorized Officer of the Borrower Representative. For any such (x) SOFR Borrowings after the Closing Date, each such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) RFR Business Days prior to the requested date of Borrowing and (y) Adjusted Base Rate Borrowings after the Closing Date, each such notice must be received by the Administrative Agent not later than 11:00 a.m. on the date of the requested date of Borrowing. Each Loan Request shall specify (i) the requested Borrowing Date (which shall be a RFR Business Day), (ii) the Borrower receiving such Mortgage Loan Borrowing (iii) the principal amount of Loans to be borrowed, (iv) the Type of Loans to be borrowed by such Borrower, and (v) the duration of the Interest Period with respect thereto, if applicable.

(e) Funding. Following receipt of a written Loan Request pursuant to this Section, the Administrative Agent shall promptly notify each applicable Mortgage Loan Lender of the amount of its Applicable Percentage of the applicable Class of Mortgage Loans. In the case of a Mortgage Loan Borrowing of any Class, each Lender under such Class shall make the amount of its Mortgage Loans in respect of such Class available to the Administrative Agent in immediately available funds at the Administrative Agent’s office not later than 10:00 a.m. on the Closing Date, the Mortgage Loan Funding Date, or the date provided for in the applicable Incremental Amendment, as applicable. Upon satisfaction of the applicable conditions precedent set forth in Article 4, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the Commercial Account with the amount of such funds or (ii) wire transfer of such funds, in each case, in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrowers or the Borrower Representative; provided, however that the Administrative Agent shall have the right to make disbursements through a title insurance company.

2.06A.1. Mortgage Loan Notes. The obligations of the Mortgage Loan Borrower to repay the Mortgage Loans to each of the Mortgage Loan Lenders may be evidenced by a Mortgage Loan Note to be issued to each requesting Mortgage Loan Lender.

2.06A.2. Payment.

(a) The aggregate unpaid principal balances of the Mortgage Loans shall be paid to the Administrative Agent for the ratable accounts of the Mortgage Loan Lenders in consecutive quarterly payments on the last day of each Fiscal Quarter commencing on June 30, 2026, in an amount equal to the sum of (i) amortization payments due with respect to the Mortgage Loans represented by the Outstanding Mortgage Loan Amount in the amount of $456,750.00, plus (ii) commencing with the first full Fiscal Quarter ending after each Mortgage Loan Funding Date with respect to Mortgage Loans, the original principal amount of any Mortgage Loans funded on such date amortized based on a twenty-year straight-line amortization of such amount as set forth on any supplement to Schedule 1.01(c) agreed to by the Mortgage Loan Borrowers and the Administrative Agent on any Mortgage Loan Funding Date.

(b) Such quarterly principal payments shall be due and payable on each of the last Business Day of each Fiscal Quarter, and continuing until the Mortgage Loan Maturity Date. Accrued interest on all principal balances from time to time outstanding under the Mortgage Loans shall be payable in arrears at the rates per annum set forth in Section 2.06A of this Agreement and shall be due and payable on each applicable Interest Payment Date. All remaining unpaid balances of each Class of Mortgage Loans, including all unpaid principal, accrued and unpaid interest, fees and Credit Party Expenses which are due and owing in connection therewith, shall be paid in full on the Maturity Date for such Class of Mortgage Loans. Payments due under this Section 2.06A.2. shall give effect to any applicable prepayments applied under Sections 2.06A.3. or 2.06A.4.

All remaining unpaid balances of the Mortgage Loans, including all unpaid principal, unpaid and accrued interest and fees, shall be paid in full on the Mortgage Loan Maturity Date. The Mortgage Loan Borrower unconditionally promises to pay interest to the Administrative Agent for the accounts of the Mortgage Loan Lenders on the unpaid principal balances of the Mortgage Loans from time to time outstanding from the date of Closing until the date of the payment in full of the Mortgage Loans at the rates per annum, and on the dates set forth in Section 2.07 of this Agreement.

2.06A.3. Mandatory Prepayments of Mortgage Loans.

(a) Termination of the Floor Plan Credit Agreement. Upon termination of the Floor Plan Loan Commitments or permanent reduction thereof to $0, all outstanding Mortgage Loan Commitments and Revolving Credit Commitments shall terminate and all Obligations under this Agreement or any other Credit Document shall become immediately due and payable in full.

(b) Loan to Value: Dispositions; Casualty Events.

(i) Mortgaged Property.

(A) If the Administrative Agent provides written notice to the Borrower Representative that the Outstanding Amount of all Mortgage Loans in respect of a Class exceeds 70% of the Aggregate Mortgaged Property Asset Value of such Class at such time, then the Borrowers shall prepay within five (5) Business Days after receiving such notice, Mortgage Loans of such Class in an amount necessary to ensure that (after giving effect to such prepayment) the Outstanding Amount of all Mortgage Loans of such Class does not exceed 70% of the Aggregate Mortgaged Property Asset Value of such Class at such time. All payments under this clause (A) shall be applied in direct order of maturity to all remaining amortization installments (including the final installment due on the Maturity Date), to the Mortgage Loans of such Class ratably among the Lenders of such Class in proportion to the respective amounts payable to them until paid in full.

(B) The applicable Borrowers shall pay, or cause to be paid, to the Administrative Agent for the accounts of the applicable Lenders (to be applied as set forth in clause (c) below) on or before the date that is five (5) Business Days following the receipt thereof by any Loan Party, (i) in the case of a Disposition (other than a lease or sublease) of the entirety of a Mortgaged Property, the amount of any Net Available Proceeds from such Disposition required to repay in full the Outstanding Amount of all Mortgage Loans allocated against such Mortgaged Property when such Mortgage Loans were originally advanced by the applicable Lenders or (ii) in the case of a Disposition (other than a lease or sublease) of a portion of a Mortgaged Property, the amount of any Net Available Proceeds from such Disposition required to repay the Mortgage Loans allocated against such Mortgaged Property when such Mortgage Loans were originally advanced by the applicable Lenders such that, after giving effect to such repayment under this clause (ii), the Outstanding Amount of the Mortgage Loans in respect of such Mortgaged Property does not exceed 70%- of the Mortgaged Property Asset Value of such Mortgaged Property (after giving effect to such Disposition). Borrowers shall obtain one or more new Real Estate Appraisals in connection with any Disposition of a portion of a Mortgaged Property for purposes of calculating the Mortgaged Property Asset Value of such Mortgaged Property at such time.

(C) If there is material damage to, or loss or destruction of, all or any portion of a Mortgaged Property as a result of a Casualty Event in respect of such Mortgaged Property, the Borrowers shall pay, or cause to be paid, to the Administrative Agent to be held or applied by it in accordance with this clause (C), on or before the date that is five (5) Business Days following the receipt thereof by any Borrower, the Net Available Proceeds resulting from such Casualty Event; provided, however, if such Net Available Proceeds for restoration, repair or replacement of such Mortgaged Property (hereinafter called “Work”) is, or is reasonably expected to be (I) less than $2,500,000, the Administrative Agent shall make such Net Available Proceeds available to the applicable Borrower for the costs of restoring such Mortgaged Property if (i) no Default or Event of Default exists and (ii) such Borrower causes the Work to be promptly commenced and diligently pursued or (II) equal to or greater than $2,500,000, if (i) the Borrower Representative certifies ("Mortgagor's Certificate") to the Administrative Agent that there are sufficient Net Available Proceeds in respect of such Casualty Event (and sufficient other sources of funds if the amount of such Net Available Proceeds is not sufficient to pay for the Work), to fully pay for such Work on any portion of the Mortgaged Property and the projected appraised value of the Mortgaged Property upon completion of the Work is equal to or greater than the appraised value of the Mortgaged Property immediately prior to the Casualty Event, (ii) no Default or Event of Default shall exist, and (iii) the applicable Borrower presents reasonably sufficient evidence to the Administrative Agent that the damaged property will be restored within one hundred eighty (180) days following such Casualty Event and in any event (180) days prior to the applicable Maturity Date of the Mortgage Loan secured by such Mortgaged Property, then the Administrative Agent shall make such Net Available Proceeds available to the applicable Borrower and such Borrower shall, within thirty (30) days following disbursement of any portion of such Net Available Proceeds from the Administrative Agent, apply to Governmental Authorities for permits necessary to perform or cause the Work to be performed (as such thirty (30) day period may be extended by the Administrative Agent in the Administrative Agent’s sole discretion), and within thirty (30) days of obtaining all such permits, commence to restore, repair, replace and rebuild such Mortgaged Property (as such thirty (30) days period may be extended by the Administrative Agent in the Administrative Agent’s sole discretion), and thereafter continue diligently to complete the Work to restore the Mortgaged Property as nearly as possible to its condition immediately prior to such Casualty Event; provided that if the Administrative Agent reasonably determines that the Net Available Proceeds and other amounts previously identified as available to the Borrower are insufficient to cause the Work to be performed in a manner that would satisfy the requirements in clause (II)(i) above (a “Shortfall”), then prior to any disbursement of such Net Available Proceeds, the applicable Borrower shall provide the Administrative Agent with satisfactory evidence that such Borrower has sufficient sources of funds, in addition to those previously identified, from which to pay such Shortfall. If the conditions set forth in Mortgagor's Certificate are not satisfied with respect to a Casualty Event within one hundred eighty (180) days following such Casualty Event, if the applicable Borrower shall otherwise fail to restore, repair, replace or rebuild such Mortgaged Property as provided above, then the Net Available Proceeds related thereto shall be promptly paid to the Administrative Agent as a prepayment and applied in accordance with clause (b).

The provisions of this 2.06A.3. shall not be deemed a waiver of or constitute the implied consent of the Credit Parties to any transactions which are either prohibited by the terms of the Credit Documents or which by the terms of any of the Credit Documents require the prior consent of any or all of the Credit Parties.

(c) Application of Mandatory Prepayments of Mortgage Loans. The mandatory prepayments set forth in Section 2.06A.3(b) shall be applied by the Administrative Agent to the Mortgage Obligations as follows: in regard to a Mortgaged Property securing a Class of Mortgage Loans first, to the payment of that portion of the Mortgage Obligations constituting unpaid fees, indemnities, expenses, reimbursements, and other amounts (including Credit Party Expenses) payable to the Administrative Agent, which such Mortgage Obligations are incurred under or with respect to such Class of Mortgage Loans; second, to the payment of that portion of the Mortgage Obligations constituting unpaid fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Credit Party Expenses), ratably among the Lenders in proportion to the respective amounts described in this clause second payable to them, which Mortgage Obligations are incurred under or with respect to such Class of Mortgage Loans; third, to the payment of that portion of the Mortgage Obligations constituting accrued and unpaid interest on the applicable Class Mortgage Loans, ratably among the Mortgage Lenders of such Class in proportion to the respective amounts described in this clause third payable to them; fourth, in direct order of maturity to all remaining amortization installments (including the final installment due on the Maturity Date), to the applicable Class of Mortgage Loans ratably among the Mortgage Lenders of such Class in proportion to the respective amounts described in this clause fourth payable to them until paid in full; and fifth, to the extent of any excess, to the applicable Class of Mortgage Loan Borrowers.

2.06A.4. Voluntary Prepayments of Mortgage Loans. Each Mortgage Loan Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Class of Mortgage Loans in whole or in part without premium or penalty except for the charges set forth in Section 2.07; provided that (a) such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to any date of any prepayment; and (b) any voluntary prepayment of a Class of Mortgage Loans shall be in a principal amount of not less than Five Hundred Thousand Dollars ($500,000). The Administrative Agent will promptly notify each Mortgage Loan Lender in the applicable Class of its receipt of each such notice, and of the amount of such Mortgage Loan Commitment Percentage of such prepayment. If such notice is given by a Mortgage Loan Borrower, the Mortgage Loan Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a SOFR Borrowing at the Adjusted SOFR Rate shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.07.3. Each such prepayment shall be applied to the respective Class of Mortgage Loans in accordance with the Mortgage Loan Commitment Percentages of the Lenders of such Class.

Section 2.06A.5. Permitted Purposes Of Mortgage Loan. The proceeds of the Mortgage Loans shall, on the Closing Date and an applicable Mortgage Loan Funding Date, be available to (i) fund costs directly attributable to the acquisition of Property or finance Property after it has been acquired by a Borrower (and to refinance other Indebtedness secured by such Property (including payment of closing costs and fees in connection herewith and therewith)) and (ii) to pay fees and expenses incurred in connection with the foregoing.

Section 2.06A.6. Reduction or Termination of Commitments. The Mortgage Loan Borrowers may, at any time and from time to time, upon written notice to the Administrative Agent by such Borrower or the Borrower Representative, voluntarily terminate and reduce unfunded Commitments in respect of any Class in whole or in part without fees, prepayment premiums or penalties; provided that any such termination and reduction (x) shall be in minimum amounts of One Million Dollars ($1,000,000) (or such lesser amount to the extent the remaining Commitments of such Class are less than such amount or as otherwise may be agreed by the Administrative Agent in its sole discretion) and (y) shall be allocated ratably among the Mortgage Loan Lenders of the applicable Class in proportion to their Applicable Percentage of such Class of Commitments. The Commitments of any Class, once reduced or terminated pursuant to this Section, may not be increased or reinstated other than pursuant to a Mortgage Loan Increase in respect of such Class. The Mortgage Loan Borrowers shall pay all fees under Section 2.07.3 with respect to the amount of the Commitments of such Class being reduced or terminated, accrued to the date of such reduction or termination of such Commitments to the Administrative Agent for the account of the applicable Class of Lenders holding such Commitments.

Section 2.07. Interest Terms Applicable To The Loans. Interest shall accrue upon the unpaid principal balances of the Loans until the Loans have been repaid in full at the rate or rates described below in this Section 2.07. With respect to all Loans other than Floor Plan Loans, the Borrowers promise to pay to the Administrative Agent for the ratable benefit of the Lenders in each Class all accrued interest owing in respect of such Class of Loans in arrears on the applicable Interest Payment Dates. The Borrowers promise to pay interest with respect to the Floor Plan Loans to the Floor Plan Agents in accordance with the billing statements provided by Floor Plan Agent in accordance with Section 2.01.16.

2.07.1. Adjusted Base Rate. Swingline Loans advanced and outstanding shall bear interest at the Adjusted Base Rate. Absent a timely election by the Borrower Representative of a SOFR Borrowing or Eurocurrency Rate Loan or automatic extension of a SOFR Rate Loan in accordance with Section 2.07.2 of this Agreement, Revolving Credit Loans, Mortgage Loans and Term Loans, including any balances of any SOFR Borrowings or Eurocurrency Rate Loans for which the applicable Interest Period has expired without an effective continuation, shall be deemed automatically to bear interest at the Adjusted Base Rate. Changes in the Adjusted Base Rate shall be made when and as changes in the Base Rate occur. Each election by the Borrower Representative of an Adjusted Base Rate Borrowing shall be in the Minimum Borrowing Amount, or any multiple thereof. Payments on account of Adjusted Base Rate Borrowings shall be due and payable in arrears monthly on the Interest Payment Date in each consecutive month.

2.07.2. SOFR Borrowing Option. Subject to the terms of this Section, interest shall accrue at the election of the Borrower Representative (a) with respect to Term Loans, at the Adjusted SOFR Rate for Interest Periods and on portions of the unpaid principal balances of the Term Loans, as selected by the Borrower Representative, (b) (i) with respect to Revolving Credit Loans denominated in Dollars, at the Adjusted SOFR Rate for Interest Periods and on portions of the unpaid principal balances of the Revolving Credit Loans, as selected by the Borrower Representative and (ii) with respect to Revolving Credit Loans denominated in Euros or other Currencies (other than Dollars), at the applicable Eurocurrency Rate for the applicable Interest Period plus the Applicable Margin on portions of the unpaid principal balances of such Revolving Credit Loans, each as selected by the Borrower Representative, (c) with respect to Floor Plan Loans, at the Adjusted SOFR Rate on the principal balances outstanding of the Floor Plan Loans and (d) with respect to Mortgage Loans, at the SOFR Rate for Interest Periods and on portions of the unpaid principal balances of the Mortgage Loans, as selected by the Borrower Representative. With respect to the Revolving Credit Loans, the Borrower shall have the option to elect a series of consecutive Interest Periods applicable to portions of the unpaid principal balances of Revolving Credit Loans to be designated at the time of an initial election for SOFR Borrowings; provided that SOFR shall be redetermined on the terms set forth in this Agreement for each Interest Period and interest payments shall be made at the end of each Interest Period. For the avoidance of doubt, the SOFR Borrowing option shall not be available for Swingline Loans.

(a) Interest Payment and Computation. Interest shall accrue from and including the first day of each Interest Period selected by the Borrower Representative to (but not including) the last day of such Interest Period as provide in 2.07.2 at the Adjusted SOFR Rate or the Adjusted Eurocurrency Rate for the applicable Interest Period on the amount of the unpaid principal balances of the Term Loans, Mortgage Loans or Revolving Credit Loans, as the case may be. SOFR Borrowings shall be due and payable in arrears on each applicable Interest Payment Date.

(b) Interest Payment and Computation (Floor Plan Loans). Subject to the last sentence of this clause (b) and to the operation and effect of Sections 2.07.4 and 2.07.5 hereof, the principal balance of any advanced and outstanding Floor Plan Loans shall bear interest at the Adjusted SOFR Rate. With respect to the Floor Plan Loans, there shall only be one (1) applicable interest rate in effect for all of the Floor Plan Loans at any time and each interest rate election shall apply to the entire aggregate unpaid principal balances of the Floor Plan Loans. Payments on account of interest applicable to Floor Plan Loans shall be applied by the Floor Plan Agent to outstanding balances of such Loans accruing or having accrued interest at the Adjusted SOFR Rate in such order or proportion as the Floor Plan Agent, in its sole discretion, shall determine.

(c) Continuation and Conversion. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower Representative shall have the option to (a) convert at any time, subject to the notice requirements herein, all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $2,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more SOFR Rate Loans, (b) upon the expiration of any Interest Period therefor, (i) convert all or any part of any outstanding SOFR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or such lesser amount as shall represent all of the SOFR Rate Loans then outstanding) into Base Rate Loans (other than Swingline Loans) or (ii) continue any SOFR Rate Loans as SOFR Rate Loans, provided that, unless notice is otherwise given by the Borrower Representative to convert or continue any SOFR Rate Loans, upon the expiration of any Interest Period in respect of such SOFR Rate Loans, such SOFR Rate Loans shall automatically continue as SOFR Rate Loans having the same Interest Period as such expiring Interest Period, (c) upon the expiration of any Interest Period therefor, continue any Eurocurrency Rate Loans as Eurocurrency Rate Loans. Whenever the Borrower Representative desires to convert or continue Loans as provided above (other than an automatic continuation of a SOFR Rate Loan as provided in clause (b)(ii) above), the Borrower Representative shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit I (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. (i) in the case of a Loan denominated in Dollars, at least three (3) RFR Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective, (ii) in the case of a Loan denominated in any Alternative Currency that is to be a Eurocurrency Rate Loan, at least four (4) Eurocurrency Banking Days before the day on which a proposed conversion or continuation of such Loan is to be effective, in each case, specifying (A) the Loans to be converted or continued, and, in the case of any Eurocurrency Rate Loan or SOFR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount and Currency of such Loans to be converted or continued, and (D) in the case of any Eurocurrency Rate Loan or SOFR Rate Loans, the Interest Period to be applicable to such converted or continued Eurocurrency Rate Loan or SOFR Rate Loan. If the Borrower Representative fails to deliver a timely Notice of Conversion/Continuation with respect to a Eurocurrency Rate Loan prior to the end of the Interest Period therefor, then, unless such Eurocurrency Rate Loan is repaid as provided herein, the Borrower Representative shall be deemed to have selected that such Eurocurrency Rate Loan shall automatically be converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency) at the end of such Interest Period. If the Borrower Representative requests a conversion to, or continuation of, a Eurocurrency Rate Loan or a SOFR Rate Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Eurocurrency Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

(d) Manner of Payment. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency or any amounts payable in an Alternative Currency, each payment by a Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in Same Day Funds and shall be made without any setoff, counterclaim or deduction whatsoever. Except as otherwise expressly provided herein, with respect to principal of and interest on Loans denominated in an Alternative Currency or any amounts payable in an Alternative Currency, each payment by a Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than the Applicable Time specified by the Administrative Agent on the date specified for payment under this Agreement to the Administrative Agent at the applicable Administrative Agent’s office for the account of the Lenders entitled to such payment in such Alternative Currency, in Same Day Funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after 1:00 p.m. (or, with respect to a payment to be made in an Alternative Currency, the Applicable Time specified by the Administrative Agent) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Pro Rata Share in respect of the relevant facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of any Issuing Bank’s fees shall be made in like manner, but for the account of such Issuing Bank. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 2.07.3, 2.10 or 2.11 or 10.08 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definitions of Interest Period and Interest Payment Date, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 2.14.1(b). Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, a Borrower is prohibited by any Applicable Law from making any required payment hereunder in an

Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

2.07.3. Breakage Costs. The Borrowers jointly and severally promise to compensate the Lenders from time to time, upon demand from any Lender through the Administrative Agent, for all losses, expenses, lost earnings, costs and liabilities (including all interest paid to lenders of funds borrowed by the Lenders to carry SOFR Borrowings) which any of the Lenders sustains if: (1) any repayment or prepayment of any SOFR Borrowings or any Eurocurrency Rate Loan (including any payment resulting from the acceleration of the Loans in accordance with the terms of this Agreement or from an assignment required by Section 2.11 of this Agreement) or any conversion of SOFR Borrowings or an Eurocurrency Rate Loan for any reason occurs on a date which is not a Business Day and, with respect to any SOFR Borrowing or any Eurocurrency Rate Loan on account of a Revolving Credit Loan, Term Loan, or Mortgage Loan is not the last day of an Interest Period; or (2) any failure by the Borrowers to borrow a SOFR Borrowing or an Eurocurrency Rate Loan or convert an Adjusted Base Rate Borrowing to a SOFR Borrowing or an Eurocurrency Rate Loan on the date for such borrowing or conversion specified in the relevant Notice of Continuation/Conversion given by the Borrower Representative to the Administrative Agent in accordance with the terms of this Agreement. In the case of a Eurocurrency Rate Loan, the amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Pro Rata Share of the Eurocurrency Rate Loans in the London or other applicable offshore interbank market for such Currency, whether or not such Eurocurrency Rate Loan was in fact so funded, and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.

2.07.4. Illegality. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Rate Loan or Eurocurrency Rate Loan, or to determine or charge interest based upon the Term SOFR Reference Rate, Term SOFR, the Eurocurrency Rate or the Adjusted Eurocurrency Rate, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower Representative and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower Representative that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make Eurocurrency Rate Loans in the affected Currency or Currencies, and any right of the Borrower Representative to convert any Loan denominated in Dollars to a SOFR Rate Loan or continue any Loan as an Eurocurrency Rate Loan, as applicable, in the affected Currency or Currencies shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrower Representative shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, (A) convert all SOFR Rate Loans to Base Rate Loans or (B) convert all Eurocurrency Rate Loans denominated in an affected Alternative Currency to Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), with respect to Eurocurrency Rate Loans or SOFR Rate Loans, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Eurocurrency Rate Loans or SOFR Rate Loans, as applicable, to such day, or immediately, if any Lender may not lawfully continue to maintain such Eurocurrency Rate Loans or SOFR Rate Loans, as applicable, to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.07.3.

2.07.5. Termination Of Right To Elect SOFR Borrowings. Notwithstanding anything to the contrary set forth in this Agreement, and without limiting any other rights and remedies of the Lenders, the Required Lenders during any continuing Default or Event of Default may suspend the right of the Borrowers to elect any new Eurocurrency Rate Loans or SOFR Borrowing or to convert any Adjusted Base Rate Borrowing into a Eurocurrency Rate Loans or SOFR Borrowing, to permit any Eurocurrency Rate Loans or SOFR Borrowing to be renewed as a Eurocurrency Rate Loans or SOFR Borrowing, or to permit (x) any SOFR Borrowing at the Adjusted SOFR Rate to continue as a SOFR Borrowing or (y) any Eurocurrency Rate Loans to be continued, in which case, all Eurocurrency Rate Loans and SOFR Borrowings, other than a Floor Plan Borrowing shall be converted on the last days of the respective Interest Periods therefor to Adjusted Base Rate Borrowings, and all SOFR Borrowings that are Floor Plan Borrowings shall be converted to Adjusted Base Rate Borrowings on the date selected by the Required Lenders.

2.07.6. Calculation Of Interest. Interest shall be calculated upon Adjusted Base Rate Borrowings on the basis of a 365 or 366 days per year factor applied to the actual days on which there exists an unpaid balance of the Adjusted Base Rate Borrowings. Interest shall be calculated upon Eurocurrency Rate Loans or SOFR Borrowings on the basis of a 360 day per year factor applied to the actual days on which there exists an unpaid balance of such Eurocurrency Rate Loans or SOFR Borrowings, except that interest on Loans denominated in any Alternative Currency as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans.

2.07.7. Default Interest.

(a) During the existence of an Event of Default under Sections 7.01, 7.07 or 7.08, automatically and without the requirement of any notice, and at the request of the Administrative Agent or the Required Lenders during the existence of any other Event of Default, the principal amount of all Loans outstanding, Reimbursement Obligations and all fees and other Obligations owed hereunder, including, to the extent permitted by applicable law, any interest payments on the Loans, shall thereafter bear interest (including post-petition interest in any proceeding under the Debtor Relief Laws or other applicable bankruptcy laws) payable on demand at the applicable Default Rate; provided, in the case of Eurocurrency Rate Loans and Loans accruing interest at the Adjusted SOFR Rate (other than Floor Plan Loans), upon the expiration of the Interest Period in effect at the time such Loans shall thereupon accrue interest at the Base Rate and shall thereafter bear interest payable upon demand at the Default Rate. Payment or acceptance of the increased rates of interest provided for in this Section 2.07.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender. Imposition of the Default Rate may, at the election of the Required Lenders, be applied retroactively to the date of the occurrence of the Event of Default.

(b) Without limiting any other rights and remedies available to the Credit Parties by this Agreement or applicable Laws, accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

2.07.8. Maximum Rate Of Interest. Any provision contained in the Credit Documents to the contrary notwithstanding, the Lenders shall not be entitled to receive or collect, nor shall the Borrowers be obligated to pay, interest, fees, or charges thereunder in excess of the maximum rate of interest permitted by any applicable Law, and if any provision of this Agreement, the Notes or any of the other Credit Documents is construed or held by any court of law or Governmental Authority having jurisdiction to permit or require the charging, collection or payment of any amount of interest in excess of that permitted by such Laws, the provisions of this Section shall control and shall override any contrary or inconsistent provision. The intention of the parties is to at all times conform strictly with all applicable usury requirements and other Laws limiting the maximum rates of interest which may be lawfully charged upon the Loans. The interest to be paid pursuant to the Notes shall be held subject to reduction to the amount allowed under said usury or other Laws as now or hereafter construed by the courts having jurisdiction, and any sums of money paid in excess of the interest rate allowed by applicable Law shall be applied in reduction of the principal amount owing pursuant to the Notes.

2.07.9. Effect of Benchmark Transition Event.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event with respect to any Benchmark and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of such then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment or further action or consent of any other party hereto or to any other Credit Document, and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, the Administrative Agent may unilaterally amend the terms of this Agreement to replace the then-current Benchmark with a Benchmark Replacement in accordance with the terms of this Agreement, with any such amendment to become effective as soon as practicable for the Administrative Agent and upon notice to the Borrower, without any further action or consent of the Borrower. No replacement of the Term SOFR Reference Rate (or the then-current Benchmark) with a Benchmark Replacement pursuant to clause (y) above will occur prior to the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 180th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 180 days after such statement or publication, the date of such statement or publication). Borrower shall pay reasonable out-of-pocket costs (including reasonable attorneys' fees) incurred by the Administrative Agent in connection with any amendment and related actions, negotiation, documentation or enforcement of the terms hereof or any related matters contemplated in this Section 2.07.10.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation or administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement. Administrative Agent shall not be liable to any party hereto for any Benchmark Replacement Conforming Changes it makes in good faith.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment, or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action or any selection, will be conclusive and binding on all parties hereto absent manifest error, and may be made in its or their sole discretion and without consent from any other party to this Agreement or other Credit Document (except, in each case, as expressly required pursuant to this Section) and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually by each party hereto.

(d) Unavailability of Tenor or Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or nonrepresentative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark and until a Benchmark Replacement is determined in accordance with this Section 2.07.10, the Borrower may revoke any pending request for, or conversion to, or continuation of, a SOFR Rate Loan or Eurocurrency Rate Loan, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Currency and, failing that, (I) in the case of any request for any affected SOFR Rate Loan, if applicable, (i) the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) in the case of any request for any affected Eurocurrency Rate Loan, in an Alternative Currency, if applicable, then such request shall be ineffective and (ii) (I) any outstanding affected SOFR Rate Loan will be deemed to have been converted into Base Rate Loans immediately and (II) any outstanding affected Eurocurrency Rate Loans denominated in an Alternative Currency, at the Borrower Representative’s election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period or (2) be prepaid in full immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period;; provided, that, with respect to any Eurocurrency Rate Loan, if no election is made by the Borrower Representative by the earlier of (x) the date that is three (3) Business Days after receipt by the Borrower Representative of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, the Borrower Representative shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest (on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.07.3. During a Benchmark Unavailability Period with respect to any Benchmark, or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable will not be used in any determination of the Base Rate.

2.07.10. Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Term SOFR Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Term SOFR Conforming Changes will become effective without any further action or consent of the Borrower or any other party hereto. The Administrative Agent will promptly notify the Borrower of the effectiveness of any Term SOFR Conforming Changes.

2.07.11. Changed Circumstances. Subject Section 2.07.9, in connection with any SOFR Rate Loan or Eurocurrency Rate Loan, a request therefor, a conversion to or a continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that if Term SOFR or a Eurocurrency Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Term SOFR or such Eurocurrency Rate, as applicable, for the applicable Currency and the applicable Interest Period with respect to a proposed SOFR Rate Loan or Eurocurrency Rate Loan, as applicable, on or prior to the first day of such Interest Period, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange or interbank markets with respect to an applicable Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (iii) with respect to any Eurocurrency Rate Loan, the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered in the applicable Currency to banks in the London or other applicable offshore interbank market for the applicable Currency, amount or Interest Period of such Eurocurrency Rate Loan, or (iv) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that if Term SOFR or a Eurocurrency Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Term SOFR or such Eurocurrency Rate, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during the applicable Interest Period and, in such case, the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower Representative. Upon notice thereof by the Administrative Agent to the Borrower Representative, any obligation of the Lenders to make SOFR Rate Loans or Eurocurrency Rate Loans, as applicable, in each such Currency, and any right of the Borrower Representative to convert any Loan in each such Currency (if applicable) to or continue any Loan as an SOFR Rate Loan or a Eurocurrency Rate Loan, as applicable, in each such Currency, shall be suspended (to the extent of the affected SOFR Rate Loans or Eurocurrency Rate Loans or, in the case of SOFR Rate Loans or Eurocurrency Rate Loans, the affected Interest Periods) until the Administrative Agent (with respect to clause (iv), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower Representative may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Rate Loans or Eurocurrency Rate Loans in such affected Currency (to the extent of the affected SOFR Rate Loans or Eurocurrency Rate Loans or, in the case of SOFR Rate Loans or Eurocurrency Rate Loans, the affected Interest Periods) or, failing that, (I) in the case of any request for a borrowing of an affected SOFR Rate Loan, the Borrower Representative will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (II) in the case of any request for a borrowing of an affected Eurocurrency Rate Loan in an Alternative Currency, then such request shall be ineffective and (B)(I) any outstanding affected SOFR Rate Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (II) any outstanding affected Loans denominated in an Alternative Currency, at the Borrower Representative’s election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period or (2) be prepaid in full immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period; provided that if no election is made by the Borrower Representative by the date that is the earlier of (x) three (3) Business Days after receipt by the Borrower Representative of such notice or (y) with respect to a Eurocurrency Rate Loan the last day of the current Interest Period, the Borrower Representative shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrower

Representative shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.07.3.

2.07.12. Alternative Currencies. If, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in national or international financial, political or economic conditions are imposed in the country in which such currency is issued, and such change results in, in the reasonable opinion of the Administrative Agent (i) such currency no longer being readily available, freely transferable and convertible into Dollars, (ii) a Dollar Equivalent no longer being readily calculable with respect to such currency, (iii) such currency being impracticable for the Lenders to loan or (iv) such currency no longer being a currency in which the Required Lenders are willing to make extensions of credit (each of clauses (i), (ii), (iii) and (iv), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Borrower Representative, and such currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrower Representative shall repay all Loans denominated in such currency to which the Disqualifying Event(s) apply or convert such Loans into the Dollar Equivalent in Dollars, bearing interest at the Base Rate, subject to the other terms contained herein.

Section 2.08. Pro Rata Treatment And Payments.

2.08.1. Distribution Of Payments To Lenders. Except as otherwise expressly provided to the contrary by the terms of this Agreement, all payments (including prepayments) to be made by the Borrowers in respect of a Class hereunder, whether on account of principal, interest, fees or otherwise shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon on the due date thereof to the Applicable Agent for the accounts of the Lenders in such Class at the Applicable Agent’s Office in Dollars and in immediately available funds. The Applicable Agent shall promptly distribute to each Lender in such Class by wire transfer such Lender’s pro rata share of each of such payments in like funds as received for such Class. The Applicable Agent may assume that the Borrowers have made such payments on the applicable date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or to the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payments, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, in the applicable Currency in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at the greater of the Overnight Rate or a rate determined by the Applicable Agent in accordance with banking industry customs and rules on interbank compensation.

2.08.2. Funding Of Loans. The Lenders agree that the Applicable Agent may assume that each Lender will fund timely its pro rata portion of each borrowing requested by the Borrowers in accordance with the terms of this Agreement and that the Applicable Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Applicable Agent, then the applicable Lender and the Borrowers severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount in the applicable Currency in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Applicable Agent, at (a) in the case of a payment to be made by such Lender, the greater of the Overnight Rate or a rate determined by the Applicable Agent in accordance with banking industry customs and rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Applicable Agent in connection with the foregoing, and (b) in the case of a payment to be made by the Borrowers, the interest rate applicable to Adjusted Base Rate Borrowings. If the Borrowers and such Lender shall pay such interest to the Applicable Agent for the same or an overlapping period, the Applicable Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable borrowing to the Applicable Agent, then the amount so paid shall constitute such share included in the subject borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Applicable Agent.

2.08.3. Ratable Sharing. Except to the extent otherwise provided herein: (a) each Borrowing from the Revolving Credit Lenders under Section 2.03 shall be made from the Revolving Credit Lenders, each payment of the fees under Section 2.03.5 shall be made for the account of the Revolving Credit Lenders, and each termination or reduction of the amount of the Revolving Credit Commitments under Section 2.03.6 shall be applied to the respective Revolving Credit Commitments of the Revolving Credit Lenders, pro rata according to the amounts of their respective Revolving Credit Commitments; (b) each payment or prepayment of principal of Revolving Credit Loans shall be made for the account of the Revolving Credit Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Credit Loans held by them, provided that, subject to Section 2.14, if immediately prior to giving effect to any such payment in respect of any Revolving Credit Loans the outstanding principal amount of the Revolving Credit Loans shall not be held by the Revolving Credit Lenders pro rata in accordance with their respective Revolving Credit Commitments in effect at the time such Revolving Credit Loans were made, then such payment shall be applied to the Revolving Credit Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Credit Loans being held by the Revolving Credit Lenders pro rata in accordance with such respective Revolving Credit Commitments; (c) each Borrowing from the Floor Plan Lenders under Sections 2.01 shall be made from the Floor Plan Lenders and each termination or reduction of the amount of the Floor Plan Loan Commitments shall be applied to the respective Floor Plan Loan Commitments of the Floor Plan Lenders, pro rata according to the amounts of their respective Floor Plan Loan Commitments; (d) each payment or prepayment of principal of any Floor Plan Loans shall be made for the account of the Floor Plan Lenders, pro rata in accordance with the respective unpaid principal amounts of Floor Plan Loans held by them; (e) each payment of interest on any Floor Plan Loans shall be made for the account of the Floor Plan Lenders, pro rata in accordance with the amounts of interest on Floor Plan Loans, then due and payable to the respective Floor Plan Lenders; (f) the conversion and continuation of Revolving Credit Loans (other than conversions provided for by Sections 2.07.4) shall be made pro rata among the Revolving Credit Lenders, according to the amounts of their respective Revolving Credit Loans, and the then current Interest Period for each Lender’s portion of each such Loan of such Type and Class shall be coterminous; (g) the Revolving Credit Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.04, shall be in accordance with their respective applicable percentages for Revolving Credit Commitments; (h) the Revolving Credit Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.05, shall be in accordance with their respective applicable percentages for Revolving Credit Commitments; (i) each payment or prepayment of principal of any Class of Term Loans or any Class of Mortgage Loans shall be made for the account of the Term Loan Lenders or Mortgage Loan Lenders of such Class, pro rata in accordance with the respective unpaid principal amounts of such Class of Term Loans or Mortgage Loans held by them; (j) each payment of interest on any Class of Term Loans or Mortgage Loans shall be made for the account of the Lenders of such Class, pro rata in accordance with the amounts of interest on such Class of Loans, then due and payable to the respective Lenders of such Class; and (k) the conversion and continuation of Term Loans or Mortgage Loans of a particular Type and Class (other than conversions provided for by Sections 2.07.4) shall be made pro rata among the Term Loan Lenders or Mortgage Loan Lenders of such Class, according to the amounts of their respective Term Loans or Mortgage Loans of such Class, and the then current Interest Period for each Lender’s portion of each such Loan of such Type and Class shall be coterminous. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to

Section 2.04.1(d), in which case such payments shall be pro rata in accordance with such participating interests).

2.08.4. Setoffs, Counterclaims, Other Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender receiving payment greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value in Dollars) participations in the Loans and participations in the L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiaries thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation..

2.08.5. Departing Lenders and Mortgage Facility Departing Lender.

(a) Departing Lenders. Each of the parties hereto (including each Departing Lender) acknowledges and agrees that on the Closing Date, all Floor Plan Loans, Revolving Credit Loans, Term Loans and Mortgage Loans of each Departing Lender previously made to the Borrowers by such Departing Lender and other amounts owing by the Loan Parties to such Departing Lender under the Existing Credit Agreement and the other “Credit Documents” (as defined under the Existing Credit Agreement) which remain outstanding immediately prior the Closing Date shall be repaid in full under the Existing Credit Agreement (accompanied by accrued and unpaid interest thereon; provided that, accrued and unpaid Monthly Floor Plan Interest, Floor Plan Unused Commitment Fees, Performance Rebates and other amounts other than principal payable with respect to Floor Plan Loans held by a Departing Lender will be paid to the applicable Departing Lender on the next Floor Plan Interest Settlement Date following the Closing Date in accordance with Section 2.01.4.2 of the Existing Credit Agreement to the extent accrued to but excluding the Closing Date) on a non-pro rata basis with the “Floor Plan Lenders”, “Revolving Credit Lenders”, “Term Loan Lenders” and “Mortgage Loan Lenders” under and as defined in the Existing Credit Agreement, and such Departing Lender shall cease to be a Floor Plan Lender, Revolving Credit Lender, Term Loan Lender, Mortgage Loan Lender and a Lender or otherwise a party to this Agreement; provided that rights and obligations under the Existing Credit Agreement and the other “Credit Documents” (as defined under the Existing Credit Agreement” that are intended to survive any Lender ceasing to be a Lender or a party to any such Credit Document shall survive in accordance with their respective terms for the benefit of each Departing Lender. Each Departing Lender, the Lenders and the other parties hereto consent (which consent shall be deemed effective under the Existing Credit Agreement) to such non-pro rata payment.

(b) Mortgage Facility Departing Lender. Each of the parties hereto (including each Departing Lender) acknowledges and agrees that on the Closing Date, all Mortgage Loans of the Mortgage Facility Departing Lender previously made to the Borrowers by the Mortgage Loan Departing Lender and other amounts owing by the Loan Parties to the Mortgage Facility Departing Lender solely with respect to the Mortgage Loan Facility under the Existing Credit Agreement and the other “Credit Documents” (as defined under the Existing Credit Agreement) which remain outstanding immediately prior the Closing Date shall be repaid in full under the Existing Credit Agreement (accompanied by accrued and unpaid interest thereon) on a non-pro rata basis with the “Mortgage Loan Lenders” under and as defined in the Existing Credit Agreement, and such Mortgage Facility Departing Lender shall cease to be a Mortgage Loan Lender. Each Departing Lender, the Mortgage Facility Departing Lender, the other Lenders and the other parties hereto consent (which consent shall be deemed effective under the Existing Credit Agreement) to such non-pro rata payment.

Section 2.09. Application Of Payments. Except as expressly required to the contrary by the terms of this Agreement, all payments received upon the Loans may be applied first to Credit Party Expenses, then to accrued interest and the unpaid principal balances of the Loans, or in such other order as elected by the Required Lenders.

Section 2.10. Increased Costs.

2.10.1. Increased Costs Generally. If any Change In Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted SOFR Rate) or the Issuing Bank;

(b) subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender or the Issuing Bank or (with respect Eurocurrency Rate Loans) the London or other applicable offshore interbank market any other condition, cost or expense affecting this Agreement or any SOFR Borrowing made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Bank, or such other Recipient of making, converting to or continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank, or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank, or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon the request of such Lender, the Issuing Bank, or such other Recipient, the Borrowers agree to pay to such Lender, the Issuing Bank, or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank, or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

2.10.2. Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers agree to pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

2.10.3. Certificate for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in this Section 2.10 and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers promise to pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.10.4. Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.11. Taxes.

2.11.1. Defined Terms. For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “applicable Law” includes FATCA.

2.11.2. Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

2.11.3. Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

2.11.4. Indemnification. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

2.11.5. Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.03 relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.11.5.

2.11.6. Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

2.11.7. Status of Lenders.

(a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b) Without limiting the generality of the foregoing, in the event that the Borrowers are U.S. Borrowers,

(i) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(D) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

2.11.8. Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 2.11 of this Agreement (including by the payment of additional amounts pursuant to Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.11.8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.11.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.11.8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amount with respect to such Tax had never been paid. This Section shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.11.9. Survival. Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.12. Mitigation Obligations; Replacement of Lenders.

2.12.1. Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.11, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.12.2. Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.12.1, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.02), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or Section 2.11) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrowers shall have paid to the Administrative Agent the administrative fee (if any) specified in Section 10.02;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.07.3) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

Section 2.13. Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Bank (a) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Reimbursement Obligation, or (b) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately provide Cash Collateralize in an amount equal to 103% of the then Outstanding Amount of all L/C Obligations.

Section 2.14. Defaulting Lenders.

2.14.1. Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Laws:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, Required Revolving Credit Lenders and Required Floor Plan Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Floor Plan Agent or the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Floor Plan Agent or the Administrative Agent from a Defaulting Lender pursuant to Section 10.07 shall be applied at such time or times as may be determined by the Applicable Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent or the Floor Plan Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank to Wells Fargo as the provider of the WF Advances hereunder or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure or M&T Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (ii) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement and future WF Advances, in accordance with Section 2.13; sixth, to the payment of any amounts owing to Wells Fargo as the provider of the WF Advances hereunder, the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by Wells Fargo as the provider of the WF Advances hereunder, any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in WF Advances, L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the Applicable Credit Facility without giving effect to Section 2.14.1(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 2.14.1(e) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive a Floor Plan Unused Commitment Fee, a Mortgage Loan Facility Unused Commitment Fee or a Revolving Credit Unused Commitment Fee for any period during which that Lender is a Defaulting Lender.

(ii) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the limited extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.1(e).

(iii) With respect to any Floor Plan Unused Commitment Fee, Mortgage Loan Facility Unused Commitment Fee, Revolving Credit Unused Commitment Fee, or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clauses (i) or (ii) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (y) pay to the Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fees.

(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in (a) WF Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Floor Plan Loan Commitment Percentages (calculated without regard to such Defaulting Lender’s Floor Plan Loan Commitments) but only to the extent that such reallocation does not cause the aggregate Outstanding Amount of the Floor Plan Loan of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Floor Plan Loan Commitment and (b) in the case of a Defaulting Lender that is a Revolving Credit Lender, all or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders that are Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages, determined without regard to such Defaulting Lender’s Revolving Credit Commitment but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any such Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. Operation of the allocations provided in Section 2.14 above shall not be deemed to result in a default of any Borrower’s obligations to a Defaulting Lender under this Agreement or any other Credit Document.

(e) Cash Collateral, Repayment of Swingline Loans and WF Advances.

(i) If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrowers of the applicable Class shall, without prejudice to any right or remedy available to them hereunder or under law, (I) in respect of the Revolving Credit Facility, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection and (II) in respect of the Floor Plan Facility, prepay the WF Advances in an amount equal to Wells Fargo’s Fronting Exposure as the lender of WF Advances.

(ii) At any time that there shall exist a Revolving Credit Lender that is a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Revolving Credit Borrowers shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 103% of the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time.

(iii) All Cash Collateral (other than credit support not constituting funds subject to deposit) provided under Section 2.14 shall be maintained in blocked, non-interest bearing deposit accounts maintained at M&T Bank. The Revolving Credit Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). The Floor Plan Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Floor Plan Agent and Wells Fargo as the lender of WF Advances, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of WF Advances, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral in the Cash Collateral Account is subject to any right or claim of any Person other than the Administrative Agent, the Floor Plan Agent, Wells Fargo as lender of WF Advances and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and of Wells Fargo as lender of WF Advances, the Revolving Credit Borrowers and/or Floor Plan Borrowers, as applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.14 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.14 in respect of WF Advances shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of WF Advances (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v) Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Credit Lender), or (y) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by a Revolving Credit Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents. Cash Collateral (or the appropriate portion thereof) provided to reduce Wells Fargo’s Fronting Exposure in respect of WF

Advances shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Floor Plan Lender), or (y) the determination by the Floor Plan Agent and Wells Fargo as the lender of WF Advances, that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and Wells Fargo as the lender of WF Advances, may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by a Floor Plan Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

2.14.2. Defaulting Lender Cure. If the Borrower Representative, the Administrative Agent, Issuing Bank, Swingline Lender and WF Advance Lender as the provider of the WF Advances each agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent (or the Floor Plan Agent, in respect of the Floor Plan Facility) may determine to be necessary to cause, as applicable, (i) the WF Advances and funded and unfunded participations in WF Advances to be held pro rata by the Floor Plan Lenders in accordance with their respective Floor Plan Loan Commitment Percentages (determined without giving effect to Section 2.14.1(d)), (ii) the funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Revolving Credit Lenders in accordance with their Revolving Credit Commitment Percentages (determined without giving effect to the immediately preceding subsection Section 2.14.1(d)) and (iii) the Loans of each Class to be held by the Lenders of such Class pro rata as if there had been no Defaulting Lenders of such Class, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.14.3. New Swingline Loans/Letters of Credit/WF Advances. Without limiting the discretion of the WF Advance Lender to determine whether or not to make a WF Advance (as set forth in Section 2.02.1), so long as any Lender (other than WF Advance Lender or any of its Affiliates) under the Floor Plan Facility is a Defaulting Lender, WF Advance Lender shall not be required to fund any WF Advance. So long as any Lender is a Defaulting Lender, (a) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (b) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.15. Fees.

(a) Fee Letter. The Borrowers promise to pay to the Administrative Agent and the Floor Plan Agent such fees in Dollars as are required by the terms of the Fee Letter.

(b) Mortgage Loan Facility Unused Commitment Fees. For each Fiscal Quarter, until the last day of the Availability Period for the Mortgage Loan Facility, the Mortgage Loan Borrowers agree to pay to the Administrative Agent for the ratable accounts of the Mortgage Loan Lenders under the Mortgage Loan Facility a per annum fee [****].

(c) [Reserved].

(d) Floor Plan Unused Commitment Fees. Floor Plan Borrowers agree to pay Floor Plan Unused Commitment Fees as set forth in Section 2.01.15.

Section 2.16. Payments. All payments received by the Credit Parties which are to be applied to reduce the Obligations shall be provisional and shall not be considered final unless and until such payment is not subject to avoidance under any provision of the Bankruptcy Code, as amended, including Sections 547 and 550, or any other Debtor Relief Law. If any payment is avoided or set aside under any provision of the Bankruptcy Code, including Sections 547 and 550 thereof, or any other Debtor Relief Law, the payment shall be considered not to have been made for all purposes of this Agreement and the Credit Parties shall adjust their respective records to reflect the fact that the avoided payment was not made and has not been credited against the Obligations.

Section 2.17. Advancements. If the Borrowers or any other Loan Party fail to perform any of their respective material agreements or covenants contained in the Credit Documents or if the Borrowers or any other Loan Party fails to protect or preserve the Collateral or any other security for the Obligations or the status and priority of the Liens of the Credit Parties in the Collateral or in any other security for the Obligations, the Administrative Agent for the account of the Lenders may make advances to perform the same on behalf of the Borrowers or other Loan Party to protect or preserve the Collateral or any other security for the Obligations or the status and priority of the Liens of the Credit Parties in the Collateral or in any other security for the Obligations, and all sums so advanced shall immediately upon such advance become secured by the Liens granted in the Credit Documents and any other security for the Obligations, and shall become part of the principal amount owed to the Lenders with interest to be assessed at the Default Rate. The Borrowers promise to repay on demand all sums so advanced on the Borrowers’ behalf, plus all expenses or costs incurred by the Administrative Agent, on account of the Lenders, including reasonable legal fees, with interest thereon. The provisions of this Section shall not be construed to prevent the institution of the rights and remedies of the Administrative Agent upon the occurrence of an Event of Default. The authorization contained in this Section is not intended to impose any duty or obligation on the Administrative Agent or any other Credit Party to perform any action or make any advancement on behalf of the Borrowers and is intended to be for the sole benefit and protection of the Credit Parties. Notwithstanding anything herein to the contrary, no Lender shall be required to fund any advances under this Section if such advance would cause the aggregate outstanding exposure of such Lender to exceed such Lender’s Commitment.

Section 2.18. Co-Borrower Provisions.

2.18.1. Borrower Representative. To facilitate administration of the Loans, the Borrower Representative (a) is designated and appointed by each of the other Borrowers as its Borrower Representative and (b) accepts such appointment as the Borrower Representative, in each case and with full power and authority to issue, execute, deliver and acknowledge as appropriate, Loan Requests, notices of election and make the interest rate elections set forth therein, and certificates including Compliance Certificates, and to give instructions with respect to the disbursement of the proceeds of the Loans, give and receive all other notices and consents hereunder or under any of the other Credit Documents and take all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Credit Documents. The Administrative Agent and the Floor Plan Agent and each Lender may regard any notice or other communication pursuant to any Credit Document from the Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of any Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. This power-of-attorney is coupled with an interest and cannot be revoked, modified or amended without the prior written consent of the Required Lenders. The Administrative Agent and the Floor Plan Agent and each Lender may regard any notice or other communication pursuant to any Credit Document from the Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

2.18.2. Subordination. Each Borrower hereby subordinates all Intercompany Indebtedness that it may have from or against any other Borrower or other Loan Party, and any successor or assign of any other Borrower or other Loan Party, including, without limitation, any trustee, receiver or debtor-in-possession, howsoever arising, due or owing and whether heretofore, now or hereafter existing, to all of the Obligations of the other Borrower or the other Loan Parties owed to the Credit Parties.

2.18.3. Postponement of Subrogation. Until all of the Obligations are paid in full, no Borrower shall have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the Obligations, and nothing shall discharge or satisfy the liability of a Borrower hereunder, until the full, final and absolute payment and performance of all of the Obligations at any time after all Commitments of the Lenders under this Agreement are terminated. All present and future debts and obligations of each Borrower to any other Loan Party are hereby waived and postponed in favor of and subordinated to the full payment and performance of all present and future Obligations.

2.18.4. No Discharge. No Obligation of any Borrower or other Loan Party shall be affected, discharged or impaired by any of the following: (a) bankruptcy, disability, dissolution, incompetence, death, insolvency, liquidation, or reorganization of any other Borrower or any Loan Party; (b) any defense of any other Borrower or Loan Party to payment or performance of any or all of the Obligations or enforcement of any or all rights of the Administrative Agent and the Lenders in the Collateral; (c) discharge, modification of the terms of, reduction in the amount of, or stay of enforcement of any or all liens and encumbrances in the Collateral or any or all Obligations in any bankruptcy, insolvency, reorganization, or other legal proceeding or by application of any applicable Laws; (d) any claim or dispute by any other Borrower or other Loan Party concerning the occurrence of an Event of Default, performance of any Obligations, or any other matter; (e) any waiver or modification of any provision of the Credit Documents that affects any other Borrower or other Loan Party, whether or not such waiver or modification affects all Borrowers and/or all Loan Parties; (f) the cessation of liability, release or discharge of any other Borrower or any other Loan Party or other obligor for any reason; (g) the perfection or failure to perfect, release or discharge of any Collateral or other security; (h) the exercise or failure to exercise any rights or remedies pursuant to the Credit Documents by the Administrative Agent or the Required Lenders or any election of remedies by the Administrative Agent or the Required Lenders; (i) any invalidity, irregularity or unenforceability in whole or in part of any of the Credit Documents or any limitation of the liability of any Borrower or any other Loan Party under the Credit Documents, including any claim that the Credit Documents were not duly authorized, executed, or delivered on behalf of any Borrower or any other Loan Party; (j) any other acts or omissions by the Administrative Agent, the Floor Plan Agent or any Lender that result in or could result in the release or discharge of any other Borrower or any other Loan Party; or (k) the occurrence of any other event or the existence of any other condition that by operation of law or otherwise could result in the release or discharge of a surety, guarantor, or other persons secondarily liable on an obligation.

2.18.5. Waivers. Each Borrower unconditionally waives: (a) any requirement that the Administrative Agent or the Required Lenders first make demand upon, or seek to enforce or exhaust remedies against any (i) other Borrower or any other Loan Party; (ii) the Collateral or other property of any Borrower or any other Loan Party; or (iii) other Person, before demanding payment from or seeking to enforce the Obligations against such Borrower; (b) any requirement of applicable Law that might operate to limit any Borrower’s liability under, or the enforcement of, the Obligations; (c) diligence, presentment, protest, demand for performance, notice of acceptance, notice of nonperformance, notice of intent to accelerate, notice of acceleration, notice of protest, notice of dishonor, notice of extension, renewal, alteration or amendment, notice of acceptance of the Credit Documents, notice of default under any of the Credit Documents (except as provided in the Credit Documents), and all other notices whatsoever, except for notices specifically required pursuant to other provisions of the Credit Documents; (d) any obligation of the Administrative Agent or the Floor Plan Agent or any Lender to provide any Borrower any information, including any information concerning any other Borrower or any other Loan Party or any Collateral; and (e) any other claim or defense that otherwise would be available based on principles of suretyship or guarantee or otherwise governing secondary obligations.

2.18.6. Cross-Guaranty; Joint and Several Liability of Co-Borrowers.

(a) Floor Plan Borrowers. Each Floor Plan Borrower shall be jointly and severally liable as a primary obligor, and not merely as surety, for any and all Floor Plan Loans and Obligations under and in connection with the Floor Plan Facility and now or hereafter owed to the Administrative Agent, WF Advance Lender, in its capacity as a lender of the WF Advances, and the Floor Plan Lenders, in each case, whether voluntary or involuntary and however arising, whether direct or acquired by any Floor Plan Lender by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

(b) Revolving Credit Borrowers. Each Revolving Credit Borrower shall be jointly and severally liable as a primary obligor, and not merely as surety, for any and all Revolving Credit Loans and Obligations under and in connection with the Revolving Credit Facility and now or hereafter owed to the Administrative Agent, the Swingline Lender, the Issuing Bank, and the Revolving Credit Lenders, in each case, whether voluntary or involuntary and however arising, whether direct or acquired by any Revolving Credit Lender by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

(c) Benefit to Each Borrower. Each Borrower represents and warrants to and covenants with the Lenders that (i) the Borrowers are engaged in operations that require financing on a joint basis and, accordingly, each Borrower will materially benefit, directly or indirectly, from the extension of the Loans by the Lenders; (ii) the Loans have been offered to the applicable Borrowers on the basis set forth in this Agreement and would not be available to the Borrowers on an individual basis without the credit support of the other Loan Parties on the terms and conditions stated herein; (iii) the benefits received by each Borrower are reasonably equivalent to the obligations undertaken by such Borrower and (iv) the delivery of funds to any Borrower in connection with the Loans under this Agreement shall constitute valuable consideration and reasonably equivalent value to all Borrowers.

(d) Cross-Guaranty. Each Borrower guarantees to the Credit Parties the payment in full of all of the Obligations owned by each of the other Borrowers and further guarantees the due performance by each of the other Borrowers of its respective duties and covenants made in favor of the Credit Parties in this Agreement and in the other Credit Documents. Each Borrower agrees that neither this cross guaranty nor the joint and several liability of the Borrowers provided in this Agreement nor the Credit Parties’ liens and rights in any of the Collateral shall be impaired or affected by any modification, supplement, extension or amendment of any contract or agreement to which the parties hereto may hereafter agree, nor by any modification, release or other alteration of any of the rights of the Credit Parties with respect to any of the Collateral, nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Administrative Agent or the Lenders with respect to any of the Obligations, nor by any other agreements or arrangements whatever with the other Borrowers or with any other Person, each Borrower hereby waiving all notice of any such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectively as if it had expressly agreed thereto in advance. Except as may be expressly stated in this Agreement to the contrary, the liability of each Borrower hereunder is direct and unconditional as to all of the Obligations (except as may be expressly stated in this Agreement to the contrary), and may be enforced without requiring the Credit Parties first to resort to any other right, remedy or security.

2.18.7. Obligations Among Loan Parties. WITHOUT LIMITATION OF THE FOREGOING, EACH BORROWER SHALL BE JOINTLY AND SEVERALLY LIABLE TO THE ADMINISTRATIVE AGENT, THE FLOOR PLAN AGENT, ISSUING BANK, SWINGLINE LENDER, WF ADVANCE LENDER AND THE OTHER CREDIT PARTIES, IN EACH CASE, SOLELY TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 2.18.6 AND, IN EACH SUCH CASE, WITHOUT REGARD TO ANY ALLOCATION OF LOSSES AND LIABILITIES PURSUANT TO THIS SUBSECTION OR OTHERWISE AND, IN CONNECTION THEREWITH, EACH BORROWER HAS EXPRESSLY ASSUMED THE RISK THAT SUCH BORROWER’S ACTUAL LIABILITY MAY EXCEED SUCH BORROWER’S PRO RATA SHARE AND THAT OVERPAYMENTS MAY NOT ACTUALLY BE REIMBURSED OR INDEMNIFIED. Subject to the foregoing, the Borrowers agree that the provisions of this subsection are intended to provide for an allocation of the Obligations among Borrowers of each Class. Accordingly, as among the Borrowers of each Class, if any Borrower under such Class (the “Overpaying Borrower”) pays (whether directly or by application of Collateral), or is otherwise held liable for, Loans and related Obligations in connection with Loans under the Applicable Credit Facility, in each case, in excess of its pro rata share for the Overpaying Borrower, the other Borrowers under such Applicable Credit Facility will pay the amount of such excess to the Overpaying Borrower and will indemnify the Overpaying Borrower for, from and against any claims, damages, loss or liability arising from or related to such overpayment. The value to each Borrower of the rights and claims against the other applicable Borrowers provided above under this Section 2.18.7 is intended, to the extent permitted under applicable Law, to prevent any Borrower from being rendered “insolvent” solely by virtue of the joint and several liability it may be subject to under Section 2.18.7. The rights and obligations among Borrowers pursuant to this subsection shall survive the payment and performance of the Obligations.

Section 2.19. Swap Obligations; Keepwell. Notwithstanding anything to the contrary contained in this Agreement or any of the other Credit Documents, Swap Obligations of any Loan Party that is not an Eligible Contract Participant shall not include any Excluded Swap Liabilities; provided however, to the extent that a Loan Party is an Eligible Contract Participant, such Loan Party (in addition to its other Obligations and agreements hereunder), hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party in respect of the Swap Obligations. The obligations of each Loan Party, to the extent that it is an Eligible Contract Participant, under this Section 2.19 shall remain in full force and effect until indefeasible payment in full in cash of all of the Obligations and termination of this Agreement and the other Credit Documents. Each Loan Party , to the extent that such Loan Party is an Eligible Contract Participant, intends that this Section 2.19 constitute, and this Section 2.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

Section 2.20. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i)
a reduction in full or in part or cancellation of any such liability;
(ii)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)
the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 2.21. [Reserved].

Section 2.22. Incremental Facilities.

(a) Request for Increase. Upon notice to the Administrative Agent and the Floor Plan Agent (with respect to the Floor Plan Increases), the Borrower Representative on behalf of the applicable Borrowers may from time to time, request (i) to increase the existing aggregate Floor Plan Loan Commitments by requesting new floor plan loan commitment to be added to the Floor Plan Facility (each such increase a “Floor Plan Increase”); (ii) to increase an existing Class of Term Loans by requesting new term loans be added to an existing Class of Term Loans or request new term loans under one or more new Classes of term loans (each such increase or establishment of a new Class, a “Term Loan Increase”); (iii) to increase an existing Class of Mortgage Loans by requesting new mortgage loans be added to an existing Class of Mortgage Loans or request new mortgage loans under one or more new Classes of mortgage loans (each such increase or establishment of a new Class, a “Mortgage Loan Increase”); and (iv) to increase the existing aggregate Revolving Credit Commitments by requesting new revolving credit commitments to be added to the Revolving Credit Facility (each such increase a “Revolving Credit Increase” and, together with a Floor Plan Increase, Term Loan Increase and Mortgage Loan Increase, each a “Facility Increase” and an “Incremental Facility”); provided that (i) [****], (ii) [****], (iii) after giving pro forma effect to any Facility Increase, the Loan Parties are in compliance with the financial covenants, assuming that the entire amount of such increase is funded and that the cash proceeds of such Facility Increase will be excluded for netting purposes, (iv) such Facility Increase in respect of the Floor Plan Loan Commitments, Term Loan Facility, Mortgage Loan Facility and Revolving Credit Facility shall be on the same terms and pursuant to the same documentation applicable to the Floor Plan Loan Commitments, Term Loan Facility, Mortgage Loan Facility and Revolving Credit Facility, as applicable (except to the extent of any upfront, arranger or similar fees), (v) no Lender shall have any obligation to increase its Commitments with respect to a Facility Increase or to provide a commitment with respect to a Facility Increase, (vi) any Mortgage Loan Increase may only be effected after the Mortgage Loan Commitments as in effect on the Closing Date are terminated and, (vii) subject to Section 1.08 with respect to any Facility Increase or Incremental Facility the proceeds of which are to be used to provide financing for a Limited Condition Transaction, after giving pro forma effect to such Facility Increase, (A) no Default or Event of Default shall exist at the time of giving effect to such Facility Increase and (B) the representations and warranties contained in the Credit Documents shall be true and correct in all material respects (or in all respects to the extent that any representation or warranty is qualified by materiality). Without limiting the foregoing, Loans under an Incremental Facility may be made available on a delayed draw basis, subject to the terms and conditions of the applicable Incremental Amendment.

(b) Incremental Lenders. Facility Increases may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Facility Increase) or by any Additional Lender (each such existing Lender or Additional Lender providing such Facility Increase, in such capacity, an “Incremental Lender”); provided that the Applicable Agent shall have consented to such Additional Lender’s making such Facility Increase to the extent such consent, if any, would be required under Section 10.02 for an assignment of Loans or Commitments, as applicable, to such Additional Lender.

(c) Effective Date and Allocations.

(i) With respect to each Facility Increase, the Administrative Agent or the Floor Plan Agent (with respect to the Floor Plan Increases) and the Borrower Representative shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Facility. The Administrative Agent shall promptly notify (i) the Incremental Lenders, and the existing Lenders of the amount and Class of such Incremental Facility and the Increase Effective Date, and (ii) the Incremental Lenders of the final allocation of such increase.

(ii) On any Increase Effective Date on which a Floor Plan Increase is effected, with respect to Floor Plan Loan Commitment of an Incremental Lender, each of the existing Floor Plan Lenders shall automatically and without further act be deemed to have assigned to such Incremental Lender, and such Incremental Lender shall automatically and without further act be deemed to have purchased and assumed at the principal amount thereof, such interests in the Floor Plan Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and assumptions, the Floor Plan Loans will be held by existing Floor Plan Lenders and Incremental Lenders in respect of such Floor Plan Increase ratably in accordance with their respective Floor Plan Loan Commitment after giving effect to such Floor Plan Increase. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this paragraph.

(iii) On any Increase Effective Date on which a Revolving Credit Increase is effected, with respect to Revolving Credit Commitments of an Incremental Lender, each of the existing Revolving Credit Lenders shall automatically and without further act be deemed to have assigned to such Incremental Lender, and such Incremental Lender shall automatically and without further act be deemed to have purchased and assumed at the principal amount thereof, such interests in the Revolving Credit Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and assumptions, the Revolving Credit Loans will be held by existing Revolving Credit Lenders and Incremental Lenders in respect of such Revolving Credit Increase ratably in accordance with their respective Revolving Credit Commitments after giving effect to such Revolving Credit Increase. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this paragraph.

(d) Conditions to Effectiveness of Increase. As a condition precedent to the effectiveness of any Incremental Amendment, the Borrower Representative shall deliver to the Administrative Agent one or more certificates dated as of the Increase Effective Date duly executed by an Authorized Officer of the Borrower Representative or the applicable Loan Parties (a) certifying and attaching the resolutions adopted by each applicable Loan Party approving or consenting to such increase, and (b) certifying that, after giving effect to such increase, all financial covenants under Sections 6.12 and 6.13 would be satisfied as of the most recently ended Measurement Period, after giving pro forma effect to such Facility Increase (assuming (i) that the entire amount of such Facility Increase is funded and (ii) that the cash proceeds of such Facility Increase will be excluded for netting purposes in such determination of pro forma compliance with the financial covenants under Sections 6.12 and 6.13). With respect to any Facility Increase, all conditions precedent set forth in Section 4.02 hereof shall have been satisfied. With respect to any Mortgage Loan Increase, all conditions precedent set forth in Sections 4.03 and 10.28 hereof shall have been satisfied. Any Mortgage Loan Increase shall be secured by Real Property that satisfies the requirements set forth in Section 5.15; provided, however, that no Class of Mortgage Loans shall be secured by Real Property that secures any other Class of Mortgage Loans. The proceeds of any Floor Plan Increases shall be used for the purposes set forth in Section 2.01.12. The proceeds of any Revolving Credit Increases shall be used for the purposes set forth in Section 2.03.4. The proceeds of any Term Loan Increases shall be used in accordance with Section 2.06.5 or to finance Permitted Acquisitions. The proceeds of any Mortgage Loan Increase shall be used in accordance with Section 2.06A.5.

(e) Required Terms.

(i) Any Facility Increase in respect of any increase of an existing Class shall be on the same terms applicable to the Class of Loans to which such Facility Increase applies (other than with respect to upfront fees, arranger and similar fees). Additionally, no Facility Increase shall have been established primarily to influence voting under any Credit Document.

(ii) The Weighted Average Life to Maturity of any Term Loan Increase that is a separate Class shall not be shorter than the Weighted Average Life to Maturity of any Term Loans then outstanding. The Weighted Average Life to Maturity of any Mortgage Loan Increase that is a separate Class shall not be shorter than the Weighted Average Life to Maturity of any Mortgage Loans then outstanding.

(iii) The maturity date of any Term Loan Increase that is a separate Class shall be no earlier than the Latest Maturity Date in effect at the time such Term Loan Increase is incurred. The maturity date of any Mortgage Loan Increase shall be no earlier than the Latest Maturity Date in effect at the time such Mortgage Loan Increase is incurred.

(iv) If the Effective Yield in respect of any Term Loan Increase that is a separate Class exceeds the Effective Yield for any existing Term Loans by more than 0.50%, the Applicable Margin for the existing Term Loans shall be increased so that the Effective Yield in respect of such existing Term Loans is equal to the Effective Yield for such additional Term Loans minus 0.50%. If the Effective Yield in respect of any Mortgage Loan Increase that is a separate Class exceeds the Effective Yield for any existing Mortgage Loans by more than 0.50%, the Applicable Margin for the existing Mortgage Loans shall be increased so that the Effective Yield in respect of such existing Mortgage Loans is equal to the Effective Yield for such additional Mortgage Loans minus 0.50%.

(v) With respect to the Term Loan Increase that is a separate Class, the terms, taken as a whole, shall not be materially more favorable to the holders of such Term Loan Increase (as reasonably determined by the Administrative Agent) than the terms of the Term Loan Facility or any other Class of Term Loans, taken as a whole, in existence on the date of incurrence thereof. With respect to the Mortgage Loan Increase that is a separate Class, the terms, taken as a whole, shall not be materially more favorable to the holders of such Mortgage Loans (as reasonably determined by the Administrative Agent) than the terms of the Mortgage Loan Facility or any other Class of Mortgage Loans, taken as a whole, in existence on the date of incurrence thereof.

(f) Incremental Amendment. Commitments and Loans in respect of Facility Increases of any Class shall become Commitments or Loans (and in the case of a Facility Increase to be provided by an existing Lender, an increase in such Lender’s applicable Commitment) of such Class under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the applicable Borrowers, each Incremental Lender providing such Commitments, the Administrative Agent and (in the case of a Floor Plan Increase) the Floor Plan Agent (and each such Incremental Lender shall be recorded in the Register by the Administrative Agent and, to the extent such Person is not a Lender prior to such date, shall be subject to the requirements of Section 10.02 of this Agreement). The Incremental Amendment may, without the consent of any other Loan Party or Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and (to the extent such amendment affects the Floor Plan Facility) the Floor Plan Agent and the Borrower Representative, to effect the provisions of this Section 2.22. In connection with any Incremental Amendment, the Borrowers shall, if reasonably requested by the Administrative Agent and (to the extent such amendment affects the Floor Plan Facility) the Floor Plan Agent, deliver customary reaffirmation agreements, such amendments to the Security Documents and/or legal opinions with respect thereto, in each case, as may be reasonably requested by such Agent in order to ensure that such Facility Increases are provided with the benefit of the applicable Credit Documents.

Section 2.23. Performance Rebate. So long as (a) no Default or Event of Default exists for the duration of an entire calendar month, and (b) this Agreement is in full force and effect as of the last day of the calendar month for which such Performance Rebate is applicable, the Floor Plan Agent, on behalf of Lenders, will pay the Borrowers in arrears a rebate for such calendar month in an amount equal to [****] per annum (assuming a calendar year of 360 days) of the average daily balance of the Outstanding Amount of the Floor Plan Loans owed to Lenders for such calendar month (the “Performance Rebate”) (i.e. the sum of [****] multiplied by the average daily balance of the Outstanding Amount of the Floor Plan Loans owed to Lenders for the applicable calendar month multiplied by the number of days in the applicable calendar month). Such Performance Rebate will be subject to the following:

(i) the Performance Rebate will be paid in arrears on the 15th day of each month following the end of the applicable calendar month;

(ii) [****]

(iii) if the Floor Plan Agent or the Administrative Agent transmits, sends or otherwise makes available to Holdings a statement detailing the Performance Rebate, the Performance Rebate and its calculation specified on any such statement shall be deemed accepted unless the Floor Plan Agent and the Administrative Agent receive Borrower’s written objection within sixty (60) days (or such other period specified on such statement) after such statement is transmitted, sent or otherwise made available; and

(iv) the Performance Rebate will be prorated for the calendar month during which (A) the Closing Date, and (B) the last day of the Availability Period, occurs.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrowers make the following representations and warranties to the Credit Parties as of the Closing Date and, as of each date on which any Floor Plan Loans, WF Advance, Revolving Credit Loans, Swingline Loan, Term Loan, Mortgage Loan or other Loan is requested or made or any Letter of Credit is requested or issued (for purposes hereof, each extension of a Letter of Credit shall constitute an issuance thereof):

Section 3.01. Organization and Qualification. Each Loan Party and each Subsidiary of each Loan Party (a) is a corporation or limited liability company duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of incorporation or organization of such Loan Party or Subsidiary, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, and (c) is duly licensed or qualified and in good standing in all jurisdictions where the property owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary (except to the extent that the failure to be licensed, qualified or in good standing is not likely to cause a Material Adverse Change).

Section 3.02. Capitalization and Ownership. As of the Closing Date, the authorized Equity Interests and the issued and outstanding Equity Interests of the respective Loan Parties consists of those shares of common stock or other interests described in the Collateral Information Certificate given as of the Closing Date, having such par value as may be indicated therein, of which that number of shares or other interests indicated therein as issued and outstanding are in fact issued and outstanding. All of the Equity Interests of the Loan Parties indicated as issued and outstanding have been validly issued and are fully paid and nonassessable. As of the Closing Date, there are no options, warrants or other rights outstanding to purchase any Equity Interests of any Loan Party, except as disclosed by the Collateral Information Certificate.

Section 3.03. Subsidiaries. No Loan Party nor any Subsidiary of a Loan Party has any Subsidiaries as of the Closing Date, except as otherwise set forth in the Collateral Information Certificate given as of the Closing Date. Each Loan Party has good and marketable title to all the Equity Interests of any Subsidiary which such Loan Party owns, free and clear of any Lien other than Permitted Encumbrances. All of the issued and outstanding shares of Equity Interests of each Subsidiary of the respective Loan Parties are fully paid and non-assessable. There are no options, warrants or other rights outstanding to purchase any shares of Equity Interests of any Subsidiary of any Loan Party nor are any securities or Equity Interests of any Subsidiary convertible into or exchangeable for their Equity Interests. Except for any investments in such assets permitted under the provisions of this Agreement, no Loan Party owns directly or indirectly any Equity Interests of any other Person, no Subsidiary, is a partner (general or limited) of any partnership, and no Subsidiary is a party to any joint venture and or otherwise owns (beneficially or of record) any Equity Interest or similar interest in any other Person.

Section 3.04. Power and Authority. Each of the Loan Parties has the full power to enter into, execute, deliver, carry out and perform this Agreement and the Credit Documents to which it is a party, to incur the Indebtedness contemplated by the Credit Documents and to perform its respective obligations under the Credit Documents to which it is a party and all of such actions have been duly authorized in each instance by all necessary corporate or other organizational proceedings.

Section 3.05. Validity and Binding Effect. This Agreement has been, and each Credit Document, when executed and delivered by the respective Loan Parties, will have been, duly and validly executed and delivered by the Loan Parties which are signatories thereto. This Agreement and each of the other Credit Documents executed and delivered by the respective Loan Parties will, upon such execution and delivery, constitute the legal, valid and binding obligations of such Loan Parties, enforceable against the respective

Loan Parties in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization moratorium or similar Laws affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of Law or equity.

Section 3.06. No Conflict. Neither the execution and delivery by any Loan Party of any Credit Documents to which it is a party, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof by the Borrowers or the other Loan Parties will (a) conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Organization Documents of any Loan Party, or (ii) any Law or any agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is bound or to which it is subject, which conflict, default or breach would cause a Material Adverse Change, or (b) result in the creation or enforcement of any Lien upon any property (now or hereafter acquired) of any of the Loan Parties (other than Liens securing the Obligations and the Permitted Encumbrances).

Section 3.07. Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of a Responsible Officer of any Borrower, threatened in writing against any Loan Party or any Subsidiary, at law or in equity, before any Governmental Authority which individually or in the aggregate, could be reasonably expected to result in any Material Adverse Change; and no Loan Party or Subsidiary is in violation of any order, writ, injunction or decree of any Governmental Authority, the violation of which could reasonably be expected to result in any Material Adverse Change.

Section 3.08. Financial Statements; Financial Projections.

3.08.1. Financial Statements. The Historical Financial Statements and the financial statements delivered pursuant to Section 5.09.2, (a) were prepared in accordance with GAAP (except as disclosed therein); and (b) fairly present in all material respects the results of operations and the changes in financial positions of the Persons covered thereby for the periods covered thereby in accordance with GAAP, subject, in the case of clause (ii) of the definition of Historical Financial Statements, to the exceptions set forth therein and the absence of footnotes and normal year-end adjustments.

3.08.2. Books and Records. (a) The books of account and other financial records of the Borrowers and their Subsidiaries as in effect on the Closing Date are correct and complete in all material respects, represent actual, bona fide transactions and have been maintained in accordance with sound business and accounting practices; and (b) as of the Closing Date, the Borrowers and their Subsidiaries maintain an adequate system of internal accounting controls and does not engage in or maintain any off-the-books accounts or transactions.

3.08.3. Absence of Material Liability. As of the Closing Date, the Borrowers and their Subsidiaries do not have any Indebtedness or material liabilities of any kind, whether direct or indirect, fixed or contingent or otherwise which is not disclosed upon the most recent consolidated and consolidating financial statements of Holdings and its Subsidiaries which have been provided to the Credit Parties; other than executory obligations under contracts, leases, or other agreements which GAAP would not require to be set forth in the consolidated and consolidating financial statements of Holdings and its Subsidiaries.

3.08.4. Financial Projections. The Borrowers have delivered to the Credit Parties financial projections of the Borrowers and their Subsidiaries for the period commencing January 1, 2026 and ending December 31, 2030 (the “Projections”). Such projections set forth in the judgment of the Borrowers a reasonable range of possible results in light of the history of the businesses of the Borrowers and their Subsidiaries, and present reasonably foreseeable conditions and the intentions of the management of the Borrowers and their Subsidiaries. In the reasonable judgment of the Borrower, such projections accurately reflect the liabilities of the Borrowers and their Subsidiaries on the Closing Date, after giving effect to the transactions contemplated by that Agreement. No events have occurred since the preparation of the projections which would cause the projections, taken as a whole, not to be reasonably attainable.

Section 3.09. Margin Stock. No Borrower and no Subsidiary of a Borrower engages or intends to engage principally, or as one of its important activities, in the business of incurring Indebtedness or extending credit to others for the purpose, immediately, incidentally or ultimately, of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the Federal Reserve Board). No part of the proceeds of any Loan or other extension of credit hereunder has been or will be used, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund or retire Indebtedness originally incurred for such purpose. As of the Closing Date no Borrower and no Subsidiary of a Borrower intends to hold any margin stock. None of Holdings, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.10. Full Disclosure. Neither this Agreement nor any Credit Document, nor any certificate, statement, agreement or other document furnished to the Credit Parties by the Loan Parties, contains any misstatement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Borrowers which materially adversely affects the business, property, assets, financial condition, or results of operations of the Borrowers and their Subsidiaries, taken as a whole, which has not been set forth in this Agreement or the Credit Documents or in the certificates, statements, agreements or other documents furnished in writing to the Credit Parties before or at the date hereof in connection with the transactions contemplated hereby and thereby. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.11. Tax Returns and Payments. All federal and state tax returns that are required by applicable Law to be filed by the Borrowers and their Subsidiaries have been filed or properly extended. All taxes, assessments and other governmental charges levied upon the Borrowers and their Subsidiaries, or any of their respective properties, assets, income or franchises which are due and payable or not delinquent have been paid in full other than (a) those presently payable without penalty or interest, (b) those which are being contested in good faith by appropriate proceedings, and (c) those which, if not paid, would not, in the aggregate, constitute a Material Adverse Change; and as to each of items (a), (b) and (c) the Borrowers and their Subsidiaries have established reserves for such claims as have been determined to be adequate by application of GAAP consistently applied. There are no agreements or waivers extending the statutory period of limitations applicable to any consolidated federal income tax returns of the Borrowers and their Subsidiaries for any period.

Section 3.12. Consents and Approvals. No consent, approval, exemption, order or authorization of, or a registration or filing with any Governmental Authority or any other Person, which has not been obtained is required by any Law or any agreement (other than the Credit Documents) in connection with the execution, delivery and carrying out of this Agreement and the Credit Documents to which any Loan Party is a party.

Section 3.13. No Event of Default; Compliance with Instruments. No event has occurred and is continuing and no condition exists or will exist after giving effect to the Loans which constitutes an Event of Default or a Default. No Loan Party or Subsidiary of a Loan Party is in violation of any term of its Organization Documents.

Section 3.14. Compliance with Laws. Each of the Loan Parties and their respective Subsidiaries are in compliance in all material respects with all applicable Laws in all jurisdictions in which any of the Loan Parties or their Subsidiaries are presently or will be doing business, the non-compliance with which would be likely to cause a Material Adverse Change.

Section 3.15. ERISA Compliance.

3.15.1. Plans and Contributions. Each Loan Party and each Subsidiary, their ERISA Affiliates, and each Plan is in material compliance with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 40l(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 50l(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service or, in the case of a Pension Plan that is maintained pursuant to the adoption of a master or prototype or volume submitter document, the sponsor of such master or prototype or volume submitter document has obtained from the Internal Revenue Service a favorable opinion letter stating that the form of such master or prototype or volume submitter document is acceptable for the establishment of a tax-qualified plan under Section 40l(a) of the Code. No Responsible Officer of the Borrower Representative has knowledge of any occurrence that would prevent or cause the loss of any applicable tax-qualified status set forth in the immediately preceding sentence. Except to the extent required under Section 4980B of the Code or similar state laws, or as would not reasonably be expected to result in a material liability or obligation to a Loan Party, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any Subsidiary.

3.15.2. Pending Claims. There are no pending or, to the knowledge of any Responsible Officer of the Borrower Representative, threatened in writing claims (other than routine claims for benefits), actions or lawsuits, or actions, with respect to any Plan that could reasonably be expected to result in liabilities to the Loan Parties and their Subsidiaries, individually or collectively, in excess of $20,000,000. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a material tax or liability to a Loan Party, any Subsidiary or a Plan.

3.15.3. ERISA Events. Except as would not reasonably be expected to result in liabilities to a Loan Party or any Subsidiary either individually or in the aggregate in excess of $20,000,000, no ERISA Event has occurred and the Borrowers are not aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event. Each Loan Party, each Subsidiary and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrowers nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the next valuation date. Neither the Loan Parties, any Subsidiary nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no material premium payments which have become due that are unpaid. No Loan Party, Subsidiary nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or Section 4212(c) of ERISA and no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC that would reasonably be expected to result in a liability in excess of $20,000,000, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

Section 3.16. Title to Properties. Each Loan Party and each Subsidiary has (i) good, sufficient and legal title to (in the case of fee interests in Real Property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) all of the respective properties and assets reflected in their respective Historical Financial Statements and in the most recent financial statements delivered pursuant to Section 4.01, Section 5.01.1 or Section 5.08.2, in each case except for assets Disposed of since the date of such financial statements in the ordinary course of business if occurring prior to the Closing Date or as otherwise permitted under Section 6.04 or Section 6.05. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens other than Permitted Encumbrances.

Section 3.17. Insurance. The properties of each Loan Party and each Subsidiary are insured with financially sound and reputable insurance companies that are not Affiliates of any Loan Party or Subsidiary, in each case, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in the same or similar businesses as the Loan Parties and the Subsidiaries.

Section 3.18. Employment Matters. Each Loan Party and each Subsidiary of a Loan Party is in material compliance with all employee benefit plans, employment agreements, collective bargaining agreements and labor contracts and all Laws applicable thereto. There are no outstanding grievances, arbitration awards or appeals relating to any of the foregoing plans, agreements or contracts, or, to the knowledge of a Responsible Officer of any Loan Party, threatened in writing strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any Loan Party or any Subsidiary of a Loan Party which could reasonably be expected to result in any Material Adverse Change. All payments due or to become due from any Loan Party or the Subsidiary of the Loan Party on account of obligations in respect of employee health and welfare insurance which could reasonably be expected to result in any Material Adverse Change if not paid have been paid or, in the case of such amounts not yet due, have been recorded as liabilities on the books of the Borrowers and their Subsidiaries.

Section 3.19. Solvency. As of the Closing Date, after giving effect to the incurrence of Indebtedness hereunder, and as of the date of each advance of the proceeds of any Loan and each issuance or renewal of any Letter of Credit, as the case may be, and after giving effect to such advances or issuances or renewals, each of the Loan Parties and each Subsidiary of a Loan Party, taken as a whole is, and will remain, Solvent.

Section 3.20. Material Contracts . Except as otherwise disclosed on Schedule 3.20 and, in each instance in which the representations and warranties of this Section are given or deemed given on a date subsequent to the Closing Date, as theretofore otherwise disclosed to the Credit Parties in writing, all material contracts relating to the business operations of the Loan Parties and their Subsidiaries, are valid, binding and enforceable upon the Loan Parties and their Subsidiaries, and to the knowledge of a Responsible Officer of any Loan Party, the other parties thereto, without any material defaults thereunder, except to the extent that such circumstance could not reasonably be expected to result in a Material Adverse Change.

Section 3.21. Patents, Trademarks, Copyrights, Licenses, Etc. Holdings and its Subsidiaries own, license or otherwise possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights, including but not limited to such intellectual property rights acquired by Holdings and its Subsidiaries under agreements with Manufacturers and other suppliers of Floor Plan Units and other vendors, that are reasonably necessary for the operation of their respective businesses as currently conducted (the “IP Rights”) and no Responsible Officer of the Loan Parties has knowledge that the use thereof by Holdings and its Subsidiaries infringes upon any intellectual property rights of any other Person. No Responsible Officer of the Loan Parties has knowledge that the use of the IP Rights in connection with such businesses materially infringes or misappropriates the intellectual property rights of any other Person. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Holdings or any of its Subsidiaries in the conduct of their respective businesses as currently conducted infringes upon any material intellectual property rights held by any other Person.

Section 3.22. Liens. Except as otherwise contemplated hereby or under any other Credit Document, and subject to limitations set forth herein and in the Security Documents, the Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Security Documents, are effective to create legal, valid and enforceable Liens (subject to Permitted Encumbrances) in the Collateral described therein in favor of the Administrative Agent for the benefit of the Credit Parties and (i) when financing statements and other filings in appropriate form are filed in the offices required by the applicable provision of the Security Documents and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Administrative Agent to the extent required by the Security Documents), the Liens created by the Security Documents shall constitute fully perfected first-priority Liens on, and security interests in all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or taking possession or control, in each case subject to no Liens other than Permitted Encumbrances and the Liens created thereunder are entitled to all applicable rights and benefits provided by applicable Law.

Section 3.23. Environmental Compliance. Except as disclosed on Schedule 3.23:

3.23.1. Holdings and its Subsidiaries have been and are in compliance with all material Environmental Laws, including obtaining and complying with all required Environmental Permits, other than non-compliances;

3.23.2. neither Holdings nor any of its Subsidiaries nor any property currently, or, to the knowledge the Responsible Officers of the Loan Parties, previously owned, operated or leased by or for Holdings or any of its Subsidiaries is subject to any pending or threatened, in writing, written claim, order, legally-binding agreement with any Governmental Authority to conduct any Remedial Action pursuant to Environmental Law, written notice of violation or written notice of potential liability or, to the knowledge of any Responsible Officer of any Loan Party, is the subject of any pending governmental investigation of which Holdings or any of its Subsidiaries have written notice, in each case under or pursuant to Environmental Laws;

3.23.3. as of the Closing Date, neither Holdings nor any of its Subsidiaries operates their respective currently owned or leased real property as a treatment or storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the regulations thereunder or any state analog;

3.23.4. no Responsible Officer of any Loan Party has knowledge of any environmental conditions arising out of or relating to the operations or ownership of Holdings or any of its Subsidiaries at the property currently owned, operated or leased by Holdings or any of its Subsidiaries that would be reasonably expected to have resulted in any material Environmental Liabilities that are not specifically included in the financial information furnished to the Lenders, unless such liabilities are reasonably expected to be (i) covered by environmental liability insurance or (ii) subject to an indemnity satisfactory to Holdings from, to the extent that the board of directors of Holdings has determined in good faith to be appropriately credit worthy in relation to the potential amount of such liabilities, any Person that is not an Affiliate of Holdings;

3.23.5. as of the Closing Date, no material Environmental Lien has attached to any property of Holdings or its Subsidiaries and, to the knowledge of any Responsible Officer of any Loan Party, no facts, circumstances or conditions exist that would result in such a Lien; and

3.23.6. neither Holdings nor any of its Subsidiaries is undertaking, either individually or together with other potentially responsible parties, as of the Closing Date, any investigation or assessment or Remedial Action relating to any actual or threatened release of Hazardous Materials at any location or disposal site, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, during the period of ownership or operation by Holdings or any of its Subsidiaries, formerly owned or operated by Holdings or any of its Subsidiaries have been disposed of by Holdings or any of its Subsidiaries.

Section 3.24. Anti-Corruption; Anti-Terrorism. No Loan Party nor any Subsidiary is a Sanctioned Person. No Loan Party nor any Subsidiary (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person, in either case, in violation of any Sanctions; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person, in either case, in violation of any Anti-Terrorism Law or Sanctions; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law or Sanctions. No Loan Party nor any Subsidiary, nor, to the knowledge of any Responsible Officer of any Loan Party, any Director, officer or employee thereof, is in violation in any material respect of (A) Sanctions or (B) the USA Patriot Act. Each Loan Party and each Subsidiary has conducted its businesses in material compliance with the United States Foreign Corrupt Practices Act of 1977. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person, in each case, in violation of applicable Sanctions. No Collateral is Embargoed Property.

Section 3.25. Affected Financial Institution. Neither the Borrower nor any other Loan Party is an Affected Financial Institution.

Section 3.26. Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification (if any) is true and correct in all respects.

Section 3.27. Covered Entities. No Loan Party is a Covered Entity.

Section 3.28. Real Property Specific Representations.

3.28.1. Separate Tax Parcel; Special Assessments. As of the date of the applicable Mortgage and for so long as the applicable Mortgage encumbers such Mortgaged Property, each Mortgaged Property that is subject to such Mortgage is comprised of one (1) or more parcels, each of which (or together with one or more of the other parcels encumbered by such Mortgage) constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. As of the date the applicable Mortgage and for so long as the applicable Mortgage encumbers such Mortgaged Property, there are no pending or, to knowledge of a Responsible Officer of Holdings or any Mortgage Loan Borrower, proposed, special or other assessments for public improvements or otherwise affecting any Mortgaged Property that is subject to such Mortgage, nor are there any contemplated improvements to any Mortgaged Property that is subject to such Mortgage that would reasonably be expected to result in such special or other assessments, except as may be approved by the Administrative Agent in its sole discretion.

3.28.2. Purchase Options. As of the date of the applicable Mortgage and for so long as the applicable Mortgage encumbers such Mortgaged Property, there are no outstanding options to purchase, rights of first refusal to purchase or rights of first offer to purchase affecting any part of any Mortgaged Property that is subject to such Mortgage.

3.28.3. Zoning. Based solely on any zoning reports delivered to the Administrative Agent in connection with the Mortgages and to the knowledge of the Responsible Officers of Holdings and each Mortgage Loan Borrower, as of the date the applicable Mortgage Loan and for so long as the applicable Mortgage encumbers such Mortgaged Property, each Mortgaged Property that is subject to such Mortgage complies with all applicable zoning ordinances, regulations and restrictive covenants affecting such Mortgaged Property, and no special use permits are required for the current or anticipated use of such Mortgaged Property that have not been obtained.

3.28.4. Easement Rights. As of the date of the applicable Mortgage and for so long as the applicable Mortgage encumbers such Mortgaged Property, each Borrower or any of its Subsidiaries has been granted all easements necessary for the use and operation of each applicable Mortgaged Property that is subject to such Mortgage, and any mortgage liens now or hereafter affecting any land burdened by such easements are subordinate to such easements.

3.28.5. Utilities; Access. As of the date the applicable Mortgage and for so long as the applicable Mortgage encumbers such Mortgaged Property, all utility and municipal services reasonably necessary for the use and occupancy of any parcel of Mortgaged Property that is subject to such Mortgage are available and have sufficient capacity to operate such Mortgaged Property for its current or anticipated purposes, including water supply, storm and sanitary sewer facilities, electricity and telephone facilities. As of the date of the applicable Mortgage and for so long as the applicable Mortgage encumbers such Mortgaged Property, all impact, connection or other requisite fees for such services have been paid. Based solely on any surveys delivered to the Administrative Agent pursuant to Section 5.15.4 and to the knowledge of the Responsible Officers of Holdings and each Mortgage Loan Borrower, as of the date of the applicable Mortgage and for so long as the applicable Mortgage encumbers such Mortgaged Property, each Mortgaged Property that is subject to such Mortgage has direct physical access to and from at least one public road.

Section 3.29. Location of Floor Plan Units and Books and Records; Chief Executive Office. As of the Closing Date, the locations (and addresses) set forth in Schedule 2.01 are all the locations at which each Loan Party and each Subsidiary keep the Floor Plan Units held as Inventory, except for such Floor Plan Units that are at Permitted Collateral Locations, and the respective Loan Parties or Subsidiaries maintain records with the location of the Floor Plan Unit and, where applicable, the name of, and such other relevant information as is standard in the industry with respect to, the dealer involved in such a dealer trade (or the customer test driving or renting such Floor Plan Unit). Set forth on Schedule 2.01 as of the Closing Date is the chief executive office for each Loan Party and each Subsidiary.

Section 3.30. Outbound Investment Rules. No Loan Party is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. No Loan Party currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrowers were U.S. Persons or (iii) any other activity that would cause the Lenders to be in violation of the Outbound Investment Rules or cause the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01. Conditions to Closing. The effectiveness of this Agreement and the obligation of each Lender to make any advances of proceeds of the Loans, the obligation of M&T to make WF Advances, and the obligation of the Issuing Bank to issue any Letters of Credit hereunder, in each case, on the Closing Date are subject to the satisfaction on or before the Closing Date of the following conditions precedent:

4.01.1. Closing Submissions. The Administrative Agent’s receipt of the following, each properly executed by an Authorized Officer of the signing Loan Party, each dated either the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its counsel:

(a) executed counterparts of this Agreement, the Guarantee and Collateral Agreement and the other Credit Documents;

(b) Notes executed by the Borrowers in favor of each Lender requesting notes;

(c) [reserved];

(d) such certificates of resolutions or other organizational action, incumbency certificates and/or other certificates of Authorized Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Credit Documents to which such Loan Party is a party;

(e) (i) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each respective jurisdiction of each such Loan Party and each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Change and (ii) a copy of the Organization Documents, to the extent applicable, certified as of a recent date by the appropriate governmental official, each certified as true and complete by an Authorized Officer of the applicable Loan Party;

(f) a favorable opinion letter or opinion letters of counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders in form and substance satisfactory to the Administrative Agent;

(g) a certificate of an Authorized Officer of each Loan Party stating that all notices, consents, licenses, approvals, and agreements required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Credit Documents to which it is a party, including notices to, and consents, and approvals required from Manufacturers, OEM and other vendors and suppliers of Floor Plan Units and a statement identifying all of such Manufacturers, OEM, vendors and suppliers of Floor Plan Units, and shall have been duly given or received, and that any such consents, licenses, approvals, and agreements shall be in full force and effect upon giving effect to the Credit Documents and the transactions contemplated by this Agreement;

(h) a certificate signed by an Authorized Officer of the Loan Parties or the Borrower Representative certifying (i) the absence of any continuing Defaults or Events of Default, (ii) satisfaction of all conditions precedent to Closing hereunder, (iii) solvency, (iv) all shareholder and corporate consents and approvals, and all material governmental and third party consents and approvals required in connection with the transactions effected hereby (all of which shall be final with no waiting period to expire or ongoing governmental inquiry or investigation) shall have been received and there does not exist any action, suit, investigation, litigation or proceeding pending or threatened in writing in any court or before any arbitrator or Governmental Authority that challenges the credit facilities or any other transaction involving any of the Loan Parties, (v) such other matters as are reasonably required by the Administrative Agent or the Lenders;

(i) a duly completed Compliance Certificate, including calculations of the financial covenants set forth herein on a pro forma basis in a manner reasonably satisfactory to the Administrative Agent, signed by an Authorized Officer of the Loan Parties in form and substance satisfactory to the Administrative Agent;

(j) the Historical Financial Statements and the Projections;

(k) all sale-leaseback documents, operating leases, real estate mortgages, all title, survey, appraisals and other customary real estate documentation in respect of the Mortgage Obligations Collateral and delivery to the Administrative Agent of such Real Estate Support Documents as are reasonably required by the Administrative Agent;

(l) certificates evidencing insurance (including flood insurance) which insurance shall name the Administrative Agent as additional insured and include lender loss payee endorsements for property and casualty policies, as applicable;

(m) all documentation and other information required by the Administrative Agent, the Floor Plan Agent, any Lenders or the Issuing Bank to evidence or facilitate both the Borrowers’ and each Lender’s compliance with all applicable Laws and regulations, including, all “know your customer” rules in effect from time to time pursuant to the Bank Secrecy Act, the USA Patriot Act and other applicable Laws on or prior to the date which is five (5) Business Days prior to the Closing Date;

(n) to the extent that the Lenders have reasonably requested such certification in writing delivered to the Borrower Representative at least ten Business Days prior to the Closing Date, at least five days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower;

(o) (i) UCC search results with respect to the Loan Parties showing no Liens except Permitted Encumbrances (or Liens with respect to Indebtedness to be repaid on or prior to the Closing Date) and (ii) searches of ownership of intellectual property owned by the Loan Parties in the United States Patent and Trademark Office and the United States Copyright Office and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in such intellectual property;

(p) UCC-1 financing statements for filing in all places required by applicable Law to perfect the Liens of the Administrative Agent for the benefit of the Credit Parties under the Security Documents as a perfected Lien as to items of Collateral in which a security interest may be perfected by the filing of a UCC-1 financing statement;

(q) [reserved];

(r) an executed Collateral Information Certificate by Holdings for itself and for each Loan Party; and

(s) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Issuing Bank, the Floor Plan Agent, or the Required Lenders reasonably may require.

4.01.2. Fees. Any fees required to be paid on or before the Closing Date shall have been paid.

4.01.3. Credit Party Expenses. The Borrowers shall have paid in full all Credit Party Expenses to the extent invoiced prior to or on the Closing Date.

4.01.4. No Material Adverse Change. No material adverse change shall have occurred in the business, financial condition, assets, operations, liabilities, or properties of the Borrowers and their respective Subsidiaries, taken as a whole since September 30, 2025.

Section 4.02. Conditions To Advances Of Proceeds Of Loans And Issuances Of Letters Of Credit After Closing Date. Subject to Section 1.08 with respect to any Borrowing after the Closing Date the proceeds of which are to be used to provide financing for a Limited Condition Transaction, the obligations of each Lender and of the Issuing Bank to honor any request for the advance of any proceeds of the Loans or the issuance or reissuance of any Letters of Credit after the Closing Date or request to renew or amend any Letter of Credit after the Closing Date, shall be subject to the satisfaction of the following conditions precedent:

4.02.1. Representations And Warranties. The representations and warranties of the Loan Parties contained in Article 3 of this Agreement or in any other Credit Document, shall be true and correct in all material respects (and, in the case of any representation or warranty that is qualified by materiality or Material Adverse Change, shall be true and correct in all respects) on and as of the date of any such advance of proceeds of the Loans or issuance of Letters of Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and, in the case of any representation or warranty that is qualified by materiality or Material Adverse Change, shall be true and correct in all respects) as of such earlier date.

4.02.2. Absence Of Defaults And Events Of Default. No continuing Default or Event of Default shall exist, or would result from such requested advance or issuance.

4.02.3. Loan Request. With respect to any borrowing of Loans, the Applicable Agent shall have received (x) a Loan Request as required by the terms of this Agreement and (y) in respect of Floor Plan Loans, a Borrowing Base Certificate calculated as of the last day of the calendar month ended at least thirty (30) days (or such lesser number of days as the Borrower Representative may elect in its discretion) prior to the Borrowing Date demonstrating Availability on the proposed date of such Borrowing and/or issuance, amendment, extension or renewal of a Letter of Credit sufficient to cover the amount of such Borrowing and/or issuance, amendment, extension or renewal of such Letter of Credit.

4.02.4. Alternative Currency. In the case of a Loan to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required Lenders would make it impracticable for such Loan to be denominated in the relevant Applicable Currency.

Each request for the advance of proceeds of the Loans or for the issuance or reissuance of any Letters of Credit shall be deemed automatically to be a representation and warranty of the Borrowers that the conditions specified in this Section 4.02 have been satisfied on and as of the date of the request.

Section 4.03. Conditions to Mortgage Loan Facility. The obligation of each Lender to make Mortgage Loans on any Mortgage Loan Funding Date, are subject to the satisfaction (or waiver) of the conditions set forth in Section 4.02 and the following conditions precedent:

4.03.1. Mortgage Loan Requirements. (a) All requirements set forth in Section 2.06A hereof to the extent applicable to the relevant delayed draw borrowing shall have been satisfied, (b) the Administrative Agent shall have received Mortgage Loan Notes executed by the applicable Borrowers in favor of the applicable Lenders requesting a Mortgage Loan Note prior to the Mortgage Loan Funding Date in originals or electronic copy (followed promptly by originals), (c) the Administrative Agent shall have received all documents in originals or electronic copy (followed promptly by originals) and other items, in each case, required under Section 5.15.4 with respect to any Mortgaged Property applicable to such delayed draw borrowing and as otherwise set forth in Section 4.03.2 below (including a title insurance endorsement to the Administrative Agent which title insurance endorsement shall comply with the title insurance regulations in the applicable jurisdiction with respect to the title insurance policy covering the Property which is being acquired in connection with such Borrowing) and (d) the Mortgage Loan Borrowers and the Administrative Agent shall have agreed to a supplement to Schedule 1.01(c) hereof which shall set forth the amortization payments due and payable with respect to any new Mortgage Loans to be funded based on a twenty-year straight-line amortization.

4.03.2. Closing Submissions. The Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals), unless otherwise specified, each properly executed by an Authorized Officer of the applicable signing Loan Party to the extent that a Loan Party is a party thereto, each dated either the applicable Mortgage Loan Funding Date or, in the case of certificates of governmental officials, a recent date before the applicable Mortgage Loan Funding Date and each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders providing such Loans:

(a) a certificate of an Authorized Officer of the Borrower Representative certifying that the Borrowers have complied in all respects with the requirements set forth in Section 5.15.4 (in the case of Section 5.15.4, solely with respect to the Mortgaged Property applicable to such delayed draw borrowing) and, if applicable, Section 5.15 and all collateral and organizational documents required thereby shall be effective as of such Mortgage Loan Funding Date;

(b) completion and reasonably satisfactory review of Real Estate Appraisals on such Mortgaged Property financed by such Class of Mortgage Loans evidencing that the Outstanding Amount of the Mortgage Loans of such Class on such Mortgage Loan Funding Date shall not be greater than 70% of the Aggregate Mortgaged Property Asset Value;

(c) to the extent that the Lenders have reasonably requested such certification in writing delivered to the Borrower Representative at least ten Business Days prior to the applicable Mortgage Loan Funding Date, at least five Business Days prior to the applicable Mortgage Loan Funding Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower, or if previously delivered, such Borrower shall attest that such previously delivered beneficial ownership certificate remains accurate;

(d) a duly completed Compliance Certificate signed by an Authorized Officer of the Borrower Representative, demonstrating that, after giving pro forma effect to the Mortgage Loans funded on such Mortgage Loan Funding Date, that the Borrowers are in compliance with the financial covenants set forth in Sections 6.12 and 6.13; and

(e) all documentation and other information required by the Administrative Agent or any Lender to evidence or facilitate both the Borrowers’ and each Lender’s compliance with all applicable Laws and regulations, including, all “know your customer” rules in effect from time to time pursuant to the Bank Secrecy Act, the USA Patriot Act and other applicable Laws on or prior to the date which is five (5) Business Days prior to the Mortgage Loan Funding Date.

ARTICLE 5

AFFIRMATIVE COVENANTS

Each Borrower agrees that until the payment and satisfaction in full of all of the Obligations, it will comply with and cause the other Loan Parties and each other Subsidiary to comply with the covenants set forth in this Article 5.

Section 5.01. Payment and Performance. Each Borrower promises that all Obligations shall be paid and performed in full when and as due.

Section 5.02. Insurance. The Borrowers and each Loan Party shall obtain and maintain and shall cause their respective Subsidiaries to obtain and maintain such insurance coverages as are reasonable, customary and prudent for businesses engaged in activities similar to the business activities in which it is engaged. Without limitation to the foregoing, the Borrowers and the other Loan Parties shall each maintain fire and extended coverage casualty insurance covering the Collateral and their respective assets in amounts satisfactory to the Administrative Agent consistent with prudent practices and sufficient to prevent any co‑insurance liability (which amount shall be the full insurable value of the assets and properties insured unless the Administrative Agent in writing agrees to a lesser amount), naming the Administrative Agent for the benefit of the Credit Parties as sole lender loss payee and/or additional insured with respect to the Collateral and such assets, with insurance companies and upon policy forms which are acceptable to and approved by the Administrative Agent. The Loan Parties shall submit to the Administrative Agent originals or certified copies of the casualty insurance policies and paid receipts evidencing payment of the premiums due on the same. The casualty insurance policies shall be endorsed so as to make them non-cancellable unless thirty (30) days prior notice of cancellation is provided to the Administrative Agent.

Section 5.03. Collection Of Accounts; Sale Of Inventory. The Loan Parties shall collect their respective Accounts and sell their respective Inventory only in the ordinary course of their respective businesses, subject to customary credit and collection policies.

Section 5.04. Notice Of Litigation And Proceedings. The Borrowers and each other Loan Party shall give prompt notice to the Administrative Agent of any action, suit, citation, violation, direction, notice or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting such Loan Party, or the assets or properties thereof, which, if determined adversely to such Loan Party (a) could reasonably be expected to require it to pay over more than $20,000,000 or deliver assets the value of which exceeds that sum, or (b) could reasonably be expected to cause a Material Adverse Change.

Section 5.05. UCC and Floor Plan Units. Each Eligible Floor Plan Unit shall constitute Inventory under the applicable UCC. With respect to each Eligible Floor Plan Unit, the related Floor Plan Borrower is and shall continue to be in the business of selling Floor Plan Units, and in each jurisdiction where such Floor Plan Borrower maintains any Floor Plan Units or is “located” (for purposes of the UCC), the Lien of the Administrative Agent and the Lenders on such Floor Plan Units is and shall continue to be perfected by filing a UCC financing statement in accordance with Section 9-311(a) and (d) of the applicable UCC.

Section 5.06. Notice Of Change Of Business Location Or Of Jurisdiction of Organization; Notice of Name Change. The Borrower Representative shall notify the Administrative Agent (a) within fifteen (15) days after any change in the location of any Loan Party’s chief executive office or principal place of business, any Loan Party’s legal name, type of organization, or of the jurisdiction in which any Loan Party is organized and (b) of any new place of business or any location where material portion of the Collateral is moved which location is not a Permitted Collateral Location either (x) within ten (10) Business Days after establishing any new place of business or moving a material portion of the Collateral or (y) in a Compliance Certificate delivered prior to establishing such new place of business or moving a material portion of the Collateral.

Section 5.07. Payment of Taxes. Each of the Borrowers and each of the other Loan Parties shall pay or cause to be paid before becoming delinquent all Taxes imposed upon it or on any of its property or which it is required to withhold and pay over to the taxing authority or which it must pay on its income, except where contested in good faith, by appropriate proceedings and at its own cost and expense; provided, however, that no Loan Party shall be deemed to be contesting in good faith by appropriate proceedings unless, (a) such proceedings operate to prevent the taxing authority from enforcing the collection of the Taxes, (b) the Collateral is not subject to sale, forfeiture or loss during such proceedings, (c) the applicable Loan Party’s contest does not subject the Credit Parties to any liabilities owed to or claims from the taxing authority or any other person, (d) the applicable Loan Party establishes appropriate reserves for the payment of all Taxes, court costs and other expenses for which such Loan Party would be liable if unsuccessful in the contest, (e) the applicable Loan Party prosecutes the contest continuously to its final conclusion, and (f) at the conclusion of the proceedings, the applicable Loan Party promptly pays all amounts determined to be payable, including but not limited to all taxes, legal fees and court costs.

Section 5.08. Notice Of Events Affecting Collateral; Compromise Of. The Borrower Representative shall promptly report to the Administrative Agent all matters adversely affecting the enforceability or collectability of any of the Collateral by the Administrative Agent having an aggregate value in excess of $5,000,000.

Section 5.09. Reporting Requirements. The Borrower Representative, on behalf of the Loan Parties, shall submit the following items to the Administrative Agent (and, if requested in writing by the Administrative Agent, with copies for each Lender) or, in the case of Section 5.09.14, to the Floor Plan Agent:

5.09.1. [Reserved].

5.09.2. Quarterly Financial Statements. Within sixty (60) calendar days after the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2026), the Borrower Representative shall submit to the Administrative Agent an internally prepared consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Quarter, together with a consolidated statement of income, a consolidated statement of cash flows and a consolidated statement of retained earnings of Holdings and its Subsidiaries for such Fiscal Quarter and stating in comparative form the respective consolidated figures for the corresponding Fiscal Quarter of the previous Fiscal Year, all prepared in accordance with GAAP and certified by a Responsible Officer of Holdings (subject to the absence of footnotes).

5.09.3. Annual Financial Statements. Within one hundred twenty (120) calendar days after the end of each Fiscal Year (commencing with the Fiscal Year ending September 30, 2026), the Borrower Representative shall submit to the Administrative Agent a consolidated and consolidating balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Year, together with a consolidated and consolidating statement of income, statement of cash flows and statement of retained earnings, in each case, of Holdings and its Subsidiaries for such Fiscal Year and stating in comparative form the respective consolidated and consolidating figures for the previous Fiscal Year, all prepared in accordance with GAAP and accompanied by an audit opinion thereon issued by an independent nationally recognized certified public accounting firm selected by Holdings and reasonably acceptable to the Administrative Agent (which shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of the audit other than as a result of, or with respect to, an upcoming maturity date under this Agreement occurring within one year from the time such opinion is delivered).

5.09.4. Management Letters. Promptly upon receipt thereof, each Borrower Representative shall submit to the Credit Parties copies of any reports submitted to it or to any Loan Party by independent certified public accountants in connection with the examination of the financial statements of Holdings and its Subsidiaries made by such accountants.

5.09.5. Compliance Certificate. The Borrower Representative shall, concurrently with any delivery of annual financial statements under Sections 5.09.3 and quarterly financial statements to be delivered pursuant to Section 5.09.2 above, submit a Compliance Certificate from the Chief Financial Officer, Chief Executive Officer, President, or Director of Treasury of Holdings or the Borrower Representative to the Administrative Agent (commencing with the Fiscal Quarter ending June 30, 2026) (a) certifying that no Default or Event of Default has occurred during such period or, if such a Default or an Event of Default has occurred during such period, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (b) setting forth the reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio and Total Net Leverage Ratio, (c) if applicable, a list of any Excluded Subsidiary as of the date of delivery of such certificate, (d) a description of any anticipated establishment of any new dealerships of which the Administrative Agent has not received notice, (e) a description of any anticipated locations of which the Administrative Agent has not received notice where a material portion of Eligible Floor Plan Units or any material portion of any other Collateral is located, except for any Eligible Floor Plan Unit which is at a Permitted Collateral Location and (f) including such additional information as may from time to time be required under the Security Documents.

5.09.6. Reportable Compliance Event. The Loan Parties covenant and agree that they shall immediately notify the Administrative Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event.

5.09.7. Management Changes. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.

5.09.8. Budget and Projections. The Borrower Representative shall deliver to the Administrative Agent within sixty (60) days after the commencement of each Fiscal Year commencing after the Closing Date, an annual operating budget for the consolidated operations of Holdings and its Subsidiaries for such Fiscal Year, including a projected consolidated balance sheet as of the last day of such Fiscal Year, together with projected consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Year, as well as a statement of the key assumptions relating to the preparation of such projections; it being understood that no assurance can be given that any particular projections will be realized, actual results may vary from such forecasts, and that such variations may be material.

5.09.9. Notice of Defaults and Events of Default. The Borrowers shall promptly give written notice to the Credit Parties of the occurrence of any event, occurrence or condition (which is known to an executive officer of any Loan Party) which constitutes an Event of Default or a Default.

5.09.10. ERISA Event. The Borrowers shall promptly give written notice to the Credit Parties of the occurrence of any ERISA Event.

5.09.11. SEC Filings. Promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any formal investigation or other formal inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries.

5.09.12. Beneficial Ownership. The Borrower Representative shall promptly notify the Administrative Agent of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

5.09.13. General Information. In addition to the items set forth in subsections 5.09.1 through 5.09.12 above, the Borrowers agree to submit, and cause the other Loan Parties to submit, to the Credit Parties such other information respecting the condition or operations, financial or otherwise, of the Loan Parties as the Credit Parties may reasonably request from time to time.

5.09.14. Borrowing Base Certificates. Within ten (10) days after the end of each calendar month (or on any other date if the Borrower Representative voluntarily elects to deliver a Borrowing Base Certificate (including in connection with a Permitted Acquisition)), a certificate in the form of Exhibit N (or such other form as may be agreed to by the Floor Plan Agent and the Borrower Representative in their reasonable discretion) (a “Borrowing Base Certificate”) calculating and/or demonstrating, in detail reasonably acceptable to the Administrative Agent and the Floor Plan Agent, the Line Cap, the Borrowing Base, and Availability, in each case as of the close of business as of the last day of the immediately preceding calendar month (or in respect of any Borrowing Base Certificate voluntarily delivered by the Borrower Representative, as of the close of business on a more recent Borrowing Base Test Date as indicated in such Borrowing Base Certificate), each Borrowing Base Certificate to be certified as complete and correct in all material respects by an Authorized Officer of the Borrower Representative. In connection with each Borrowing Base Certificate, the Borrowers’ shall provide (i) a schedule of Accounts in form and manner reasonably acceptable to Floor Plan Agent (which shall include current addresses and telephone numbers of account debtors and a detailed aging of the Accounts for such period); (ii) a monthly inventory report in form and manner reasonably acceptable to Floor Plan Agent, together with supporting documentation requested by Floor Plan Agent; and (iii) a schedule of Specified Inventory Parts in form and manner reasonably acceptable to Floor Plan Agent, together with supporting documentation requested by Floor Plan Agent, in each case based on the balances as of the last day of the immediately preceding month.

Documents required to be delivered pursuant to Sections 5.09.2, 5.09.3, 5.09.4, 5.09.7 or 5.09.11 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on the Borrower’s website on the internet, if any; or (ii) on which such documents are posted on Holdings behalf on an internet or intranet website, if any, to which each Lender and each Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or posted on the website of the SEC at http://www.sec.gov/; provided that Holdings shall notify (which may be by facsimile or by customary electronic or internet postings) the Administrative Agent and each Lender of the posting of any such documents and provide to the

Administrative Agent by electronic mail electronic versions of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or maintaining its copies of such documents.

5.09.15.Borrowing Base Certificates. [****].

Section 5.10. Preservation of Existence, Etc. Each Borrower and each of the other Loan Parties shall each (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except to the extent permitted by Section 6.04 and 6.05 hereof, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to cause a Material Adverse Change, (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to cause a Material Adverse Change, and (d) preserve and maintain material and necessary approvals with Manufacturers, OEMs and other suppliers of Floor Plan Units, material franchise or framework agreements, all Manufacturer statements of origin, certificates of origin, certificates of title or ownership and other customary vessel title documentation (which, for the avoidance of doubt, may be in electronic form), except to the extent that failure to do so could not reasonably be expected to cause a Material Adverse Change (collectively, the “Vessel Title Documentation”), or in any case, a power of attorney with respect thereto.

Section 5.11. Maintenance of Assets and Properties. Each of the Borrowers and each of the other Loan Parties shall maintain, preserve and protect all of its material assets and properties necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to do so could not reasonably be expected to cause a Material Adverse Change.

Section 5.12. Compliance with Laws; UCC and Floor Plan Units. Each of the Borrowers and each of the other Loan Parties shall comply in all material respects with all Laws applicable to it, and obtain or maintain all permits, franchises and other governmental authorizations and approvals necessary for the ownership, acquisition and disposition of its properties and the conduct of its business, except to the extent that the failure to do so could not reasonably expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, the Loan Parties and each Subsidiary shall be in compliance in all material respects with applicable legal requirements of the Anti-Corruption Laws, Anti-Terrorism Laws, the USA Patriot Act, and the Bank Secrecy Act. Each Loan Party and each Subsidiary shall conduct its businesses in material compliance with the United States Foreign Corrupt Practices Act of 1977.

Section 5.13. Inspection Rights. Each of Holdings and its Subsidiaries shall permit (a) representatives and independent contractors of the Administrative Agent and the Floor Plan Agent to visit and inspect any of its respective properties, to perform audits of Floor Plan Units in a manner reasonably satisfactory to the Floor Plan Agent, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours, no less than [****] times per calendar year or as often as may be reasonably desired by the Administrative Agent and, except during the occurrence and continuance of an Event of Default during which no advance notice shall be required, upon not less than two Business Days’ advance notice to the Loan Parties and (b) representatives and independent contractors of the Floor Plan Agent to (i) visit and inspect any of the Floor Plan Borrowers’ respective properties and to perform audits of the Inventory and Collateral, including without limitation the Floor Plan Units, in a manner reasonably satisfactory to the Floor Plan Agent (and during such inspections, Floor Plan Agent will inspect multiple locations wherein at least 45% of Eligible Units is located) no less than [****] times per calendar year or as often as may be reasonably desired by the Floor Plan Agent, and, except during the occurrence and continuance of an Event of Default during which no advance notice shall be required and no restrictions on time of inspections shall be applicable, upon not less than two Business Days’ advance notice to the Loan Parties and during normal business hours and (ii) at least every one hundred eighty (180) days or as often as may be reasonably desired by the Floor Plan Agent, audit Floor Plan Borrowers’ certificates or statements of origin or certificates of title, all at such reasonable times during normal business hours, and, except during the occurrence and continuance of an Event of Default during which no advance notice shall be required and no restrictions on time of audits shall be applicable, upon not less than two Business Days’ advance notice to the Loan Parties and during normal business hours; provided that unless an Event of Default exists at the time of any such inspection, the Borrowers shall not be required to reimburse the Administrative Agent or the Floor Plan Agent for any costs, fees and expenses incurred by Administrative Agent or the Floor Plan Agent in connection with such inspections; provided, further, that notwithstanding the foregoing proviso, inspections conducted upon the occurrence and during the continuance of an Event of Default shall be at the sole cost of the Borrowers and shall be permitted without prior notice to the Borrowers.

Section 5.14. Environmental Matters and Indemnification. Each of the Borrowers and each of the other Loan Parties shall comply, and shall cause its respective Subsidiaries to comply with all Environmental Laws, the non-compliance with which could reasonably be expected to result in a Material Adverse Change. The Loan Parties shall investigate any circumstances which give the Loan Parties reason to believe the Contamination of any of the Properties. The Loan Parties shall promptly perform any remediation of such Contamination required under applicable Laws.

Section 5.15. Additional Subsidiaries

5.15.1. Subsidiaries. If (i) any Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Closing Date or (ii) any Subsidiary ceases to be an Excluded Subsidiary pursuant to the definition thereof, (a) the Borrower Representative shall notify the Administrative Agent in writing within thirty (30) Business Days (or such longer period as the Administrative Agent may agree) after the date on which such Subsidiary is formed or acquired or ceases to be an Excluded Subsidiary and (b) within forty-five (45) calendar days after such Subsidiary is formed or acquired or ceases to be an Excluded Subsidiary (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower Representative shall (i) unless such Subsidiary becomes a Borrower pursuant to Section 5.15.3, cause such Subsidiary to duly execute and deliver a joinder agreement to become a guarantor of the Obligations under, and subject to the terms and conditions of, the Guarantee and Collateral Agreement (or, in the case of a Person required to or that elects to become a Borrower, a Joinder Agreement) together with all schedules and information thereto appropriately completed with respect to such Subsidiary, (ii) cause such Subsidiary to deliver a joinder agreement to the Guarantee and Collateral Agreement providing for the creation of Liens on the Collateral owned by such Subsidiary as security for the Obligations, (together with all schedules and information thereto appropriately completed with respect to such Subsidiary), (iii) cause such Subsidiary to deliver a joinder agreement to the Guarantee and Collateral Agreement providing for the pledge of any Equity Interests held by such Subsidiary pursuant to the Guarantee and Collateral Agreement (except to the extent that such Equity Interests constitute Excluded Property) (together with all schedules and information thereto appropriately completed with respect to such Subsidiary), (iv) [reserved], (v) deliver, or cause to delivered, any and all certificates representing Equity Interests held by such Subsidiary, and any Equity Interest in such Subsidiary that are held by other Persons, that are (in each case) required to be delivered pursuant to the Security Documents (and accompanied, in each case, by undated stock powers or other appropriate instrument of transfer executed in blank), provided, that in respect of any CFC or CFC Holdco, Borrower Representative shall, or shall cause the applicable Loan Party to (i) pledge 65% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding non-voting Equity Interests, or other evidence of ownership, of such CFC or CFC Holdco, as applicable, (vi) take such other actions such that all of the Equity Interests (except to the extent that such Equity Interests constitute Excluded Property or are not otherwise required to be pledged or certificated pursuant to the terms of the Credit Documents) issued by any such Subsidiary shall be pledged as security for the Obligations pursuant to such Credit Documents in form and substance reasonable satisfactory to the Administrative Agent, as may be required under applicable Laws to effectuate a fully enforceable first priority pledge of such Equity Interests, (vii) deliver or cause to be delivered to the Administrative Agent UCC financing statements naming such Subsidiary as “Debtor” and naming the Administrative Agent for the benefit of the Credit Parties as “Secured Party,” in form and substance sufficient in the reasonable opinion of the Administrative Agent and its counsel for filing in each applicable UCC filing office in which filing is necessary to perfect the Administrative Agent’s Liens in the Collateral granted by such Subsidiary under the Security Documents, and (viii) deliver, or cause to be delivered, an opinion of counsel reasonably satisfactory to the Administrative Agent as to customary matters in connection with the joinder of such Subsidiary to the Credit Documents. Notwithstanding anything to the contrary set forth herein, in no event shall the Loan Parties be required to take any action in any non-U.S. jurisdiction to create any security interest in any assets located or titled outside the U.S. or to perfect any security interest in such assets and there shall be no security agreements governed by laws of any non-U.S. jurisdiction except with respect to Optional Guarantors as provided in the following paragraph.

5.15.2. Optional Guarantors. The Borrowers may, by written notice to the Administrative Agent, designate (an “Optional Guarantor Designation”) and provide that any Subsidiary that is otherwise an Excluded Subsidiary and is organized in an Acceptable Jurisdiction to guarantee the Obligations by causing such Subsidiary to deliver a joinder agreement to become a guarantor of the Obligations under, and subject to the terms and conditions of, the Guarantee and Collateral Agreement (or, in the case of a Person required to or that elects to become a Borrower, a Joinder Agreement) together with all schedules and information thereto appropriately completed with respect to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent, and any such Subsidiary shall, upon the effectiveness of such designation (an “Optional Guarantor Effective Date”) be a Guarantor hereunder for all purposes (any such Subsidiary that the Borrowers so cause to become a Guarantor, an “Optional Guarantor”). The occurrence of the Optional Guarantor Effective Date as to any Optional Guarantor shall be subject to (x) the Borrower taking or causing to be taken all actions reasonably necessary as set forth in Section 5.15.1 as if such Optional Guarantor were a newly formed or acquired wholly owned Subsidiary that is not an Excluded Subsidiary and otherwise satisfying the collateral and guarantee requirement with respect to such Optional Guarantor (including, for any Optional Guarantor that constitutes a Foreign Subsidiary, such Foreign Subsidiary (and, with respect to the Equity Interests of such Foreign Subsidiary, the parent company of such Foreign Subsidiary) executing and delivering foreign law Security Documents and taking foreign law actions to grant a security interest in Foreign Subsidiaries that constitute Loan Parties and their Equity Interests), and (y) the Credit Parties receiving all information and documentation reasonably requested by such Credit Parties for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws with respect to such Optional Guarantor. For the avoidance of doubt, an Optional Guarantor shall not constitute an Excluded Subsidiary from and after the Optional Guarantor Effective Date relating to such Optional Guarantor until such time (if any) as such Optional Guarantor is released in accordance with the terms hereof. For the avoidance of the doubt, the collateral and guarantee requirements set forth in this paragraph shall not apply to the Foreign Subsidiaries constituting Loan Parties as of the Closing Date.

5.15.3. Joinder of Additional Borrowers. Any Subsidiary of Holdings (a) owning Real Property the value of which is directly advanced against under the Mortgage Loan Facility or any Mortgage Loan Increase or owning any Eligible Floor Plan Units shall be required to be a Borrower hereunder with respect to the applicable Class and (b) that is a Domestic Subsidiary and is not a Borrower in respect of any Class under this Agreement may, but shall not be required to (except as provided in clause (a) above), in its sole discretion from time to time become a Borrower hereunder with respect to a particular Class, in the case of each of clause (a) and (b), by executing and delivering to the Administrative Agent a Joinder Agreement (together with all schedules thereto); provided that such Joinder Agreement shall specify the applicable facility under which such Subsidiary shall join this Agreement as a Borrower. Any Person that executes and delivers a Joinder Agreement shall deliver to the Administrative Agent such items as are required pursuant to Sections 4.01.1(d) and 4.01.1(o) (which such items shall be in form and substance reasonably acceptable to the Administrative Agent and the Floor Plan Agent). Such Subsidiary shall thereafter have all of the rights, benefits and obligations of a Borrower party to this Agreement with respect to such Class.

5.15.4. Requirements for Mortgaged Property. With respect to each parcel of Mortgaged Property, the applicable Mortgage Loan Borrower shall provide to the Administrative Agent each of the following, in form and substance reasonably acceptable to the Administrative Agent (and, in the case of clauses (b), (c) and (e) below, reasonably acceptable to the Administrative Agent, Floor Plan Agent and each Mortgage Loan Lender), (x) in respect of the items identified in clauses (b), (c) and (e) below, at least 20 Business Days prior to the applicable Mortgage Loan Funding Date and (y) in respect of all other items identified in this Section 5.15.4, on or before the Mortgage Loan Funding Date: (a) a title insurance commitment (subject to Permitted Encumbrances) in favor of the Administrative Agent, together with a current ALTA survey, for such Mortgaged Property, (b) a Phase I (and, if applicable Phase II) environmental report for such Mortgaged Property, (c) for such Mortgaged Property (x) a “Life of Loan” Federal Emergency Management Agency standard flood hazard determination, (y) if required, a notice, in the form required under flood laws, about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Parties and (z) if any building on such improved Mortgaged Property encumbered by any Mortgage is located in a special flood hazard area, a flood insurance policy, (d) a Mortgage and any other related Credit Documents required hereunder in respect of such Mortgaged Property, (e) a Real Estate Appraisal opining as to the Fair Market Value of the such Mortgaged Property, (f) evidence that all insurance (other than insurance referenced in clause (c) above) required to be maintained pursuant to this Agreement with respect to such Mortgaged Property has been obtained and is in effect, (g) if applicable, a tax certificate from the applicable authority confirming any Taxes due as a result of the transfer of such Mortgaged Property or the recording of the Mortgage, (h) a written opinion of legal counsel licensed in the jurisdiction of such Mortgaged Property in form and substance reasonably acceptable to the Administrative Agent, with respect to the enforceability of the Mortgage for such Mortgaged Property, (i) a property condition report in respect of such Mortgaged Property and (j) such other customary reports or certificates as related to such Mortgaged Property as an Agent may reasonably request. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, no Loan Party or Subsidiary shall execute or deliver, and the Administrative Agent shall not record, any Mortgage with respect to any Real Property unless and until each Mortgage Loan Lender has given notice to the Administrative Agent that such Mortgage Loan Lender has completed its due diligence of, and is satisfied (in its sole discretion) with, any flood insurance policies, Administrative Agent or Lender notices to (and acknowledgements from) Loan Parties regarding flood determinations, and certificates of flood insurance with respect to such Real Property (collectively, “Flood Documents”).

Section 5.16. Deposit and Operating Accounts. The Borrowers shall use commercially r easonable efforts to expand treasury management systems with M&T Bank.

Section 5.17. Landlord Waivers. Each Loan Party will (a) except as required by clause (b) below, use commercially reasonable efforts to obtain and deliver to the Administrative Agent a customary landlord or bailee access agreement with respect to each location in the United States not owned by a Loan Party where Collateral is located and (b) obtain and deliver to the Administrative Agent a customary landlord or bailee access agreement with respect to each location in the United States leased to a Loan Party by (x) a Loan Party or (y) any other Affiliate of a Loan Party under the Control of such Loan Party, in the case of clauses (a) and (b), within thirty (30) days (or such later date agreed to by the Administrative Agent)

of Collateral becoming located at such location, in form and substance reasonably acceptable to the Administrative Agent.

Section 5.18. Post-Closing Deliverables. Notwithstanding the conditions precedent set forth in Section 4.01, the Loan Parties have informed the Administrative Agent and the Lenders that certain items required to be delivered as conditions precedent to the effectiveness of this Agreement will not be delivered as of the Closing Date. As an accommodation to the Loan Parties, the Administrative Agent and the Lenders have agreed to make the Loans available under this Agreement notwithstanding that such conditions have not been satisfied. In consideration of such accommodation, each applicable Loan Party hereby agrees to take each of the actions described on Schedule 5.18 attached hereto, in each case, in the manner and by the dates set forth thereon, or such later dates as may be agreed to by Administrative Agent.

Section 5.19. Further Assurances. Each Loan Party shall execute, acknowledge, deliver, and record or file such further instruments, including, without limitation, further security agreements, financing statements, and continuation statements, and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the Credit Documents, including, without limitation, (i) causing any additions, substitutions, replacements, or equipment related to the Floor Plan Units financed under the Floor Plan Facility to be covered by and subject to the Liens created in the Credit Documents to which any Floor Plan Borrower is a party; and (ii) with respect to any Floor Plan Units which are, or are required to be, subject to Liens under the Credit Documents, execute, acknowledge, endorse, deliver, procure, and record or file any document or instrument, including, without limitation, any financing statement or, if an Event of Default has occurred and is continuing, any Vessel Title Documentation, deemed advisable by the Administrative Agent or Floor Plan Agent to protect the Liens granted in the Security Documents against the rights or interests of third Persons. Notwithstanding anything to the contrary in the Credit Documents, no Loan Party shall be required to provide mortgages with respect to any fee owned or leasehold interest in any Property.

Section 5.20. Delivery of Floor Plan Unit Titles and Vessel Title Documentation.

5.20.1. In the event, in violation of the penultimate and final sentences of Section 5.12, any Floor Plan Borrower maintains any Floor Plan Units in a jurisdiction that requires the notation of the Lien of the Administrative Agent and the Lenders on the certificate of title of such Floor Plan Units in order to establish or maintain the perfection of such Lien or upon the written request of the Administrative Agent during the continuance of a Default or Event of Default, for each Eligible Floor Plan Unit or other Floor Plan Unit which constitutes Collateral, the Borrowers and their Subsidiaries shall promptly, (A)(i) send to the relevant Governmental Authority a completed title application for each such Floor Plan Unit listing the Administrative Agent as sole lienholder for the benefit of the Lenders, and (ii) deliver to the Administrative Agent a copy of such title application and (B) deliver, or cause to be delivered, within ten (10) Business Days all such original Manufacturer’s Certificates and Manufacturer’s and vendor’s invoices and Vessel Title Documentation being maintained by the Borrowers and their Subsidiaries at the time of such time.

5.20.2. Each title application completed pursuant to Section 5.20.1 above shall indicate that the original certificate of title (or other evidence thereof) shall be delivered by the relevant Governmental Authority directly to the Administrative Agent. During any period that the Borrowers and their Subsidiaries are required to take action under Section 5.20.1(A)(i) and (ii), if any Borrower or Subsidiary receives a certificate of title (or other evidence thereof) to any Eligible Floor Plan Unit financed under this Agreement or any other Floor Plan Unit which constitutes Collateral listing the Administrative Agent as lienholder for the benefit of the Lenders, such Borrower or Subsidiary shall promptly deliver such certificate of title (or other evidence thereof) to the Administrative Agent.

ARTICLE 6

NEGATIVE COVENANTS

Each Borrower agrees that until the payment and performance in full of all of the Obligations, it will not do, and it will not permit any of the other Loan Parties and any Subsidiary to do, any of the following:

Section 6.01. Liens. No Loan Party and no other Subsidiary shall create, incur, assume or suffer to exist any Lien upon any of its properties (real or personal), assets or revenues, whether now owned or hereafter acquired, other than Liens securing the Obligations and Permitted Encumbrances.

Section 6.02. Investments And Loans. No Loan Party and no other Subsidiary shall make any Investments or extend any loans or credit facilities to any Persons, except:

(a) Permitted Acquisitions;

(b) Investments in cash and Cash Equivalents including cash and Cash Equivalents held in deposit and securities accounts;

(c) Loans and advances to employees, officers, managers and directors of any Loan Party or any Subsidiary in the ordinary course of business for travel, entertainment, relocation and general ordinary course of business purposes;

(d) extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(e) Investments by any Loan Party or any Subsidiary outstanding on the date hereof and set forth on Schedule 6.02;

(f) (i) any Loan Party or any Subsidiary may make intercompany loans to, and guarantees on behalf of, and other Investments in Loan Parties (other than Holdings) so long as, solely in the case of such intercompany loans by Subsidiaries that are not Loan Parties to Loan Parties, all payment obligations of the respective Loan Parties thereunder are subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent, (ii) the Loan Parties may make intercompany loans to, guarantees on behalf of, and other Investments in, Subsidiaries that are not Loan Parties so long as the aggregate amount of outstanding loans, guarantees and the aggregate amount of the other outstanding Investments made pursuant to this subclause (ii) does not exceed $15,000,000 and (iii) any Subsidiary that is not a Loan Party may make intercompany loans to, and other investments in, any other Subsidiary that is also not a Loan Party;

(g) [reserved];

(h) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with a Disposition made in accordance with Section 6.05;

(i) any Investment acquired by a Borrower or any Subsidiary (i) in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by any Borrower or any Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor, customer or supplier), (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure by Borrower Representative or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (iv) as a result of the settlement, compromise or resolution of (A) litigation, arbitration or other disputes or (B) obligations of trade creditors, customers or suppliers that were incurred in the ordinary course of business or consistent with industry practice of any Borrower or any Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, customer or supplier;

(j) guarantees of the performance of Loan Parties and Subsidiaries, which guarantees are incurred in the ordinary course of business or consistent with industry practice;

(k) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Sections 6.03 (other than 6.03(h)), Section 6.04 (other than Section 6.04(e)) or Section 6.05 (other than Section 6.05(i));

(l) advances of payroll payments to officers and employees of the Loan Parties and their Subsidiaries in the ordinary course of business;

(m) Investments by any Loan Party or any Subsidiary consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;

(n) Investments in the ordinary course of business consisting of UCC Article 3 (or the equivalent under other applicable law) endorsements for collection or deposit; and

(o) [****]

The entry of a Loan Party or any Subsidiary into a Swap Agreement or other hedging arrangement shall not be deemed to be an Investment for purposes of this Section 6.02; provided that such Swap Agreement or other hedging arrangement is (or was) entered into in connection with the Obligations or in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Loan Party or Subsidiary, or changes in the value of securities issued by such Loan Party or such Subsidiary, and not for purposes of speculation. Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in any Material Intellectual Property owned by such Loan Party being contributed or otherwise transferred by such Loan Party to any non-Loan Party, except in the ordinary course of business and consistent with such Loan Party’s past practices. Further, a non-Loan Party shall not make an Investment which results in such non-Loan Party owning Material Intellectual Property.

Section 6.03. Indebtedness. No Loan Party and no other Subsidiary shall create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 6.03 attached hereto and any Permitted Refinancing thereof;

(c) Indebtedness arising from agreements of any Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Disposition of any business or assets of any Borrower or any Subsidiary permitted by Section 6.04 or 6.05;

(d) obligations (contingent or otherwise) of any Loan Party or any Subsidiary existing or arising under any Swap Agreements or other hedging arrangement; provided that such obligations are (or were) entered into in connection with the Obligations or in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Loan Party or Subsidiary, or changes in the value of securities issued by such Loan Party or such Subsidiary, and not for purposes of speculation;

(e) Indebtedness incurred in the ordinary course of business to finance insurance premiums;

(f) Indebtedness under leases constituting Capitalized Lease Obligations and purchase money obligations for fixed or capital assets; provided that the aggregate principal amount at any time outstanding under this clause (f) owing to a Person other than a Loan Party, not to exceed $15,000,000;

(g) Indebtedness of any Person that becomes a Subsidiary or, in the case of an Acquisition by a then-existing Subsidiary of the assets of another Person that does not constitute a Subsidiary (including any Acquisition by means of a merger, amalgamation or consolidation with or into such Subsidiary), Indebtedness assumed by the applicable Subsidiary acquiring such assets, in each case, in connection with a Permitted Acquisition and any Permitted Refinancing thereof (provided, that (i) such Indebtedness was in existence (but not incurred or created in connection with an Acquisition) on the date of such Acquisition, (ii) neither Holdings nor any Subsidiaries (other than a Person so acquired or, solely to the extent it acquires assets subject to Indebtedness permitted under this clause (g), the applicable Subsidiary) have any obligation with respect to such Indebtedness, (iii) such Indebtedness is unsecured or secured only by Liens permitted pursuant to clause (f) of the definition of Permitted Encumbrances, (iv) immediately before and after giving effect to the assumption of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, (v) immediately after giving effect to the assumption of such Indebtedness, the Borrowers are in pro forma compliance with the financial covenants set forth in Sections 6.12 and 6.13 hereof and (vi) the aggregate principal amount of all of such Indebtedness at any time outstanding under this clause (g) shall not exceed $30,000,000;

(h) Indebtedness of a Subsidiary owing to another Subsidiary, in each case, to the extent such Indebtedness constitutes a Permitted Investment;

(i) Indebtedness consisting of obligations of the Borrowers or any Subsidiary under deferred consideration, Earnout Obligations (other than the IGY Earnout) or other similar arrangements incurred by such Person in connection with any Permitted Acquisition or other Permitted Investment in an aggregate principal amount outstanding at any time not to exceed $60,000,000; provided that any such deferred consideration will not be payable unless on the date of any such payment, (A) no Default or Event of Default has occurred and is continuing, and (B) the Borrowers are in pro forma compliance with the financial covenants set forth in Sections 6.12 and 6.13 after giving pro forma effect to the payment of such consideration;

(j) the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with industry practice;

(k) the incurrence of Indebtedness by any Loan Party or any Subsidiary undertaken in connection with cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to any Loan Party or any Subsidiary in the ordinary course of business or consistent with industry practice, including with respect to financial accommodations of the type described in the definition of Bank Products;

(l) guarantees and performance, bid, appeal, customs, reclamation, decommissioning, or similar bonds, in each case, incurred in the ordinary course of business or consistent with industry practice in respect of obligations of Loan Parties and Subsidiaries to vendors, suppliers, customers, franchisees, lessors, licensees, sub-licensees, marina concessioners and distribution partners;

(m) Indebtedness with respect to letters of credit (other than Letters of Credit issued in accordance with this Agreement) issued for the account of any Loan Party or any Subsidiary, so long as the sum of (without duplication): (i) the aggregate undrawn face amount thereof, and (ii) any unreimbursed obligations in respect thereof, does not exceed $20,000,000 at any time;

(n) the IGY Earnout;

(o) [reserved]; and

(p) any other Indebtedness in an aggregate principal amount at any time outstanding under this clause (p), not to exceed the greater of (i) [****] and (ii) [****] of the aggregate Consolidated EBITDA of Holdings and its Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to this Agreement.

Section 6.04. Fundamental Changes. No Loan Party nor any Subsidiary shall merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, Dispose of all or substantially all of its assets (whether in one transaction or in a series of transactions) or directly or indirectly by Requirements of Law or otherwise, consummate a Division/Series Transaction, except that, so long as immediately after giving effect to such transaction or series of transactions, there exists no Default or Event of Default:

(a) any Subsidiary (or any other Person) may merge, amalgamate or consolidate with (i) any Borrower; provided that a Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries; provided that (A) when any Guarantor is merging with another Subsidiary that is not a Loan Party the Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall become a Guarantor, (B) to the extent constituting an Investment, such Investment must be a Permitted Investment and (C) to the extent constituting a Disposition, such Disposition must be permitted in accordance with Section 6.05

(b) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may dissolve, if the Borrower Representative determines in good faith that such action is in the best interest of Holdings and its Subsidiaries taken as a whole and is not disadvantageous to the Lenders in any material respect, it being understood that in the case of any liquidation or dissolution of a Subsidiary that is a Borrower or a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Subsidiary that is a Borrower or a Guarantor unless such Disposition of assets is permitted hereunder;

(c) any Loan Party (other than Holdings) or Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to any Loan Party or Subsidiary; provided that if the transferor in such a transaction is a Borrower or a Guarantor, then (i) the transferee must either be a Borrower or a Guarantor (or the transferee shall become a Guarantor) or (ii) to the extent constituting an Investment, such Investment must be permitted by Section 6.02;

(d) any Loan Party (other than Holdings) or any Subsidiary may merge, amalgamate, consolidate (and in the case of any Loan Party (other than Holdings) or any Subsidiary, dissolve or liquidate) with or into another Person or Dispose of all or substantially all of its assets in order to effect a Disposition permitted pursuant to Section 6.05 (other than 6.05(k)); provided that a Borrower or Loan Party, as applicable shall be the continuing or surviving Person; and

(e) any Investment permitted by Section 6.02 (other than 6.02(k)) may be structured as a merger, consolidation or amalgamation; provided that if such transaction is entered into by a Borrower or Guarantor, a Borrower or Guarantor shall be the continuing or surviving Person.

Section 6.05. Dispositions. No Loan Party and no Subsidiary of a Borrower or of another Loan Party shall make any Disposition, except:

(a) Dispositions of (i) Inventory in the ordinary course of business and (ii) Floor Plan Units;

(b) Dispositions of property that is obsolete, surplus, worn out or no longer used in or useful to such Loan Party’s or such Subsidiary’s business, whether now owned or hereafter acquired;

(c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of similar replacement property;

(d) the sale of residual ownership rights in vessels (other than Floor Plan Units which are Inventory) and equipment upon the termination of operating leases;

(e) Sale and Lease-Back Transactions permitted under Section 6.11;

(f) Dispositions of chattel paper (other than chattel paper relating to Floor Plan Units which are Inventory), Accounts arising from the wholesale of parts and accessories, and retail sales contracts, in each case in arms-length transactions for fair value in the ordinary course of business of the Floor Plan Borrowers;

(g) Dispositions not otherwise permitted under this Section 6.05; provided, that (i) no Default or Event of Default has occurred and is continuing at the time of such Disposition or would result therefrom, (ii) the Borrowers are in pro forma compliance with the financial covenants set forth in Section 6.12 and 6.13 after giving effect to such Disposition, (iii) such Disposition is for Fair Market Value and (iv) at least 75% of the consideration for such Disposition shall be cash or Cash Equivalents;

(h) Dispositions of improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business;

(i) Dispositions permitted under Section 6.01, Section 6.02 (other than Section 6.02(k) or Section 6.02(l)), Section 6.04 or Section 6.07 (other than Section 6.07(g));

(j) (i) the lease, sublease, license or sublicense of any real property or personal property in the ordinary course of business or consistent with industry practice and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement; provided, however that this clause (j) shall not permit any lease, sublease, license or sublicense of Mortgaged Property;

(k) Dispositions in connection with Casualty Events;

(l) the unwinding, termination, settlement or novation of any Swap Agreements or other hedging arrangements;

(m) the lapse or abandonment of intellectual property rights (including any registrations or applications therefor) in the ordinary course of business or consistent with industry practice, which in the reasonable good faith determination of the Borrower Representative, are not material to the conduct of the business of the Borrowers and their Subsidiaries taken as a whole;

(n) (i) Dispositions of property to Holdings or a Subsidiary of Holdings; provided, that if the transferor of such property is a Borrower or a Guarantor, the transferee thereof must either be a Borrower or a Guarantor, and provided further, that with respect to dispositions of Borrowing Base Collateral from a

Floor Plan Borrower to a Borrower or a Guarantor that is not a Floor Plan Borrower, after giving effect to such disposition, the Total Floor Plan Loan Outstandings plus the aggregate amount of all outstanding Approvals, without duplication, shall not exceed the Line Cap;

(o) each Loan Party and its Subsidiaries may sell or otherwise dispose of assets acquired pursuant to a Permitted Acquisition so long as (i) such assets are not used or useful to the core or principal business of the Loan Parties and its Subsidiaries, (ii) the aggregate Fair Market Value of such assets acquired pursuant to any Permitted Acquisition and subsequently disposed of pursuant to this Section 6.05(o) shall not exceed $10,000,000, and (iii) such assets are sold or otherwise disposed of on or prior to the first anniversary of the relevant Permitted Acquisition;

(p) Dispositions listed on Schedule 6.05; or

(q) leases of Mortgaged Property entered into among Loan Parties and Subsidiaries; provided that each Borrower, and, by execution of the security agreement, each Guarantor agrees that (i) its rights as a lessor under such lease (x) are collaterally assigned to the Administrative Agent as security for the Obligations and (y) are hereby subordinated in all respects to the Obligations and (ii) upon the occurrence and during the continuance of an Event of Default hereunder and in exercising its rights and remedies under the Credit Documents, the Administrative Agent may require the termination of such lease and, upon such termination, the lessor shall vacate such Mortgaged Property.

Section 6.06. Restricted Payments. No Loan Party and no other Subsidiary may declare or make, directly or indirectly, any Restricted Payments, or incur any obligation (contingent or otherwise) to do so, except:

(a) each Subsidiary may make Restricted Payments to Holdings and to wholly owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to Holdings and any Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b) Holdings and each Subsidiary of Holdings may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) Holdings and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) Holdings may make Restricted Payments so long as in all cases (i) no Default or Event of Default has occurred and is continuing or would result therefrom and, after giving effect thereto, and (ii) (x) the Total Net Leverage Ratio shall not exceed 2.75 to 1.00 and (y) Holdings shall be in compliance with the Consolidated Fixed Charge Coverage Ratio required under Section 6.13, each recomputed on a pro forma basis as of the most recently ended fiscal quarter for which financial statements have been delivered (and Holdings shall have delivered to the Administrative Agent a Compliance Certificate evidencing such compliance with the financial covenants and certifying as to the other matters in subclauses (i)-(ii) above); and

(e) Holdings may make Restricted Payments for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings held by any present or former employee, officer, director or manager (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) of Holdings upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee, manager or director equity plan, employee, manager or director stock option plan with any employee, director, officer or manger of Holdings; provided that the aggregate amount of Restricted Payments made pursuant to this clause (e) shall not exceed $10,000,000 in any calendar year.

Section 6.07. Change in Nature Of Business. The Loan Parties and their Subsidiaries, taken as a whole, shall not fundamentally and substantively alter the character of their business, taken as a whole, from the Permitted Business.

Section 6.08. Transactions With Affiliates. No Loan Party and no other Subsidiary shall enter into any material transaction of any kind with any Affiliate (other than with its Subsidiaries), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable as would be obtainable at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

Section 6.09. Burdensome Agreements; Negative Pledges. No Loan Party nor any Subsidiary shall (a) enter into or grant any negative pledges or agreements restricting its ability to pledge its assets or to grant Liens against its assets to secure the Obligations or (b) enter into any Contractual Obligation that limits the ability of such Person: (i) to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party, or (ii) to guarantee the Obligations as provided hereunder and subject to the limits provided herein; provided, that the foregoing restrictions shall not apply to:

(a) to the extent that any capital lease or purchase money facility of any of the Loan Parties or Subsidiaries prohibits the granting of Liens against the equipment or asset that is being leased or financed, as applicable, pursuant to such capital lease or purchase money facility;

(b) customary restrictions on assignments, subletting or other transfers contained in the documents governing leases, subleases, licenses, sublicenses, and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property subject to such lease, sublease, license, sublicense, or other agreement);

(c) restrictions existing under or by reason of applicable Law;

(d) restrictions binding upon any Person, or relating to Indebtedness or Equity Interests of a Person, which is merged into or acquired by the Borrowers or a Subsidiary, or assets acquired from a Person, in each case, on or after the date of this Agreement and to the extent constituting a Permitted Investment or a transaction permitted pursuant to Section 6.02, which restrictions (A) were not created in anticipation of such acquisition and (B) do not apply to Holdings or any Subsidiary (other than such Person) or the assets of Holdings or any Subsidiary (other than the assets of such Person);

(e) restrictions arising in connection with any Disposition permitted by Section 6.05, so long as such restrictions relate solely to the assets subject thereto;

(f) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by the Credit Documents, which provisions are limited to restrictions on Restricted Payments or guarantees by such joint ventures or the pledge of Equity Interests in, or other assets by, such joint ventures;

(g) restrictions on Liens imposed by any agreement relating to Indebtedness permitted pursuant to Section 6.03(f) solely to the extent that such restrictions apply solely to the assets securing such Indebtedness;

(h) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(i) encumbrances or restrictions pursuant to the Credit Documents; and

(j) encumbrances or restrictions on cash, Cash Equivalents or other deposits constituting a Permitted Encumbrance entered into in the ordinary course of business and property subject to Permitted Encumbrances under clauses (b), (d), (j), (k), and (l) of the definition thereof; and

(k) any encumbrance or restriction consisting of customary provisions contained in asset sale agreements, asset purchase agreements, merger agreements, stock sale agreements, and similar agreements; provided that, to the extent such assets or Equity Interests are being sold by a Loan Party or any Subsidiary, such encumbrances or restrictions apply only to the Person and the assets subject to such agreements, including the Equity Interests in such Persons to be merged or sold or with respect to whose assets are being sold, and such assets or Equity Interests would be permitted to be Disposed of in accordance with Section 6.04 or Section 6.05 as of the date of entering into such agreement.

Section 6.10. Use Of Proceeds. No Loan Party shall use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry “margin stock” (within the meaning of Regulation U of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, in each case, in violation of the regulations of the Board of Governors of the Federal Reserve System of the United States including Regulation T, U or X. No Borrower will request any Loan, and no Borrower shall use, and shall ensure that none of its Subsidiaries or its or their respective directors, officers, employees and agents shall use, the proceeds of any Loan, directly or knowingly indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case, in violation of applicable Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.11. Sale and Lease-Back Transactions. No Loan Party nor any Subsidiary shall enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and substantially contemporaneously rent or lease from the transferee such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), provided that (x) a Sale and Lease-Back Transaction shall be permitted with respect to property (other than Mortgaged Property and Floor Plan Units) owned by any Loan Party or any Subsidiary and (y) the aggregate Fair Market Value of which, for all Sale and Lease-Back Transactions, [****].

Section 6.12. Maximum Total Net Leverage Ratio. The Borrowers shall not permit the Total Net Leverage Ratio to exceed a ratio of (x) 3.35 to 1.00 prior to the Fiscal Quarter ending June 30, 2026, and (y) 3.50 to 1.00 beginning with the Fiscal Quarter ending June 30, 2026 and thereafter, in each case, as measured on the last day of each Fiscal Quarter.

Section 6.13. Minimum Consolidated Fixed Charge Coverage Ratio. The Borrowers shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than a ratio of 1.10 to 1.00 as measured on the last day of each Fiscal Quarter; provided, that, for the Fiscal Quarters ending June 30, 2026, the Consolidated Fixed Charge Coverage Ratio shall not be less than a ratio of 1.05 to 1.00 as measured on the last day of each such Fiscal Quarter.

Section 6.14. Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Payment of Subordinated Indebtedness; Modifications of Indebtedness; etc. No Loan Party nor any Subsidiary shall (i) amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by laws or limited liability company operating agreement of Holdings, a Borrower or any of the Subsidiaries, (ii) make, or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any (x) earn-out obligation or (y) Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of such Indebtedness (except for (i) with respect to Indebtedness described under clause (y) above, payments permitted under the subordination agreement entered into with respect thereto and (ii) payments of earn-out obligations otherwise permitted by Section 6.03; provided that any such earn-out obligation may only be paid to the extent that the amount of such earn-out obligation was permitted to be paid on the closing date of such Acquisition in accordance with the terms thereof and the amount to be paid is required to be paid pursuant to the related Acquisition agreement as in effect on the applicable closing date of such Acquisition) or (iii) amend or modify, or permit the amendment or modification of, any provision of any Subordinated Indebtedness or any agreement relating thereto, other than amendments or modifications that are permitted under the subordination agreement entered into with respect thereto.

Section 6.15. MarineMax Vacations and MarineMax KW. If MarineMax Vacations, Ltd is a Loan Party, no Loan Party nor any Subsidiary shall permit MarineMax Vacations, Ltd. to hold Specified Inventory with an aggregate invoice amount of more than ten million dollars ($10,000,000.00); provided that any Specified Inventory held by MarineMax Vacations, Ltd. shall at all times be used by MarineMax Vacations, Ltd. in connection with its charter business or businesses directly related thereto.

Section 6.16. Outbound Investment Status.

No Loan Party shall: (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrowers were U.S. Persons or (iii) any other activity that would cause Lenders to be in violation of the Outbound Investment Rules or cause Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 6.17. Equity Cure.

Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether the Borrowers have failed to comply with any covenant contained in Sections 6.12 or 6.13, the Borrowers shall have the right (the “Cure Right”) to repay Indebtedness by the amount of cash proceeds actually received by way of common equity contributions or in return for the issuance of common Equity Interests of Holdings (any such equity contribution, a “Specified Equity Contribution” and the amount of any such Specified Equity Contribution, the “Cure Amount”) after the end of such fiscal quarter and on or prior to the date that is ten (10) days after the date on which financial statements with respect to such fiscal quarter are required to be delivered pursuant to Section 5.09.2 (the “Cure Date”), and on or prior to the Cure Date, the Borrower Representative shall inform the Administrative Agent of the Specified Equity Contribution, whereupon the applicable covenants contained in Sections 6.12 or 6.13, as the case may be, shall be recalculated giving effect to such repayment.

(a) the application of the Cure Amount to such Indebtedness may only be given effect prior to the date of such repayment solely for the purpose of determining the existence of a Default or an Event of Default under the covenants contained in Sections 6.12 or 6.13, as the case may be, with respect to any period of four (4) consecutive Fiscal Quarters that includes the Fiscal Quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the cash proceeds of the Specified Equity Contribution; and

(b) if, after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of all covenants contained in Sections 6.12 or 6.13, as the case may be, the Borrowers shall be deemed to have satisfied the requirements of the applicable financial covenants contained in Sections 6.12 or 6.13, as the case may be, as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the applicable financial covenant(s) contained in Sections 6.12 and/or 6.13 that had occurred shall be deemed cured for the purposes of this Agreement.

Notwithstanding anything herein to the contrary, (a) there shall be no more than one (1) Fiscal Quarter in each four (4) Fiscal Quarter period in which a Cure Right is exercised; (b) during the term of this Agreement, there shall be no more than five (5) Fiscal Quarters in which a Cure Right is exercised; and (c) the Cure Amount for any Fiscal Quarter shall be no greater than the least amount required to cause the Borrowers to be in compliance with the financial covenants contained in Sections 6.12 and 6.13 calculated for such Fiscal Quarter.

ARTICLE 7

EVENTS OF DEFAULT

The occurrence of any of the following events or conditions shall constitute an Event of Default.

Section 7.01. Failure To Pay. The failure or refusal of any Loan Party to pay in the Currency required hereunder (a) all or any amount or installment of principal due upon the Loans or upon any L/C Obligation (whether scheduled, by acceleration, or as otherwise required by the terms of the Credit Documents), or (b) any interest or fees upon any Loan or L/C Obligation within three (3) Business Days after the due date thereof, or (c) any other amount payable hereunder or under any Credit Document within five (5) Business Days after the due date thereof.

Section 7.02. Violation Of Covenants. The failure or refusal of any Loan Party to (a) perform, observe, and comply with any covenant, agreement, or condition contained in Sections 5.09.9, 5.10(a) (solely as to Holdings) and 5.13 or in Article 6 (Negative Covenants) of this Agreement (subject to Section 6.17), (b) perform, observe, and comply with any covenant, agreement, or condition contained in Sections 5.06, 5.09.2, 5.09.3, 5.09.5 or 5.09.14, and such failure or refusal continues for a period of ten (10) consecutive calendar days, (c) timely perform, observe and comply with any other covenant, agreement, or condition contained in this Agreement (not specified above in Section 7.01, 7.02(a) or 7.02(b)), and such failure or refusal continues for a period of thirty (30) consecutive calendar days after the earlier of (x) receipt by a Loan Party of written notice thereof from the Administrative Agent or (y) a Responsible Officer of the Borrower Representative or any Loan Party obtaining knowledge of such Default, or (d) timely perform, observe, or comply with any covenant, agreement or condition contained in any other Credit Document, after expiration of any cure period set forth therein.

Section 7.03. Representation Or Warranty. Any representation or warranty made by the Borrowers or by any other Loan Party herein or in any Credit Document, any Collateral Information Certificate, or in any Compliance Certificate or other document or instrument delivered from time to time by a Loan Party to any of the Credit Parties shall be intentionally false, incorrect, or misleading in any material respect when made or deemed made (or in the case of any representation or warranty that is qualified by materiality or Material Adverse Change, shall be false, incorrect or misleading in any respect when made or deemed made).

Section 7.04. Cross‑Default. (a) Any Borrower or any other Loan Party (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, and (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (without regard to any existing intercreditor arrangements), with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded, or (b) there occurs and is continuing a default or event of default under any Swap Agreement.

Section 7.05. Judgments. The Loan Parties shall suffer final judgments for the payment of money aggregating for all Loan Parties in excess of the Threshold Amount in excess of available insurance proceeds and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed.

Section 7.06. Levy By Judgment Creditor. Any judgment creditor of any of the Loan Parties shall obtain possession of any of the Collateral with a value in excess of the Threshold Amount by any means, including but not limited to levy, distraint, replevin or self‑help, and the Loan Parties shall not remedy same within thirty (30) days thereof; or a writ of garnishment is served on the Administrative Agent or any other Credit Party relating to any of the accounts of the Borrowers or of any of the other Loan Parties maintained with the Administrative Agent or with any other Credit Party.

Section 7.07. Involuntary Insolvency Proceedings. The institution of involuntary Insolvency Proceedings against any Borrower or any other Loan Party and the failure of any such Insolvency Proceedings to be dismissed before the earliest to occur of (a) the date which is sixty (60) days after the institution of such Insolvency Proceedings or (b) the entry of any order for relief in the Insolvency Proceeding or any order adjudicating any Borrower or any other Loan Party insolvent.

Section 7.08. Voluntary Insolvency Proceedings. The commencement by any Borrower or by any other Loan Party of Insolvency Proceedings.

Section 7.09. Attempt To Terminate Or Limit Guaranties. The receipt by a Credit Party of notice from a Guarantor that such Guarantor is attempting to terminate or limit any portion of its obligations under a Guaranty Agreement or the Guarantee and Collateral Agreement.

Section 7.10. ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount.

Section 7.11. [Reserved].

Section 7.12. Invalidity of Credit Documents. Any Credit Document, or any document containing a subordination or intercreditor undertaking pertaining to any Obligation, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Credit Document or such other document; or any Loan Party denies that it has any or further liability or obligation under any Credit Document or such other document, or purports to revoke, terminate or rescind any Credit Document.

Section 7.13. Invalidity of Security Documents. Any Security Document shall for any reason cease to create a valid security interest in the Collateral purported to be covered thereby or the security interest in the Collateral shall for any reason cease to be a perfected security interest with the priority provided therefor in such Security Document subject only to Permitted Encumbrances, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of instruments or certificates actually delivered to it representing securities or instruments (including promissory notes) pledged under the Security Documents or to file Uniform Commercial Code financing statements or continuation statements.

Section 7.14. Licenses and Agreements. Any agreement with any Manufacturer is revoked, terminated or suspended and, a replacement for same is not entered into within 30 days of such termination, revocation or suspension if such failure to find a replacement could be reasonably expected to result in a Material Adverse Change, or any license, consent, or approval which is material and necessary to the conduct of the business of any Loan Party is revoked, terminated or suspended and is not cured or reinstated within 30 days of such revocation, termination or suspension if such failure to cure or reinstate could be reasonably expected to result in a Material Adverse Change.

Section 7.15. Change In Control. The occurrence of any Change in Control.

ARTICLE 8

RIGHTS AND REMEDIES OF CREDIT PARTIES

ON THE OCCURRENCE OF AN EVENT OF DEFAULT

Upon the occurrence of an Event of Default and during the continuance thereof:

Section 8.01. Credit Parties’ Specific Rights And Remedies. In addition to all other rights and remedies provided by applicable Laws and the terms of the Credit Documents, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may, on behalf of the Lenders and shall, at the direction of the Required Lenders (a) declare the Commitments of each Lender to advance proceeds of the Loans and any obligation of the Issuing Bank to issue any Letters of Credit to be terminated, (b) accelerate and call immediately due and payable all or any part of the Obligations (and each Loan Party waives notice of intent to accelerate, and of acceleration of any Obligations), (c) require the Loan Parties to Cash Collateralize the L/C Obligations and the WF Advances in an amount equal to 103% thereof, (d) seek specific performance or injunctive relief to enforce performance of the undertakings, duties, and agreements provided in the Credit Documents, whether or not a remedy at Law exists or is adequate, (e) exercise any rights of a secured creditor under applicable Laws against the Collateral, including (i) the right to take possession of the Collateral without the use of judicial process or hearing of any kind, (ii) the right to require the Loan Parties to assemble the Collateral at such place as the Administrative Agent may specify, and (iii) the right to sell the Collateral, in whole or in part, at either private or public sale, and (f) seek the appointment of a receiver for any or all of the Loan Parties and/or the assets of any or all of the Loan Parties. For the avoidance of doubt, the availability and exercise of default remedies and rights under any Swap Agreements shall be governed by the default provisions of such Swap Agreement. Upon the occurrence and during the continuance of any Event of Default, at Floor Plan Agent’s request, or without request upon the occurrence and during the continuance of an Event of Default as described in Sections 7.07 or 7.08 of this Agreement, each Floor Plan Borrower shall pay all Vendor Credits to Floor Plan Agent as soon as the same are received for application to the Floor Plan Loans. Each Floor Plan Borrower authorizes Floor Plan Agent to collect such amounts directly from Manufacturers and, upon request of Floor Plan Agent, shall instruct Manufacturers to pay Floor Plan Agent directly.

Section 8.02. Automatic Acceleration. Upon the occurrence and during the continuance of an Event of Default as described in Sections 7.07 or 7.08 of this Agreement, the Commitments shall automatically terminate, the Obligations shall be automatically accelerated and due and payable without any notice, demand or action of any type on the part of the Credit Parties, the obligations of the Issuing Bank to issue Letters of Credit shall be automatically terminated, and the Loan Parties shall be automatically required to Cash Collateralize the L/C Obligations and WF Advances in an amount equal to 103% thereof.

Section 8.03. Consent To Appointment Of Receiver. Each Borrower irrevocably consents to the appointment of a receiver upon the request of the Administrative Agent during any continuing Event of Default for it and for any or all of its business affairs, business operations, and assets, which receiver shall be authorized and deemed empowered to have and exercise the broadest powers permitted or available under applicable Laws to operate, manage, conserve, liquidate and sell any or all of its assets; provided, however, that such receiver shall have no authority without the prior written consent of the Required Lenders to release, discharge or otherwise negate any Liens securing the Obligations or to sell any assets of the Borrowers free and clear of any Liens securing the Obligations.

Section 8.04. Remedies Cumulative. The rights and remedies provided in this Agreement and in the other Credit Documents or otherwise under applicable Laws shall be cumulative and the exercise of any particular right or remedy shall not preclude the exercise of any other rights or remedies in addition to, or as an alternative of, such right or remedy.

Section 8.05. Application Of Funds. After the exercise of remedies (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

8.05.1. First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses, reimbursements, and other amounts (including Credit Party Expenses) payable to the Administrative Agent and the Floor Plan Agent and to that part of the Obligations owed to any of the Credit Parties or to Affiliates of any of the Credit Parties for Bank Products, as described in item (d) in the definition of Obligations.

8.05.2. Second, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Bank (including Credit Party Expenses), ratably among the Lenders and the Issuing Bank.

8.05.3. Third, to the payment of that portion of the Obligations constituting Letter of Credit Fees, accrued and unpaid interest on the Loans and Reimbursement Obligations and on other Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them.

8.05.4. Fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and payment or Cash Collateralization of any obligations under any Swap Agreements, ratably among the Lenders and the Issuing Bank and the respective Swap Providers in proportion to the respective amounts described in this clause Fourth held by them.

8.05.5. Fifth, to the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit.

8.05.6. Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by applicable Laws.

Notwithstanding the foregoing, (i) proceeds of Mortgage Obligations Collateral shall be applied first to those Obligations described in “First” through “Fifth” above which are Mortgage Obligations of the Class secured by such Mortgage Obligations Collateral or were otherwise incurred in connection with the Mortgage Loans (or commitments with respect thereto) of such applicable Class until paid in full, next to other Mortgage Obligations ratably until paid in full and then to the General Obligations, (ii) proceeds of other Real Property and Related Real Property Assets (other than Mortgage Obligations Collateral) shall be applied first ratably to those Obligations described in “First” through “Fifth” above which are General Obligations other than Borrowing Base Obligations until paid in full and then to other Obligations, (iii), the proceeds of Borrowing Base Collateral shall be first applied to the Borrowing Base Obligations and then to all other Obligations, (iv) the proceeds of General Obligations Collateral other than Borrowing Base Collateral shall be applied to the General Obligations, other than Borrowing Base Obligations, until paid in full and then to all other Obligations. Amounts used to Cash Collateralize either the Swap Agreements pursuant to clause Fourth above, or the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit and payment obligations under the Swap Agreements as they occur. If any amounts remain on deposit as Cash Collateral after all Letters of Credit have been fully drawn or have expired and all Swap Agreements have been terminated, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

Section 8.06. Cash Collateral Account.

8.06.1. As collateral security for the prompt payment in full when due of all WF Advances and the other Obligations, the Borrowers hereby pledge and grant to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Bank and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Cash Collateral Account and the balances from time to time in the Cash Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Cash Collateral Account shall not constitute payment of any WF Advances until applied by the Administrative Agent as provided herein or the L/C Obligations until applied by the Issuing Bank as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Cash Collateral Account shall be subject to withdrawal only as provided in this Section.

8.06.2. Amounts on deposit in the Cash Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Bank, the Floor Plan Agent and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Cash Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Cash Collateral Account.

8.06.3. If an Event of Default exists at the time that a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrowers and the Lenders authorize the Administrative Agent to use the monies deposited in the Cash Collateral Account for the purposes of Cash Collateralizing Letters of Credit in the amount of 103% of the L/C Obligations to reimburse the Issuing Bank for the payment made by the Issuing Bank to the beneficiary with respect to such drawing.

8.06.4. If an Event of Default exists, the Administrative Agent may (and, if instructed by the Required Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 8.05. Notwithstanding the foregoing, the Administrative Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Cash Collateral Account to be less than the Stated Amount of all Letters of Credit and WF Advances that remain outstanding.

8.06.5. The Borrowers shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Cash Collateral Account and investments and reinvestments of funds therein.

8.06.6. The rights and remedies provided in this Agreement and in the other Credit Documents or otherwise under applicable Laws shall be cumulative and the exercise of any particular right or remedy shall not preclude the exercise of any other rights or remedies in addition to, or as an alternative of, such right or remedy.

ARTICLE 9

THE ADMINISTRATIVE AGENT AND THE FLOOR PLAN AGENT

Section 9.01. Appointment. Each of the Lenders and the Issuing Bank hereby irrevocably designates and appoints M&T Bank as the Administrative Agent and Wells Fargo as the Floor Plan Agent under this Agreement and the other Credit Documents and each Lender and the Issuing Bank authorizes M&T Bank as its respective Administrative Agent and Wells Fargo as its respective Floor Plan Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Floor Plan Agent, as applicable, by the terms of this Agreement and such other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of the Credit Parties and no Loan Party shall have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Document (or any other similar term) with reference to the Administrative Agent or the Floor Plan Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Laws. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02. Exculpatory Provisions.

9.02.1. No Fiduciary, Discretionary or Implied Duties. The Administrative Agent and the Floor Plan Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, neither the Administrative Agent nor the Floor Plan Agent:

(a) Shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) Shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent or the Floor Plan Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that neither the Administrative Agent nor the Floor Plan Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law, or that may cause a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) Shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

9.02.2. No Liability for Certain Actions. Neither the Administrative Agent nor the Floor Plan Agent shall be liable for any action taken or not taken by it (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Floor Plan Agent, as applicable, shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 10.01 or (b) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment.

9.02.3. Knowledge. Neither the Administrative Agent nor the Floor Plan Agent shall be deemed to have knowledge of any Default or Event of Default or Material Adverse Change unless and until written notice describing such Default, Event of Default or Material Adverse Change is given to the Administrative Agent in writing by a Credit Party or by a Loan Party.

9.02.4. No Duty to Inquire. Neither the Administrative Agent nor the Floor Plan Agent shall be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (e) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 9.03. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent and the Floor Plan Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent (and in the case of a Floor Plan Loan, the Floor Plan Agent) shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.04. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. Neither Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

Section 9.05. Resignation of Administrative Agent or Floor Plan Agent. The Administrative Agent or the Floor Plan Agent may at any time give notice of its resignation to the Credit Parties and to the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Floor Plan Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders (the “Resignation Effective Date”)), then the retiring Administrative Agent or Floor Plan Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent or Floor Plan Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent or Floor Plan Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. With effect from the Resignation Effective Date, (a) the retiring Administrative Agent or Floor Plan Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) except for any indemnity payments owed to the retiring Administrative Agent or Floor Plan Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Floor Plan Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Floor Plan Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Floor Plan Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent or Floor Plan Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent or Floor Plan Agent), and the retiring Administrative Agent or Floor Plan Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrowers to a successor Administrative Agent or Floor Plan Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s or Floor Plan Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and the provisions of Section 10.08 of this Agreement shall continue in effect for the benefit of such retiring Administrative Agent or Floor Plan Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Floor Plan Agent was acting as Administrative Agent or Floor Plan Agent.

Section 9.06. Non-Reliance on Administrative Agent, the Floor Plan Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Floor Plan Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank acknowledges that it will, independently and without reliance upon the Administrative Agent, the Floor Plan Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.07. Administrative Agent May Hold Collateral For Lenders and Others. The Lenders and the Loan Parties acknowledge that any Security Documents relating to the Loans, the Obligations, or the Collateral, including all of such documents filed in the public records in order to evidence or perfect the Liens granted in the Credit Documents, may name only the Administrative Agent, as agent for the Lenders as the secured party, mortgagee, beneficiary, or as lienholder. The Lenders and the Loan Parties authorize the Administrative Agent to hold any or all of the Liens in and to the Collateral as the agent for the benefit of the Credit Parties, M&T Bank, the Swap Providers, or any of their respective Affiliates, as applicable under this Agreement. Such Swap Providers and Affiliates which are party hereto, by their acceptance of the benefits of this Agreement and/or any other Security Documents or Credit Documents, also hereby authorize the Administrative Agent to hold the Liens in and to the Collateral as their administrative agent.

Section 9.08. The Administrative Agent and the Floor Plan Agent In Their Individual Capacity. The Person serving as the Administrative Agent or Floor Plan Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or Floor Plan Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, including the Person serving as the Administrative Agent or Floor Plan Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or Floor Plan Agent hereunder and without any duty to account therefor to the Lenders. The Issuing Bank and the Lenders acknowledge that, pursuant to such activities, the Lender acting as Administrative Agent or the Floor Plan Agent or their Affiliates may receive information regarding the Borrowers, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent or Floor Plan Agent shall be under no obligation to provide such information to them.

Section 9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.01.15, 2.03.5, 2.05.9, 2.15 and 10.08) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.01.15, 2.03.5, 2.05.9, 2.15 and 10.08. Nothing contained herein shall be deemed to (a) permit the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank, (b) authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding, or (c) credit bid any Obligation held by any Lender or the Issuing Bank in any such proceeding, without the prior consent of such Lender or the Issuing Bank, as applicable.

Section 9.10. Collateral and Guaranty Matters. The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon the final termination of all of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made) or to release the Liens granted to or held by the Administrative Agent on a Mortgaged Property upon the indefeasible payment in full of the Class of Mortgage Loans secured by such Mortgaged Property, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders and, with respect to Borrowing Base Collateral, approved in writing by the Floor Plan Agent or (iv) that becomes Excluded Property; (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted under clause (h) of the definition of Permitted Encumbrance; and (c) to release any Guarantor from its obligations under its respective Guaranty Agreements if such Person becomes an Excluded Subsidiary, is an Optional Guarantor or ceases to be a Subsidiary, in each case, as a result of a transaction permitted hereunder that is consummated for a bona fide business purpose with non-Affiliated Persons; provided, that no Guarantor shall be released as provided in this paragraph if (i) such Guarantor continues to be an obligor in respect of any Consolidated Funded Indebtedness in excess of the Threshold Amount, or (ii) such Guarantor was an Optional Guarantor if such Optional Guarantor holds any Material Intellectual Property or other assets that are material or necessary to the conduct of the business of the Borrowers and their Subsidiaries. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 9.10. Neither the Administrative Agent nor the Floor Plan Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Floor Plan Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.11. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent or the Floor Plan Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Loan Party, its Affiliates or its agents, this Agreement, any other Credit Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any record-keeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other laws.

Section 9.12. No Other Duties, Etc. Notwithstanding anything to the contrary herein, none of the Bookrunners, Arrangers listed on the cover page of this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in the capacity, as applicable, as the Administrative Agent, the Floor Plan Agent, a Lender, the Issuing Bank or the Swingline Lender.

Section 9.13. Erroneous Payments.

(a) If any Agent notifies a Lender, Issuing Bank or Credit Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Credit Party such Lender or Issuing Bank (any such Lender, Issuing Bank, Credit Party or other recipient, a “Payment Recipient”) that such Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from such Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Credit Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of such Agent, and such Lender, Issuing Bank or Credit Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than three (3) Business Days thereafter, return to such Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to such Agent in same day funds at the greater of the Overnight Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of any Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from any Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by such Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) an error may have been made (in the case of immediately preceding clauses (x) or (y)) or an error has been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify such Agent of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying such Agent pursuant to this Section 9.13(b).

(c) Each Lender, Issuing Bank or Credit Party hereby authorizes each Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Credit Party under any Credit Document, or otherwise payable or distributable by such Agent to such Lender, Issuing Bank or Credit Party from any source, against any amount due to such Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event an Erroneous Payment (or portion thereof) is not recovered by the Applicable Agent for any reason, after demand therefor by the Applicable Agent in accordance with the immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the such Agent’s request to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by such Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform as to which the Applicable Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrowers or the Applicable Agent, (ii) the Applicable Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Applicable Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received (or debited from the Cash Collateral Account) by the Applicable Agent from the Borrowers or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Applicable Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of the any Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

Section 9.14. Indemnification of Administrative Agent and Floor Plan Agent. Each Lender agrees to indemnify each of the Administrative Agent and the Floor Plan Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against such Agent (in its capacity as Administrative Agent or Floor Plan Agent but not as a Lender) in any way relating to or arising out of the Credit Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Floor Plan Agent under the Credit Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from such Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Required Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent and the Floor Plan Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Pro Rata Share (determined as of the time that the applicable reimbursement is sought) of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to such Agent) incurred by the such Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Credit Documents, any suit or action brought by the Administrative Agent or the Floor Plan Agent to enforce the terms of the Credit Documents and/or collect any Obligations, any “lender liability” suit or claim brought against either Agent and/or the Lenders, and any claim or suit brought against either Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the respective Agent notwithstanding any claim or assertion that such Agent is not entitled to indemnification hereunder upon receipt of an undertaking by such Agent that such Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that such Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other Obligations and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent or the Floor Plan Agent for any Indemnifiable Amount following payment by any Lender to such Agent in respect of such Indemnifiable Amount pursuant to this Section, such Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 9.15. Cooperation between Administrative Agent and Floor Plan Agent. Each Agent shall provide to the other Agent (the “Requesting Agent”) any information reasonably requested by the Requesting Agent to enable the Requesting Agent to perform its obligations and exercise its rights as an Agent under this Agreement and the other Credit Documents. The Agents may enter into separate side agreements between the Agents, without the consent of any Lender or any Loan Party, in order to clarify the division of responsibilities between the Agents or enable any Agent to perform its obligations and exercise its rights under this Agreement and the other Credit Documents; provided that if any such side agreement directly increases the obligations, or directly and adversely affects the rights and obligations, of any Loan Party under this Agreement or any other Credit Document, the consent of such Loan Party shall be required. In the event either Agent receives any amounts hereunder, including without limitation payment of any principal, interest or fees, that was required to be paid to the other Agent, such amounts shall be segregated and held in trust and promptly paid over to the Agent entitled to such amounts, in the same form as received, with any necessary endorsements.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Waivers and Amendments. No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Borrowers or by any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01.1 without the written consent of each Lender or waive any condition set forth in Section 4.03 without the written consent of each Lender holding Mortgage Loan Commitments;

(b) extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.01(a)) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Credit Document for any scheduled payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document, extend the final Maturity Date of any Loans, or extend the date of payment for reimbursement obligations in respect of Letters of Credit, without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (v) of the second proviso to this Section 10.01) any fees (including fees related to Letters of Credit) or other amounts payable hereunder or under any other Credit Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 8.05 or any other provision of this Agreement in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or add any provision to this Agreement in a manner that would alter the pro rata sharing of payments required hereunder as of the date hereof without the prior written consent of each Lender;

(f) (A) with respect to any Class of Mortgage Loans or Term Loans, reduce the amount of Loans or commitments specified in the definition of “Required Class Lenders” with respect to such Class, without the written consent of each Lender of such Class, (B) reduce the amount of Commitments or Loans specified in the definition of “Required Floor Plan Lenders” or “Supermajority Lenders” without the written consent of each Floor Plan Lender, (C) reduce the amount of Commitments or Loans specified in the definition of “Required Revolving Credit Lenders” without the written consent of each Revolving Credit Lender and (D) change any provision of this Section or reduce the aggregate commitment amount specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) (A) amend, modify or waive Section 4.02 or any other provision of this Agreement, in each case without the written consent of the Required Floor Plan Lenders, if the effect of such amendment, modification or waiver is to require the Floor Plan Lenders to make Floor Plan Loans when such Lenders would not otherwise be required to do so,(B) amend, modify or waive Section 4.02 or any other provision of this Agreement, in each case without the written consent of the Required Revolving Credit Lenders, if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders to make Revolving Credit Loans when such Lenders would not otherwise be required to do so, (C) amend, modify or waive Section 4.03 or any other provision of this Agreement, in each case without the written consent of the Required Class Lenders of a Class of Mortgage Loans, if the effect of such amendment, modification or waiver is to require the Mortgage Lenders of such Class make Mortgage Loans when such Lenders would not otherwise be required to do so and (D) amend, modify or waive any provision of this Agreement without the written consent of the Required Class Lenders of Term Loan Lenders, if the effect of such amendment, modification or waiver is to require the Term Loan Lenders to make Term Loans when such Lenders would not otherwise be required to do so;

(h) release all or any substantial portion of Collateral or any Loan Party (other than as specifically authorized by the terms of this Agreement or any other Credit Document) without the prior written consent of each Lender;

(i) amend or otherwise modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 2.08.3 or Section 9.14 or any other provision of this Agreement without the written consent of each Lender or add any provision to this Agreement in a manner that would alter the pro rata treatment required hereunder as of the date hereof without the prior written consent of each Lender;

(j) modify the definition of the term “Borrowing Base” (or any component definition thereof as used therein to determine eligibility under the Borrowing Base), including any advance rates set forth therein, in the case of each of the foregoing, if such modification would increase the amount available to be borrowed under the Credit Documents without the written consent of the Floor Plan Agent and the Supermajority Lenders; provided that the foregoing shall not limit any discretion of the Administrative Agent to change, establish or eliminate any Reserves to exercise its Permitted Discretion without the consent of any other Credit Party; or

(k) subordinate the Liens on the Collateral securing any of the Obligations or subordinate the right of payment of the Obligations (in each case, as such definitions were in effect on the Closing Date) in each case without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any L/C Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall amend or modify any Swap Agreements or otherwise affect the rights or duties of any Swap Providers (and no Lender or Required Lender consent or approval shall be required or permitted with respect to any such amendments or modifications to any Swap Agreements) or release any Collateral securing any obligations under any Swap Agreement without the consent of the respective Swap Provider; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document; (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (vi)

no amendment, waiver or consent shall, unless in writing and signed by Wells Fargo as WF Advance Lender in addition to the applicable Lenders required above, affect the rights or duties of WF Advance Lender pursuant to this Agreement; (vii) no amendment, waiver or consent shall, unless in writing and signed by the Floor Plan Agent in addition to the Lenders required above, affect the rights or duties of the Floor Plan Agent under this Agreement or any other Credit Document (viii) notwithstanding anything to the contrary in this Agreement or any other Credit Document, but except for the consents required pursuant to clause (f) above, any waiver, amendment or modification of this Agreement or any other Credit Document that by its terms affects the rights or duties under this Agreement or such Credit Document of Lenders solely in their capacities as Lenders holding Loans or Commitments of a particular Class (but not in their capacities as Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into solely by the Borrowers in respect of such particular Class, on the one hand, and the Required Class Lenders of such Class, the Required Floor Plan Lenders or the Required Revolving Credit Lenders, on the other hand, as applicable and (ix) any amendment, waiver or consent relating to an increase in the amount, extension of the maturity, or renewal that extends the maturity of any of the Commitments or Loans shall comply with the requirements of Section 10.28 hereof. Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (ii) if the Administrative Agent and the Floor Plan Agent and the Borrowers have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Floor Plan Agent and the Borrowers shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as (x) to do so would not adversely affect the interests of the Lenders and (y) such amendment is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of notice thereof, and any such amendment shall become effective without any further action or consent of any of other party to this Agreement.

Section 10.02. Successors and Assigns.

10.02.1. Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consents of the Administrative Agent and of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 10.2.2; (b) by way of participation in accordance with the provisions of Section 10.03, or (c) by way of pledge or assignment of a security interest authorized by Section 10.04 (and any other attempted assignment, transfer or pledge by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.03 of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.02.2. Assignments By Lenders. Each Lender may assign to one or more Eligible Assignees all or any portion of such Lender’s interests, rights and obligations set forth in this Agreement or the other Credit Documents, including all or a portion of its Commitments and the Loans (including for purposes hereof, its participations in L/C Obligations and Swingline Loans) provided that (a) an administrative fee in the amount of Five Thousand ($5,000.00) is paid to the Administrative Agent by either the assigning Lender or the Eligible Assignee in connection with the assignment, (b) if less than all of the assigning Lender’s Commitments and Loans is to be assigned, the amount of the Commitments and Loans so assigned shall be for an aggregate principal amount of not less than Five Million Dollars ($5,000,000.00), (c) each partial assignment shall be made as an assignment of a proportionate amount of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and Commitments assigned (except this clause (c) shall not apply to the Swingline Lender’s rights and obligations in the Swingline Loans), (d) the parties to each such assignment shall execute and deliver an Assignment And Assumption to the Administrative Agent, for its acceptance (or with respect to assignments under the Floor Plan Facility, the Floor Plan Agent’s acceptance), and (e) such Assignment And Assumption does not require the filing of a registration statement with the Securities And Exchange Commission or require the Loans or the Notes to be qualified in conformance with the requirements imposed by any blue sky Laws or other Laws of any state. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment And Assumption, which effective date is at least five (5) Business Days after the execution thereof, (a) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment And Assumption, have the rights, duties, and obligations of a Lender hereunder, and (b) the assigning Lender thereunder shall, to the extent provided in such Assignment And Assumption, be released from its duties and obligations under this Agreement but shall continue to be entitled to all indemnification and reimbursement rights provided to the Lenders by the Borrowers pursuant to any of the Credit Documents with respect to facts, events, and circumstances occurring prior to the effective date of such assignment. By executing and delivering an Assignment And Assumption, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties to this Agreement the facts and matters as set forth in such Assignment and Assumption. Lenders may only assign their interests in the Commitments, the Loans, and Credit Documents to Eligible Assignees. Any assignment or transfer by a Lender of rights or obligations under the Credit Documents that does not comply with this Section shall be treated for purposes of the Credit Documents as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.03 of this Agreement. Except to the extent otherwise expressly agreed in writing by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or a release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

10.02.3. Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender pursuant to Section 10.02.2, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (a) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender, the Floor Plan Agent and each other Lender hereunder (and interest accrued thereon), and (b) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its respective Commitment Percentages. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Laws without compliance with the provisions of this Section, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

10.02.4. Register. The Administrative Agent, acting solely for this purpose as a limited fiduciary agent of the Borrowers, shall maintain a copy of each Assignment And Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Loans with respect to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or the Lenders at any reasonable time and from time to time upon reasonable prior notice.

10.02.5. Procedures for Implementing Lender Assignments. Upon the Administrative Agent’s receipt of an Assignment And Assumption executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such Assignment and Assumption and any necessary consents to such Assignment and Assumption, the Administrative Agent shall, if such Assignment and Assumption has been completed and is substantially in the form of Exhibit A (a) accept such Assignment And Assumption, (b) record the information contained therein in the Register, (c) give prompt notice thereof to the Borrowers, and (d) promptly deliver a copy of such Assignment And Assumption to the Borrowers. Within three (3) Business Days after receipt of notice, the Borrowers shall execute and deliver to the Administrative Agent, in exchange for the surrendered Notes, new Notes to the order of such Eligible Assignee in amounts equal to the Commitments and Commitment Percentages assumed by it pursuant to such Assignment And Assumption and new Notes to the order of the assigning Lender in an amount equal to the Commitments and Commitment Percentages retained by the assigning Lender. Such Notes shall be in the aggregate stated principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment And Assumption and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. The surrendered Notes shall be canceled and returned to the Borrowers. The Borrowers expressly acknowledge that the cancellation of any Note or Notes and the replacement of any Note or Notes in accordance with this provision shall not constitute or be deemed to be a refinancing or a novation of any of the Obligations.

10.02.6. Cashless Settlements. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

Section 10.03. Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than to a Defaulting Lender, a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) the Borrowers, the Administrative Agent, the Issuing Bank, the Floor Plan Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.11.5. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.01 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.07.3, 2.10 and 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11.7 (it being understood that the documentation required under Section 2.11.7 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.02 of this Agreement; provided that such Participant (i) agrees to be subject to the provisions of Section 2.12 as if it were an assignee under Section 10.02 of this Agreement; and (ii) shall not be entitled to receive any greater payment under Sections 2.10 or 2.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers' request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.12.2 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.07 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.08 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a limited non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 10.04. Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05. Resignations Of Issuing Bank And Swingline Lender. Notwithstanding anything to the contrary the Issuing Bank may upon thirty (30) days’ notice to the Administrative Agent, the Borrowers and the Lenders, resign as Issuing Bank, and/or the Swingline Lender may upon thirty (30) days’ notice to the Administrative Agent, the Borrowers and the Lenders, resign as Swingline Lender. After the resignation of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit. After the resignation of the Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement and the other Credit Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.

Section 10.06. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Borrowers acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Floor Plan Agent and the Arrangers, are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Floor Plan Agent and the Arrangers, on the other hand, (ii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent the Borrowers have deemed appropriate, and (iii) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b) (i) the Administrative Agent, the Floor Plan Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any of the Borrowers or any of their Affiliates, or any other Person and (ii) neither the Administrative Agent, the Floor Plan Agent, nor any of the Arrangers has any obligation to any of the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Administrative Agent, the Floor Plan Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Administrative Agent, the Floor Plan Agent nor any of the Arrangers has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by Law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Floor Plan Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.07. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the Issuing Bank or any such Affiliate, to or for the credit or the account of any Borrower or any other Loan Party against any and all of the Obligations of the Borrowers or any Loan Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or any of their Affiliates shall have made any demand under this Agreement or any other Credit Document and although such Obligations of the Borrowers or any Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, the Floor Plan Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may otherwise have under applicable Laws. The Lender and the Issuing Bank each agree to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.08. Expenses; Indemnity; Damage Waiver.

10.08.1. Costs and Expenses. The Borrowers jointly and severally promise to pay (a) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates or the Floor Plan Agent and its Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent or the Floor Plan Agent (including the reasonable fees, charges and disbursements of one firm of counsel for the Administrative Agent, the Floor Plan Agent any Lender or any Issuing Bank taken as a whole and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all such parties taken as a whole (and in the case of an actual or perceived conflict of interest, of another firm or counsel for such affected party taken as a whole), but in any event excluding allocated costs of internal counsel)), related to due diligence performed in connection with any transactions effected on the Closing Date, the syndication of the credit facilities hereunder, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents, or any amendments, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable out‑of‑pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent, the Floor Plan Agent, any Lender or the Issuing Bank (including reasonable fees, charges and disbursements of one firm of counsel for the Administrative Agent, the Floor Plan Agent any Lender or any Issuing Bank taken as a whole and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all such parties taken as a whole (and in the case of an actual or perceived conflict of interest, of another firm or counsel for such affected party taken as a whole), but in any event excluding allocated costs of internal counsel) in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (ii) in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (d) all other Credit Party Expenses. The agreements of the Borrowers set forth in this Section 10.08.1 shall not merge into any judgment entered in connection with this Agreement or any other Credit Documents but shall survive as separate independent contractual agreements of the Borrowers.

10.08.2. Indemnification by the Borrowers. The Borrowers jointly and severally agree to indemnify the Administrative Agent (and any sub-agent thereof) the Floor Plan Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, liabilities, fines, costs, penalties, claims, damages and related expenses (including reasonable fees, charges and disbursements of one firm of counsel for the Indemnitees taken as a whole and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all such parties taken as a whole (and in the case of an actual or perceived conflict of interest, of another firm or counsel for such affected party taken as a whole), but in any event excluding allocated costs of internal counsel), and to indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (a) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Credit Document, if a Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.08.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.08.3. Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 10.08.1 or 10.08.2 to be paid by it to the Administrative Agent or the Floor Plan Agent (or any sub-agent thereof), the Issuing Bank, any Swingline Lender or any Related Party of any of the foregoing, each Lender severally promises to pay to the Administrative Agent or the Floor Plan Agent (or any such sub-agent), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Total Credit Exposure for all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Bank or the Swingline Lender solely in its capacity as such, only the holders of Revolving Credit Loans shall be required to pay such unpaid amounts, such payment to be made severally among them based on each of such Lenders’ respective Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Floor Plan Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or the Floor Plan Agent (or any such sub-agent), the Issuing Bank or any the Swingline Lender in connection with such capacity.

10.08.4. Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Laws, each Borrower agrees that it will not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in Section 10.08.2 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

10.08.5. Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

10.08.6. Survival. Each party’s obligations under this Section 10.08 shall survive the termination of the Credit Documents and the payment of the Obligations hereunder.

Section 10.09. Course of Conduct. No failure or delay by any Credit Party in exercising any right or power under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Credit Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless such waiver is made in accordance with Section 10.01 of this Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No waiver or indulgence by any of the Credit Parties shall constitute a future waiver of performance or exact performance by any of the Loan Parties. No amendment or waiver shall be effective unless in writing. Without limiting the generality of the foregoing, the advance of proceeds of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or an Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time of such advance or issuance.

Section 10.10. Notices; Effectiveness; Electronic Communication.

10.10.1. Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.10.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(a) if to any of the Borrowers or to any other Loan Party, to it at 501 Booker Creek Blvd., Oldsmar, FL 34677, Attention: Michael H. McLamb;

(b) if to the Administrative Agent, to Manufacturers and Traders Trust Company at One Fountain Plaza – 12th Floor, Buffalo, NY 14203, Attention of Matt Fahey, Senior Vice President (mfahey@mtb.com; Telephone No. (716) 848-7189; and to M&T Debt Capital Markets Group, 1 Light Street, Baltimore, Maryland 21202, Attention of Chad Durakis, Vice President (Telephone No. (410) 244-4580);

(c) if to the Floor Plan Agent, to it at 10 S. Wacker Drive, 17th Floor Chicago, IL 60606 Attn: Credit Department;

(d) if to Wells Fargo in its capacity as provider of the WF Advances, to it at 5595 Trillium Blvd., 4th FL, Hoffman Estates, IL 60192, Attention of Michele Chesney, Relationship Manager, (laura.m.mickey@wellsfargo.com; Telephone No. (847) 747-4016;

(e) if to Manufacturers and Traders Trust Company in its capacity as Issuing Bank, to it at One Fountain Plaza – 12th Floor, Buffalo, NY 14203, Attention of Matt Fahey, Senior Vice President (mfahey@mtb.com; Telephone No. (716) 848-7189; and if to any other Issuing Bank, to it at the address provided in writing to the Administrative Agent and the Borrowers at the time of its appointment as an Issuing Bank hereunder; and

(f) if to a Lender, to it at its address (or facsimile number) on file with the Administrative Agent or as set forth on its respective Assignment And Assumption.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.10.2 below, shall be effective as provided in said Section 10.10.2.

10.10.2. Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Applicable Agent. The Applicable Agent, any Lender or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Applicable Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (a), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

10.10.3. Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.10.4. Platform. (a) Each of the Borrowers and each other Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on the Platform; and (b) the Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or to any other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.11. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agree to maintain the confidentiality of the “Information” (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) to federal and state bank examiners, and other regulatory officials and organizations having jurisdiction over the Administrative Agent, the Floor Plan Agent, the Lenders, Issuing Bank and their Affiliates and Related Parties or its affiliates, or (iii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or the credit facilities hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities hereunder; (h) with the consent of the Borrowers; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Credit Documents, and the Commitments. For purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries; provided that, in the case of information received from the Borrowers or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing in any Credit Document shall prohibit any individual from communicating or disclosing information regarding suspected violation of Laws, rules, or regulations to a Governmental Authority without any notification to any Person.

Section 10.12. Counterparts And Integration. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be just as effective as the delivery of a manually executed counterpart of this Agreement.

Section 10.13. Electronic Execution. The words “execution”, “signed,” “signature,” and words of like import in any Credit Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act. Without limitation to the foregoing, signature pages to the Credit Documents delivered by electronic communication (including facsimile, e-mail and internet or intranet websites) shall be as effective, valid and enforceable and binding upon the indicated signatories as manually delivered signatures.

Section 10.14. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good‑faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.15. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Credit Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Documents is outstanding and unpaid and so long as the Revolving Credit Commitments have not expired or terminated. The provisions of Sections 2.07.3, 2.09, 2.10.4, Article 9 and Section 10.08 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.16. Time. Time is of the essence to this Agreement.

Section 10.17. Advertisement. The Borrowers authorize the Administrative Agent or the Floor Plan Agent to publish the names of the Borrowers and the amount of the financing provided in accordance with this Agreement in any “tombstone” or comparable advertisement which the Administrative Agent or the Floor Plan Agent elects to publish. The Borrowers further agree that the Administrative Agent or the Floor Plan Agent may provide lending industry trade organizations with information necessary and customary (including, without limitation, the amount and type of facilities, the rates and counsel’s name) for inclusion in league table measurements after the Closing Date. Without limiting the generality of the foregoing, the Borrowers consent to the disclosure by the Administrative Agent or the Floor Plan Agent after the Closing Date of information relating to the Loans to Gold Sheets and other similar bank trade publications, with such information to consist of deal terms consisting of (a) the Borrowers’ names, (b) principal loan amounts, (c) interest rates, (d) term lengths, (e) commitment fees and other fees to the Lenders in the syndicate, and (f) the identity of their attorneys and other information customarily found in such publications.

Section 10.18. Acknowledgments. Each Borrower hereby acknowledges that (a) it and each of the other Loan Parties has been advised and represented by counsel in the negotiation, execution and delivery of each Credit Document, (b) no Credit Party has any fiduciary relationship with or duty to it or any other Loan Party arising out of or in connection with this Agreement and the relationship between the Credit Parties, on one hand, and the Borrowers and the other Loan Parties, on the other hand, in connection herewith is solely that of creditors and debtors, and (c) no joint venture exists among any of the Credit Parties and the Borrowers or any of the other Loan Parties.

Section 10.19. Governing Law. This Agreement and the other Credit Documents and any claims, disputes or causes of action (whether in contract or tort) arising out of or related to this Agreement or any other Credit Document (except as to any other Credit Document, as expressly set forth therein) and the transaction contemplated hereby and thereby shall be governed by, and construed in accordance with, the Laws of the Governing State.

Section 10.20. Jurisdiction. Each Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in Law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Floor Plan Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, the Floor Plan Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrowers or any other Loan Party or its properties in the courts of any jurisdiction.

Section 10.21. Venue. Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Credit Documents in any court referred to in Section 10.20. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.22. Service Of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.10. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 10.23. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OBLIGATIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.24. USA Patriot Act Notice. Each Credit Party that is subject to the USA Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and address of the Borrowers and other information that will allow such Credit Party to identify the Borrowers in accordance with the USA Patriot Act.

Section 10.25. Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.26. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower Representative in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower Representative in the Agreement Currency, the Borrower Representative agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower Representative (or to any other Person who may be entitled thereto under Applicable Law).

Section 10.27. Investigation. Each Loan Party irrevocably authorizes each Agent and each Lender to investigate and make inquiries in a commercially reasonable manner of former, current, or future creditors or other persons and credit bureaus regarding or relating to Loan Parties (including, to the extent permitted by law, any equity holders of any Loan Party, unless the equity of such Loan Party is publicly-traded on a recognized exchange). Information requested to be provided by Loan Party shall be requested through Administrative Agent and provided to Administrative Agent for distribution to Lenders. Further, each Borrower irrevocably authorizes and instructs any third parties (including without limitation, any Manufacturers or customers of Loan Parties) to provide to Administrative Agent or Floor Plan Agent any credit, financial or other information regarding Credit Parties that such third parties may at any time possess, whether such information was supplied by any Loan Party to such third parties or otherwise obtained by such third parties.

Section 10.28. MIRE Event. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, no increase in the amount, extension of the maturity or renewal of any of the Commitments or Loans (other than (x) any conversion or continuation of any Loan from one Type to another, (y) the making of any Loan pursuant to a pre-existing Commitment and (z) any Commitment or Loan not secured by any of the Mortgaged Properties) or the addition of any new commitment hereunder not secured by any of the Mortgaged Properties (each, a “MIRE Event”) shall occur or be effective, and the conditions to such MIRE Event shall not be satisfied, unless and until each Lender has given notice to the Administrative Agent that such Lender has completed its due diligence of, and is satisfied (in its sole discretion) with Flood Documents with respect to all Mortgaged Properties.

Section 10.29. Effect on Existing Credit Agreement.

(a) Upon satisfaction of the conditions precedent set forth in Section 4.01, this Agreement shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Credit Agreement, and the Existing Credit Agreement shall be superseded by this Agreement in all respects, on a prospective basis only.

(b) THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF, AND THE OBLIGATIONS OWING UNDER AND IN CONNECTION WITH, THE EXISTING CREDIT AGREEMENT PURSUANT TO THE TERMS AND PROVISIONS OF THIS AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY ANY BORROWER UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT).

(c) The parties hereto agree that pursuant to this Agreement, on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety in the form of this Agreement; (b) all Obligations under the Existing Credit Agreement outstanding on the Closing Date shall in all respects be continuing and shall be deemed to be Obligations outstanding hereunder; (c) the Guaranty Agreements and other Security Documents, including the Liens created thereunder in favor of the Administrative Agent and/or Floor Plan Agent for the benefit of the Secured Parties securing payment of the Obligations, shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; and (d) all references in the other Credit Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreement made under and in accordance with the terms of Section 10.01 of the Existing Credit Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amended and Restated Credit Agreement to be executed by their respective duly Authorized Officers as of the date first written above.

BORROWERS:

MARINEMAX, INC.

By:	/s/ Anthony Cassella
Name: Anthony Cassella
Title: Executive Vice President Finance and Chief Accounting Officer

BOATING GEAR CENTER, LLC
BOATYARD, LLC
[****]
GULFPORT MARINA, LLC
[****]
MARINEMAX CHARTER SERVICES, LLC
MARINEMAX EAST, INC.
MARINEMAX KW, LLC
MARINEMAX NORTHEAST, LLC
MARINEMAX PRODUCTS, INC.
MARINEMAX SUPERYACHTS, LLC
MY WEB SERVICES, LLC
NEWCOAST INSURANCE SERVICES, LLC
NISSWA MARINE, LLC
NORTHROP & JOHNSON YACHTS-SHIPS LLC
SILVER SEAS CALIFORNIA, INC.
SILVER SEAS YACHTS, LLC
SKIPPER BUD’S OF ILLINOIS, LLC
SKIPPER MARINE, LLC
SKIPPER MARINE OF CHICAGO-LAND, LLC
SKIPPER MARINE OF FOX VALLEY, LLC
SKIPPER MARINE OF MADISON, LLC
SKIPPER MARINE OF MICHIGAN, LLC
SKIPPER MARINE OF OHIO, LLC
US LIQUIDATORS, LLC

By:	/s/ Anthony Cassella
Name: Anthony Cassella
Title: Assistant Treasurer

MARINEMAX SERVICES, INC. NEWCOAST FINANCIAL SERVICES, LLC

By:	/s/ Anthony Cassella
Name: Anthony Cassella
Title: Assistant Treasurer

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

NORTHROP & JOHNSON CALIFORNIA INC.

By:	/s/ Anthony Cassella
Name: Anthony Cassella
Title: Asst. Chief Financial Officer

NVGH, LLC

By: MARINEMAX EAST, INC.
Sole Member

By:	/s/ Anthony Cassella
Name: Anthony Cassella
Title: Assistant Treasurer

INTREPID POWERBOATS, INC. INTREPID SOUTHEAST, INC.

By:	/s/ Anthony Cassella
Name: Anthony Cassella
Title: Assistant Treasurer

FRASER YACHTS CALIFORNIA FRASER YACHTS FLORIDA, INC.

By:	/s/ Anthony Cassella
Name: Anthony Cassella
Title: Authorized Signatory

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

CREDIT PARTIES:

MANUFACTURERS AND TRADERS TRUST COMPANY,
in its capacities as Administrative Agent, Swingline Lender,
Issuing Bank and as a Lender

By:	/s/ Matthew Fahey
Name:	Matthew Fahey
Title:	SVP

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

WELLS FARGO COMMERCIAL DISTRIBUTION
FINANCE, LLC,
in its capacities as Floor Plan Agent and as a Lender

By:	/s/ Scott M. Johnstone
Name:	Scott M. Johnstone
Title:	Executive Director

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender

By:	/s/ Timothy Favinger
Name:	Timothy Favinger
Title:	Executive Director

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

BMO BANK N.A., as a Lender

By:	/s/ Jonathan Terrell
Name:	Jonathan Terrell
Title:	Director

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Sam Scott
Name:	Sam Scott
Title:	Senior Vice President

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ James Cullen
Name:	James Cullen
Title:	Senior Vice President

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Masha Bayser
Name:	Masha Bayser
Title:	Senior Vice President

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

FLAGSTAR BANK, as a Lender

By:	/s/ Jennifer Gobeil
Name:	Jennifer Gobeil
Title:	Vice President

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

FIRST HORIZON BANK, A TENNESSEE BANKING
CORPORATION, as a Lender
By:	/s/ Dan Howat
Name:	Dan Howat
Title:	Senior Vice President

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

NORTHPOINT COMMERCIAL FINANCE LLC, as a Lender

By:	/s/ Jeffrey L. Craver
Name:	Jeffrey L. Craver
Title:	Vice President

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

HANCOCK WHITNEY BANK, as a Lender

By:	/s/ Christopher D. Ashley
Name:	Christopher D. Ashley
Title:	Vice President

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

COASTAL STATES BANK, as a Lender

By:	/s/ Brian P. Smith
Name:	Brian P. Smith
Title:	Coastal Regional President

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

The undersigned Departing Lender hereby acknowledges and agrees that, upon receipt of the relevant payment(s) described in this Agreement with respect to such Departing Lender, from and after the Closing Date, it is no longer a party to this Agreement.

THE HUNTINGTON NATIONAL BANK,
as Departing Lender
(and solely with respect to provisions of this Agreement specifically applicable to Departing Lenders)

By:	/s/ Scott Lyman
Name:	Scott Lyman
Title:	Director

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

The undersigned Departing Lender hereby acknowledges and agrees that, upon receipt of the relevant payment(s) described in this Agreement with respect to such Departing Lender, from and after the Closing Date, it is no longer a party to this Agreement.

RAYMOND JAMES BANK,
as Departing Lender
(and solely with respect to provisions of this Agreement specifically applicable to Departing Lenders)

By:	/s/ Doug Marron
Name:	Doug Marron
Title:	Senior Vice President

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

The undersigned Departing Lender hereby acknowledges and agrees that, upon receipt of the relevant payment(s) described in this Agreement with respect to such Departing Lender, from and after the Closing Date, it is no longer a party to this Agreement.

BANK UNITED, N.A.,
as Departing Lender
(and solely with respect to provisions of this Agreement specifically applicable to Departing Lenders)

By:	/s/ Michael Del Rocco
Name:	Michael Del Rocco
Title:	Senior Vice President

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

Exhibits A-N

[****]

Marinemax, Inc.

AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page